As filed with the Securities and Exchange Commission on November 16, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Jamf Holding Corp.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	82-3031543 (I.R.S. Employer Identification No.)
100 Washington Ave S, Suite 1100
Minneapolis, MN 55401
Telephone: (612) 605-6625
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dean Hager
Chief Executive Officer
100 Washington Ave S, Suite 1100
Minneapolis, MN 55401
Telephone: (612) 605-6625
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Robert M. Hayward, P.C. Robert E. Goedert, P.C. Alexander M. Schwartz Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 (312) 862-2000	Michael Kaplan Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated Filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐ Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	11,500,000	$33.69	$387,435,000	$42,269.16

(1)
Includes the aggregate offering price of shares of common stock subject to the underwriters’ option to purchase additional shares from certain of the selling shareholders.

(2)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low sales price of the registrant’s common stock on November 10, 2020, as reported by the NASDAQ Global Select Market.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated November 16, 2020
10,000,000 Shares
Common Stock
The selling shareholders named herein are offering 10,000,000 shares of our common stock. We are not selling any shares under this prospectus and we will not receive any proceeds from the sale of shares by the selling shareholders.
Our common stock is listed on the NASDAQ Global Select Market, or the NASDAQ, under the symbol “JAMF”. On November 13, 2020, the last reported sales price of our common stock on the NASDAQ was $35.33 per share. The final public offering price will be determined through negotiations between the selling shareholders and the lead underwriters in this offering and the recent market price used throughout this prospectus may not be indicative of the actual offering price.
We are an “emerging growth company” as defined under the federal securities laws, and as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.
See “Risk Factors” beginning on page 16 to read about factors you should consider before buying shares of our common stock.
Immediately after this offering, assuming an offering size as set forth above, funds controlled by our equity sponsor, Vista Equity Partners, will own approximately 64.3% of our outstanding common stock (or 63.0% of our outstanding common stock if the underwriters’ option to purchase additional shares from certain of the selling shareholders is exercised in full). As a result, we expect to remain a “controlled company” within the meaning of the corporate governance standards of the NASDAQ Global Select Market. See “Management — Corporate Governance — Controlled Company Status”.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling shareholders	$	$

(1)
See “Underwriting” for a description of compensation payable to the underwriters.

To the extent that the underwriters sell more than 10,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,500,000 shares of our common stock from certain of the selling shareholders at the public offering price less the underwriting discount.
The underwriters expect to deliver the shares of common stock against payment in New York, New York on             , 2020.
Goldman Sachs & Co. LLC	J.P. Morgan	BofA Securities	Barclays
Prospectus dated                 , 2020

Neither we, the selling shareholders nor any of the underwriters have authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus filed with the SEC. Neither we, the selling shareholders nor any of the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations, and prospects may have changed since such date.
For investors outside of the United States, neither we, the selling shareholders nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of us and this offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See “Forward-Looking Statements”.
Unless the context otherwise requires, the terms “Jamf”, the “Company”, “our company”, “we”, “us” and “our” in this prospectus refer to Jamf Holding Corp. and, where appropriate, its consolidated subsidiaries. The term “Vista” or “our Sponsor” refers to Vista Equity Partners, our equity sponsor, and the term “Vista Funds” refers to Vista Equity Partners Fund VI, L.P., Vista Equity Partners Fund VI-A, L.P., VEPF VI FAF, L.P., Vista Co-Invest Fund 2017-1, L.P. and VEPF VI Co-Invest 1, L.P.
Our Mission
Our mission is to help organizations succeed with Apple.
Overview
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With Jamf’s software, Apple devices can be deployed to employees brand new in the shrink-wrapped box, set up automatically and personalized at first power-on and administered continuously throughout the life of the device.
Jamf was founded in 2002, around the same time that Apple was leading an industry transformation. Apple transformed the way people access and utilize technology through its focus on creating a superior consumer experience. With the release of revolutionary products like the Mac, iPod, iPhone and iPad, Apple built the world’s most valuable brand and became ubiquitous in everyday life.
We believe employees have come to expect the same high-quality Apple user experience at work as they enjoy in their personal lives. This is often not possible as many organizations rely on legacy solutions to administer Apple devices or do not give employees a choice of device. Jamf’s software solutions preserve and extend the native Apple experience, allowing employees to use their Apple devices as they do in their personal lives, while retaining their privacy and fulfilling IT’s enterprise requirements around deployment, access and security.
We have built our company through a singular focus on being the primary solution for Apple in the enterprise. Through our long-standing relationship with Apple, we have accumulated significant Apple technical experience and expertise that give us the ability to fully and quickly leverage and extend the capabilities of Apple products, operating systems, or OSs, and services. This expertise enables us to fully support new innovations and OS releases the moment they are made available by Apple. This focus has allowed us to create a best-in-class user experience for Apple in the enterprise and grow to more than 43,000 customers deploying 18.6 million Apple devices in more than 100 countries and territories as of September 30, 2020.
We sell our Software-as-a-Service, or SaaS, solutions via a subscription model, through a direct sales force, online and indirectly via our channel partners, including Apple. Our multi-dimensional go-to-market model and cloud-deployed offering enable us to reach all organizations around the world, large and small, with our software solutions. As a result, we continue to see rapid growth and expansion of our customer base as Apple continues to gain momentum in the enterprise. Our customers include many highly recognizable brands and organizations including Apple itself, 8 of the largest 10 Fortune 500 companies, 7 of the top 10 Fortune 500 technology companies, 24 of the 25 most valuable brands (according to the Forbes Most Valuable Brands rankings) and 10 of the 10 largest U.S. banks (based on total assets according to bankrate.com). Our focus on customer success and innovation has resulted in a Net Promoter Score that significantly exceeds industry averages. For further discussion on our Net Promoter Score, see “Market and Industry Data”.
Complementing our software platform is Jamf Nation, the world’s largest online community of IT professionals focused exclusively on Apple in the enterprise. This active, grassroots community of over 100,000 members serves as a highly-qualified and efficient crowd-sourced Q&A engine for anyone with questions about Apple and Jamf deployments.
As of September 30, 2020 and 2019, our annual recurring revenue, or ARR, was $261.5 million and $191.1 million, respectively, representing growth of 37%. As of December 31, 2019 and 2018, our ARR was $208.9 million and $142.3 million, respectively, representing growth of 47%. For the nine months ended September 30, 2020 and 2019, our total revenue was $193.0 million and $147.0 million, respectively, representing period-over-period growth of 31%. For the years ended December 31, 2019 and 2018, our total revenue was $204.0 million and $146.6 million, respectively, representing year-over-year growth of 39%. For the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, our loss from operations was $(2.6) million, $(10.4) million, $(20.3) million and $(30.0) million, respectively. For the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, our net losses were $(13.8) million, $(21.4) million, $(32.6) million and $(36.3) million, respectively. For the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, our net cash provided by operating activities was $33.0 million, $5.4 million, $11.2 million and $9.4 million, respectively. For the nine months ended September 30, 2020 and 2019, our Non-GAAP Operating Income was $27.5 million and $17.3 million, respectively, and our Adjusted EBITDA was $31.0 million and $20.4 million, respectively. For the years ended December 31, 2019 and 2018, our Non-GAAP Operating Income was $16.5 million and $2.9 million, respectively, and our Adjusted EBITDA was $20.8 million and $6.6 million, respectively. Non-GAAP Operating Income and Adjusted EBITDA are supplemental measures that are not calculated and presented in accordance with GAAP. See “Selected Consolidated Financial Data — Non-GAAP Financial Measures” for a definition of each of Non-GAAP Operating Income and Adjusted EBITDA and a reconciliation to their respective most directly comparable GAAP financial measures.
Industry Background
Key trends impacting how enterprises use and manage technology to engage employees and drive productivity include:
Apple’s democratization of technology
Apple is ubiquitous. It is the most valuable brand in the world according to Forbes, and in 2018, it became the first company to cross a market capitalization of US$1 trillion. Apple’s success has been driven by delivering the best user experience to its customers through its innovative combination of hardware, software and cloud services. It has transformed the technology landscape by placing the user first and designing everything around maximizing the Apple user experience.
In the 1990s and early 2000s, endpoint technology was dominated by Microsoft Windows, particularly in the workplace. Many enterprises prioritized standardization over user experience in order to facilitate the deployment, security and management of massive numbers of Windows PCs. Employees were not typically given a choice in their devices. In the 2000s, Apple introduced a series of revolutionary products that transformed how the world interacts with technology. Apple released the iPod in 2001, followed by the iPhone in 2007 and the iPad in 2010. These products, which utilized Apple iOS (Apple’s proprietary mobile OS), shared a design element that placed the user first. The rapid rise in popularity of iOS devices, combined with the proliferation of web-based applications, created a “halo effect”, leading to a resurgence of Apple’s Mac computer. Apple’s consumer-focused technology provided a significantly more capable, intuitive and faster experience than the technology many employees previously had in the workplace.
Apple’s focus on the user experience has transformed employees’ expectations for technology overall. Employees expect a simple, intuitive, seamless experience that fosters creativity, productivity and collaboration. Apple currently offers an entire ecosystem of desktops, laptops, tablets, phones and wearable devices designed to interoperate seamlessly at home, at work and everywhere in-between. This has made Apple the leading technology brand overall and for millennials according to a 2019 brand intimacy study by MBLM.
The consumerization of IT
The consumerization of IT refers to the migration of software and hardware products originally designed for personal use into the enterprise. Today, employees are often less inclined to draw a line between work and personal technology and commonly prefer not to settle for enterprise solutions that are harder to use than what they have at home. As the competition for talent escalates, we believe technology will play a central role in either improving or degrading the employee experience. Today, with more organizations than ever before managing and onboarding new employees remotely, the technology experience and the employee experience are synonymous.
Rapidly evolving workplace demographics are also accelerating the consumerization of IT. Millennials currently represent the largest segment of the U.S. workforce, according to a 2018 study by the Pew Research Center. In addition, a 2014 study by the Brookings Institute predicted that millennials will make up 75% of the U.S. workforce by 2025. Millennials are the first digitally-native generation that has grown up with broadband, smartphones, tablets, laptops and a massive library of apps through which they interact with the world and each other. Millennials demand more from their enterprise IT organizations. They expect to work from anywhere at any time. They expect to be able to collaborate instantly. They expect to have a choice in the technology they use.
This trend is expected to continue as younger generations enter the workforce and workplace technology continues to directly impact employment decision-making. In a 2019 survey conducted by Vanson Bourne and commissioned by us, approximately 70% of surveyed college students in five countries said they would be more likely to choose or stay at an organization that offers a choice in work computer, and if upfront cost was not a consideration, 71% said they would either use or would like to use a Mac computer.
Consumerization of IT has been one of the most significant trends impacting enterprise IT over the past decade. This trend is exemplified by Apple’s iPhone, which has pushed organizations to develop corporate policies that support the use of personal devices for work. As a result, Apple — the ultimate consumer technology company — has become critically important to enterprise IT organizations.
Apple’s momentum in enterprise IT
Fueled by Apple’s popularity and the consumerization of IT, Apple devices have gained widespread acceptance across the enterprise, from the executive suite to new hires. As a result, Apple market share in the enterprise has grown significantly. According to Apple CEO Tim Cook, Apple is now in every Fortune 500 company, and “eight in ten companies are writing custom apps for their enterprise”. Apple’s enterprise revenue, disclosed as $25 billion in 2015, is estimated to have grown to over $40 billion in 2019 according to Atherton Research. Apple’s commitment to the enterprise has expanded through partnerships with enterprise giants, such as Accenture, Cisco, Deloitte, General Electric, IBM, Salesforce and SAP.
Evidence of this momentum is further supported by Statcounter, an organization that aggregates data based on web traffic. According to Statcounter, Apple OSs comprised 22% of global web traffic (both business and consumer) in December 2019, up from 4% in January 2009. Apple’s gains in the US have been even more significant, with Apple OSs now representing over 40% of web traffic in December 2019, compared to 27% for Microsoft and 28% for Google. Over that same period, the market share of Microsoft has declined from 92% to 27%.
The increased use of mobile devices to access the internet is largely responsible for the decline in market share of Windows over the past decade. Over this same decade, however, the Mac computer has grown in popularity and market share, further demonstrating that Apple’s increased use is not limited to iOS devices. While the Mac computer was once primarily associated with creative or artistic activities, it now represents a growing share of computers within the enterprise. As evidence of this, a recent IDC survey of U.S.-based commercial IT decision makers indicates that Mac represents 11% of their installed notebooks today and is expected to grow to 14% within two years. In Windows-based enterprise environments, Apple devices are typically deployed alongside an array of Windows and other devices and operate with Microsoft enterprise solutions. Finally, an additional driver of Mac growth is the end-of-life of Windows 7 in January 2020. Enterprise IT decision makers who participated in the IDC survey expect 13% of their current Windows 7 fleet to be replaced with Mac.
Given the expectations of both current and future employees, offering employees a choice in technology is becoming imperative for many enterprises. When given a choice, more than 70% of employees surveyed worldwide would choose Mac over PC and iOS over Android, according to a 2018 survey conducted by us. Considering IDC’s estimate of current Mac enterprise penetration, we believe there is significant opportunity to fill the gap between how many employees want a Mac and how many currently use one.
Digital transformation in response to COVID-19
The COVID-19 pandemic has accelerated the need for solutions to empower remote work, distance learning and telehealth. While these trends were gaining mind share prior to the pandemic, recent challenges have added momentum to these digital transformation changes that will last long after the struggles related to COVID-19 have passed. Workflows that were once aspirational have become essential. For example, many companies with remote workforces want to ship devices directly from the manufacturer to the end user and have all the enterprise requirements fulfilled without IT (which is also remote) ever touching the devices. While this workflow has been used by some organizations in the past to increase IT efficiency and smooth the user experience, it now has become a logistical and scalable advantage for device distribution and employee safety. In healthcare, providers are attempting to conserve personal protective equipment and generally minimize in-person patient contact. As such, providers have used iPads to facilitate virtual inpatient care, serve patients at home and connect isolated patients with loved ones, with some providers even loaning the required devices to patients. In education, digital technology has never played a more important role. Many school districts have provided or are working to provide iPads to all their students in order to deliver equitable and engaging at-home learning experiences. These school districts require a solution that helps educators, students and parents embrace distance learning technology. This sudden and significant shift from in-person to virtual interactions is forcing these modern workflows into the mainstream. The vision of employee or student empowerment delivered through Jamf solutions can help organizations operate at the level they did before the necessity to conduct their business or function in a remote environment.
We believe these trends will continue. According to a May 2020 PricewaterhouseCoopers study, 68% of CFOs said that work flexibility (e.g., flexible hours and location) will make their company better in the long run, and 43% plan to implement remote work as a permanent option for roles that allow it. According to an April 2020 Gallup study, 62% of employed Americans currently say they have worked from home during the COVID-19 pandemic, a number that has doubled since mid-March, and three in five U.S. workers who have been doing their jobs from home during the COVID-19 pandemic would prefer to continue working remotely as much as possible once public health restrictions are lifted. More organizations than ever before are examining their remote employee and work-from-home policies and looking for solutions to guide them. Now, the technology experience and the employee experience are synonymous.
The limitations of legacy enterprise solutions
Legacy solutions do not deliver the full Apple user experience because they are either outdated, overly Windows-centric or treat all devices the same across operating systems. In particular, cross-platform solutions that treat devices the same tend to rely on the lowest common denominator technology that is shared across the relevant ecosystems. Apple, Microsoft and Google have each introduced device-specific cloud services to automate enterprise IT processes. Fully embracing these cloud services demands specific focus on the respective ecosystem. Legacy solutions do not leverage the native capabilities of Apple and do not deliver the full Apple experience across several key areas, including the following:

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Provisioning and deployment.   Legacy solutions commonly rely on processes, such as disk imaging, that are manual or time-intensive for IT departments and diminish the Apple experience for the user.

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Operating system updates.   Cross-platform legacy solutions are unable to allocate sufficient resources to always support the latest operating systems from all manufacturers. This often results in such solutions not supporting the latest Apple OS features and can cause security vulnerabilities that put an organization at risk.

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Application licensing and lifecycle.   Cross-platform solutions offer limited options for application distribution and installation, which often require hands-on IT oversight and the need to wrap applications with middleware, such as containers, degrading Apple’s intended user experience. License tracking in the cross-platform solution environment can also be manual. All of this effort creates extra and error-prone work for IT departments and dilutes the Apple user experience.

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Endpoint protection.   Legacy solutions do not leverage Apple’s native security tools and Endpoint Security framework, thereby providing limited visibility into an organization’s fleet of Apple devices and limited identification of potential security threats.

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Identity-based access to resources.   The concept of a workplace perimeter is quickly fading as employees demand flexibility to work from anywhere with seamless access to enterprise applications and resources. Enterprises need to make it simple for users to authenticate and access enterprise resources from anywhere with a single identity.

To provide users access to corporate resources, many organizations bind their devices with Microsoft’s Azure Active Directory, or AAD. While binding devices to AAD works well with Windows-based devices, it does not create an efficient experience for other ecosystems, including Apple. Additionally, to be able to service Apple devices in the enterprise, IT often creates a secondary administrator account on each device that tends to become a management headache, user experience burden and security risk.
For enterprise Apple deployments, the limitations of legacy solutions all add up to higher operational and support costs, greater security vulnerability, lower productivity and a degraded user experience. While Apple devices may have higher upfront costs, implementing the full Apple experience results in higher productivity and lower total cost of ownership. Realizing these potential benefits requires an enterprise software solution specifically built for the Apple ecosystem.
Our Solution
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. Our SaaS solutions provide a cloud-based platform for full lifecycle enterprise IT management of Apple devices. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. Our solutions are purpose-built to provide both technical and non-technical IT personnel with a single software platform to administer their end-users’ Apple devices, while preserving the legendary Apple experience end-users have come to expect. We believe that our success is born out of a singular focus on Apple and our commitment to optimizing the end-to-end user experience. As of September 30, 2020, we had more than 43,000 customers, over 17,000 of which became customers in the last 21 months, in more than 100 countries and territories.
We believe employees have come to expect the same high-quality Apple user experience at work as they enjoy in their personal lives. This is often not possible as many organizations rely on legacy solutions to administer Apple devices or do not give employees a choice of device. Our software solutions preserve and extend the native Apple experience, allowing employees to use their Apple devices as they do in their personal lives, while retaining their privacy and fulfilling IT’s enterprise requirements around deployment, access and security. Our software platform provides the following key benefits:

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Application lifecycle and licensing.   We give IT teams the ability to automate key workflows related to the installation and management of applications ensuring a more efficient IT management process. We also facilitate the deployment of both Apple App Store and third-party applications. These capabilities include automated targeted distribution of apps to employees based on their work needs, user-initiated app installation via a customized enterprise app store, automated volume purchasing and license management and automated tracking and deployment of third-party software updates.

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Endpoint protection.   We safeguard and amplify Mac security through an enterprise endpoint protection solution purpose-built for the Mac. Jamf endpoint protection is specifically designed to identify Mac-specific threats while preserving user experience and performance. Our software solution is built around the unique challenges that Apple devices face in enterprise security, with behavior-based detection and prevention of Apple-specific threats and enterprise visibility into native Apple security tools.

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Identity-based access to resources.   We enable users to easily and securely connect to enterprise resources with a single cloud-based identity credential, simplified using biometrics on the Apple device. Users can then immediately access all of their corporate applications and shared resources. Additionally, Jamf is able to dynamically block or grant administrative rights on the Apple device itself based on a user’s cloud-based identity, thus removing the need for additional administrator accounts on the device.

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Self-service.   We extend the Apple experience with an enterprise self-service app that empowers end-users to satisfy their own IT needs. With a single click, users can install apps pre-approved by IT, automatically resolve common technical issues and easily connect and configure enterprise resources, like the nearest printer, without waiting for IT. Our self-service app empowers users to be productive and self-sufficient while simultaneously reducing the labor burden on IT.

Our software platform provides value to both end-users and IT departments. Users receive the legendary Apple experience they have come to expect, and IT departments are able to empower employees, enhance productivity and lower total cost of ownership. According to an October 2019 Apple-commissioned study conducted by Forrester Consulting, The Total Economic Impact Of Mac In The Enterprise, a Mac in the enterprise results in $678 cost savings per device versus a comparable PC (when considering three-year hardware, software, support and operational costs), a 20% improvement in employee retention and a 5% increase in sales performance for sales employees. A Mac also results in 48 hours of increased productivity per employee over three years. These metrics result in a payback period of less than 6 months for a Mac.
Furthermore, research by Hobson & Company commissioned by us consisting of 15 interviews with Jamf customers found benefits from simplifying IT management, reducing the time spent provisioning devices and the time spent managing apps by 80% and 90%, respectively. Additionally, that research found Jamf improved end-user experience, reducing end-user productivity loss due to technical problems by 60% and volume of helpdesk tickets by 15%. Jamf also helped mitigate risk by reducing the time IT spent creating inventory reports and time spent managing policy and settings changes by 90% and 65%, respectively. Overall, Hobson & Company found that a typical organization could expect a 217% five-year return on investment and a 5.8 month payback period when using Jamf.
Our Relationship with Apple
Jamf was founded in 2002 with the sole mission of helping organizations succeed with Apple, making it the first Apple-focused device management solution. Today, we have become the largest infrastructure and software platform built specifically for enterprise deployments of the Apple ecosystem. Our relationship with Apple has endured and grown to be multi-faceted over the past 18 years.
To continuously offer a software solution built specifically for Apple, we have always worked closely with Apple’s worldwide developer relations organization in an effort to support all new Apple innovations the moment their hardware and software is released. Additionally, throughout the course of our relationship, Jamf and Apple have formalized several contractual agreements:

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Apple as a customer.   In 2010, Apple became a Jamf customer, using our software solution to deploy and secure its fleet of Apple devices internally. For the year ended December 31, 2019, Apple as a customer represented less than 1% of our total revenue.

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Apple as a channel partner in education and in retail.   In 2011, Apple became a Jamf channel partner in the education market, reselling our software solution to K-12 and higher education organizations within the United States. In 2012, Apple expanded their channel relationship by offering our software solution to businesses through Apple retail stores in the United States. For the year ended December 31, 2019, Apple as a channel partner facilitated approximately 6% of our bookings.

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Mobility Partner Program.   In 2014, we became a member of Apple’s Mobility Partner Program, which focuses on solution development and effective go-to-market activities.

Each of these contractual relationships continue to this day and span all enterprise technology across the Apple ecosystem, including Mac, iPad, iPhone and Apple TV. In addition to these contractual relationships, Apple and Jamf personnel frequently join forces to influence and collaborate as we work with customers, helping them succeed with Apple.
Market Opportunity
We believe our solution addresses a large and growing market covering the use of Apple technology in the enterprise. According to Frost & Sullivan, the global total addressable market, or TAM, for Apple Enterprise Management is estimated to be $10.3 billion in 2019 and is expected to grow at a compound annual growth rate, or CAGR, of 17.8% to $23.4 billion by the end of 2024. For a more detailed description regarding the calculation of our market opportunity, see “Business — Market Opportunity”.
We believe our potential market opportunity could expand further as Apple may make additional devices available for enterprise management, such as the Apple Watch. Our opportunity may also expand further as we develop future solutions which provide value to enterprises managing their Apple ecosystem.
Our Strengths
The following are key strengths which contribute directly to our ability to create value for customers, employees, partners and stockholders:
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Long-standing relationship with and singular focus on Apple.   We are the only vertically-focused Apple infrastructure and security platform of scale in the world, and we have built our company through a singular focus on being the primary solution for Apple in the enterprise. We have a collaborative relationship with Apple which, combined with our accumulated technical experience and expertise, enables us to fully support new Apple innovations and OS releases the moment they are made available by Apple.

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Strong support from Jamf Nation.   Jamf Nation is the world’s largest online community of IT professionals exclusively focused on Apple in the enterprise. This active, grassroots community serves as a highly-qualified and efficient crowd-sourced Q&A engine for anyone with questions about Apple and Jamf deployments, acting as a resource for existing and potential customers. Jamf Nation also serves as an efficient way to introduce potential customers to the Jamf brand and solutions.

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Standard for Apple in the enterprise.   As the only vertically-focused software platform of scale entirely dedicated to the Apple ecosystem, we are the standard for Apple in the enterprise. This is evidenced by our growing number of more than 43,000 customers as of September 30, 2020, including 24 of the 25 most valuable brands in the world (according to Forbes Most Valuable Brands rankings). In addition, hundreds of independent customer ratings on popular software review websites, including Gartner Peer Insights, G2Crowd and Capterra, have earned Jamf recognition as the “Customers’ Choice”.

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Strong partner ecosystem.   Our meaningful expertise managing the Apple ecosystem and our unique understanding of enterprise customers have motivated us to publish a large catalog of open APIs so our customers can integrate and extend their existing software solutions. It is upon this robust API catalog that we have built a strong partner ecosystem that includes hundreds of integrations and solutions made available in our Jamf Marketplace.
In addition to our developer partners, we have relationships with solution partners, such as Microsoft. Development activities with Microsoft have resulted in solutions that optimize the Apple ecosystem within a Microsoft-centric enterprise. For more detail on how we integrate with Microsoft, see “Business — Our Strengths”.
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Effective go-to-market capabilities.   The combination of our strong partner ecosystem (including Apple and Microsoft), our e-commerce capability and our extensive enterprise and inside sales organizations, have created a differentiated and powerful go-to-market approach. We believe this robust go-to-market structure can allow us to effectively and efficiently reach our entire addressable market, including both large and small organizations in all geographic regions throughout the world. This also allows us to “land and expand” within our customer base by beginning with a limited engagement at each customer and increasing that customer relationship over time.

•
Differentiated technology.   While Jamf technology has many powerful capabilities built to help promote digital transformation and satisfy the challenging requirements of connecting, managing and protecting Apple in the enterprise, specific innovations that set us apart from others in the market include:

•
powerful architected-for-Apple agent;

•
enterprise attributes and smart grouping;

•
industry-specific workflows, including solutions built around remote work, distance learning and telehealth;

•
high performance native Apple APIs; and

•
enterprise self-service.

Our Growth Strategy
We help organizations succeed with Apple by connecting the Apple experience with the needs of the enterprise. By preserving and enhancing the Apple experience in an enterprise context, we believe we can drive our growth within the current Apple ecosystem as well as fuel further Apple penetration in enterprises, which will extend our opportunity. The key elements of our growth strategy include:
•
Extend technology leadership through R&D investment and new products.   We intend to continue investing in research and development and pursuing select technology acquisitions in order to enhance our existing solutions, add new capabilities and deployment options and expand use cases. We believe this strategy of continued innovation will allow us to reach new customers, cross-sell to existing customers and maintain our position as the standard for Apple in the enterprise.

•
Deliver unique industry-specific innovation.   All industries today are experiencing new challenges related to social distancing, such as remote work, distance learning and telehealth. We intend to continue developing and enhancing Apple-specific functionality for certain verticals, such as education, healthcare and hospitality, to help these organizations serve the changing needs of their students, teachers, patients and workers. We believe targeted, vertical-specific functionality can help us further penetrate industries which already use Apple devices, or provide a differentiated solution to enter a new industry or solve a new use case.

•
Grow customer base with targeted sales and marketing investment.   We aim to expand our customer base by continuing to make significant and targeted investments in our direct sales and marketing in an effort to attract new customers and drive broader awareness of our software solutions. In addition, with our expanded platform, we can reach beyond our historical sales efforts focused on IT executives and administrators, and sell to Chief Information Officers, or CIOs, Chief Information Security Officers, or CISOs, and line-of-business leaders.

We also plan to increase our channel sales and marketing organization to deepen and expand our joint go-to-market efforts with channel partners in order to reach new territories and opportunities.
•
Increase sales to existing customers.   We believe our base of more than 43,000 customers as of September 30, 2020 represents a significant opportunity for sales expansion. Our opportunities to deliver further value to existing customers include (1) growing the customers’ number of Apple devices currently in use; (2) selling additional Jamf products; (3) expanding customers’ use of Jamf from one Apple product, like Mac, to additional Apple products used within the organization, like iPad, iPhone and Apple TV; and (4) expanding the way customers use Apple products by showcasing capabilities available once customers fully embrace Jamf for deployment. The strength of Jamf’s “land and expand” strategy is evidenced by our dollar-based net retention rate, which has exceeded 115% as of the end of each of the eleven fiscal quarters ended September 30, 2020, calculated on a trailing twelve months basis.

•
Expand global presence.   We have a large international presence which we intend to continue growing. For the year ended December 31, 2019, approximately 23% of our revenue originated outside of North America. We intend to continue making investments in our international sales and marketing channels to take advantage of this market opportunity, while refining our go-to-market approach based on local market dynamics.

•
Grow and nurture Jamf Nation.   Jamf Nation is the world’s largest online community of IT professionals focused exclusively on Apple in the enterprise. It consists of a knowledgeable and active community of over 100,000 Apple-focused administrators and Jamf users who come together to gain insight, share best practices, vet ideas with fellow administrators and submit product feature requests.

•
Cultivate relationships with developer partners.   We believe one of the most powerful elements of our software platform is the ability to use published APIs to extend its value with other third-party or custom solutions. As of December 31, 2019, more than 100 integrations and value-added solutions were published on the Jamf Marketplace. These solutions extend the value of Jamf, protect customers’ existing IT investments and encourage greater use and expansion of Jamf within the enterprise.

Recent Developments
The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. To date, COVID-19 has not had a material impact on our business; however, it is difficult to determine future impacts as it is not possible to estimate the duration and future impact of COVID-19 nor its impact on our client base. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impact of COVID-19” for additional information regarding how COVID-19 has impacted our business.
Risks Associated with Our Business
There are a number of risks related to our business, this offering and our common stock that you should consider before you decide to participate in this offering. You should carefully consider all the information presented in the section entitled “Risk Factors” in this prospectus. Some of the principal risks related to our business include the following:
•
the impact on our operations and financial condition from the effects of the current COVID-19 pandemic;

•
the potential impact of customer dissatisfaction with Apple or other negative events affecting Apple services and devices and failure of enterprises to adopt Apple products;

•
the potentially adverse impact of changes in features and functionality by Apple on our engineering focus or product development efforts;

•
changes in our continued relationship with Apple;

•
the fact that we are not party to any exclusive agreements or arrangements with Apple;

•
our reliance, in part, on channel partners for the sale and distribution of our products;

•
risks associated with cyber-security events;

•
the impact of reputational harm if users perceive our products as the cause of device failure;

•
our ability to successfully develop new products or materially enhance current products through our research and development efforts; and

•
the other factors set forth under “Risk Factors”.

These and other risks are more fully described in the section entitled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common stock.
Our Sponsor
We have a valuable relationship with our equity sponsor, Vista Equity Partners. In 2017, Vista formed our company for the purpose of acquiring all of the capital stock of JAMF Holdings, Inc. We refer to this transaction as the “Vista Acquisition”. We are party to a director nomination agreement with Vista that provides Vista the right to designate nominees to our board of directors, or our Board, subject to certain conditions. See “Certain Relationships and Related Party Transactions — Related Party Transactions — Director Nomination Agreement” for more details with respect to the director nomination agreement.
Vista is a U.S.-based investment firm with offices in Austin, San Francisco, Chicago, New York and Oakland with more than $58 billion in cumulative capital commitments. Vista exclusively invests in software, data and technology-enabled organizations led by world-class management teams. As a value-added investor with a long-term perspective, Vista contributes professional expertise and multi-level support towards companies to realize their potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven management techniques that yield flexibility and opportunity.
General Corporate Information
Jamf was founded in 2002. We were incorporated in 2017 as Juno Topco, Inc., a Delaware corporation, in connection with the Vista Acquisition. Effective June 25, 2020, the name of our company was changed to Jamf Holding Corp. Our principal executive offices are located at 100 Washington Ave S, Suite 1100, Minneapolis, MN. Our telephone number is (612) 605-6625. Our website address is www.jamf.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock. We are a holding company and all of our business operations are conducted through our subsidiaries.
This prospectus includes our trademarks and service marks, such as “Jamf”, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, such as “Amazon”, “Apple” and “Microsoft”, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company for the first five fiscal years after the completion of our initial public offering, or IPO, unless one of the following occurs: (i) our total annual gross revenue is at least $1.07 billion, (ii) we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period, or (iii) we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30.
An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•
reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•
exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have elected to take advantage of certain of the reduced disclosure obligations regarding financial statements (such as not being required to provide audited financial statements for the year ended December 31, 2017 or five years of Selected Consolidated Financial Data) in this prospectus and executive compensation in this prospectus and expect to elect to take advantage of other reduced burdens in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.

THE OFFERING
Common stock offered by the selling shareholders
10,000,000 shares.
Option to purchase additional shares from certain of the selling shareholders
The underwriters have the option to purchase up to an additional 1,500,000 shares from certain of the selling shareholders, at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus.
Common stock to be outstanding after this
offering
116,463,284 shares.
Use of proceeds
The selling shareholders will receive all of the net proceeds from this offering and we will not receive any proceeds from the sale of shares of common stock in this offering. See “Use of Proceeds”.
Controlled company
After this offering, assuming an offering size as set forth in this section, the Vista Funds will own approximately 64.3% of our common stock (or 63.0% of our common stock if the underwriters’ option to purchase additional shares from certain of the selling shareholders is exercised in full). As a result, we will remain a controlled company within the meaning of the corporate governance standards of the NASDAQ. See “Management — Corporate Governance — Controlled Company Status”.
Risk factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Trading symbol
“JAMF”
The number of shares of common stock to be outstanding following this offering is based on 116,463,284 shares of common stock outstanding as of September 30, 2020, and excludes:
•
7,727,158 shares of common stock issuable upon the exercise of options outstanding as of September 30, 2020, with a weighted average exercise price of $6.17 per share;

•
1,291,056 shares of common stock issuable upon vesting and settlement of restricted stock units, or RSUs, as of September 30, 2020;

•
128,928 shares of common stock reserved for future issuance under our 2017 Stock Option Plan, or the 2017 Plan, as of September 30, 2020; and

•
13,545,464 shares of common stock reserved for future issuance under our 2020 Omnibus Incentive Plan, or the 2020 Plan, as of September 30, 2020.

Unless otherwise indicated, all information in this prospectus assumes:
•
no exercise of outstanding options or issuance of shares of common stock upon vesting and settlement of RSUs after September 30, 2020; and

•
no exercise by the underwriters of their option to purchase up to 1,500,000 additional shares of common stock from certain of the selling shareholders.

SUMMARY CONSOLIDATED FINANCIAL DATA
The following tables summarize our consolidated financial data. The summary consolidated statement of operations data and summary consolidated statement of cash flows data for the three and nine months ended September 30, 2020 and 2019 and the summary consolidated balance sheet data as of September 30, 2020 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our unaudited interim consolidated financial statements. The summary consolidated statement of operations data and summary consolidated statement of cash flows data for the years ended December 31, 2019 and 2018 and the summary consolidated balance sheet data as of December 31, 2019 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results that may be expected for the full fiscal year. You should read the summary historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$57,933	$41,916	$160,989	$112,872	$159,111	$100,350
Services	3,605	5,234	10,066	14,529	19,008	20,206
License	8,866	7,418	21,970	19,605	25,908	26,006
Total revenue	70,404	54,568	193,025	147,006	204,027	146,562
Cost of revenue:
Cost of subscription(1)(2) (exclusive of amortization expense shown below)	10,117	8,045	28,127	22,425	31,539	24,088
Cost of services(1)(2) (exclusive of amortization expense shown below)	2,443	3,397	7,736	10,589	14,224	16,246
Amortization expense	2,679	2,634	8,034	7,588	10,266	8,969
Total cost of revenue	15,239	14,076	43,897	40,602	56,029	49,303
Gross profit	55,165	40,492	149,128	106,404	147,998	97,259
Operating expenses:
Sales and marketing(1)(2)	23,251	16,962	65,735	48,850	71,006	51,976
Research and development(1)(2)	12,736	10,919	37,282	29,453	42,829	31,515
General and administrative(1)(2)(3)	13,921	6,779	31,813	21,576	32,003	22,270
Amortization expense	5,633	5,627	16,941	16,886	22,416	21,491
Total operating expenses	55,541	40,287	151,771	116,765	168,254	127,252
Income (loss) from operations	(376)	205	(2,643)	(10,361)	(20,256)	(29,993)
Interest expense, net	(1,207)	(5,473)	(10,675)	(16,425)	(21,423)	(18,203)
Loss on extinguishment of debt	(5,213)	—	(5,213)	—	—	—
Foreign currency transaction loss	(154)	(861)	(471)	(1,311)	(1,252)	(418)
Other income, net	—	55	91	165	220	221
Loss before income tax benefit	(6,950)	(6,074)	(18,911)	(27,932)	(42,711)	(48,393)
Income tax benefit	1,857	1,404	5,105	6,581	10,111	12,137
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)	$(32,600)	$(36,256)

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands, except share and per share amounts)
Per Share Data:(4)
Net loss per share:
Basic	$(0.04)	$(0.05)	$(0.13)	$(0.21)	$(0.32)	$(0.35)
Diluted	$(0.04)	$(0.05)	$(0.13)	$(0.21)	$(0.32)	$(0.35)
Weighted average shares used in computing net loss per share:
Basic	113,203,074	102,791,023	106,333,836	102,727,198	102,752,092	102,325,465
Diluted	113,203,074	102,791,023	106,333,836	102,727,198	102,752,092	102,325,465
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$23,584	$15,086	$33,041	$5,367	$11,183	$9,360
Net cash used in investing activities	(470)	(7,712)	(1,836)	(46,337)	(47,363)	(5,802)
Net cash provided by (used in) financing activities	115,919	(4,586)	113,819	34,520	29,373	1,770
Non-GAAP Financial Data (unaudited):
Non-GAAP Gross Profit(5)	$58,220	$43,164	$157,614	$114,148	$158,458	$106,453
Non-GAAP Operating Income(6)	11,956	9,552	27,463	17,321	16,479	2,940
Adjusted EBITDA(7)	13,022	10,697	30,957	20,448	20,824	6,615

(1)
Includes stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$314	$38	$390	$156	$194	$225
Services	62	—	62	—	—	—
Sales and marketing	675	112	897	348	460	529
Research and development	523	99	821	284	394	239
General and administrative	754	349	1,733	1,028	1,413	1,322
	$2,328	$598	$3,903	$1,816	$2,461	$2,315

(2)
Includes depreciation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$220	$213	$685	$610	$846	$745
Services	45	52	145	173	232	285
Sales and marketing	419	396	1,351	1,130	1,582	1,238
Research and development	251	265	803	755	1,052	905
General and administrative	131	164	419	294	413	281
	$1,066	$1,090	$3,403	$2,962	$4,125	$3,454

(3)
Includes acquisition-related expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
General and administrative	$1,092	$488	$4,328	$1,392	$1,392	$158
General and administrative also includes a Digita earnout benefit (expense) of $(0.6) million, $3.1 million and $(0.2) million for the three and nine months ended September 30, 2020 and year ended December 31, 2019, respectively.
(4)
See Note 10 to our consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate our basic and diluted net loss per share and the weighted average number of shares used in the computation of the per share amounts.

(5)
We define Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation and amortization expense. For a reconciliation of Non-GAAP Gross Profit to gross profit, the most directly comparable measure calculated and presented in accordance with GAAP, see “Selected Consolidated Financial Data — Non-GAAP Financial Measures — Non-GAAP Gross Profit”.

(6)
We define Non-GAAP Operating Income as operating loss adjusted for stock-based compensation, amortization, acquisition-related expense and acquisition-related earnout. Non-GAAP Operating Income is a supplemental measure that is not calculated and presented in accordance with GAAP. See “Selected Consolidated Financial Data — Non-GAAP Financial Measures” for a definition of Non-GAAP Operating Income and a reconciliation to its most directly comparable GAAP financial measure.

(7)
We define Adjusted EBITDA as net loss adjusted for interest expense, net, benefit of income taxes, depreciation and amortization, stock-based compensation expense, acquisition-related expense, acquisition-related earnout, loss on extinguishment of debt and foreign currency transaction loss. For a reconciliation of Adjusted EBITDA to net loss, the most directly comparable measure calculated and presented in accordance with GAAP, see “Selected Consolidated Financial Data — Non-GAAP Financial Measures — Adjusted EBITDA”.

September 30, 2020
(in thousands)
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$177,457
Working capital(a)	87,118
Total assets	1,055,284
Deferred revenue	188,238
Debt	—
Total liabilities	239,898
Total stockholders’ equity	815,386

(a)
We define working capital as current assets less current liabilities.

RISK FACTORS
This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.
Risks Relating to Our Business
The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects.
The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. The COVID-19 pandemic has resulted in authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. These measures have impacted and may further impact all or portions of our facilities, workforce and operations, the behavior of our customers and consumers and the operations of our respective vendors and suppliers. Concern over the impact of COVID-19 has delayed the purchasing decisions of certain prospective Jamf customers and/or caused them to consider purchases in smaller volumes than originally anticipated. While governmental authorities have taken measures to try to contain the COVID-19 pandemic, there is considerable uncertainty regarding such measures and potential future measures. There is no certainty that measures taken by governmental authorities will be sufficient to mitigate the risks posed by the COVID-19 pandemic, and our ability to perform critical functions could be harmed.
In response to disruptions caused by the COVID-19 pandemic, we have implemented a number of measures designed to protect the health and safety of our workforce, proactively reduce operating costs, conserve liquidity and position us to maintain our healthy financial position. These measures include restrictions on non-essential business travel, the institution of work-from-home policies wherever feasible and the implementation of strategies for workplace safety at our facilities that remain open. We are following the guidance from public health officials and government agencies, including implementation of enhanced cleaning measures, social distancing guidelines and wearing of masks. We will continue to incur increased costs for our operations during this pandemic that are difficult to predict with certainty. As a result, our business, results of operations, cash flows or financial condition for the full fiscal year of 2020 may be affected by the COVID-19 disruptions and could continue to be adversely impacted in the future. There is no assurance the measures we have taken or may take in the future will be successful in managing the uncertainties caused by COVID-19.
While most of our operations can be performed remotely, there is no guarantee that we will be as effective while working remotely because our team is dispersed, many employees may have additional personal needs to attend to (such as looking after children as a result of school closures or family who become sick), and employees may become sick themselves and be unable to work. In addition, at home technology infrastructure may not perform as well as the infrastructure available at our office workplaces. Decreased effectiveness of our team could adversely affect our results due to our inability to meet in person with potential customers, cancellation and inability to participate in conferences and other industry events that lead to sales generation, longer time periods to review and approve work product and a corresponding reduction in innovation, longer time to respond to platform performance issues, or other decreases in productivity that could seriously harm our business. Significant management time and resources may be diverted from our ordinary business operations in order to develop, implement and manage workplace safety strategies and conditions as we attempt to return to office workplaces.
As a result of COVID-19, we may (1) decide to postpone or cancel planned investments in our business in response to changes in our business, or (2) experience difficulties in recruiting or retaining personnel, each of which may impact our ability to respond to our customers’ needs and fulfill contractual obligations. In addition, as a result of financial or operational difficulties, our suppliers, system integrators and channel partners may experience delays or interruptions in their ability to provide services to us or our customers, if they are able to do so at all, which could interrupt our customers’ access to our services which could adversely affect their perception of our platform’s reliability and result in increased liability exposure. We rely upon third parties for certain critical inputs to our business and platform, such as data centers and technology infrastructure. Any disruptions to services provided to us by third parties that we rely upon to provide our platform, including as a result of actions outside of our control, could significantly impact the continued performance of our platform.
The COVID-19 pandemic has also significantly increased economic and demand uncertainty globally, as well as increased levels of unemployment. As a result, the COVID-19 pandemic has caused a widespread economic slowdown and a recession in many countries worldwide, including the United States. This economic uncertainty of the COVID-19 pandemic has led to a general decrease in consumer spending and decrease in consumer confidence. Our revenue, results of operations and cash flows depend on the overall demand for our platform. Concerns about the systemic impact of economic contraction (in the United States or internationally), geopolitical issues or the availability and cost of credit have led to increased market volatility, decreased consumer confidence and diminished growth expectations in the U.S. economy and abroad, which in turn could result in reductions in IT spending by our existing and prospective customers. Some of our customers have experienced and may continue to experience financial hardships that, to date, have resulted in minimal instances of delayed or uncollectible payments, though this could increase in the future. To add to the uncertainty, it is unclear when an economic recovery could start and what a recovery will look like after this unprecedented shutdown of the economy. In particular, small-to-medium-sized businesses, or SMBs, are typically more susceptible to the adverse effects of economic fluctuations, including as a result of COVID-19. All of these factors could have a negative impact on our revenue, cash flows and results of operations.
The severity, magnitude and duration of the current COVID-19 pandemic is uncertain, rapidly changing and hard to predict and depends on events beyond our knowledge or control. These and other impacts of the COVID-19 pandemic could have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our reputation, product sales, results of operations or financial condition. We might not be able to predict or respond to all impacts on a timely basis to prevent near- or long-term adverse impacts to our results. As a result, we cannot at this time predict the impact of the COVID-19 pandemic, but it could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Because our products focus exclusively on Apple, potential customer dissatisfaction with Apple, other negative events affecting Apple services and devices or failure of enterprises to adopt Apple products could have a negative effect on our results of operations.
Our products are solely available for Apple devices. Because of this, our customers’ satisfaction with our software and products is dependent in part upon their perceptions and satisfaction with Apple. Customer dissatisfaction with Apple could be attributed to us, impact our relationships with customers and/or result in the loss of customers across all of our products if any of our customers chose to discontinue or reduce their use of Apple devices. For example, any incident broadly affecting the interaction of Apple devices with necessary Apple services (e.g., iCloud or Apple push notifications), including any delays or interruptions in such Apple services, could negatively affect our products and solutions. Similarly, any cyber-security events affecting Apple devices could result in a disruption to Apple services, regulatory investigations, reputational damage and a loss of sales and customers for Apple. A prolonged disruption, cyber-security event or any other negative event affecting Apple could lead to customer dissatisfaction and could in turn damage our reputation with current and potential customers, expose us to liability and cause us to lose customers or otherwise harm our business, financial condition and results of operations. In addition, since all of our products and solutions are solely available on Apple devices, in the event of a prolonged disruption affecting Apple devices, we may not be able to provide our software to our customers. We may also incur significant costs for taking actions in preparation for, or in reaction to, events that damage Apple devices used by our customers.
Overall, Apple’s reputation and consumers’ views of Apple products could change if other technology companies release products that compete with Apple devices that customers view more favorably. For example, other technology companies could introduce new technology or devices that reduce demand for Apple devices. Our financial results could also be harmed if customers choose non-Apple products based on cost, availability, user experience, functionality or other factors. The market for Apple products may not continue to grow, or may grow more slowly than we expect. As a result, enterprise adoption of Apple products may be slower than anticipated. Moreover, many enterprises use technology platforms other than Apple, and have used other technologies for a long time. While this creates significant market opportunity for these enterprises to adopt Apple technology, we cannot be certain that enterprises will adopt Apple technology. There are many factors underlying an enterprise’s adoption of new technology, including cost, time and knowledge required to implement such technology, data transfer, compatibility with existing technology, familiarity with and institutional loyalty to technology other than Apple, among other factors. If these enterprise users do not continue to adopt Apple technologies at recent historical rates and the rates that we anticipate, our revenue growth will be adversely affected, there will be adverse consequences to our results of operations and will reduce the number of potential new Jamf customers. See also “— Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate”. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.
Changes in features and functionality by Apple could cause us to make short-term changes in engineering focus or product development or otherwise impair our product development efforts or strategy, increase our costs, and harm our business.
Our products depend on interoperability with Apple OSs and cloud services, including interoperability at the moment of each new Apple release. Apple does not typically preview its technology with us or other partners and, as such, we do not receive advanced notice of changes in features and functionality of Apple technologies with which our products need to interoperate. In addition, unforeseen events (such as discovery of vulnerabilities and release of patches) may constrain our ability to respond in a timely manner. In any such events, we may be forced to divert resources from our preexisting product roadmap in order to accommodate these changes. As a result of having a short time to implement and test changes to our products to accommodate these new features, there is an increased risk of product defects. The frequency and complexity of new Apple features and updates may make it difficult for us to continue to support new releases in a timely manner. In addition, if we fail to enable IT departments to support operating system upgrades upon release, our business and reputation could suffer. This could disrupt our product roadmap and cause us to delay introduction of planned solutions, features and functionality, which could harm our business.
We rely on open standards for many integrations between our products and third-party applications that our customers utilize, and in other instances on such third parties making available the necessary tools for us to create interoperability with their applications. If application providers were to move away from open standards, or if a critical, widely-utilized application provider were to adopt proprietary integration standards and not make them available for the purposes of facilitating interoperability with our products, the utility of our products for our customers would be decreased. Furthermore, some of the features and functionality in our products require interoperability with operating system APIs. We also offer a robust catalog of APIs that our developer partners utilize to build integrations and solutions that are made available in our Jamf Marketplace to enhance features and functionality of our products. If operating system providers decide to restrict our access to their APIs, or if our developer partners cease to build integrations and solutions for our Jamf Marketplace, that functionality would be lost and our business could be impaired.
Changes in our continued relationship with Apple may have an impact on our success.
We have a broad relationship with Apple that covers all aspects of our business. We have always worked closely with Apple’s worldwide developer relations organization in an effort to support all new Apple innovations the moment the hardware or software is released. Apple and Jamf personnel frequently join forces to influence and collaborate as we work with customers. We also have several direct contractual relationships with Apple that span all enterprise devices across the Apple ecosystem, including Mac, iPad, iPhone and Apple TV. Additionally, Apple is a significant reseller of Jamf products, particularly in education. These contractual relationships can be terminated by Apple at any time with limited advance notice to us. If we fail to maintain our current relationship and contracts with Apple, our ability to compete and grow our business may be materially impacted. For example, we may not be able to continue to support new Apple innovations and releases at the moment the hardware and software are released. If our relationship with Apple changes, it could become more difficult to integrate our products with Apple and could reduce or eliminate the sales we expect from Apple as a reseller. As a result, if we fail to maintain our current relationship with Apple, our business, financial condition and results of operation could be adversely affected.
We are not party to any exclusive agreements or arrangements with Apple.
We are not party to any exclusive agreements or arrangements with Apple. Accordingly, while we believe our market opportunity expands as organizations increasingly adopt Apple technologies, the continued success and growth of our business is ultimately dependent upon our ability to compete effectively by reaching new customers, cross-selling to existing customers and maintaining our position as the standard for Apple in the enterprise. As a result, even if organizations’ adoption of Apple technologies continues to increase, if we are not able to compete successfully, our business, results of operations and financial condition could be adversely affected. See “— If we fail to maintain, enhance or protect our brand, our ability to expand our customer base will be impaired and our business, financial condition and results of operations may suffer” and “— We are in a highly competitive market, and competitive pressures from existing and new companies, including as a result of consolidation in our market, may harm our business revenues, growth rates and market share”.
We rely, in part, on channel partners for the sale and distribution of our products and, in some instances, for the support of our products. A loss of certain channel partners, a decrease in revenues from certain of these channel partners or any failure in our channel strategy could adversely affect our business.
We rely on channel partners for the sale and distribution of a substantial portion of our products. For the year ended December 31, 2019, approximately 46% of our bookings were through channel partners. We anticipate that we will continue to depend on relationships with third parties, such as our channel partners and system integrators, to sell, market and deploy our products. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to channel partners and other third parties to favor their products or services over subscriptions to our products and a substantial number of our agreements with channel partners are non-exclusive such that those channel partners may offer customers the products of several different companies, including products that compete with ours. Our channel partners may cease marketing or reselling our products with limited or no notice and without penalty and during the COVID-19 pandemic may elect to limit the number of products they bring to market overall. If our channel partners do not effectively sell, market or deploy our products, choose to promote our competitors’ products or otherwise fail to meet the needs of our customers, our ability to grow our business and sell our products may be adversely affected. In addition, acquisitions of such partners by our competitors could result in a decrease in the number of our current and potential customers, as these partners may no longer facilitate the adoption of our applications by potential customers. Further, some of our partners are or may become competitive with certain of our products and may elect to no longer integrate with our products. If we are unsuccessful in establishing or maintaining our channel partners and system integrators, our ability to compete in the marketplace or to grow our revenue could be impaired, and our results of operations may suffer.
In addition, our service provider partners often provide support to our customers and enter into similar agreements directly with our mutual customers to host our software and/or provide other value-added services. Our agreements and operating relationships with our service provider partners are complex and require a significant commitment of internal time and resources. In addition, our service provider partners are large corporations with multiple strategic businesses and relationships, and thus our business may not be significant to them in the overall context of their much larger enterprise. These partnerships may require us to adhere to outside policies, which may be administratively challenging and could result in a decrease in our ability to complete sales. Even if the service provider partner considers us to be an important strategic relationship, internal processes at these large partners are sometimes difficult and time-consuming to navigate.
If we or our third-party service providers suffer a cyber-security event, our reputation may be harmed, we may lose customers and we may incur significant liabilities, any of which would harm our business and operating results.
Cyberattacks, computer malware, viruses, social engineering (including phishing and ransomware attacks) and general hacking are becoming more prevalent in our industry, and we may in the future become the target of third parties seeking unauthorized access to our confidential or sensitive information or that of our customers. While we have security measures in place designed to protect our and our customers’ confidential and sensitive information and prevent data loss, these measures cannot provide absolute security and may not be effective to prevent a security breach, including as a result of employee error, theft, misuse or malfeasance, third-party actions, unintentional events or deliberate attacks by cyber criminals, any of which may result in someone obtaining unauthorized access to our customers’ data, our data, our intellectual property and/or our other confidential or sensitive business information. In addition, third parties may attempt to fraudulently induce employees, contractors or users to disclose information, including user names and passwords, to gain access to our customers’ data, our data or other confidential or sensitive information, and we may be the target of email scams that attempt to acquire personal information or company assets. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques, react in a timely manner or implement adequate preventative measures. We devote significant financial and personnel resources to implement and maintain security measures; however, these resources may not be sufficient, and as cyber-security threats develop, evolve and grow more complex over time, it may be necessary to make significant further investments to protect our data and infrastructure.
We use third parties to provide certain data processing services, including payment processing and hosting services; however, our ability to monitor our third-party service providers’ data security is limited. Because we do not control our third-party service providers, or the processing of data by our third-party service providers, we cannot ensure the integrity or security of measures they take to protect and prevent the loss of our data or our customers’ data.
A security breach suffered by us or our third-party service providers, an attack against our service availability, any unauthorized, accidental or unlawful access or loss of data, or the perception that any such event has occurred, could result in a disruption to our service, litigation, an obligation to notify regulators and affected individuals, the triggering of service availability, indemnification and other contractual obligations, regulatory investigations, government fines and penalties, reputational damage, loss of sales and customers, mitigation and remediation expenses and other significant costs and liabilities. In addition, we may incur significant costs and operational consequences of investigating, remediating, eliminating and putting in place additional tools and devices designed to prevent future actual or perceived security incidents, as well as the costs to comply with any notification or other obligations resulting from any security incidents. We also cannot be certain that our existing insurance coverage will cover any indemnification claims against us relating to any security incident or breach, will be available in sufficient amounts to cover the potentially significant losses that may result from a security incident or breach, will continue to be available on acceptable terms or at all or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect our reputation, business, financial condition and results of operations.
We cannot assure you that our products or hosted services will not be subject to cyberattacks, or other security incidents, especially in light of the rapidly changing security threat landscape that our products and hosted services seek to address. Due to a variety of both internal and external factors, including, without limitation, defects or misconfigurations of our products, our products could become vulnerable to security incidents (both from intentional attacks and accidental causes). In addition, because the techniques used by computer hackers to access or sabotage networks and endpoints change frequently, are increasing in sophistication and generally are not recognized until launched against a target, there is a risk that advanced attacks could emerge that attack our software that we are unable to detect or prevent until after some of our customers are affected.
If a Jamf security product fails to detect a security incident, there could potentially be claims against Jamf for such security incident, which could require Jamf to pay damages and could hurt Jamf’s reputation, whether or not the security incident was the fault of Jamf.
Further, our customers and their service providers administer access to data and control the entry of such data. We offer tools and support for what we believe are best practices to maintain security utilizing our services, but customers are not required to utilize those tools or follow our suggested practices, and the obligation to install and update security protection for our products lies with our customers. As a result, a customer may suffer a cyber-security event on its own systems, unrelated to our own, and a malicious actor could obtain access to the customer’s information held on our system. Even if such a breach is unrelated to our own security programs or practices, or if the customer failed to adequately protect our products, that breach could result in our incurring significant economic and operational costs in investigating, remediating, eliminating and putting in place additional tools and devices to further protect our customers from their own vulnerabilities, and could also result in reputational harm to us.
As a result, the reliability and capacity of our information technology systems is critical to our operations and the implementation of our growth initiatives. Any cyber-security event or other material disruption in our information technology systems, or delays or difficulties in implementing or integrating new systems or enhancing current systems, could have an adverse effect on our business, and results of operations.
Although technical problems experienced by users may not be caused by our products, our business and reputation may be harmed if users perceive our products as the cause of a device failure.
The ability of our products to operate effectively can be negatively impacted by many different elements unrelated to our products. For example, a user’s experience may suffer from an incorrect setting made by his or her IT administrator on his or her device using our software, an issue relating to his or her employer’s corporate network or an issue relating to an underlying operating system, none of which we control. Even though technical problems experienced by users may not be caused by our products, users often perceive the underlying cause to be a result of poor performance of our products. This perception, even if incorrect, could harm our business and reputation.
We invest significantly in research and development, and to the extent our research and development investments do not translate into new products or material enhancements to our current products, or if we do not use those investments efficiently, our business and results of operations would be harmed.
A key element of our strategy is to invest significantly in our research and development efforts to develop new products and enhance our existing products to address additional applications and markets. For the year ended December 31, 2019, our research and development expense was approximately 21% of our revenue. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling products and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a product we are developing could decrease after the development cycle has commenced, rendering us unable to recover substantial costs associated with the development of such product. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in our current or future markets, it would harm our business and results of operations.

If we are unable to attract new customers, retain our current customers or sell additional functionality and services to our existing customers, our revenue growth will be adversely affected.
To increase our revenue, we must continue to attract new customers and increase sales to existing customers. As our market matures, product and service offerings evolve and competitors introduce lower cost or differentiated products or services that are perceived to compete with our products, our ability to sell our products could be adversely affected. Similarly, our sales could be adversely affected if customers or users within these organizations perceive that features incorporated into competitive products reduce the need for our products or if they prefer to purchase other products that are bundled with products offered by Apple or by other companies, including our partners, that operate in adjacent markets and compete with our products. In addition, if COVID-19 impacts customer buying decisions and budgets, our ability to sell our products to new customers, or retain customers at current volumes, could be adversely affected. As a result of these and other factors, we may be unable to attract new customers or increase sales to existing customers, which could have an adverse effect on our business, revenue, gross margins and other operating results, and accordingly, on the trading price of our common stock.
We must also continually increase the depth and breadth of deployments of our products with our existing customers. While customers may initially purchase a relatively modest number of subscriptions or licenses, it is important to our revenue growth that they later expand the use of our software on substantially more devices or for more users throughout their business. We also need to upsell, or sell additional products, to the same customer in order to increase our revenues. Our ability to retain our customers and increase the amount of subscriptions or support and maintenance contracts our customers purchase could be impaired for a variety of reasons, including customer reaction to changes in the pricing of our products, competing priorities in IT budgets, or the other risks described herein. As a result, we may be unable to renew our subscriptions with existing customers or attract new business from existing customers, which would have an adverse effect on our business, revenue, gross margins and other operating results, and accordingly, on the trading price of our common stock.
In addition, our ability to sell additional functionality to our existing customers may require more sophisticated and costly sales efforts, especially as we target larger enterprises and more senior management who make these purchasing decisions, such as CIOs and CISOs and line-of-business leaders. Similarly, the rate at which our customers purchase additional products from us depends on a number of factors, including general economic conditions and the pricing of additional product functionality. If our efforts to sell additional functionality to our customers are not successful, our business and growth prospects would suffer.
Our customers have no obligation to renew their subscriptions or support for our products after the expiration of the terms thereof. Our contracts are typically one year in duration. In addition, certain of our customers are able to terminate their contracts with us for any or no reason. In order for us to maintain or improve our results of operations, it is important that our customers maintain their subscriptions and renew their subscriptions with us on the same or more favorable terms. We cannot accurately predict renewal or expansion rates given the diversity of our customer base, in terms of size, industry and geography. Our renewal and expansion rates may decline or fluctuate as a result of a number of factors, including customer spending levels, customer dissatisfaction with our products, decreases in the number of users at our customers, changes in the type and size of our customers, pricing changes, competitive conditions, the acquisition of our customers by other companies and general economic conditions. If our customers do not renew their subscriptions or licenses for our products, or if they reduce their subscription amounts at the time of renewal, our revenue and other results of operations will decline and our business will suffer. If our renewal or expansion rates fall significantly below the expectations of the public market, securities analysts, or investors, the trading price of our common stock would likely decline.
Certain estimates of market opportunity and forecasts of market growth included in this prospectus may prove to be inaccurate.
This prospectus includes our internal estimates of the addressable market for our products. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the current COVID-19 pandemic. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market, market demand and adoption, capacity to address this demand and pricing may also prove to be inaccurate. In particular, our estimates regarding our current and projected market opportunity are difficult to predict. The addressable market we estimate may not materialize for many years, if ever, and even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all.
We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth. As our costs increase, we may not be able to generate sufficient revenue to achieve and, if achieved, maintain profitability.
We have experienced significant revenue growth in recent periods. In future periods, we may not be able to sustain revenue growth consistent with recent history, or at all. We have also experienced significant growth in our customer adoption and have expanded and intend to continue to expand our operations, including our domestic and international employee headcount. We believe our revenue growth depends on a number of factors, including, but not limited to, our ability to:
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price our products effectively so that we are able to attract and retain customers without compromising our profitability;

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maintain and grow our Jamf Nation community support network to support growth in existing products and new products;

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attract new customers, successfully deploy and implement our products, upsell or otherwise increase our existing customers’ use of our products, obtain customer renewals and provide our customers with excellent customer support;

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increase our network of channel partners;

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adequately expand, train, integrate and retain our sales force and other new employees, and maintain or increase our sales force’s productivity;

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enhance our information, training and communication systems to ensure that our employees are well-coordinated and can effectively communicate with each other and customers;

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improve our internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of our operational and financial results;

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successfully identify and enter into agreements with suitable acquisition targets, integrate any acquisitions and acquired technologies into our existing products or use them to develop new products;

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successfully introduce new products, enhance existing products and address new use cases;

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successfully introduce our products to new markets outside of the United States;

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successfully compete against larger companies and new market entrants; and

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increase awareness of our brand on a global basis.

We may not successfully accomplish any of these objectives and, in particular, COVID-19 may impact our ability to successfully accomplish any of the above, and as a result, it is difficult for us to forecast our future results of operations. Our historical growth rate should not be considered indicative of our future performance and may decline in the future. In future periods, our revenue could grow more slowly than in recent periods or decline for any number of reasons, including those outlined above. We also expect our operating expenses to increase in future periods, particularly as we continue to invest in research and development and technology infrastructure, expand our operations globally, develop new products and enhancements for existing products and as we begin to operate as a public company. If our revenue growth does not increase to offset these anticipated increases in our operating expenses, our business, financial position and results of operations will be harmed, and we may not be able to achieve or maintain profitability. In addition, the additional expenses we will incur may not lead to sufficient additional revenue to maintain historical revenue growth rates and profitability.
As we expand our business, it is important that we continue to maintain a high level of customer service and satisfaction. As our customer base continues to grow, we will need to expand our account management, customer service and other personnel and our network of channel partners and system integrators to provide personalized account management and customer service. If we are not able to continue to provide high levels of customer service, our reputation, as well as our business, results of operations and financial condition, could be adversely affected.
We derive a substantial portion of our revenue from one product.
For the year ended December 31, 2019, sales of subscriptions to our Jamf Pro product accounted for approximately 78% of our total revenue. We expect these subscriptions to account for a large portion of our total revenue for the foreseeable future. As a result, our operating results could suffer due to:
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any decline in demand for this product;

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the failure of our other products to achieve market acceptance;

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the market for Apple products not continuing to grow, or growing more slowly than we expect, and enterprise adoption of Apple products being slower than anticipated;

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the introduction of products and technologies that serve as a replacement or substitute for, or represent an improvement over, our products;

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the introduction of products and technologies that could serve as a replacement or substitute for our products that are offered with more limited functionality or are less advanced than our products, but are offered at a lower price point;

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technological innovations or new standards that our products do not address;

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sensitivity to current or future prices offered by us or our competitors; and

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our inability to release enhanced versions of our products on a timely basis.

Our inability to renew or increase sales of subscriptions to our products or market and sell additional products and functionality, or a decline in prices of our platform subscription levels, would harm our business and operating results more seriously than if we derived significant revenue from a variety of products. In addition, if the market for our products grows more slowly than anticipated, or if demand for our products does not grow as quickly as anticipated, whether as a result of competition, pricing sensitivities, product obsolescence, technological change, unfavorable economic conditions, uncertain geopolitical environment, budgetary constraints of our customers or other factors, our business, results of operations and financial condition would be adversely affected.
If we are not able to scale our business and manage our expenses, our operating results may suffer.
We have expanded specific functions over time in order to scale efficiently, to improve our cost structure and help scale our business. Our need to scale our business has placed, and will continue to place, a significant strain on our administrative and operational business processes, infrastructure, facilities and other resources. Our ability to manage our operations will require significant expenditures and allocation of valuable management resources to improve internal business processes and systems, including investments in automation. Further, we expect to continue to expand our business globally. International expansion may also be required for our continued business growth, and managing any international expansion will require additional resources and controls. If our operations, infrastructure and business processes fail to keep pace with our business and customer requirements, customers may experience disruptions in service or support or we may not scale the business efficiently, which could adversely affect our reputation and adversely affect our revenues. There is no guarantee that we will be able to continue to develop and expand our infrastructure and business processes at the pace necessary to scale the business, and our failure to do so may have an adverse effect on our business.

If we fail to efficiently expand our engineering, operations, customer support, professional services, cloud infrastructure, IT and financial organizations and systems, or if we fail to implement or maintain effective internal business processes, controls and procedures, our costs and expenses may increase more than we planned or we may fail to execute on our product roadmap or our business plan, any of which would likely seriously harm our business, operating results and financial condition.
We may need to change our pricing models to compete successfully.
The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to change our prices. If our competitors offer deep discounts on certain products or services or develop products that the marketplace considers more valuable than ours, we may need to lower prices or offer other favorable terms in order to compete successfully. Any such changes may reduce margins and could adversely affect operating results. Our competitors may offer lower pricing on their support offerings, which could put pressure on us to further discount our offerings. In addition, some of our competitors offer free or significantly discounted product offerings to our customers in order to incentivize switching from our products to such competitor’s products, or to otherwise enter the Apple ecosystem. This may require us to offer discounts or other incentives to keep such customers, and we may not be able to match free product offerings or significant discounts offered by these competitors. This may result in customers choosing such competitor’s products instead of ours. We also must determine the appropriate price of our offerings and services to enable us to compete effectively internationally. Our prices may also change because of discounts, a change in our mix of products toward subscription, enterprise-wide licensing arrangements, bundling of products, features and functionality by us or our competitors, potential changes in our pricing, anticipation of the introduction of new products or promotional programs for customers or channel partners. In response to COVID-19, we may be required to offer deeply discounted pricing, adopt new pricing models and offer extended payment terms in order to attract new and retain existing customers, which could have a material adverse impact on our liquidity and financial condition.
Any broad-based change to our prices and pricing policies could cause our revenue to decline or be delayed as our sales force implements and our customers adjust to new pricing policies. We or our competitors may bundle products for promotional purposes or as a long-term go-to-market or pricing strategy or provide guarantees of prices and product implementations. These practices could, over time, significantly constrain the prices that we can charge for certain of our products. If we do not adapt our pricing models to reflect changes in customer use of our products or changes in customer demand, our revenue could decrease.
Disruptions, capacity limitations or interference with our use of the data centers operated by third-party providers that host our cloud services, including Amazon Web Services, could result in delays or outages of our cloud service and harm our business.
We currently host our cloud service from third-party data center facilities operated by Amazon Web Services, or AWS, from several global locations. Any damage to, failure of or interference with our cloud service that is hosted by AWS, or by third-party providers we may utilize in the future, whether as a result of our actions, actions by the third-party data centers, actions by other third parties, or acts of God, could result in interruptions in our cloud service and/or the loss of our or our customers’ data. While the third-party data centers host the server infrastructure, we manage the cloud services through our site reliability engineering team, and we need to support version control, changes in cloud software parameters and the evolution of our products, all in a multi-OS environment. As we utilize third-party data centers, we may move or transfer our data and our customers’ data from one region to another. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service. Many of our customer agreements contain contractual service level commitments to maintain uptime of at least 99.9% for our cloud services, and if we, AWS, or any other third-party data center facilities that we may utilize fail to meet these service level commitments, we may have to issue credits to these customers, which could adversely affect our operations. Impairment of, or interruptions in, our cloud services may reduce our subscription revenues, subject us to claims and litigation, cause our customers to terminate their subscriptions and adversely affect our subscription renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our services are unreliable. Additionally, any limitation of the capacity of our third-party data centers could impede our ability to scale, onboard new customers or expand the usage of existing customers, which could adversely affect our business, financial condition and results of operations.
We do not control, or in some cases have limited control over, the operation of the data center facilities we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to cyberattacks, computer viruses, disabling devices, break-ins, sabotage, intentional criminal acts, acts of vandalism and similar misconduct and to adverse events caused by operator error. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism, war or other act of malfeasance, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in our service and the loss of customer data and business. We may also incur significant costs for using alternative equipment or facilities or taking other actions in preparation for, or in reaction to, any such events.
In the event that any of our agreements with our third-party service providers are terminated, there is a lapse or elimination of any services or features that we utilize or there is an interruption of connectivity or damage to facilities, whether due to actions outside of our control or otherwise, we could experience interruptions or delays in customer access to our platform and incur significant expense in developing, identifying, obtaining and/or integrating replacement services, which may not be available on commercially reasonable terms or at all, and which would adversely affect our business, financial condition and results of operations.
We provide service-level commitments under our subscription agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service or face subscription termination with refunds of prepaid amounts, which would lower our revenue and harm our business, results of operations and financial condition.
Many of our subscription agreements contain service-level commitments. If we are unable to meet the stated service-level commitments, including failure to meet the uptime and delivery requirements under our customer subscription agreements, we may be contractually obligated to provide these customers with service credits, which could significantly affect our revenue in the periods in which the uptime or delivery failure occurs and the credits are applied. We could also face subscription terminations, which could significantly affect both our current and future revenue. Any service-level failures could also damage our reputation, which could also adversely affect our business and results of operations.
If we fail to maintain, enhance or protect our brand, our ability to expand our customer base will be impaired and our business, financial condition and results of operations may suffer.
We believe that maintaining, enhancing and protecting the Jamf brand, including Jamf Nation, is important to support the marketing and sale of our existing and future products to new customers and expand sales of our products to existing customers. We also believe that the importance of brand recognition will increase as competition in our market increases. Successfully maintaining, enhancing and protecting our brand will depend largely on the effectiveness of our marketing efforts, our ability to provide reliable products that continue to meet the needs of our customers at competitive prices, our ability to maintain our customers’ trust, our ability to continue to develop new functionality and use cases, our ability to successfully differentiate our products and product capabilities from competitive products and our ability to obtain, maintain, protect and enforce trademark and other intellectual property protection for our brand. Our brand promotion activities may not generate customer awareness or yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote, maintain or protect our brand, our business, financial condition and results of operations may suffer.
If we cannot maintain our corporate culture as we grow, our business may be harmed.
We believe that our corporate culture has been a critical component to our success and that our culture creates an environment that drives and perpetuates our overall business strategy. We have invested substantial time and resources in building our team and we expect to continue to hire aggressively as we expand both locally and internationally. As we grow and mature as a public company and grow internationally, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to recruit and retain personnel and effectively focus on and pursue our business strategy.
If Jamf Nation does not continue to thrive as we grow and expand our business, or if content posted on Jamf Nation is inaccurate, incomplete or misleading, our business could be adversely affected.
Jamf Nation provides a critical support function for our products and solutions. We allow users of Jamf Nation to post content directly. While we monitor such posts, we cannot control what users post. As a result, we can provide no assurance that users of Jamf Nation will continue to provide support by responding to questions with respect to our existing products and solutions, or any new products and solutions we may develop as we grow and expand our business. Moreover, as we further expand our business into new geographies, we can provide no assurance that Jamf Nation users will provide support for any issues specific to those jurisdictions or in relevant languages. In addition, because we cannot control what users post, users may post content that may be inaccurate, incomplete or misleading, or that infringes, misappropriates or otherwise violates third-party intellectual property or proprietary rights. It may take us time to correct any inaccuracies or remove such posts, and we can provide no assurance that we will successfully correct or remove all posts that are inaccurate or that allege to infringe, violate or misappropriate third-party intellectual property or proprietary rights. As a result, customers relying on Jamf Nation for support for our products and solutions may suffer harm if the advice in a post is inaccurate, does not provide a thorough explanation or is inconsistent with our best practices or intended use of our products, which could in turn damage our reputation and cause customers to lose faith in Jamf Nation. Any of these factors could adversely affect our reputation and/or confidence in Jamf Nation and could have a material adverse effect on our business, results of operations and financial condition.
If we fail to offer high-quality support, our business and reputation could suffer.
Our customers rely on our customer support personnel to resolve issues and realize the full benefits that our products provide. High-quality support is also important for the renewal and expansion of our subscriptions with existing customers. The importance of our support function will increase as we expand our business and pursue new customers. Many of our enterprise customers, particularly large enterprise customers, have complex networks and require high levels of focused support, including premium support offerings, to fully realize the benefits of our products. Any failure by us to maintain the expected level of support could reduce customer satisfaction and hurt our customer retention, particularly with respect to our large enterprise customers.
Furthermore, as we sell our products internationally, our support organization faces additional challenges, including those associated with delivering support, training and documentation in languages other than English. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality support, could materially harm our reputation, business, financial condition and results of operations, and adversely affect our ability to sell our products to existing and prospective customers. The importance of high-quality customer support will increase as we expand our business and pursue new customers.
Acquisitions and divestitures could harm our business and operating results.
We have acquired in the past, and plan to acquire in the future, other businesses, products or technologies. In February 2019, we acquired ZuluDesk B.V., or ZuluDesk, which has enhanced our Jamf School product, in July 2019, we acquired Digita Security LLC, or Digita, which helped us to develop Jamf Protect, and in October 2020 we acquired Mondada. In connection with the Digita acquisition, we have also agreed to an earn-out arrangement providing for up to $15 million payable to the seller in that transaction, subject to meeting certain conditions. To the extent we defer the payment of the purchase price for any acquisition or license through a cash earn-out arrangement, it will reduce our cash flows in subsequent periods. Acquisitions and divestures involve significant risks and uncertainties, which include:

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disrupting our ongoing operations, diverting management from day-to-day responsibilities, increasing our expenses and adversely impacting our business, financial condition and operating results;

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failure of an acquired business to further our business strategy;

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uncertainties in achieving the expected benefits of an acquisition or disposition, including enhanced revenue, technology, human resources, cost savings, operating efficiencies and other synergies;

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reducing cash available for operations, stock repurchase programs and other uses and resulting in potentially dilutive issuances of equity securities or the incurrence of debt;

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incurring amortization expense related to identifiable intangible assets acquired that could impact our operating results;

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difficulty integrating the operations, systems, technologies, products and personnel of acquired businesses effectively;

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the need to provide transition services in connection with a disposition, which may result in the diversion of resources and focus;

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difficulty achieving expected business results due to a lack of experience in new markets, products or technologies or the initial dependence on unfamiliar distribution partners or vendors;

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retaining and motivating key personnel from acquired companies;

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declining employee morale and retention issues affecting employees of businesses that we acquire or dispose of, which may result from changes in compensation, or changes in management, reporting relationships, future prospects or the direction of the acquired or disposed business;

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assuming the liabilities of an acquired business, including acquired litigation-related liabilities and regulatory compliance issues, and potential litigation or regulatory action arising from a proposed or completed acquisition;

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lawsuits resulting from an acquisition or disposition;

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maintaining good relationships with customers or business partners of an acquired business or our own customers as a result of any integration of operations;

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unidentified issues not discovered during the diligence process, including issues with the acquired or divested business’s intellectual property, product quality, security, privacy practices, accounting practices, regulatory compliance or legal contingencies;

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maintaining or establishing acceptable standards, controls, procedures or policies with respect to an acquired business;

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risks relating to the challenges and costs of closing a transaction, including, for example, obtaining stockholders’ approval where applicable, including from a majority of the minority stockholders, tendering shares under terms of the cash tender offer where applicable and satisfaction of regulatory approvals, as well as completion of customary closing conditions for each transaction; and

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the need to later divest acquired assets at a loss if an acquisition does not meet our expectations.

We may not be able to respond to rapid technological changes with new products and services offerings. If we fail to predict and respond rapidly to evolving technological trends and our customers’ changing needs, we may not be able to remain competitive.
Our market is characterized by rapid technological change, changing customer needs, frequent new software product introductions and evolving industry standards. The introduction of third-party products embodying new technologies and the emergence of new industry standards and Apple OSs and products could make our existing and future software products obsolete and unmarketable. We may not be able to develop updated products and services that keep pace with these and other technological developments that address the increasingly sophisticated needs of our customers or that meet new industry standards or interoperate with new or updated operating systems and hardware devices. We may also fail to adequately anticipate and prepare for the commercialization of emerging technologies and the development of new markets and applications for our technology and thereby fail to take advantage of new market opportunities or fall behind early movers in those markets. Our customers require that our products effectively identify and respond to these challenges on a timely basis without disrupting the performance of our customers’ IT systems or interrupting their operations. As a result, we must continually modify and improve our offerings in response to these changes on a timely basis. If we are unable to evolve our products in time to respond to and remain ahead of new technological developments, our ability to retain or increase market share and revenue in our markets could be materially adversely affected.
Our ability to expand sales of our products depends on several factors, including potential customer awareness of our products; the timely completion, introduction and market acceptance of enhancements to our products or new products that we may introduce; our ability to attract, retain and effectively train inside and field sales personnel; our ability to develop or maintain integrations with partners; the effectiveness of our marketing programs; and the costs of our products and the success of our competitors. If we are unsuccessful in developing and marketing our products, or if organizations do not perceive or value the benefits of our products, the market for our products might not continue to develop or might develop more slowly than we expect, either of which would harm our growth prospects and operating results.
In addition, the process of developing new technology is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging technological trends, our business could be harmed. We believe that we must continue to dedicate significant resources to our research and development efforts, including significant resources to developing new products and product enhancements before knowing whether the market will accept them. Our new products and product enhancements could fail to attain sufficient market acceptance for many reasons, including:
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delays in releasing new products or enhancements to the market;

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the failure to accurately predict market or customer demands;

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defects, errors or failures in the design or performance of our new products or product enhancements;

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negative publicity about the performance or effectiveness of our products;

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the introduction or anticipated introduction of competing products by our competitors; and

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the perceived value of our products or enhancements relative to their cost.

Our competitors, particularly those with greater financial and operating resources, may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. With the introduction of new technologies, the evolution of our products and new market entrants, we expect competition to intensify in the future. For example, as we expand our focus into new use cases or other product offerings beyond Jamf Now, Jamf Pro, Jamf School, Jamf Connect and Jamf Protect, we expect competition to increase. Pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses or the failure of our products to achieve or maintain more widespread market acceptance.
We are in a highly competitive market, and competitive pressures from existing and new companies, including as a result of consolidation in our market, may harm our business, revenues, growth rates and market share.
Our products seek to serve multiple markets, and we are subject to competition from a wide and varied field of competitors. Some competitors, particularly new and early-stage companies and large cross-platform enterprise providers, could focus all of their energy and resources on one product line or use case and, as a result, any one competitor could develop a more successful product or service in a particular market, which could decrease our market share and harm our brand recognition and results of operation. In addition, some of our competitors may be able to leverage their relationships with customers based on an installed base of products or to incorporate functionality into existing products to gain business in a manner that discourages customers from including us in competitive bidding processes, evaluating and/or purchasing our products. They have done this in the past, and may in the future do this, by selling at zero or negative margins, through product bundling or through enterprise license deals. Some potential customers, especially Global 2000 Companies, have already made investments in, or may make investments in, substantial personnel and financial resources and established deep relationships with these much larger enterprise IT vendors, which may make them reluctant to evaluate our products or work with us regardless of product performance or features. Potential customers may prefer to purchase a broad suite of products from a single provider, or may prefer to purchase products from an existing supplier rather than a new supplier, regardless of performance or features.
With the recent increase in merger and acquisition transactions in the technology industry, particularly transactions involving cloud-based technologies, we may face increased competitive pressures in the future as a result of industry consolidation. Strategic or financial buyers, including our existing competitors, could acquire one or more of our competitors and provide alternative products that compete more effectively against us. In addition, Apple could choose to develop competing technology, leverage its existing offerings and/or acquire one or more of our competitors and standardize those competing offerings for a particular Apple product line or use case, which could reduce or eliminate the utility of our products for that product line or use case. For example, Apple recently acquired Fleetsmith and Apple’s business strategy with respect to the integration of Fleetsmith’s platform in Apple’s offerings is in its early stages. We believe this platform is primarily focused on the Mac and U.S.-based SMB customers and does not currently directly compete with our complete Apple Enterprise Management solutions. In the future, however, Apple could leverage this platform, whether through additional investment or the consolidation of other competitors of ours, to compete more directly with the scale and breadth of product offerings we provide. As a result of any such industry consolidation, our competitive position and our ability to retain or increase market share and revenue in our markets could be materially adversely affected.
For all of these reasons and others we cannot anticipate today, we may not be able to compete successfully against our current and future competitors, which could harm our business, results of operations and financial condition.
Adverse general and industry-specific economic and market conditions and reductions in IT spending may reduce demand for our products, which could harm our results of operations.
Our revenue, results of operations and cash flows depend on the overall demand for our products. Concerns about the systemic impact of economic contraction (in the United States or internationally), geopolitical issues or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence and diminished growth expectations in the U.S. economy and abroad, which in turn could result in reductions in IT spending by our existing and prospective customers. Prolonged economic slowdowns may result in customers delaying or canceling IT projects, choosing to focus on in-house development efforts or seeking to lower their costs by requesting us to renegotiate existing contracts on less advantageous terms or defaulting on payments due on existing contracts or not renewing at the end of existing contract terms.
Our customers may merge with other entities who use alternatives to our products and, during weak economic times, there is an increased risk that one or more of our customers will file for bankruptcy protection, either of which may harm our revenue, profitability and results of operations. We also face risk from international customers that file for bankruptcy protection in foreign jurisdictions, particularly given that the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any claim may outweigh the recovery potential of such claim. As a result, broadening or protracted extension of an economic downturn could harm our business, revenue, results of operations and cash flows.

Failures in internet infrastructure or interference with broadband or wireless access could cause current or potential customers to believe that our products are unreliable, leading these customers to switch to our competitors or to avoid using our products, which could negatively impact our revenue or harm our opportunities for customer growth.
Our products depend in part on our customers’ high-speed broadband or wireless access to the internet. Increasing numbers of customers and bandwidth requirements may degrade the performance of our products due to capacity constraints and other internet infrastructure limitations, and additional network capacity to maintain adequate data transmission speeds may be unavailable or unacceptably expensive. If adequate capacity is not available to us, our products may be unable to achieve or maintain sufficient data transmission, reliability, or performance. In addition, if internet service providers and other third parties providing internet services, including incumbent phone companies, cable companies and wireless companies, have outages or suffer deterioration in their quality of service, our customers may not have access to or may experience a decrease in the quality of our products. These providers may take measures that block, degrade, discriminate, disrupt, or increase the cost of customer access to our products. Any of these disruptions to data transmission could lead customers to switch to our competitors or avoid using our products, which could negatively impact our revenue or harm our opportunities for growth.
Real or perceived errors, failures or bugs in our products could adversely affect our business, results of operations, financial condition and growth prospects.
Our products are complex, and therefore, undetected errors, failures, bugs or defects may be present in our products or occur in the future in our products, our technology or software or technology or software we license in from third parties, including open source software, especially when updates or new products are released. Such software and technology is used in IT environments with different operating systems, system management software, devices, databases, servers, storage, middleware, custom and third-party applications and equipment and networking configurations, which may cause errors, failures, bugs or defects in the IT environment into which such software and technology is deployed. This diversity increases the likelihood of errors, failures, bugs or defects in those IT environments. Despite testing by us, real or perceived errors, failures, bugs or defects may not be found until our customers use our products. Real or perceived errors, failures, bugs or defects in our products could result in negative publicity, loss of or delay in market acceptance of our products and harm to our brand, weakening of our competitive position, claims by customers for losses sustained by them or failure to meet the stated service level commitments in our customer agreements. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend significant additional resources in order to help correct the problem. Any real or perceived errors, failures, bugs or defects in our products could also impair our ability to attract new customers, retain existing customers or expand their use of our products, which would adversely affect our business, results of operations and financial condition.
Moreover, as our products are adopted by an increasing number of enterprises, including education, healthcare and hospitality, it is possible that the individuals and organizations behind advanced cyberattacks will begin to focus on finding ways to hack our products. If this happens, our customers could be specifically targeted by attackers exploiting vulnerabilities in our products, which could adversely affect our reputation. Further, if a high profile security breach occurs with respect to any Apple OSs, our customers and potential customers may lose trust in our products generally in addition to any Apple OS products, such as ours in particular.
Organizations are increasingly subject to a wide variety of attacks on their networks, systems and endpoints. If any of our customers experiences a successful third-party cyberattack on our products, such customer could be dissatisfied with our products, regardless of whether theft of any of such customer’s data occurred in such attack. Additionally, if customers fail to adequately deploy protection measures or update our products, customers and the public may erroneously believe that our products are especially susceptible to cyberattacks. Real or perceived security breaches against our products could cause disruption or damage to our customers’ networks or other negative consequences and could result in negative publicity to us, damage to our reputation, lead to other customer relations issues and adversely affect our revenue and results of operations. We may also be subject to liability claims for damages related to real or perceived errors, failures, bugs or defects in our products. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products may harm our business and results of operations. Finally, since some our customers use our products for compliance reasons, any errors, failures, bugs, defects, disruptions in service or other performance problems with our products may damage our customers’ business and could hurt our reputation.
If there are interruptions or performance problems associated with our technology or infrastructure, our existing customers may experience service outages, and our new customers may experience delays in the deployment of our products.
Our continued growth depends on the ability of our existing and potential customers to access our products and applications 24 hours a day, seven days a week, without interruption or degradation of performance. We may in the future experience disruptions, outages and other performance problems with our infrastructure due to a variety of factors, including infrastructure changes, introductions of new functionality, service interruptions from our hosting or technology partners, human or software errors, capacity constraints, distributed denial of service attacks or other security-related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems immediately or in short order. We may not be able to maintain the level of service uptime and performance required by our customers or our contractual commitments, especially during peak usage times and as our products become more complex and our user traffic increases. If any of our products malfunction or if our customers are unable to access our products or deploy them within a reasonable amount of time, or at all, our business would be harmed. The adverse effects of any service interruptions on our reputation and financial condition may be disproportionately heightened due to the nature of our business and the fact that our customers expect continuous and uninterrupted access to our products and have a low tolerance for interruptions of any duration. Since our customers may rely on our products to secure their Apple products and systems, and because customers use our products to assist in necessary business and service interactions and to support customer and client-facing applications, any outage on our products would impair the ability of our customers to operate their businesses and provide necessary services, which would negatively impact our brand, reputation and customer satisfaction.
If Apple experiences service outages, such failure could interrupt our customers’ access to our services, which could adversely affect their perception of our products’ reliability and our revenue. Additionally, customers may attribute Apple service outages to our products, which may harm our reputation and cause our customers to ask us for assistance with these outages that are outside of our control. Any disruptions in these services, including as a result of actions outside of our control, would significantly impact the continued performance of our products. In the future, these services may not be available to us on commercially reasonable terms, or at all. If we do not accurately predict our infrastructure capacity requirements, our customers could experience service shortfalls. We may also be unable to effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology.
Any of the above circumstances or events may harm our reputation, cause customers to terminate their agreements with us, impair our ability to obtain subscription renewals from existing customers, impair our ability to grow our customer base, result in the expenditure of significant financial, technical and engineering resources, subject us to financial penalties and liabilities under our service level agreements, and otherwise could adversely affect our business, results of operations and financial condition.
We must attract and retain highly qualified personnel in order to execute our growth plan.
Competition for highly qualified personnel is intense, especially for experienced design and software development engineers and sales professionals. In recent years, recruiting, hiring and retaining employees with expertise in our industry and in the geographies where we operate has become increasingly difficult as the demand for software professionals, particularly in the geographies where we maintain our facilities, has increased as a result of the proliferation of SaaS companies requiring these talents. We have, from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached certain legal obligations, resulting in a diversion of our time and resources. Furthermore, the COVID-19 pandemic may materially and adversely affect our ability to recruit and retain personnel. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.
In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Also, some of our employees have become, or will soon become, vested in a substantial amount of equity awards, which may give them a substantial amount of personal wealth. This may make it more difficult for us to retain and motivate these employees, and this wealth could affect their decision about whether or not they continue to work for us. Any failure to successfully attract, integrate or retain qualified personnel to fulfill our current or future needs could adversely affect our business, results of operations and financial condition.
The loss of key management personnel could harm our business.
We depend on the continued services of key management personnel, including our Chief Executive Officer, Dean Hager. We generally do not have fixed-term employment agreements with our employees, and, therefore, they could terminate their employment with us at any time without penalty. While we do enter into non-compete agreements with certain of our employees, they could pursue employment opportunities with other parties, including, potentially any of our competitors and there are no assurances that our non-compete agreements with any such key management personnel would be enforceable. Additionally, our non-compete periods expire, at which time key management personnel could work for any of our competitors. In addition, we do not maintain any key-person life insurance policies. The loss of key management personnel could harm our business.
Our customers face numerous competitive challenges, which may materially adversely affect their business and ours.
Our customers include enterprises in a broad range of industries, including financial services, government, healthcare, legal, manufacturing, professional services, retail, technology and telecommunications. Factors adversely affecting our customers may also adversely affect us. These factors include:
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recessionary periods in our customers’ markets, including the impact of COVID-19 on their budgets and financial condition;

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the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which may contribute to short product life cycles or shifts in our customers’ strategies;

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regulation changes in our customers’ respective industries;

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the inability of our customers to develop, market or gain commercial acceptance of their products, some of which are new and untested;

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the potential that our customers’ products become commoditized or obsolete;

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loss of business or a reduction in pricing power experienced by our customers;

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the emergence of new business models or more popular products and shifting patterns of demand; and

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a highly-competitive consumer products industry, which is often subject to shorter product lifecycles, shifting end-user preferences and higher revenue volatility.

If our customers are unsuccessful in addressing these competitive challenges, their businesses may be materially adversely affected, reducing the demand for our services or decreasing our revenues,

each of which could adversely affect our ability to cover fixed costs and our gross profit margins and results of operations.
We provide our products to state and local governments and to a lesser extent federal government agencies, and heavily regulated organizations in the U.S. and in foreign jurisdictions; as a result, we face risks related to the procurement process budget decisions driven by statutory and regulatory determinations, termination of contracts and compliance with government contracting requirements.
We sell our products and provide limited services to a number of state and local government entities (including, primarily, educational institutions) and, in limited instances, the U.S. government. We additionally have customers who operate in heavily-regulated organizations who procure our software products both through our partners and directly, and we have made, and may continue to make, significant investments to support future sales opportunities in these sectors. Doing business with government entities presents a variety of risks. Among other risks, the procurement process for governments and their agencies is highly competitive, can be time-consuming, requires us to incur significant up-front time and expense and subjects us to additional compliance risks and costs, without any assurance that we (or a third-party reseller) will win a contract. Beyond this, demand for our products and services may be impacted by public sector budgetary cycles and funding availability, impacts of COVID-19, and funding in any given fiscal cycle may be reduced or delayed, including in connection with an extended federal government shutdown, which could adversely impact demand for our products and services. In addition, public sector and heavily-regulated customers may have contractual, statutory or regulatory rights to terminate current contracts with us or our third-party distributors or resellers for convenience or due to a default. If a contract is terminated for convenience, we may only be able to collect fees for products or services delivered prior to termination and settlement expenses. If a contract is terminated due to a default, we may be liable for excess costs incurred by the customer for procuring alternative products or services or be precluded from doing further business with government entities. Further, entities providing services to governments are required to comply with a variety of complex laws, regulations and contractual provisions relating to the formation, administration, or performance of government contracts that give public sector customers substantial rights and remedies, many of which are not typically found in commercial contracts. These may include rights with respect to price protection, the accuracy of information provided to the government, contractor compliance with supplier diversity policies and other terms that are particular to government contracts, such as termination rights. These rules may apply to us and/or third parties through whom we resell our products and services and whose practices we may not control, where such parties’ non-compliance could impose repercussions with respect to contractual and customer satisfaction issues. Federal, state and local governments routinely investigate and audit contractors for compliance with these requirements. If, as a result of an audit or review, it is determined that we have failed to comply with these requirements, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, cost associated with the triggering of price reduction clauses, fines and suspensions or debarment from future government business, and we may suffer harm to our reputation.
Our customers also include a number of non-U.S. governments. Similar procurement, budgetary, contract and audit risks that apply in the context of U.S. government contracting also apply to our doing business with these entities, particularly in certain emerging markets where our customer base is less established. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources. In certain jurisdictions, our ability to win business may be constrained by political and other factors unrelated to our competitive position in the market. Additionally, many of our current and prospective customers, such as those in the financial services and health care industries, are highly regulated and may be required to comply with more stringent regulations in connection with subscribing to and implementing our services. Each of these difficulties could result in substantial compliance burdens and could materially adversely affect our business and results of operations.
We are subject to stringent and changing privacy laws, regulations and standards, information security policies and contractual obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could harm our business.
We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personally identifiable information. We are subject to a variety of federal, state, local and international laws, directives and regulations relating to the collection, use, retention, security, disclosure, transfer and other processing of personally identifiable information. The regulatory framework for privacy and security issues worldwide is rapidly evolving and, as a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We publicly post documentation regarding our practices concerning the collection, processing, use and disclosure of data.
Although we endeavor to comply with our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Any failure by us, our suppliers or other parties with whom we do business to comply with this documentation or with federal, state, local or international regulations could result in proceedings against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising. In the United States, these include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards with which we must legally comply or that contractually apply to us. If we fail to follow these security standards even if no customer information is compromised, we may incur significant fines or experience a significant increase in costs.
Internationally, virtually every jurisdiction in which we operate has established its own data security and privacy legal framework with which we or our customers must comply, including, but not limited to, the European Union, or EU. The EU’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to our business. The EU has adopted the General Data Protection Regulation, or the GDPR, which went into effect in May 2018 and contains numerous requirements and changes from previously existing EU law, including more robust obligations on data processors and heavier documentation requirements for data protection compliance programs by companies. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. While we have taken steps to mitigate the impact on us with respect to transfers of data, the efficacy and longevity of these transfer mechanisms remains uncertain. The GDPR also introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (including, for example, the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements and increased fines. In particular, under the GDPR, fines of up to 20 million euros or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information.
In addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life (in contrast to the GDPR, which focuses on protection of personal data). The proposed legislation, known as the Regulation on Privacy and Electronic Communications, or ePrivacy Regulation, would replace the current ePrivacy Directive. While the new legislation contains protections for those using communications services (for example, protections against online tracking technologies), the timing of its proposed enactment following the GDPR means that additional time and effort may need to be spent addressing differences between the ePrivacy Regulation and the GDPR. New rules related to the ePrivacy Regulation are likely to include enhanced consent requirements in order to use communications content and communications metadata, which may negatively impact our products and our relationships with our customers.
Complying with the GDPR and the ePrivacy Regulation, when it becomes effective, may cause us to incur substantial operational costs or require us to change our business practices. Despite our efforts to bring practices into compliance before the effective date of ePrivacy Regulation, we may not be successful in our efforts to achieve compliance either due to internal or external factors, such as resource allocation limitations or a lack of vendor cooperation. Non-compliance could result in proceedings against us by governmental entities, customers, data subjects or others. We may also experience difficulty retaining or obtaining new European or multi-national customers due to the legal requirements, compliance cost, potential risk exposure and uncertainty for these entities, and we may experience significantly increased liability with respect to these customers pursuant to the terms set forth in our engagements with them. While we utilize a data center in the European Economic Area to maintain certain customer data (which may include personal data) originating from the EU in the European Economic Area, we may find it necessary to establish additional systems and processes to maintain such data in the European Economic Area, which may involve substantial expense and distraction from other aspects of our business.
Domestic laws in this area are also complex and developing rapidly. Many state legislatures have adopted legislation that regulates how businesses operate online, including measures relating to privacy, data security and data breaches. Laws in all 50 states require businesses to provide notice to customers whose personally identifiable information has been disclosed as a result of a data breach. The laws are not consistent, and compliance in the event of a widespread data breach is costly. States are also constantly amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California recently enacted the California Consumer Privacy Act, or the CCPA, which became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. In addition, on November 3, 2020, California voters approved a new privacy law, the California Privacy Rights Act, or the CPRA, which significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Many of the CPRA’s provisions will become effective on January 1, 2023. The CCPA and CPRA may increase our compliance costs and potential liability.
Because the interpretation and application of many privacy and data protection laws along with contractually imposed industry standards are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products and product capabilities. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to our reputation, we could be required to fundamentally change our business activities and practices or modify our products and product capabilities, any of which could have an adverse effect on our business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations and standards related to the internet, our business may be harmed.
Catastrophic events may disrupt our business.
Natural disasters, pandemics, other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, thus harming our business. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, pandemics, telecommunications failure, cyberattack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in our products, breaches of data security and loss of critical data, all of which could adversely affect our business, results of operations and financial condition. In addition, the insurance and incident response capabilities we maintain may not be adequate to cover or mitigate our losses resulting from disasters or other business interruptions.

Global economic conditions may harm our industry, business and results of operations.
We operate globally and as a result our business and revenues are impacted by global macroeconomic conditions. Global financial developments seemingly unrelated to us or the software industry may harm us. From time to time, the United States and other key international economies have been impacted by geopolitical and economic instability, high levels of credit defaults globally, international trade disputes, falling demand for a variety of goods and services, high levels of persistent unemployment and wage and income stagnation in some geographic markets, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies, international trade agreements, trade restrictions, COVID-19 and overall uncertainty with respect to the economy. These conditions can arise suddenly and affect the rate of information technology spending and could adversely affect our customers’ ability or willingness to purchase our services, delay prospective customers’ purchasing decisions, reduce the value or duration of their subscriptions, or affect renewal rates, all of which could harm our operating results. In 2019, for example, the growth rate in the economy of the European Union, or the EU, China, or the US, tariffs or trade relations between the US and China or other countries, political uncertainty in the Middle East and other geopolitical events could directly or indirectly affect our business, including, because such political uncertainty and events adversely impact Apple’s business. Additionally, following the result of a referendum in 2016, the United Kingdom, or the U.K., left the EU on January 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the U.K. and EU, the U.K. will be subject to a transition period until December 31, 2020, or the Transition Period, during which EU rules will continue to apply. Negotiations between the U.K. and the EU are expected to continue in relation to the customs and trading relationship between the U.K. and the EU following the expiry of the Transition Period. The uncertainty concerning the U.K.’s legal, political and economic relationship with the EU after the Transition Period may be a source of instability in the international markets, create significant currency fluctuations and/or otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise). We may also face new regulatory costs and challenges as a result of Brexit (including potentially divergent national laws and regulations between the U.K. and EU) that could have an adverse effect on our operations. For example, the U.K. could lose the benefits of global trade agreements negotiated by the EU on behalf of its members, which may result in increased trade barriers that could make our doing business in the EU and the European Economic Area more difficult.
In addition, the effects, if any, of global financial conditions on our business can be difficult to distinguish from the effects on our business from product, pricing and other developments in the markets specific to our products and our relative competitive strength. If we make incorrect judgments about our business for this reason our business and results of operations could be adversely affected.
Seasonality may cause fluctuations in our revenue.
We believe there are seasonal factors that may cause us to record higher revenue in some quarters compared with others. We believe this variability is largely due to our customers’ budgetary and spending patterns, as many customers spend the unused portions of their discretionary budgets prior to the end of their fiscal years. For example, we have historically recorded our highest level of total revenue in our fourth quarter, which we believe corresponds to the fourth quarter of a majority of our enterprise customers. We historically receive a higher number of orders from education customers in the summer months to coincide with their fiscal year end. As our rate of growth has slowed, seasonal or cyclical variations in our operations may become more pronounced, and our business, results of operations and financial position may be adversely affected.
Our quarterly operating results and other metrics may vary significantly and be unpredictable, which could cause the trading price of our stock to decline.
Our operating results and other metrics have historically varied from period to period, and we expect that they will continue to do so as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

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the impact of COVID-19 on our customers’ budgets and their ability to purchase or renew at similar volumes to prior periods;

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the level of demand for our products and products, including our newly-introduced products and products;

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the timing and use of new subscriptions and renewals of existing subscriptions;

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the timing and success of new product announcements and introductions by us and our competitors and the timing and success of device releases and software updates by Apple;

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our ability to maintain scalable internal systems for reporting, order processing, license fulfillment, product delivery, purchasing, billing and general accounting, among other functions;

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the extent to which customers subscribe for additional products, license additional products or increase the number use cases;

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significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our offerings;

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customer budgeting cycles and seasonal buying patterns where our customers often time their purchases and renewals of our products to coincide with their fiscal year end, which is typically December 31 for our enterprise customers;

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any changes in the competitive landscape of our industry, including consolidation among our competitors, customers, partners or resellers;

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timing of costs and expenses during a quarter;

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deferral of orders in anticipation of new products or enhancements announced by us or our competitors;

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price competition;

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changes in renewal rates and terms in any quarter;

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costs related to the acquisition of businesses, talent, technologies or intellectual property by us, including potentially significant amortization costs and possible write-downs;

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litigation-related costs, settlements or adverse litigation judgments;

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any disruption in our sales channels or termination of our relationship with channel and other strategic partners;

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general economic conditions, both domestically and in our foreign markets, and related changes to currency exchange rates;

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insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products; and

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future accounting pronouncements or changes in our accounting policies.

Any one of the factors above or the cumulative effect of some of the factors referred to above may result in significant fluctuations in our financial and other operating results, including fluctuations in our key metrics. This variability and unpredictability could result in our failing to meet the expectations of securities analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly lawsuits, including securities class action suits.
We may fail to meet or exceed the expectations of securities analysts and investors, and the market price for our common stock could decline. If one or more of the securities analysts who cover us change their recommendation regarding our stock adversely, the market price for our common stock could decline. Additionally, our stock price may be based on expectations, estimates or forecasts of our future performance that may be unrealistic or may not be achieved. Further, our stock price may be affected by financial media, including press reports and blogs.

Changes in accounting principles and guidance could result in unfavorable accounting charges or effects.
We prepare our consolidated financial statements in accordance with GAAP. These principles are subject to interpretation by the SEC and various bodies formed to create and interpret appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a material effect on our reported results, as well as our processes and related controls, and may retroactively affect previously reported results. For example, during February 2016, the Financial Accounting Standards Board issued ASU 2016-02, Leases (Topic 842). The updated standard requires the recognition of a liability for lease obligations and a corresponding right-of-use asset on the balance sheet, and disclosures of certain information regarding leasing arrangements. We are currently assessing the timing and impact of adopting the updated provisions.
Our revenue recognition and other factors may impact our financial results in any given period and make them difficult to predict.
Under accounting standards update No. 2014-09 (Topic 606), Revenue from Contracts with Customers, or ASC 606, we recognize revenue when our performance obligations have been satisfied in an amount that reflects the consideration that we expect to receive in exchange for those performance obligations. Our subscription revenue includes revenue from SaaS subscription and support and maintenance arrangements, which is recognized ratably over the contract period. License revenue includes revenue from on-premises perpetual licenses and the license portion of on-premises subscriptions. We recognize all license revenue up-front provided all revenue recognition criteria have been satisfied. Our services revenue consists of professional services and training provided to our customers, for which revenue is recognized as the services are performed. Our application of ASC 606 with respect to the nature of future contractual arrangements could impact the forecasting of our revenue for future periods, as both the mix of products and services we will sell in a given period, as well as the size of contracts, is difficult to predict.
Furthermore, the presentation of our financial results requires us to make estimates and assumptions that may affect revenue recognition. In some instances, we could reasonably use different estimates and assumptions, and changes in estimates may occur from period to period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Revenue Recognition”.
Given the foregoing factors, comparing our revenue and operating results on a period-to-period basis may not be meaningful, and our past results may not be indicative of our future performance.
Impairment of goodwill and other intangible assets would result in a decrease in earnings.
We have in the past and may in the future acquire intangible assets. Current accounting rules require that goodwill and other intangible assets with indefinite useful lives not be amortized, but instead be tested for impairment at least annually. These rules also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances considered in determining whether the carrying value of amortizable intangible assets and goodwill may not be recoverable include, but are not limited to, significant changes in performance relative to expected operating results, significant changes in the use of the assets, significant negative industry or economic trends, significant impacts to the economy (such as COVID-19), or a significant decline in our stock price and/or market capitalization for a sustained period of time. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and the quarterly amortization expense is increased or decreased. Any impairment charges or changes to estimated amortization periods could have a material adverse effect on our financial results.
Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our results of operations.
We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our securityholders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:
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develop and enhance our products;

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continue to expand our product development, sales and marketing organizations;

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hire, train and retain employees;

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respond to competitive pressures or unanticipated working capital requirements; or

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pursue acquisition opportunities.

Our inability to do any of the foregoing could reduce our ability to compete successfully and harm our business, results of operations and financial condition.
We have indemnity provisions under our contracts with our customers, channel partners and other third parties, which could have a material adverse effect on our business.
In our agreements with customers, channel partners and other third parties, we typically agree to indemnify them for losses related to claims by third parties of intellectual property infringement, misappropriation or other violation. Additionally, from time to time, customers require us to indemnify them for breach of confidentiality or violation of applicable law, among other things. Although we normally seek to contractually limit our liability with respect to such obligations, some of these agreements provide for uncapped liability and the existence of any dispute may have adverse effects on our customer relationships and reputation, and we may incur substantial liability related to them. In addition, provisions regarding limitation of liability in our agreements with customers, channel partners or other third parties may not be enforceable in some circumstances or jurisdictions or may not protect us from claims and related liabilities and costs. We maintain insurance to protect against certain types of claims associated with the use of our products, but our insurance may not adequately cover any such claims and may not continue to be available to us on acceptable terms or at all. If any such indemnification obligations are triggered, we could face substantial liabilities or be forced to make changes to our products, enter into license agreements, which may not be available on commercially reasonable terms or at all, or terminate our agreements with customers, channel partners and other third parties and provide refunds. In addition, even claims that ultimately are unsuccessful could result in expenditures of management’s time and other resources. Furthermore, any legal claims from customers and channel partners could result in reputational harm and the delay or loss of market acceptance of our products.
We may be sued by third parties for alleged infringement, misappropriation or other violation of their intellectual property and proprietary rights.
There is considerable patent and other intellectual property development activity in our industry. Our success depends, in part, on our ability to develop and commercialize our products without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of others. From time to time, our competitors or other third parties have claimed and in the future could claim that we are infringing, misappropriating or otherwise violating their intellectual property or proprietary rights, we have been and in the future may become subject to intellectual property disputes and we may be found to be infringing, misappropriating or otherwise violating such rights. A claim may also be made relating to technology that we acquire or license from third parties.
We may be unaware of the intellectual property or proprietary rights of others that may cover some or all of our products. Regardless of merit, any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages, costs and/or ongoing royalty payments, prevent us from offering our products, require us to obtain a license, which may not be available on commercially reasonable terms or at all, require us to re-design our products, which could by costly, time-consuming or impossible or require that we comply with other unfavorable terms. If any of our customers are sued, we would in general be required to defend and/or settle the litigation on their behalf. In addition, if we are unable to obtain licenses or modify our products to make them non-infringing, we might have to refund a portion of license fees prepaid to us and terminate those agreements, which could further exhaust our resources. In addition, we may pay substantial settlement amounts or royalties on future product sales to resolve claims or litigation, whether or not legitimately or successfully asserted against us. Even if we were to prevail in the actual or potential claims or litigation against us, any claim or litigation regarding our intellectual property and proprietary rights could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Such disputes, with or without merit, could also cause potential customers to refrain from purchasing our products or otherwise cause us reputational harm.
We do not currently have a large patent portfolio, which could prevent us from deterring patent infringement claims through our own patent portfolio, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. Any litigation may also involve non-practicing entities, patent holding companies or other adverse patent owners. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations.
We rely on third-party software and intellectual property licenses.
Our products include software and other intellectual property and proprietary rights licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various aspects of our products. We have the expectation, based on experience and standard industry practice, that such licenses generally can be obtained on commercially reasonable terms. However, there can be no assurance that the necessary licenses would be available on commercially reasonable terms, if at all. Our inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms could have a material adverse effect on our business, operating results and financial conditions. In any such case, we may be required to seek licenses to other software or intellectual property or proprietary rights from other parties and re-design our products to function with such technology, or develop replacement technology ourselves, which could result in increased costs and product delays. We may also be forced to limit the features available in our current or future products. Moreover, incorporating intellectual property or proprietary rights licensed from third parties on a nonexclusive basis in our products, including our software could limit our ability to protect our intellectual property and proprietary rights in our products and our ability to restrict third parties from developing similar or competitive technology using the same third-party intellectual property or proprietary rights.
If we are unable to obtain, maintain, protect or enforce our intellectual property and proprietary rights, our competitive position could be harmed or we could be required to incur significant expenses.
Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, protect and enforce our intellectual property and other proprietary rights, including proprietary technology. We establish and protect our intellectual property and proprietary rights, including our proprietary information and technology through a combination of licensing agreements, third-party nondisclosure agreements, confidentiality procedures and other contractual provisions, as well as through patent, trademark, trade dress, copyright, trade secret and other intellectual property laws in the United States and similar laws in other countries. However, the steps we take to obtain, maintain, protect and enforce our intellectual property and proprietary rights may be inadequate. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors or other third parties from copying, reverse engineering, accessing or otherwise obtaining and using our technology, intellectual property or proprietary rights or products without our permission. The laws of some foreign countries, including countries in which our products are sold, may not be as protective of intellectual property and proprietary rights as those in the United States, and mechanisms for enforcement of intellectual property and proprietary rights may be inadequate. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our intellectual property and proprietary rights. In each case, our ability to compete could be significantly impaired.

In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights, trade secrets or other intellectual property and proprietary rights, or any applications for any of the foregoing, including through administrative processes such as re-examination, inter partes review, interference and derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings) or litigation. The legal standards relating to the validity, enforceability and scope of protection of intellectual property and proprietary rights are uncertain and still evolving. There can be no assurance that our patent applications will result in issued patents or whether the examination process will require us to narrow the scope of the claims sought. In addition, our issued patents, and any patents issued from our pending or future patent applications or licensed to us in the future may not provide us with competitive advantages, may be successfully challenged, invalidated or circumvented by third parties, or may not prove to be enforceable in actions brought against alleged infringers. The value of our intellectual property and proprietary rights could also diminish if others assert rights therein or ownership thereof, and we may be unable to successfully resolve any such conflicts in our favor or to our satisfaction.
To prevent substantial unauthorized use of our intellectual property and proprietary rights, it may be necessary to prosecute actions for infringement, misappropriation and/or other violation of our intellectual property and proprietary rights against third parties. Any such action may be time-consuming and could result in significant costs and diversion of our resources and management’s attention, and there can be no assurance that we will be successful in such action, even when our rights have been infringed, misappropriated or otherwise violated. Further, our efforts to enforce our intellectual property and proprietary rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property and proprietary rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property and proprietary rights.
Furthermore, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property and proprietary rights than we do. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating or otherwise violating our intellectual property and proprietary rights. Although we enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including customers and third-party service providers, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our proprietary information, know-how and trade secrets. Further, these agreements may not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products and platform capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach.
Our use of open source software could impose limitations on our ability to commercialize our products or subject us to litigation or other actions.
Our products contain software modules licensed for use from third-party authors under open source licenses, including MIT, Berkley Software Distribution and others, and we expect to continue to incorporate open source software in our products in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement, misappropriation or other violation claims or the quality of the code. Some open source licenses contain requirements that we make available the source code of modifications or derivative works we create based upon, incorporating or using the type of open source software we use and that we license such modifications or derivative works under the terms of the applicable open source licenses. If we fail to comply, or are alleged to have failed to comply, with the terms and conditions of our open source licenses, we could be required to incur significant legal expenses defending such allegations, subject to significant damages, enjoined from the sale of our proprietary products and required to comply with onerous conditions or restrictions on our proprietary products, any of which could be disruptive to our business.

Moreover, if we combine our proprietary products with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary products to the public or offer our products to users at no cost. This could allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us. We cannot ensure that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies, and we may inadvertently use open source in a manner that we do not intend or that could expose us to claims for breach of contract or intellectual property infringement, misappropriation or other violation.
The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such an event, we could be required to seek licenses from third parties in order to continue offering our products, re-engineer our products, discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or make generally available, in source code form, all or a portion of our proprietary source code, any of which could materially and adversely affect our business and operating results.
Our sales efforts require considerable time and expense.
The timing of our sales can be difficult to predict. We and our channel partners are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of our products. Customers often view the purchase of our products as a strategic decision and significant investment and, as a result, frequently require considerable time to evaluate, test and qualify our products prior to purchasing them. In particular, for customers in highly-regulated industries, the selection of a software provider is a critical business decision due to the sensitive nature of these customers’ data, which results in particularly extensive evaluation prior to the selection of information security vendors. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:
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the discretionary nature of purchasing and budget cycles and decisions;

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impacts on customers’ business, cash flows and financial condition as a result of COVID-19;

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lengthy purchasing approval processes;

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the industries in which our customers operate;

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the evaluation of competing products during the purchasing process;

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time, complexity and expense involved in replacing existing products;

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announcements or planned introductions of new products, features or functionality by our competitors or of new products or offerings by us; and

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evolving functionality demands.

If our efforts in pursuing sales and customers are unsuccessful, or if our sales cycles lengthen, our revenue could be lower than expected, which would adversely affect our business, results of operations or financial condition.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our products.
Our ability to increase our customer base and achieve broader market acceptance of our products will depend to a significant extent on our ability to expand our marketing and sales operations. We plan to continue expanding our direct sales force and engaging additional channel partners, both domestically and internationally. This expansion will require us to invest significant financial and other resources. Our business will be harmed if our efforts do not generate a corresponding increase in revenue. We may not achieve anticipated revenue growth from expanding our direct sales force if we are unable to hire and develop talented direct sales personnel, if our new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time or if we are unable to retain our existing direct sales personnel. We also may not achieve anticipated revenue growth from our channel partners if we are unable to attract and retain additional motivated channel partners, if any existing or future channel partners fail to successfully market, resell, implement or support our products for their customers, or if they represent multiple providers and devote greater resources to market, resell, implement and support the products and products of these other providers. We may not achieve our anticipated revenue growth. We may also experience labor market competition in expanding our sales force, particularly if we expand to new geographies and/or sectors. Any of these factors could harm our business, results of operations and financial condition.
As we continue to pursue sales to new and existing enterprise customers, our sales cycle, forecasting processes and deployment processes may become more unpredictable and require greater time and expense.
Sales to new and existing enterprises involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations. As we seek to increase our sales to enterprise customers, we face more complex customer requirements, substantial upfront sales costs, less predictability and, in some cases, longer sales cycles than we do with smaller customers. With enterprises, the decision to subscribe to our products may require the approval of multiple management personnel and more technical personnel than would be typical of a smaller organization, and accordingly, sales to enterprises may require us to invest more time educating these potential customers. Purchases by larger enterprises are also frequently subject to budget constraints and unplanned administrative, processing and other delays, which are likely to extend given the impact of the COVID-19 pandemic, which means we may not be able to come to agreement on the subscription or payment terms with enterprises. Our ability to successfully sell our products to larger enterprises is also dependent upon the effectiveness of our sales force, including new sales personnel, who currently represent the majority of our sales force. In addition, if we are unable to increase sales of our products to larger enterprise customers while mitigating the risks associated with serving such customers, our business, financial position and operating results may be adversely affected.
We rely upon free trials of our products and other inbound lead-generation strategies to drive our sales and revenue. If these strategies fail to continue to generate sales opportunities or trial users do not convert into paying customers, our business and results of operations would be harmed.
We rely, in part, upon our marketing strategy of offering free trials of our products and other inbound, lead-generation strategies to generate sales opportunities. Many of our customers start with the free trial version of our products. These strategies may not be successful in continuing to generate sufficient sales opportunities necessary to increase our revenue. Many early users never convert from the trial version of a product to a paid version of such product. Further, we often depend on individuals within an organization who initiate the trial versions of our products being able to convince decision makers within their organization to convert to a paid version. Many of these organizations have complex and multi-layered purchasing requirements. To the extent that these users do not become, or are unable to convince others to become, paying customers, we will not realize the intended benefits of this marketing strategy, and our ability to grow our revenue will be adversely affected.
As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation prior to becoming a public company or in a timely manner thereafter. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.
We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act if we take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and stock price. To comply with the requirements of being a public company, we may need to undertake various costly and time-consuming actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which may adversely affect our business, financial condition and results of operations.
Our management team has limited experience managing a public company.
Many members of our management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, results of operations and financial condition.
We may face exposure to foreign currency exchange rate fluctuations.
Today, our international contracts are usually denominated in U.S. dollars, and the majority of our international costs are denominated in local currencies. However, over time, it is possible that an increasing portion of our international contracts may be denominated in local currencies. Therefore, fluctuations in the value of the U.S. dollar and foreign currencies may affect our results of operations when translated into U.S. dollars. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations. However, in the future, we may use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates. The use of such hedging activities may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates over the limited time the hedges are in place. Moreover, the use of hedging instruments may introduce additional risks if we are unable to structure effective hedges with such instruments.

We are subject to export controls and economic sanctions laws, and our customers and channel partners are subject to import controls that could subject us to liability if we are not in full compliance with applicable laws.
Certain of our products are subject to U.S. export controls and we would be permitted to export such products to certain countries outside the U.S. only by first obtaining an export license from the U.S. government, or by utilizing an existing export license exception, or after clearing U.S. government agency review. Obtaining the necessary export license or accomplishing a U.S. government review for a particular export may be time-consuming and may result in the delay or loss of sales opportunities. Furthermore, U.S. export control laws and economic sanctions, including economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, prohibit the sale or supply of our products and services to U.S. embargoed or sanctioned countries, regions, governments, persons and entities.
Although we take precautions to prevent our solutions from being provided in violation of U.S. export control and economic sanctions laws, our solutions may have been in the past, and could in the future be, provided inadvertently in violation of such laws. If we were to fail to comply with U.S. export law requirements, U.S. customs regulations, U.S. economic sanctions or other applicable U.S. laws, we could be subject to substantial civil and criminal penalties, including fines, incarceration for responsible employees and managers and the possible loss of export or import privileges. U.S. export controls, sanctions and regulations apply to our channel partners as well as to us. Any failure by our channel partners to comply with such laws, regulations or sanctions could have negative consequences, including reputational harm, government investigations and penalties.
Changes in our products or changes in export and import regulations may create delays in the introduction of our products into international markets, prevent our customers with international operations from deploying our products globally or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. In addition, any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and operating results.
We are subject to anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to anti-corruption and anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act 2010 and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly and prohibit companies and their employees and agents from promising, authorizing, making, offering, soliciting, or accepting, directly or indirectly, improper payments or other improper benefits to or from any person whether in the public or private sector. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage and other consequences. Any investigations, actions or sanctions could adversely affect our business, results of operations and financial condition.
Our international operations may give rise to potentially adverse tax consequences.
Our corporate structure and associated transfer pricing policies anticipate future growth into the international markets. The amount of taxes we pay in different jurisdictions may depend on the application of the tax laws of the various jurisdictions, including the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions, which are generally required to be computed on an arm’s-length basis pursuant to intercompany arrangements or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. Our financial statements could fail to reflect adequate reserves to cover such a contingency.
As we continue to develop and grow our business globally, our success will depend in large part on our ability to anticipate and effectively manage these risks. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Our failure to successfully manage our international operations and the associated risks could limit the future growth of our business.
Changes in tax laws or regulations in the various tax jurisdictions we are subject to that are applied adversely to us or our customers could increase the costs of our products and harm our business.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future customers may elect not to purchase our products in the future. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our products. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could harm our business and financial performance.
Comprehensive tax reform legislation could adversely affect our business and financial condition.
On December 22, 2017, tax reform legislation known as the Tax Cuts and Jobs Act, or the Tax Act, was enacted in the United States. The Tax Act, as amended by the Coronavirus Aid, Relief, and Economic Security (CARES) Act, among other things, included changes to U.S. federal tax rates, imposed significant additional limitations on the deductibility of interest and net operating loss carryforwards and allowed for the expensing of capital expenditures. Accounting for the income tax effects of the Tax Act and subsequent guidance issued required complex new calculations to be performed and significant judgments in interpreting the legislation. Additional guidance may be issued on how the provisions of the Tax Act will be applied or otherwise administered that is different from our interpretation, which could result in adjustments to the income tax effects of the Tax Act we have recorded at December 31, 2018. These adjustments could have a negative impact on our business and financial condition.
Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations.
In general, under Section 382 of the United States Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. Our ability to utilize the Company’s current U.S. federal NOLs may be limited under Section 382 of the Code. If we undergo an ownership change, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Code. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. For these reasons, we may not be able to utilize a material portion of the NOLs, even if we were to achieve profitability.
Our NOL carryforwards may be unavailable to offset future taxable income because of restrictions under U.S. tax law. NOLs generated in taxable years ending on or prior to December 31, 2017 are only permitted to be carried forward for 20 taxable years under applicable U.S. federal tax law. Under the Tax Act, as modified by the CARES Act, our federal NOLs generated in taxable years ending after December 31, 2017 may be carried forward indefinitely and NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, under the Tax Act, as modified by the CARES Act, for taxable years beginning after December 31, 2020, the deductibility of federal NOLs generated in taxable years beginning after December 31, 2017 is limited to 80% of current year taxable income. It is uncertain if and to what extent various states will conform to the Tax Act, as modified by the CARES Act.
Risks Related to Our Indebtedness
Our indebtedness, if any, could adversely affect our business and growth prospects.
On July 27, 2020, we entered into a new credit agreement, or the New Credit Agreement, providing for a new revolving credit facility, or our New Revolving Credit Facility, with an initial $150.0 million in commitments for revolving loans, which may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. As of September 30, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility. The maturity date of the New Credit Agreement is July 27, 2025. All obligations under the New Credit Agreement are secured by first-priority perfected security interests in substantially all of our assets and the assets of our domestic subsidiaries, subject to permitted liens and other exceptions. Any indebtedness we may incur could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our existing or future debt, we may need to refinance such debt, dispose of assets or issue equity to obtain necessary funds. In such event, we may not be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.
Our existing and future indebtedness, the cash flow needed to satisfy such debt and the covenants contained in our New Credit Agreement, and the financing documentation governing any of our future indebtedness, could have important consequences, including:
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limiting funds otherwise available for financing our capital expenditures by requiring us to dedicate a portion of our cash flows from operations to the repayment of debt and the interest on this debt;

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limiting our ability to incur additional indebtedness;

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limiting our ability to capitalize on significant business opportunities;

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making us more vulnerable to rising interest rates; and

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making us more vulnerable in the event of a downturn in our business.

Fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations. Further, our New Credit Agreement contains customary affirmative and negative covenants and certain restrictions on operations that could impose operating and financial limitations and restrictions on us, including restrictions on our ability to enter into particular transactions and to engage in other actions that we may believe are advisable or necessary for our business.

We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, debt service requirements and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and to certain financial, business, economic and other factors beyond our control.
We are able to incur substantial additional indebtedness and may be able to make certain restricted payments, which could further exacerbate the risks associated with our current indebtedness.
We are able to incur significant additional indebtedness. Although our New Credit Agreement contains restrictions on the incurrence of indebtedness and liens, these restrictions are subject to a number of important qualifications and exceptions, and the additional indebtedness and liens incurred in compliance with these restrictions could be substantial.
Our New Credit Agreement permits us to incur certain additional indebtedness, including liabilities that do not constitute indebtedness as defined in the New Credit Agreement. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. In addition, the New Credit Agreement does not restrict our ability to incur additional indebtedness outside of the credit group set forth in the New Credit Agreement without regard to the restrictions set forth in the New Credit Agreement. If new debt is added to our currently anticipated indebtedness levels, the related risks that we face could intensify.
We may not be able to generate sufficient cash flow to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.
Our ability to make any future scheduled payments or to refinance any future outstanding debt obligations depends on our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and by COVID-19 as well as financial, business and other factors beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any failure to make payments of interest and principal on any of our future outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which would also harm our ability to incur additional indebtedness.
If our cash flows and capital resources are insufficient to fund any of our future debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Any such refinancing could be at higher interest rates and may require us to comply with more onerous covenants. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service obligations. Our New Credit Agreement includes certain restrictions on our ability to conduct asset sales and/or use the proceeds from asset sales for general corporate purposes. We may not be able to consummate these asset sales to raise capital or sell assets at prices and on terms that we believe are fair and any proceeds that we do receive may not be adequate to meet any debt service obligations then due. If we cannot meet our debt service obligations, the holders of our indebtedness may accelerate such indebtedness and, to the extent such indebtedness is secured, foreclose on our assets. In such an event, we may not have sufficient assets to repay all of our indebtedness.
The terms of the New Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.
Our New Credit Agreement contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

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incur certain additional indebtedness;

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pay dividends on or make distributions in respect of capital stock or repurchase or redeem capital stock;

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prepay, redeem or repurchase certain indebtedness;

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make loans and investments;

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sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

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incur liens;

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enter into transactions with affiliates;

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enter into agreements restricting the ability of our subsidiaries to pay dividends; and

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consolidate, merge or sell all or substantially all of our assets.

You should read the discussion under the heading “Description of Certain Indebtedness” for further information about these covenants.
The restrictive covenants in the New Credit Agreement require us to maintain specified financial ratios and satisfy other financial condition tests to the extent applicable. Our ability to meet those financial ratios and tests can be affected by events beyond our control.
A breach of the covenants or restrictions under the New Credit Agreement could result in an event of default under such agreement. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:
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limited in how we conduct our business;

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unable to raise additional debt or equity financing to operate during general economic or business downturns; or

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unable to compete effectively or to take advantage of new business opportunities.

These restrictions, along with similar restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.
Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our results of operations.
We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:
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develop and enhance our products;

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continue to expand our product development, sales and marketing organizations;

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hire, train and retain employees;

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respond to competitive pressures or unanticipated working capital requirements; or

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pursue acquisition opportunities.

In addition, our New Credit Agreement also limits our ability to incur certain additional debt and therefore we may need to amend our New Credit Agreement or issue additional equity to raise capital. If we issue additional equity, your interest in us will be diluted.
Risks Related to Ownership of Our Common Stock
Vista controls us, and its interests may conflict with ours or yours in the future.
Immediately following this offering, Vista will beneficially own approximately 64.3% of our common stock, or 63.0% if the underwriters exercise in full their option to purchase additional shares from certain of the selling shareholders, which means that, based on its percentage voting power held after the offering, Vista will control the vote of all matters submitted to a vote of our Board or shareholders, which will enable it to control the election of the members of the Board and all other corporate decisions. In addition, our bylaws provide that Vista will have the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the then outstanding shares of our capital stock then entitled to vote generally in the election of directors. Even when Vista ceases to own shares of our stock representing a majority of the total voting power, for so long as Vista continues to own a significant portion of our stock, Vista will still be able to significantly influence the composition of our Board, including the right to designate the Chairman of our Board, and the approval of actions requiring shareholder approval. Accordingly, for such period of time, Vista will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as Vista continues to own a significant percentage of our stock, Vista will be able to cause or prevent a change of control of us or a change in the composition of our Board, including the selection of the Chairman of our Board, and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.
In addition, we are party to a director nomination agreement with Vista that provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock it owns as of the date of our IPO; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the total number of shares of our common stock it owns as of the date of our IPO; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the total number of shares of our common stock it owns as of the date of our IPO; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the total number of shares of our common stock it owns as of the date of our IPO; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the total number of shares of our common stock it owns as of the date of our IPO. The director nomination agreement also provides that Vista may assign such right to a Vista affiliate. The director nomination agreement prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. See “Certain Relationships and Related Party Transactions — Related Party Transactions — Director Nomination Agreement” for more details with respect to the director nomination agreement.
Vista and its affiliates engage in a broad spectrum of activities, including investments in the information and business services industry generally. In the ordinary course of their business activities, Vista and its affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our certificate of incorporation provides that none of Vista, any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or its affiliates has any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Vista also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, Vista may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
We are a “controlled company” within the meaning of the rules of NASDAQ and, as a result, we qualify for, and currently rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.
Upon the listing of our common stock on NASDAQ we became a “controlled company” within the meaning of the rules of NASDAQ. After the completion of this offering, the Vista Funds will continue to control a majority of the voting power of our outstanding common stock. As a result, we will remain a “controlled company” within the meaning of the corporate governance standards of NASDAQ. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:
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the requirement that a majority of our Board consist of independent directors;

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the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors on our Board, our Compensation and Nominating Committee may not consist entirely of independent directors and our Compensation and Nominating Committee may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NASDAQ.
An active, liquid trading market for our common stock may not develop, which may limit your ability to sell your shares.
Our IPO occurred in July 2020. Therefore, there has been a public market for our common stock for a short period of time. Although we have listed our common stock on NASDAQ under the symbol “JAMF”, an active trading market for our shares may not be sustained. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our common stock. The market price of our common stock may decline below the public offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.
For as long as we are an “emerging growth company”, we will not be required to comply with certain public company reporting requirements, which could make our common stock less attractive to investors.
We are an “emerging growth company”, as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and (iv) not being required to provide audited financial statements for the year ended December 31, 2017, or five years of Selected Consolidated Financial Data, in this prospectus. We could be an emerging growth company for up to five years after the first sale of our common stock in our IPO, which fifth anniversary will occur in 2025. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer”, our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. As a result, the information that we provide to holders of our common stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our common stock less attractive as a result of our reliance on these exemptions. If some investors find our common stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our common stock and the market price for our common stock may be more volatile.
Under the JOBS Act, emerging growth companies may also elect to delay adoption of new or revised accounting standards until such time as those standards apply to private companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.
The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company”.
As a public company, we incur legal, accounting and other expenses that we did not previously incur. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Compliance with these rules and regulations continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company”. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from sales-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and could have a material adversely effect on our business, financial condition and results of operations.
Provisions of our corporate governance documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management, even if beneficial to our shareholders.
In addition to Vista’s beneficial ownership of 64.3% of our common stock after this offering (or 63.0%, if the underwriters exercise in full their option to purchase additional shares from certain of the selling shareholders), our certificate of incorporation and bylaws and the Delaware General Corporation Law, or the DGCL, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Among other things:
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these provisions allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of shareholders;

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these provisions provide for a classified board of directors with staggered three-year terms;

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these provisions provide that, at any time when Vista beneficially owns, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class;

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these provisions prohibit shareholder action by written consent from and after the date on which Vista beneficially owns, in the aggregate, less than 35% in voting power of our stock entitled to vote generally in the election of directors;

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these provisions provide that for as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock and at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class; and

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these provisions establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by shareholders at shareholder meetings; provided, however, at any time when Vista beneficially owns, in the aggregate, at least 10% in voting power of our stock entitled to vote generally in the election of directors, such advance notice procedure will not apply to it.

Our certificate of incorporation contains a provision that provides us with protections similar to Section 203 of the DGCL, and prevents us from engaging in a business combination with a person (excluding Vista and any of its direct or indirect transferees and any group as to which such persons are a party) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or shareholder approval is obtained prior to the acquisition. See “Description of Capital Stock — Anti-Takeover Effects of Our Certificate of Incorporation

and Our Bylaws”. These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.
These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.
For information regarding these and other provisions, see “Description of Capital Stock”.
Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation further provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above. See “Description of Capital Stock — Exclusive Forum”. The forum selection clause in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.
Our operating results and stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay.
Our quarterly operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our shares to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our shares may fluctuate in response to various factors, including:
•
market conditions in our industry or the broader stock market;

•
sales of Apple devices, Apple’s reputation and enterprise adoption of Apple devices;

•
actual or anticipated fluctuations in our quarterly financial and operating results;

•
introduction of new products or services by us, Apple or our competitors;

•
issuance of new or changed securities analysts’ reports or recommendations;

•
sales, or anticipated sales, of large blocks of our stock;

•
additions or departures of key personnel;

•
regulatory or political developments;

•
litigation and governmental investigations;

•
changing economic conditions, including impacts from COVID-19;

•
investors’ perception of us;

•
events beyond our control such as weather and war; and

•
any default on our indebtedness.

These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our shares to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 116,463,284 outstanding shares of common stock based on the number of shares outstanding as of September 30, 2020. This includes the shares that the selling shareholders are selling in this offering, which may be resold in the public market immediately.
Subject to certain exceptions described in the section titled “Underwriting”, we, our directors and executive officers and the Vista Funds (as well as a certain charity if it receives a contribution of shares of common stock from the Vista Funds) have entered into or will enter into lock-up agreements with the underwriters of this offering pursuant to which we and they have agreed, or will agree, that, subject to certain exceptions, we will not issue, and they will not directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 90 days after the date of this prospectus. See “Underwriting” and “Shares Eligible for Future Sale”. We, our directors and executive officers and certain of our shareholders also entered into lock-up agreements with the underwriters of our IPO providing substantially similar restrictions for a period of 180 days from the date of that prospectus.
Prior to the consummation of this offering, certain of our employees, including our executive officers, and/or directors have entered into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to our IPO. However, sales under these trading plans would be permitted, pursuant to the terms of such trading plans, following the expiration of the lock-up agreements relating to our IPO, including prior to the expiration of the lock-up agreements relating to this offering.
All of such shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters.
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, the lead book-runners in our IPO, are waiving lock-up restrictions entered into in connection with our IPO with respect to all of the shares being sold in this offering by the selling shareholders, including 50,000 shares of our common stock held by a certain officer of Jamf to allow such officer to participate in this offering. The waiver will take effect on the pricing of this offering (and in any event no earlier than November 18, 2020), and the shares may be sold only pursuant to this offering. In addition, as a result of this waiver of lock-up restrictions, certain other lock-up parties will be automatically released from the lock-up restrictions entered into in connection with our IPO on the same terms on a pro rata basis.
We have registered shares of common stock that we may issue under our equity compensation plans. Such shares can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Because we have no current plans to pay regular cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
We do not anticipate paying any regular cash dividends on our common stock for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of our existing indebtedness and any future outstanding indebtedness we or our subsidiaries incur, including under our New Credit Agreement. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur. See “Dividend Policy” for more detail.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market for our shares is influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.
Our certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially adversely affect the market price and the voting and other rights of the holders of our common stock.

FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results or our plans and objectives for future operations, growth initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:
•
the impact on our operations and financial condition from the effects of the current COVID-19 pandemic;

•
the potential impact of customer dissatisfaction with Apple or other negative events affecting Apple services and devices, and failure of enterprises to adopt Apple products;

•
the potentially adverse impact of changes in features and functionality by Apple on our engineering focus or product development efforts;

•
changes in our continued relationship with Apple;

•
the fact that we are not party to any exclusive agreements or arrangements with Apple;

•
our reliance, in part, on channel partners for the sale and distribution of our products;

•
risks associated with cyber-security events;

•
the impact of reputational harm if users perceive our products as the cause of device failure;

•
our ability to successfully develop new products or materially enhance current products through our research and development efforts;

•
our ability to continue to attract new customers;

•
our ability to retain our current customers;

•
our ability to sell additional functionality to our current customers;

•
our ability to meet service-level commitments under our subscription agreements;

•
our ability to correctly estimate market opportunity and forecast market growth;

•
risks associated with failing to continue our recent growth rates;

•
our dependence on one of our products for a substantial portion of our revenue;

•
our ability to scale our business and manage our expenses;

•
our ability to change our pricing models, if necessary to compete successfully;

•
the impact of delays or outages of our cloud services from any disruptions, capacity limitations or interferences of third-party data centers that host our cloud services, including AWS;

•
our ability to maintain, enhance and protect our brand;

•
our ability to maintain our corporate culture;

•
the ability of Jamf Nation to thrive and grow as we expand our business;

•
the potential impact of inaccurate, incomplete or misleading content that is posted on Jamf Nation;

•
our ability to offer high-quality support;

•
risks and uncertainties associated with potential acquisitions and divestitures, including, but not limited to, disruptions to ongoing operations; diversions of management from day-to-day responsibilities; adverse impacts on our financial condition; failure of an acquired business to further our strategy; uncertainty of synergies; personnel issues; resulting lawsuits and issues unidentified in diligence processes;

•
our ability to predict and respond to rapidly evolving technological trends and our customers’ changing needs;

•
our ability to compete with existing and new companies;

•
the impact of adverse general and industry-specific economic and market conditions;

•
the impact of reductions in IT spending;

•
the impact of real or perceived errors, failures or bugs in our products;

•
the impact of interruptions or performance problems associated with our technology or infrastructure;

•
our ability to attract and retain highly qualified personnel;

•
risks associated with competitive challenges faced by our customers;

•
the impact of statutory and regulatory determinations on our offerings to governmental entities;

•
risks associated with stringent and changing privacy laws, regulations and standards, and information security policies and contractual obligations related to data privacy and security;

•
the impact of any catastrophic events;

•
risks associated with our financial results or difficulty in predicting our financial results due to our revenue recognition; and

•
other factors disclosed in the section entitled “Risk Factors” and elsewhere in this prospectus.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA
Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the information presented in this prospectus is generally reliable, forecasts, assumptions, expectations, beliefs, estimates and projects involve risk and uncertainties and are subject to change based on various factors, including those described under “Forward-Looking Statements” and “Risk Factors”.
Certain information in the text of this prospectus is contained in independent industry publications. The sources of these independent industry publications are provided below:
•
Frost & Sullivan, Apple Device Management: Total Addressable Market, dated February 3, 2020, which was commissioned by us;

•
Forrester, The Total Impact of Mac in the Enterprise: Cost Savings and Business Benefits Enabled by an Employee Choice Program, A Forrester Total Economic Impact Study Commissioned by Apple, October 2019; and

•
International Data Corporation, 2019 U.S. Commercial PCD Survey Notebook Results.

This prospectus includes references to our Net Promoter Score. A Net Promoter Score is a metric used for measuring customer satisfaction and loyalty. We calculate our Net Promoter Score by asking customers the following question: “How likely are you to recommend Jamf to another organization?” Customers are then given a scale from 0 (labeled as “Not at all likely”) to 10 (labeled as “Extremely Likely”). Customers rating us 6 or below are considered “Detractors”, 7 or 8 are considered “Passives”, and 9 or 10 are considered “Promoters”. To calculate our Net Promoter Score, we subtract the total percentage of Detractors from the total percentage of Promoters. For example, if 50% of overall respondents were Promoters and 10% were Detractors, our Net Promoter Score would be 40. The Net Promoter Score gives no weight to customers who decline to answer the survey question. This method is substantially consistent with how businesses across Enterprise Software and other industries typically calculate their Net Promoter Score.
Our most recent Net Promoter Score as of September 30, 2020 for our products Jamf Pro, Jamf Now and Jamf Connect on a consolidated basis was 55.2. We use our Net Promoter Score results to anticipate and provide more attention to customers who may be in the Detractor category and, for those in the Promoter category, as a predictive indicator of a customer’s desire to remain a customer for the long-term.

USE OF PROCEEDS
The selling shareholders are selling all of the common stock being sold in this offering, including any shares sold upon the exercise of the underwriters’ option to purchase additional shares from certain of the selling shareholders. See “Principal and Selling Shareholders”. Accordingly, we will not receive any proceeds from this offering. We will bear the costs associated with the sale of the shares sold in this offering by the selling shareholders, other than underwriting discounts and commissions.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us. Any future determination to pay dividends is at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements and other factors that our Board may deem relevant.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables present our selected consolidated financial data. The selected consolidated statements of operations data for the three and nine months ended September 30, 2020 and 2019 and the selected consolidated balance sheet data as of September 30, 2020 are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair presentation of our unaudited interim consolidated financial statements. The selected consolidated statements of operations data for the years ended December 31, 2019 and 2018 and the selected consolidated balance sheet data as of December 31, 2019 and 2018 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results that may be expected for the full fiscal year. You should read the selected historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$57,933	$41,916	$160,989	$112,872	$159,111	$100,350
Services	3,605	5,234	10,066	14,529	19,008	20,206
License	8,866	7,418	21,970	19,605	25,908	26,006
Total revenue	70,404	54,568	193,025	147,006	204,027	146,562
Cost of revenue:
Cost of subscription(1)(2) (exclusive of amortization expense shown below)	10,117	8,045	28,127	22,425	31,539	24,088
Cost of services(1)(2) (exclusive of amortization expense shown below)	2,443	3,397	7,736	10,589	14,224	16,246
Amortization expense	2,679	2,634	8,034	7,588	10,266	8,969
Total cost of revenue	15,239	14,076	43,897	40,602	56,029	49,303
Gross profit	55,165	40,492	149,128	106,404	147,998	97,259
Operating expenses:
Sales and marketing(1)(2)	23,251	16,962	65,735	48,850	71,006	51,976
Research and development(1)(2)	12,736	10,919	37,282	29,453	42,829	31,515
General and administrative(1)(2)(3)	13,921	6,779	31,813	21,576	32,003	22,270
Amortization expense	5,633	5,627	16,941	16,886	22,416	21,491
Total operating expenses	55,541	40,287	151,771	116,765	168,254	127,252
Income (loss) from operations	(376)	205	(2,643)	(10,361)	(20,256)	(29,993)
Interest expense, net	(1,207)	(5,473)	(10,675)	(16,425)	(21,423)	(18,203)
Loss on extinguishment of debt	(5,213)	—	(5,213)	—	—	—
Foreign currency transaction loss	(154)	(861)	(471)	(1,311)	(1,252)	(418)
Other income, net	—	55	91	165	220	221
Loss before income tax benefit	(6,950)	(6,074)	(18,911)	(27,932)	(42,711)	(48,393)
Income tax benefit	1,857	1,404	5,105	6,581	10,111	12,137
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)	$(32,600)	$(36,256)
Per Share Data:(4)
Net loss per share:
Basic	$(0.04)	$(0.05)	$(0.13)	$(0.21)	$(0.32)	$(0.35)
Diluted	$(0.04)	$(0.05)	$(0.13)	$(0.21)	$(0.32)	$(0.35)
Weighted average shares used in computing net loss per share:
Basic	113,203,074	102,791,023	106,333,836	102,727,198	102,752,092	102,325,465
Diluted	113,203,074	102,791,023	106,333,836	102,727,198	102,752,092	102,325,465

(1)
Includes stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$314	$38	$390	$156	$194	$225
Services	62	—	62	—	—	—
Sales and marketing	675	112	897	348	460	529
Research and development	523	99	821	284	394	239
General and administrative	754	349	1,733	1,028	1,413	1,322
	$2,328	$598	$3,903	$1,816	$2,461	$2,315

(2)
Includes depreciation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$220	$213	$685	$610	$846	$745
Services	45	52	145	173	232	285
Sales and marketing	419	396	1,351	1,130	1,582	1,238
Research and development	251	265	803	755	1,052	905
General and administrative	131	164	419	294	413	281
	$1,066	$1,090	$3,403	$2,962	$4,125	$3,454

(3)
Includes acquisition-related expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
General and administrative	$1,092	$488	$4,328	$1,392	$1,392	$158
General and administrative also includes a Digita earnout benefit (expense) of $(0.6) million $3.1 million and $(0.2) million for the three and nine months ended September 30, 2020 and year ended December 31, 2019, respectively.
(4)
See Note 10 to our consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate our basic and diluted net loss per share and the weighted average number of shares used in the computation of the per share amounts.

	September 30,	December 31,
	2020	2019	2018
	(in thousands)
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$177,457	$32,433	$39,240
Working capital(a)	87,118	(52,938)	(27,230)
Total assets	1,055,284	904,808	853,384
Deferred revenue	188,238	140,710	100,662
Debt(b)	—	201,319	171,749
Total liabilities	239,898	400,930	320,290
Total stockholders’ equity	815,386	503,878	533,094

(a)
We define working capital as current assets less current liabilities.

(b)
Net of debt issuance costs of $3.7 million and $3.3 million as of December 31, 2019 and 2018, respectively.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the non-GAAP measures of Non-GAAP Gross Profit, Non-GAAP Gross Profit Margin, Non-GAAP Operating Income, Non-GAAP Operating Income Margin, Non-GAAP Net Income and Adjusted EBITDA are useful in evaluating our operating performance. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly-titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Non-GAAP Gross Profit
Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin are supplemental measure of operating performance that are not prepared in accordance with GAAP and that do not represent, and should not be considered as, alternatives to gross profit and gross profit margin, as determined in accordance with GAAP. We define Non-GAAP Gross Profit as gross profit, adjusted for stock-based compensation expense and amortization expense. We define Non-GAAP Gross Profit Margin as Non-GAAP Gross Profit as a percentage of Total revenue.
We use Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. We believe Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metric eliminates the effects of variability of stock-based compensation expense and amortization of acquired developed technology, which are non-cash expenses that may fluctuate for reasons unrelated to overall operating performance. While the amortization expense of acquired developed technology is excluded from Non-GAAP Gross Profit, the revenue related to acquired developed technology is reflected in Non-GAAP Gross Profit as these assets contribute to our revenue generation.
Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Gross Profit and Non-GAAP Gross Profit Margin should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Non-GAAP Gross Profit to gross profit, the most directly comparable GAAP measure, is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
		(in thousands)
Gross profit	$55,165	$40,492	$149,128	$106,404	$147,998	$97,259
Amortization expense	2,679	2,634	8,034	7,588	10,266	8,969
Stock-based compensation	376	38	452	156	194	225
Non-GAAP Gross Profit	$58,220	$43,164	$157,614	$114,148	$158,458	$106,453
Non-GAAP Gross Profit Margin	83%	79%	82%	78%	78%	73%

Non-GAAP Operating Income
Non-GAAP Operating Income and Non-GAAP Operating Income Margin are supplemental measures of operating performance that are not prepared in accordance with GAAP and that do not represent, and should not be considered as, alternatives to operating loss or operating loss margin, as determined in accordance with GAAP. We define Non-GAAP Operating Income as operating loss, adjusted for stock-based compensation, amortization, acquisition-related expense and acquisition-related earnout. We define Non-GAAP Operating Income Margin as Non-GAAP Operating Income as a percentage of Total revenue.
We use Non-GAAP Operating Income and Non-GAAP Operating Income Margin to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Non-GAAP Operating Income and Non-GAAP Operating Income Margin facilitate comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, help provide a broader picture of factors and trends affecting our results of operations. While the amortization expense of acquired trademarks, customer relationships, and developed technology is excluded from Non-GAAP Operating Income, the revenue related to acquired trademarks, customer relationships, and developed technology is reflected in Non-GAAP Operating Income as these assets contribute to our revenue generation.
Non-GAAP Operating Income and Non-GAAP Operating Income Margin have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Operating Income and Non-GAAP Operating Income Margin should not be considered as replacements for operating loss and operating loss margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Non-GAAP Operating Income to operating loss, the most directly comparable GAAP measure, is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
		(in thousands)
Operating income (loss)	$(376)	$205	$(2,643)	$(10,361)	$(20,256)	$(29,993)
Stock-based compensation	2,328	598	3,903	1,816	2,461	2,315
Acquisition-related expense	1,092	488	4,328	1,392	1,392	158
Amortization expense	8,312	8,261	24,975	24,474	32,682	30,460
Acquisition-related earnout	600	—	(3,100)	—	200	—
Non-GAAP Operating Income	$11,956	$9,552	$27,463	$17,321	$16,479	$2,940
Non-GAAP Operating Income Margin	17%	18%	14%	12%	8%	2%
Non-GAAP Net Income
Non-GAAP Net Income is a supplemental measure of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP. We define Non-GAAP Net Income as net loss, adjusted for stock-based compensation, amortization, acquisition-related expense, acquisition-related earnout, loss on extinguishment of debt, foreign currency transaction loss, discrete tax items and provision for income taxes.
We use Non-GAAP Net Income to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Non-GAAP Net Income facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations. While the amortization expense of acquired trademarks, customer relationships, and developed technology is excluded from Non-GAAP Net Income, the revenue related to acquired trademarks, customer relationships, and developed technology is reflected in Non-GAAP Net Income as these assets contribute to our revenue generation.
Non-GAAP Net Income has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Non-GAAP Net Income should not be considered as a replacement for net loss, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Non-GAAP Net Income (Loss) to net loss, the most directly comparable GAAP measure, is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)	$(32,600)	$(36,256)
Stock-based compensation	2,328	598	3,903	1,816	2,461	2,315
Acquisition-related expense	1,092	488	4,328	1,392	1,392	158
Amortization expense	8,312	8,261	24,975	24,474	32,682	30,460
Acquisition-related earnout	600	—	(3,100)	—	200	—
Loss on extinguishment of debt	5,213	—	5,213	—	—	—
Foreign currency transaction loss	154	861	471	1,311	1,252	418
Discrete tax items	(1,389)	42	(1,599)	66	53	(534)
Benefit for income taxes(1)	(3,050)	(2,494)	(7,470)	(7,083)	(9,280)	(8,124)
Non-GAAP Net Income (Loss)	$8,167	$3,086	$12,915	$625	$(3,840)	$(11,563)

(1)
The related tax effects of the adjustments to Non-GAAP Net Income were calculated using the respective statutory tax rates for applicable jurisdictions, which is not materially different from our annual effective tax rate of approximately 25%.

Adjusted EBITDA
Adjusted EBITDA is a supplemental measure of operating performance that is not prepared in accordance with GAAP and that does not represent, and should not be considered as, an alternative to net loss, as determined in accordance with GAAP. We define Adjusted EBITDA as net loss, adjusted for interest expense, net, benefit for income taxes, depreciation and amortization, stock-based compensation, acquisition-related expense, acquisition-related earnout, loss on extinguishment of debt and foreign currency transaction loss.
We use Adjusted EBITDA to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operating plans. We believe that Adjusted EBITDA facilitates comparison of our operating performance on a consistent basis between periods, and when viewed in combination with our results prepared in accordance with GAAP, helps provide a broader picture of factors and trends affecting our results of operations.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Adjusted EBITDA should not be considered as a replacement for net loss, as determined by GAAP, or as a measure of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes.
A reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)	$(32,600)	$(36,256)
Interest expense, net	1,207	5,473	10,675	16,425	21,423	18,203
Benefit for income taxes	(1,857)	(1,404)	(5,105)	(6,581)	(10,111)	(12,137)
Depreciation and amortization expense	9,378	9,351	28,378	27,436	36,807	33,914
Stock-based compensation	2,328	598	3,903	1,816	2,461	2,315
Acquisition-related expense	1,092	488	4,328	1,392	1,392	158
Acquisition-related earnout	600	—	(3,100)	—	200	—
Loss on extinguishment of debt	5,213	—	5,213	—	—	—
Foreign currency transaction loss	154	861	471	1,311	1,252	418
Adjusted EBITDA	$13,022	$10,697	$30,957	$20,448	$20,824	$6,615

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements”.
Overview
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With Jamf’s software, Apple devices can be deployed to employees brand new in the shrink-wrapped box, set up automatically and personalized at first power-on and administered continuously throughout the life of the device.
Jamf was founded in 2002, around the same time that Apple was leading an industry transformation. Apple transformed the way people access and utilize technology through its focus on creating a superior consumer experience. With the release of revolutionary products like the Mac, iPod, iPhone and iPad, Apple built the world’s most valuable brand and became ubiquitous in everyday life.
We have built our company through a singular focus on being the primary solution for Apple in the enterprise. Through our long-standing relationship with Apple, we have accumulated significant Apple technical experience and expertise that give us the ability to fully and quickly leverage and extend the capabilities of Apple products, OSs and services. This expertise enables us to fully support new innovations and OS releases the moment they are made available by Apple. This focus has allowed us to create a best-in-class user experience for Apple in the enterprise and grow to more than 43,000 customers deploying 18.6 million Apple devices in more than 100 countries and territories as of September 30, 2020.
We sell our SaaS solutions via a subscription model, through a direct sales force, online and indirectly via our channel partners, including Apple. Our multi-dimensional go-to-market model and cloud-deployed offering enable us to reach all organizations around the world, large and small, with our software solutions. As a result, we continue to see rapid growth and expansion of our customer base as Apple continues to gain momentum in the enterprise.

We have grown our software platform to meet the needs of Apple users in the enterprise as evidenced by the following key milestones.
Response to COVID-19
With social distancing measures having been implemented to curtail the spread of COVID-19, we enacted a robust business continuity plan, including a global work-from-home policy for all of our employees. We believe our internal cloud-first technology platforms have allowed for a seamless transition to a remote working environment without any material impacts to our business, highlighting the resilience of our business model. Our product portfolio and platform has enabled our commercial customers to continue with their efforts to work remotely, our K-12 and higher-education customers to deliver distance learning and our health-care customers to provide quality care via a telehealth model, a solution that was conceptualized and released during the current pandemic. We believe that a business like ours is well-suited to navigate the current environment in which customers are focused on effectively conducting business remotely, while the underlying demand for our core products remains relatively unchanged.
The extent to which the COVID-19 pandemic affects our business will depend on future developments in the United States and around the world, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions required to contain and treat it, among others. Although the ultimate impact of the COVID-19 pandemic on our business and financial results remains uncertain, a continued and prolonged public health crisis such as the COVID-19 pandemic could have a material negative impact on our business, operating results and financial condition. See “Risk Factors — Risks Relating to Our Business — The COVID-19 pandemic could materially adversely affect our business, operating results, financial condition and prospects” for additional information.
Key Factors Affecting Our Performance
Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:
Attract new customers.   Our ability to attract new customers is dependent upon a number of factors, including the effectiveness of our pricing and solutions, the features and pricing of our competitors’ offerings, the effectiveness of our marketing efforts, the effectiveness of our channel partners in selling, marketing and deploying our software solutions and the growth of the market for Apple devices and services for SMBs and enterprises. Sustaining our growth requires continued adoption of our platform by new customers. We intend to continue to invest in building brand awareness as we further penetrate our addressable markets. We intend to expand our customer base by continuing to make significant and targeted investments in our direct sales and marketing to attract new customers and to drive broader awareness of our software solutions.
Expand within our customer base.   Our ability to increase revenue within our existing customer base is dependent upon a number of factors, including their satisfaction with our software solutions and support, the features and pricing of our competitors’ offerings and our ability to effectively enhance our platform by developing new products and features and addressing additional use cases. Often our customers will begin with a small deployment and then later expand their usage more broadly within the enterprise as they realize the benefits of our platform. We believe that our “land and expand” business model allows us to efficiently increase revenue from our existing customer base. We intend to continue to invest in enhancing awareness of our software solutions, creating additional use cases, and developing more products, features, and functionality, which we believe are important factors to expand usage of our software solutions by our existing customer base. We believe our ability to retain and expand usage of our software solutions by our existing customer base is evidenced by our dollar-based net retention rate, which has exceeded 115% as of the end of each of the eleven fiscal quarters ended September 30, 2020, calculated on a trailing twelve months basis.
Sustain product innovation and technology leadership.   Our success is dependent on our ability to sustain product innovation and technology leadership in order to maintain our competitive advantage. We believe that we have built a highly differentiated platform and we intend to further extend the adoption of our platform through additional innovation. While sales of subscriptions to our Jamf Pro product account for most of our revenue, we intend to continue to invest in building additional products, features and functionality that expand our capabilities and facilitate the extension of our platform to new use cases. Our future success is dependent on our ability to successfully develop, market and sell additional products to both new and existing customers. For example, in 2018, we introduced Jamf Connect to provide users with a seamless connection to corporate resources using a single identity and in 2019 we introduced Jamf Protect to extend Apple’s security and privacy model to enterprise teams by creating unprecedented visibility into MacOS fleets through customized remote monitoring and threat detection and prevention.
Continue investment in growth.   Our ability to effectively invest for growth is dependent upon a number of factors, including our ability to offset anticipated increases in operating expenses with revenue growth, our ability to spend our research and development budget efficiently or effectively on compelling innovation and technologies, our ability to accurately predict costs and our ability to maintain our corporate culture as our headcount expands. We plan to continue investing in our business so we can capitalize on our market opportunity. We intend to grow our sales team to target expansion within our midmarket and enterprise customers and to attract new customers. We expect to continue to make focused investments in marketing to drive brand awareness and enhance the effectiveness of our customer acquisition model. We also intend to continue to add headcount to our research and development team to develop new and improved products, features and functionality. Although these investments may increase our operating expenses and, as a result, adversely affect our operating results in the near term, we believe they will contribute to our long-term growth.
Continue international expansion.   Our international growth in any region will depend on our ability to effectively implement our business processes and go-to-market strategy, our ability to adapt to market or cultural differences, the general competitive landscape, our ability to invest in our sales and marketing channels, the maturity and growth trajectory of Apple devices and services by region and our brand awareness and perception. We plan to continue making investments in our international sales and marketing channels to take advantage of this market opportunity while refining our go-to-market approach based on local market dynamics. For the year ended December 31, 2019, approximately 23% of our revenue came from customers outside of North America. While we believe global demand for our platform will increase as international market awareness of Jamf grows, our ability to conduct our operations internationally will require considerable management attention and resources and is subject to the particular challenges of supporting a growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems (including with respect to data transfer and privacy), alternative dispute systems and commercial markets. In addition, global demand for our platform and the growth of our international operations is dependent upon the rate of market adoption of Apple products in international markets.

Enhance our offerings via our partner network.   Our success is dependent not only on our independent efforts to innovate, scale and reach more customers directly but also on the success of our partners to continue to gain share in the enterprise. With a focus on the user and being the bridge between critical technologies — with Apple and Microsoft as two examples — we feel we can help other market participants deliver more to enterprise users with the power of Jamf. We will continue to invest in the relationships with our existing, critical partners, nurture and develop new relationships and do so globally. We will continue to invest in developing “plus one” solutions and workflows that help tie our software solutions together with those delivered by others.
Key Business Metrics
In addition to our GAAP financial information, we review several operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Number of Devices
We believe our ability to grow the number of devices on our software platform provides a key indicator of the growth of our business and our future business opportunities. We define a device at the end of any particular period as a device owned by a customer, which device has at least one Jamf product pursuant to an active subscription or support and maintenance agreement or that has a reasonable probability of renewal. We define a customer at the end of any particular period as an entity with at least one active subscription or support and maintenance agreement as of the measurement date or that has a reasonable probability of renewal. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity, subsidiary, segment or division that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately. A single customer may have multiple Jamf products on a single device, but we still would only count that as one device.
The number of devices was 18.6 million and 15.0 million as of September 30, 2020 and 2019, respectively. We have seen particular strength in the growth rate of devices as COVID-19 has accelerated the demand for organizations to connect remotely, manage, and protect their Apple devices.
Annual Recurring Revenue
ARR represents the annualized value of all subscription and support and maintenance contracts as of the end of the period. ARR mitigates fluctuations due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and SaaS. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.
Our ARR was $261.5 million, $208.9 million and $142.3 million as of September 30, 2020, December 31, 2019 and December 31, 2018, respectively.
Dollar-Based Net Retention Rate
To further illustrate the “land and expand” economics of our customer relationships, we examine the rate at which our customers increase their subscriptions for our software solutions. Our dollar-based net retention rate measures our ability to increase revenue across our existing customer base through expanded use of our software solutions, offset by customers whose subscription contracts with us are not renewed or renew at a lower amount.
We calculate dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end, or Prior Period ARR. We then calculate the ARR from these same customers as of the current period end, or Current Period ARR. Current

Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the dollar-based net retention rate.
Our dollar-based net retention rates have exceeded 115% as of the end of each of the eleven fiscal quarters ended September 30, 2020, calculated on a trailing twelve months basis and are primarily attributable to an expansion of devices. We believe our ability to cross-sell our new solutions to our installed base, particularly Jamf Connect and Jamf Protect, will continue to support our high dollar-based net retention rates.
The following table shows our actual dollar-based net retention rate as of the end of each of the eleven fiscal quarters ended September 30, 2020, calculated on a trailing twelve months basis:
	Trailing Twelve Months Ended
Dollar-Based Net	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Retention Rate	120%	118%	119%	117%	119%	120%	118%	118%	120%	117%	117%
We have a history of attracting new customers and growing their annual spend with us over time. We accomplish this through expanding our customers’ usage of our products and providing new value-added products. Growth may occur based on the volume of users who are able and choose to use Apple devices within an institution, devices being allocated to users who did not previously have devices (such as hospital patients or one-to-one school programs), or by introducing new products that we are able to offer customers. The chart below illustrates the total ARR for the periods presented, with each cohort representing our customers who made their first subscription purchase in the given fiscal year. For example, customers in the 2017 cohort are represented by customers who first purchased our subscription software between January 1st, 2017 and December 31st, 2017. They accounted for $16.2 million in ARR as of December 31, 2017 and grew to $27.4 million in ARR as of December 31, 2019. This represents a 1.7x multiple over two years with a CAGR at 30%. The rate of ARR expansion has been increasing with each new cohort, especially as introduction of newer value-added products is just beginning to have an impact. This expansion within our customer base has historically been faster for our commercial customers as compared to our education customers.

Customer Cohort Analysis
(in thousands)
ARR
$250,000
$200,000
$150,000
$100,000
$50,000
2013
2014
2015
2016
2017
2018
2019
2013 & Earlier
2014
2015
2016
2017
2018
2019

Components of Results of Operations
Revenues
We recognize revenue under ASC 606. Under ASC 606, we recognize revenue when or as performance obligations are satisfied. See “— Critical Accounting Policies — Revenue Recognition”.
We derive revenue primarily from sales of SaaS subscriptions and support and maintenance contracts, and to a lesser extent, sales of on-premise licenses and services.
Subscription.   Subscription revenue consists of sales of SaaS subscriptions and support and maintenance contracts. We sell our software solutions primarily with a one-year contract term. We typically invoice SaaS subscription fees and support and maintenance fees annually in advance and recognize revenue ratably over the term of the applicable agreement, provided that all other revenue recognition criteria have been satisfied. See “— Critical Accounting Policies” for more information. We expect subscription revenues to increase over time as we expand our customer base because sales to new customers are expected to be primarily SaaS subscriptions.
License.   License revenue consists of revenue from on-premise perpetual licenses and the license portion of on-premise subscriptions of our Jamf Pro product sold primarily to existing customers. We recognize all license revenue upfront, assuming all revenue recognition criteria are satisfied. We expect license revenues to decrease because sales to new customers are primarily cloud based subscription arrangements and therefore reflected in subscription revenue.
Services.   Services revenues consist primarily of professional services provided to our customers to configure and optimize the use of our software solutions, as well as training services related to the operation of our software solutions. Our services are priced on a fixed fee basis and generally invoiced in advance of the service being delivered. Revenue is recognized as the services are performed. We expect services revenues to decrease as a percentage of total revenue as the demand for our services is not expected to grow at the same rate as the demand for our subscription solutions.
Cost of Revenues
Cost of subscription.   Cost of subscription revenue consists primarily of employee compensation costs for employees associated with supporting our subscription and support and maintenance arrangements, our customer success function and third-party hosting fees related to our cloud services. Employee compensation and related costs include cash compensation and benefits to employees and associated overhead costs. We expect cost of subscription revenue to increase in absolute dollars, but to remain relatively consistent as a percentage of subscription revenue, relative to the extent of the growth of our business.
Cost of services.   Cost of services revenue consists primarily of employee compensation costs directly associated with delivery of professional services and training, costs of third-party integrators and other associated overhead costs. We expect cost of services revenue to decrease in absolute dollars relative to the decrease of our services business.
Gross Profit and Gross Margin
Gross profit, or revenue less cost of revenue, has been and will continue to be affected by various factors, including the mix of cloud based subscription customers, the costs associated with supporting our cloud solution, the extent to which we expand our customer support team and the extent to which we can increase the efficiency of our technology and infrastructure though technological improvements. We expect our gross profit to increase in absolute dollars. We expect our gross margin to increase over time as compared to the rates we delivered prior to the impact of COVID, as recurring revenue becomes a larger proportion of revenue, and as we increase average ARR per device.
Operating Expenses
Sales and Marketing.   Sales and marketing expenses consist primarily of employee compensation costs, sales commissions, costs of general marketing and promotional activities, travel-related expenses and allocated overhead. Sales commissions earned by our sales force are deferred and amortized over the period of benefit, which is estimated to be 5 years. We expect our sales and marketing expenses to increase on an absolute dollar basis as we expand our sales personnel and marketing efforts.
Research and Development.   Research and development expenses consist primarily of personnel costs and allocated overhead. We will continue to invest in innovation so that we can offer our customers new solutions and enhance our existing solutions. See “Business — Research and Development” for more information. We expect such investment to increase on an absolute dollar basis as our business grows.
General and Administrative.   General and administrative expenses consist primarily of employee compensation costs for corporate personnel, such as those in our executive, human resource, facilities, accounting and finance, legal and compliance, and information technology departments. In addition, general and administrative expenses include acquisition-related expenses which primarily consist of third-party expenses, such as legal and accounting fees, and adjustments to contingent consideration. We expect our general and administrative expenses to increase on a dollar basis as our business grows, particularly as we continue to invest in technology infrastructure and expand our operations globally. Also, we expect to incur additional general and administrative expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, and increased expenses for insurance, investor relations and accounting expenses.
Amortization.   Amortization expense primarily consists of amortization of acquired trademarks, customer relationships and developed technology.
Interest Expense, Net
Interest expense, net consists primarily of interest payments on our outstanding borrowings under our credit facilities as well as the amortization of associated deferred financing costs. See “— Liquidity and Capital Resources — Credit Facilities”.
Loss on Extinguishment of Debt
Upon closing of the IPO, we repaid $205.0 million of the principal amount of the Prior Term Loan Facility and recorded a loss on extinguishment of debt of $5.2 million for the prepayment penalty and write off of debt issuance costs.
Foreign Currency Transaction Loss
Our reporting currency is the U.S. dollar. The functional currency of all our international operations is the U.S. dollar. The assets, liabilities, revenues and expenses of our foreign operations are remeasured in accordance with ASC Topic 830, Foreign Currency Matters. Remeasurement adjustments are recorded as foreign currency transaction gains (losses) in the consolidated statement of operations.
Income Tax Benefit
Income tax benefit consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which we conduct business.
Other Income
Other income consists primarily of sublease rental income. The sublease was terminated in the second quarter of 2020.

Results of Operations
The following table sets forth our consolidated statements of operations data for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$57,933	$41,916	$160,989	$112,872	$159,111	$100,350
Services	3,605	5,234	10,066	14,529	19,008	20,206
License	8,866	7,418	21,970	19,605	25,908	26,006
Total revenue	70,404	54,568	193,025	147,006	204,027	146,562
Cost of revenue:
Cost of subscription(1)(2) (exclusive of amortization expense shown below)	10,117	8,045	28,127	22,425	31,539	24,088
Cost of services(1)(2) (exclusive of amortization expense shown below)	2,443	3,397	7,736	10,589	14,224	16,246
Amortization expense	2,679	2,634	8,034	7,588	10,266	8,969
Total cost of revenue	15,239	14,076	43,897	40,602	56,029	49,303
Gross profit	55,165	40,492	149,128	106,404	147,998	97,259
Operating expenses:
Sales and marketing(1)(2)	23,251	16,962	65,735	48,850	71,006	51,976
Research and development(1)(2)	12,736	10,919	37,282	29,453	42,829	31,515
General and administrative(1)(2)(3)	13,921	6,779	31,813	21,576	32,003	22,270
Amortization expense	5,633	5,627	16,941	16,886	22,416	21,491
Total operating expenses	55,541	40,287	151,771	116,765	168,254	127,252
Income (loss) from operations	(376)	205	(2,643)	(10,361)	(20,256)	(29,993)
Interest expense, net	(1,207)	(5,473)	(10,675)	(16,425)	(21,423)	(18,203)
Loss on extinguishment of debt	(5,213)	—	(5,213)	—	—	—
Foreign currency transaction loss	(154)	(861)	(471)	(1,311)	(1,252)	(418)
Other income, net	—	55	91	165	220	221
Loss before income tax benefit	(6,950)	(6,074)	(18,911)	(27,932)	(42,711)	(48,393)
Income tax benefit	1,857	1,404	5,105	6,581	10,111	12,137
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)	$(32,600)	$(36,256)

(1)
Includes stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$314	$38	$390	$156	$194	$225
Services	62	—	62	—	—	—
Sales and marketing	675	112	897	348	460	529
Research and development	523	99	821	284	394	239
General and administrative	754	349	1,733	1,028	1,413	1,322
	$2,328	$598	$3,903	$1,816	$2,461	$2,315

(2)
Includes depreciation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Cost of revenue:
Subscription	$220	$213	$685	$610	$846	$745
Services	45	52	145	173	232	285
Sales and marketing	419	396	1,351	1,130	1,582	1,238
Research and development	251	265	803	755	1,052	905
General and administrative	131	164	419	294	413	281
	$1,066	$1,090	$3,403	$2,962	$4,125	$3,454

(3)
Includes acquisition-related expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
General and administrative	$1,092	$488	$4,328	$1,392	$1,392	$158
General and administrative also includes a Digita earnout benefit (expense) of $(0.6) million, $3.1 million and $(0.2) million for the three and nine months ended September 30, 2020 and year ended December 31, 2019, respectively.

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenue for the periods indicated:
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(as a percentage of total revenue)
Consolidated Statement of Operations Data:
Revenue:
Subscription	82%	77%	84%	77%	78%	68%
Services	5	10	5	10	9	14
License	13	13	11	13	13	18
Total revenue	100	100	100	100	100	100
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	14	15	15	16	15	16
Cost of services (exclusive of amortization expense shown below)	4	6	4	7	7	11
Amortization expense	4	5	4	5	5	6
Total cost of revenue	22	26	23	28	27	34
Gross profit	78	74	77	72	73	66
Operating expenses:
Sales and marketing	33	31	34	33	35	35
Research and development	18	20	19	20	21	22
General and administrative	20	13	16	15	16	15
Amortization expense	8	10	9	11	11	15
Total operating expenses	79	74	78	79	82	87
Income (loss) from operations	-1	—	-1	-7	-10	-20
Interest expense, net	-2	-10	-6	-11	-11	-12
Loss on extinguishment of debt	-7	—	-3	—	—	—
Foreign currency transaction loss	—	-1	—	-1	-1	—
Other income, net	—	—	—	—	—	—
Loss before income tax benefit	-10	-11	-10	-19	-21	-33
Income tax benefit	3	2	3	4	5	8
Net loss	-7%	-9%	-7%	-15%	-16%	-25%

Comparison of the Three and Nine Months Ended September 30, 2020 and 2019
Revenue
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
SaaS subscription and support and maintenance	$57,933	$41,916	$16,017	38%	$160,989	$112,872	$48,117	43%
On-premise subscription	7,849	5,135	2,714	53	18,159	12,224	5,935	49
Recurring revenue	65,782	47,051	18,731	40	179,148	125,096	54,052	43
Perpetual license	1,017	2,283	(1,266)	(55)	3,811	7,381	(3,570)	-48
Professional services	3,605	5,234	(1,629)	(31)	10,066	14,529	(4,463)	-31
Non-recurring revenue	4,622	7,517	(2,895)	(39)	13,877	21,910	(8,033)	-37
Total revenue	$70,404	$54,568	$15,836	29%	$193,025	$147,006	$46,019	31%
Total revenue increased by $15.8 million, or 29%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Overall revenue increased as a result of higher subscription revenue partially offset by lower services and license revenue. Recurring revenue accounted for 93% of total revenue for the three months ended September 30, 2020 compared to 86% for the three months ended September 30, 2019. The increase in subscription revenue was driven by device expansion, the addition of new customers and cross-selling. Services revenue has decreased as COVID-19 impacted our in-person trainings, and our product enhancements have reduced customer reliance on our services in order to utilize our products. License revenue decreased as a result of shifting customers to our SaaS model as opposed to on-premise, perpetual licenses.
Total revenue increased by $46.0 million, or 31%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. Overall revenue increased as a result of higher subscription revenue partially offset by lower services and license revenue. Recurring revenue accounted for 93% of total revenue for the nine months ended September 30, 2020 compared to 85% for the nine months ended September 30, 2019. The increase in subscription revenue was driven by device expansion, the addition of new customers and cross-selling. Services revenue has decreased as COVID-19 impacted our in-person trainings, and our product enhancements have reduced customer reliance on our services in order to utilize our products. License revenue decreased as a result of shifting customers to our SaaS model as opposed to on-premise, perpetual licenses.

Cost of Revenue and Gross Margin
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Cost of revenue:
Cost of subscription (exclusive of amortization shown below)	$10,117	$8,045	$2,072	26%	$28,127	$22,425	$5,702	25%
Cost of services (exclusive of amortization show below)	2,443	3,397	(954)	-28	7,736	10,589	(2,853)	-27
Amortization expense	2,679	2,634	45	2	8,034	7,588	446	6
Total cost of revenue	$15,239	$14,076	$1,163	8%	$43,897	$40,602	$3,295	8%
Gross margin:
Subscription (exclusive of amortization)	85%	83%			84%	82%
Services (exclusive of amortization)	47%	55%			44%	52%
Total gross margin	78%	74%			77%	72%
Cost of revenue increased by $1.2 million, or 8%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily reflecting an increase in cost of subscription revenue offset by lower services cost of revenue. Subscription cost of revenue increased $2.1 million due to an increase of $1.1 million in employee compensation costs related to higher headcount to support the growth in our subscription customer base, an increase of $0.7 million in third party hosting fees as we increased capacity to support our growth and a $0.3 million increase in stock-based compensation expense. Cost of services revenue decreased $1.0 million as a result of lower services revenue.
Cost of revenue increased by $3.3 million, or 8%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 driven by an increase in cost of subscription revenue and amortization expense partially offset by lower services cost of revenue. Subscription cost of revenue increased $5.7 million primarily due to an increase of $3.3 million in employee compensation costs related to higher headcount to support the growth in our subscription customer base, an increase of $1.7 million in third party hosting fees as we increased capacity to support our growth, an increase of $0.3 million in computer hardware and software costs to support the growth of the business and a $0.2 million increase in stock-based compensation expense. Amortization expense increased $0.4 million due to intangibles added to our balance sheet as the result of acquisitions occurring in 2019. Cost of services revenues decreased $2.9 million as a result of lower services revenue.
Our subscription gross margin was 85% for the three months ended September 30, 2020 compared to 83% for the three months ended September 30, 2019. Our subscription gross margin was 84% for the nine months ended September 30, 2020 compared to 82% for the nine months ended September 30, 2019. The improvement in subscription gross margin for the three and nine months ended September 30, 2020 compared to the prior year periods was due to the growth in subscription revenue outpacing the growth in the support and hosting costs required to deliver our subscription solution.
Services gross margin was 47% for the three months ended September 30, 2020 compared to 55% for the three months ended September 30, 2019. Services gross margin was 44% for the nine months ended September 30, 2020 compared to 52% for the nine months ended September 30, 2019. The decrease in services gross margin for the three and nine months ended September 30, 2020 compared to the prior year periods reflected a larger decrease in services revenues due to the cancellation of in-person trainings as a result of COVID-19 than fixed services costs.
Total gross margin was 78% and 74% for the three months ended September 30, 2020 and 2019, respectively, and 77% and 72% for the nine months ended September 30, 2020 and 2019, respectively, as our revenue expanded faster than the costs required to deliver the revenue.
Operating Expenses
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Operating expenses:
Sales and marketing	$23,251	$16,962	$6,289	37%	$65,735	$48,850	$16,885	35%
Research and development	12,736	10,919	1,817	17	37,282	29,453	7,829	27
General and administrative	13,921	6,779	7,142	105	31,813	21,576	10,237	47
Amortization expense	5,633	5,627	6	—	16,941	16,886	55	—
Operating expenses	$55,541	$40,287	$15,254	38%	$151,771	$116,765	$35,006	30%
Sales and Marketing.   Sales and marketing expenses increased by $6.3 million, or 37%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The increase was primarily due to an increase of $3.9 million in employee compensation costs driven by headcount growth, a $2.1 million increase in marketing costs, a $0.6 million increase in stock-based compensation expense reflecting the RSUs granted in conjunction with the closing of our IPO, or the IPO grant, and an increase of $0.3 million in computer hardware and software costs to support the growth of the business, partially offset by a $0.7 million decrease in travel-related expenses reflecting less travel due to COVID-19. Marketing costs increased primarily due to increases in demand generation programs, advertising, and brand awareness campaigns focused on new customer acquisition, as well as an increase in costs related to our annual user conference.
Sales and marketing expenses increased by $16.9 million, or 35%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase was primarily due to an increase of $12.9 million in employee compensation costs driven by headcount growth, a $2.7 million increase in marketing costs, an increase of $1.4 million in computer hardware and software costs to support the growth of the business and a $0.6 million increase in stock-based compensation expense reflecting the IPO grant, partially offset by a $1.1 million decrease in travel-related expenses reflecting less travel due to COVID-19. Marketing costs increased primarily due to increases in demand generation programs, advertising, and brand awareness campaigns focused on new customer acquisition, as well as an increase in costs related to our annual user conference.
Research and Development.   Research and development expenses increased by $1.8 million, or 17%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 primarily due to a $1.3 million increase in employee compensation costs driven by higher headcount and a $0.4 million increase in stock-based compensation expense reflecting the IPO grant.
Research and development expenses increased by $7.8 million, or 27%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase was primarily due to an increase of $5.9 million in employee compensation costs driven by higher headcount, an increase of $0.8 million in outside services, an increase of $0.6 million in computer hardware and software costs to support the growth of the business and a $0.5 million increase in stock-based compensation expense reflecting the IPO grant.
General and Administrative.   General and administrative expenses increased by $7.1 million, or 105%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. The increase was primarily due to $2.7 million in additional expenses as a result of operating as a public company, an increase of $1.5 million in employee compensation costs driven by higher headcount to support our continued growth, an increase of $0.6 million in acquisition-related expenses, a $0.6 million increase to contingent consideration and a $0.4 million increase in stock-based compensation expense. The remainder of the cost increase is primarily related to costs to support the growth in business and headcount.
General and administrative expenses increased by $10.2 million, or 47%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The increase was primarily due to an increase of $4.8 million in employee compensation costs driven by higher headcount to support our continued growth, $3.5 million in additional expenses as a result of operating as a public company, a $2.9 million increase in acquisition-related expenses, a $0.8 million increase in allowance for bad debt and returns and a $0.7 million increase in stock-based compensation expense, partially offset by a $3.1 million reduction to contingent consideration. The remainder of the cost increase is primarily related to costs to support the growth in business and headcount.
Interest Expense, Net
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Interest expense, net	$1,207	$5,473	$(4,266)	-78%	$10,675	$16,425	$(5,750)	-35%
Interest expense, net decreased by $4.3 million, or 78%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 reflecting the repayment of the Prior Term Loan Facility.
Interest expense, net decreased by $5.8 million, or 35%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 reflecting the repayment of the Prior Term Loan Facility, as well as a lower interest rate prior to repayment.
Loss on Extinguishment of Debt
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Loss on extinguishment of debt	$5,213	$—	$5,213	NM%	$5,213	$—	$5,213	NM%
Loss on extinguishment of debt of $5.2 million for the three and nine months ended September 30, 2020 consists of a prepayment penalty of $2.0 million and write off of debt issuance costs of $3.2 million in connection with the early repayment of the Prior Term Loan Facility.

Foreign Currency Transaction Loss
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Foreign currency transaction loss	$154	$861	$(707)	-82%	$471	$1,311	$(840)	-64%
Foreign currency transaction loss decreased by $0.7 million, or 82%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Foreign currency transaction loss decreased by
$0.8 million, or 64%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. For the three and nine months ended September, 30, 2020, the loss was primarily driven by the strengthening of the U.S. dollar relative to the Euro on Euro-denominated receivables, cash and Euro-denominated intercompany loans. For the three and nine months ended September 30, 2019, the loss was primarily driven by the weakening of the U.S. dollar relative to the Euro on Euro-denominated intercompany loans that were utilized to fund the acquisition of ZuluDesk.
Other Income, Net
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Other income, net	$—	$55	$(55)	-100%	$91	$165	$(74)	-45%
Other income, net decreased by $0.1 million, or 100%, for the three months ended September 30, 2020 compared to the three months ended September 30, 2019. Other income, net decreased by $0.1 million, or 45%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The decrease in Other income, net for the three and nine months ended was due to the termination of our sublease in the second quarter.
Income Tax Benefit
	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2020	2019	$	%	2020	2019	$	%
	(in thousands)
Income tax benefit	$1,857	$1,404	$453	32%	$5,105	$6,581	$(1,476)	-22%
Income tax benefit was $1.9 million and $1.4 million for the three months ended September 30, 2020 and 2019, respectively. The effective tax rates for the three months ended September 30, 2020 and 2019 were 26.7% and 23.1%, respectively. The key components of the Company’s income tax benefit primarily consist of state and federal income taxes, federal research and development credits, and GILTI provisions. The effective tax rate for the three months ended September 30, 2020 was impacted by $1.4 million of discrete income tax benefit primarily related to the loss on debt extinguishment. The Company’s annual effective tax rates for the three months ended September 30, 2020 and 2019 were 25.6% and 23.8%, respectively.
Income tax benefit was $5.1 million and $6.6 million for the nine months ended September 30, 2020 and 2019, respectively. The effective tax rates for the nine months ended September 30, 2020 and 2019 were 27.0% and 23.6%, respectively. The key components of the Company’s income tax benefit primarily consist of state and federal income taxes, federal research and development credits, and

GILTI provisions. The effective tax rate for the nine months ended September 30, 2020 was higher than the prior year period due to the impact of the net operating loss carryback and interest limitation changes related to the CARES Act, research and development credits, the final GILTI high-tax exclusion regulation released on July 20, 2020 and a change in valuation allowance on foreign deferred tax assets related to a merger of subsidiaries. The effective tax rate for the nine months ended September 30, 2020 was impacted by $1.6 million of discrete income tax benefit primarily related to the loss on debt extinguishment and the impact of the net operating loss carryback and interest limitation changes related to the CARES Act.
Comparison of the Years Ended December 31, 2019 and 2018
Revenue
	Years Ended December 31,
	2019	2018	$ Change	% Change
		(in thousands)
SaaS subscription and support and maintenance	$159,111	$100,350	$58,761	59%
On-premise subscription	16,078	12,690	3,388	27%
Recurring revenue	175,189	113,040	62,149	55%
Perpetual license	9,830	13,316	(3,486)	−26%
Professional services	19,008	20,206	(1,198)	−6%
Non-recurring revenue	28,838	33,522	(4,684)	−14%
Total revenue	$204,027	$146,562	$57,465	39%
Total revenue increased by $57.5 million, or 39%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Overall revenue increased as a result of higher subscription revenue partially offset by slightly lower services and license revenue. The increase in subscription revenue was driven by the addition of new customers as well as an increase in device expansion within our installed customer base. Services revenue has decreased as our product enhancements have reduced the reliance our customers need to place on our services in order to utilize our products. License revenue decreased as a result of shifting customers to our SaaS model as opposed to on-premise, perpetual licenses.
Cost of Revenue and Gross Margin
	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands)
Cost of revenue:
Cost of subscription (exclusive of amortization shown below)	$31,539	$24,088	$7,451	31%
Cost of services (exclusive of amortization show below)	14,224	16,246	(2,022)	−12%
Amortization expense .	10,266	8,969	1,297	14%
Total cost of revenue	$56,029	$49,303	$6,726	14%
Gross margin:
Subscription (exclusive of amortization)	80%	76%
Services (exclusive of amortization)	25%	20%
Total gross margin	73%	66%

Cost of revenue increased by $6.7 million, or 14%, driven by an increase in cost of subscription revenue and amortization expense partially offset by lower services cost of revenue. Subscription cost of revenue increased due to an increase of $3.6 million in employee compensation costs related to higher headcount to support the growth in our subscription customer base, an increase of $2.4 million in third party hosting fees as we increased capacity to support our growth and an increase of $1.5 million in costs to support the growth of the business. Amortization expense increased due to intangibles added to our balance sheet as the result of acquisitions occurring in 2019. Cost of services revenues decreased $2.0 million due to deploying more cost effective delivery of services, which includes the use of third-party integrators.
Our subscription gross margin was 80% for the year ended December 31, 2019 compared to 76% for the year ended December 31, 2018. The improvement was due to the growth in subscription revenue outpacing the growth in the support and hosting costs required to deliver our subscription solution.
Service gross margin was 25% for the year ended December 31, 2019 compared to 20% for the year ended December 31, 2018. The increase in services gross margin was due to a lower blended cost to deliver services as discussed above.
Total gross margin was 73% and 66% for the years ended December 31, 2019 and 2018, respectively, as our revenue expanded faster than the costs required to deliver the revenue.
Operating Expenses
	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Operating expenses:
Sales and marketing	$71,006	$51,976	$19,030	37%
Research and development	42,829	31,515	11,314	36%
General and administrative	32,003	22,270	9,733	44%
Amortization expense	22,416	21,491	925	4%
Operating expenses	$168,254	$127,252	$41,002	32%
Sales and Marketing.   Sales and marketing expenses increased by $19.0 million, or 37%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to an increase of $13.2 million in employee compensation costs related to headcount growth. Marketing costs increased by $2.8 million primarily due to increases in demand generation programs, advertising and brand awareness campaigns focused on new customers acquisition. The remainder of the cost increase related to costs to support the growth in business and headcount of approximately $3.0 million.
Research and Development.   Research and development expenses increased by $11.3 million or 36%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to an increase of $8.8 million in employee compensation costs due to higher headcount and an increase of $0.8 million in computer hardware and software costs to support the growth of the business. The remainder of the cost increase related to costs to support the growth in business and headcount of approximately $1.7 million.
General and Administrative.   General and administrative expenses increased by $9.7 million, or 44% for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily due to an increase of $3.5 million in employee compensation costs primarily related to higher headcount to support our continued growth and an increase of $3.0 million in costs of professional services comprised primarily of legal and accounting fees driven by the 2019 acquisitions of ZuluDesk and Digita and general growth in the Company. In addition, charitable contributions increased by $0.9 million. The remainder of the cost increase related to costs to support the growth in business and headcount of approximately $2.3 million.
Amortization Expense.   Amortization expense increased by $0.9 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was due to additional intangibles that were acquired in 2019.
Interest Expense, Net
	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands)
Interest expense, net	$21,423	$18,203	$3,220	18%
Interest expense, net increased by $3.2 million, or 18%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily driven by the additional borrowing of $30.0 million under the Term Loan Facility in 2019 to fund the acquisition of ZuluDesk, partially offset by lower interest rate in 2019 compared to 2018.
Foreign Currency Transaction Loss
	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands)
Foreign currency transaction loss	$1,252	$418	$834	200%
Foreign currency transaction loss increased by $0.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. The loss was driven primarily by the weakening of the U.S. dollar relative to the Euro on significant Euro denominated intercompany loans that were utilized to fund the acquisition of ZuluDesk.
Other Income, Net
	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands)
Other income, net	$220	$221	$(1)	0%
Other income, net was $0.2 million for the years ended December 31, 2019 and 2018.
Income Tax Benefit
	Years Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands)
Income tax benefit	$10,111	$12,137	$(2,026)	−17%
Income tax benefit was $10.1 million and $12.1 million for the years ended December 31, 2019 and December 31, 2018, respectively. The effective tax rates for the years ended December 31, 2019 and 2018 were 23.7% and 25.1%, respectively. The key components of the Company’s income tax benefit primarily consist of state and federal income taxes, federal research and development credits and Global Intangible Low-Taxed Income provisions. The effective rate in 2019 was lower than 2018 due to higher permanent differences, and a valuation allowance for foreign deferred tax assets.
Quarterly Results of Operations and Other Data
The following tables set forth selected unaudited consolidated quarterly statements of operations data for each of the eleven fiscal quarters ended September 30, 2020, as well as the percentage of revenue that each line represents for each quarter. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.
	For the Three Months Ended,
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(in thousands)
Consolidated Statement of Operations Data:
Revenue:
Subscription	$57,933	$52,978	$50,078	$46,239	$41,916	$37,216	$33,740	$30,580	$26,663	$23,009	$20,098
Services	3,605	2,451	4,010	4,479	5,234	4,794	4,501	5,332	5,510	4,970	4,394
License	8,866	6,802	6,302	6,303	7,418	6,300	5,887	5,985	7,120	6,628	6,273
Total revenue	70,404	62,231	60,390	57,021	54,568	48,310	44,128	41,897	39,293	34,607	30,765
Cost of revenue:
Cost of subscription(1) (exclusive of amortization expense shown below)	10,117	8,762	9,248	9,114	8,045	7,423	6,957	6,519	6,264	5,752	5,553
Cost of services(1) (exclusive of amortization expense shown below)	2,443	2,207	3,086	3,635	3,397	3,549	3,643	3,811	4,097	4,110	4,228
Amortization expense	2,679	2,678	2,677	2,678	2,634	2,513	2,441	2,298	2,231	2,220	2,220
Total cost of revenue	15,239	13,647	15,011	15,427	14,076	13,485	13,041	12,628	12,592	12,082	12,001
Gross profit	55,165	48,584	45,379	41,594	40,492	34,825	31,087	29,269	26,701	22,525	18,764
Operating expenses:
Sales and marketing(1)	23,251	20,202	22,282	22,156	16,962	16,612	15,276	15,500	13,298	12,554	10,624
Research and development(1)	12,736	11,929	12,617	13,376	10,919	9,491	9,043	8,375	7,902	7,540	7,698
General and administrative(1)	13,921	6,603	11,289	10,427	6,779	7,534	7,263	6,743	5,164	5,063	5,300
Amortization expense	5,633	5,634	5,674	5,530	5,627	5,626	5,633	5,375	5,372	5,372	5,372
Total operating expenses	55,541	44,368	51,862	51,489	40,287	39,263	37,215	35,993	31,736	30,529	28,994
Income (loss) from operations	(376)	4,216	(6,483)	(9,895)	205	(4,438)	(6,128)	(6,724)	(5,035)	(8,004)	(10,230)
Interest expense, net	(1,207)	(4,690)	(4,778)	(4,998)	(5,473)	(5,481)	(5,471)	(4,285)	(4,738)	(4,778)	(4,402)
Loss on extinguishment of debt	(5,213)	—	—	—	—	—	—	—	—	—	—
Foreign currency transaction loss	(154)	(13)	(304)	59	(861)	(197)	(253)	(79)	(94)	(183)	(62)
Other income, net	—	36	55	55	55	55	55	55	55	56	55
Loss before income tax benefit	(6,950)	(451)	(11,510)	(14,779)	(6,074)	(10,061)	(11,797)	(11,033)	(9,812)	(12,909)	(14,639)
Income tax benefit	1,857	28	3,220	3,530	1,404	2,390	2,787	3,039	2,352	3,239	3,507
Net loss	$(5,093)	$(423)	$(8,290)	$(11,249)	$(4,670)	$(7,671)	$(9,010)	$(7,994)	$(7,460)	$(9,670)	$(11,132)

(1)
Includes stock-based compensation as follows:

	For the Three Months Ended,
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30 , 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(in thousands)
Cost of revenue:
Subscription	$314	$38	$38	$38	$38	$55	$63	$60	$62	$59	$44
Services	62	—	—	—	—	—	—	—	—	—	—
Sales and marketing	675	111	111	112	112	143	93	202	113	132	81
Research and development	523	141	157	110	99	95	90	(20)	84	86	89
General and administrative	754	474	505	385	349	356	323	326	353	369	275
	$2,328	$764	$811	$645	$598	$649	$569	$568	$612	$646	$489

	For the Three Months Ended,
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(as a percentage of total revenue )
Consolidated Statement of Operations Data:
Revenue:
Subscription	82%	85%	83%	81%	77%	77%	76%	73%	68%	66%	65%
Services	5%	4%	7%	8%	10%	10%	11%	13%	14%	14%	14%
License	13%	11%	10%	11%	13%	13%	13%	14%	18%	19%	20%
Total revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenue:
Cost of subscription (exclusive of amortization expense shown below)	14%	14%	15%	16%	15%	15%	16%	16%	16%	17%	18%
Cost of services (exclusive of amortization expense shown below)	4%	4%	5%	6%	6%	7%	8%	9%	10%	12%	14%
Amortization expense	4%	4%	5%	5%	5%	5%	6%	5%	6%	6%	7%
Total cost of revenue	22%	22%	25%	27%	26%	28%	30%	30%	32%	35%	39%
Gross profit	78%	78%	75%	73%	74%	72%	70%	70%	68%	65%	61%
Operating expenses:
Sales and marketing	33%	32%	37%	39%	31%	34%	35%	37%	34%	36%	35%
Research and development	18%	19%	21%	23%	20%	20%	20%	20%	20%	22%	25%
General and administrative	20%	11%	19%	18%	13%	16%	16%	16%	13%	15%	17%
Amortization expense	8%	9%	9%	10%	10%	12%	13%	13%	14%	16%	17%
Total operating expenses	79%	71%	86%	90%	74%	81%	84%	86%	81%	88%	94%
Income (loss) from operations	-1%	7%	-11%	-17%	0%	-9%	-14%	-16%	-13%	-23%	-33%
Interest expense, net	-2%	-8%	-7%	-9%	-10%	-11%	-12%	-10%	-12%	-14%	-14%
Loss on extinguishment of debt	-7%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Foreign currency transaction loss	0%	0%	-1%	0%	-1%	0%	-1%	0%	0%	-1%	0%
Other income, net	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Loss before income tax benefit	-10%	-1%	-19%	-26%	-11%	-20%	-27%	-26%	-25%	-37%	-48%
Income tax benefit	3%	0%	5%	6%	2%	5%	7%	7%	6%	9%	11%
Net loss	-7%	-1%	-14%	-20%	-9%	-15%	-20%	-19%	-19%	-28%	-36%

Quarterly Revenue Trends
Our quarterly revenue increased in each of the periods presented when compared to the results of the same quarter in the prior year primarily due to increases in the number of new customers as well as expansion within existing customers from increased device counts and sales of new products year-over-year. We generally receive a greater number of orders from new commercial customers, as well as renewal orders from existing commercial customers, in our fourth quarter because of purchasing patterns to coincide with their fiscal year end, which is typically December 31. In addition, we receive a greater number of orders from education customers in the summer months to coincide with their fiscal year end. Our license revenue is recognized upon transfer of control to the customer, which is typically upon making the software available to the customer, thus creating fluctuations in license revenue quarter-over-quarter depending on the number and size of licenses sold each quarter. Conversely, our subscription revenue is recognized on a straight-line basis over the contract term. For our subscription revenue, a portion of the revenue that we report in each period may be attributable to the recognition of deferred revenue recorded in prior periods. As such, increases or decreases in new sales or renewals in any one period may not be immediately reflected in our revenue for that period and may instead affect future periods. Over the past several quarters, subscription revenues have increased as a percent of total revenues and now account for 85% of total revenues. This is the result of an emphasis by our entire company in developing, marketing and selling our SaaS solutions.
Quarterly Operating Expense Trends
Our operating expenses have generally increased sequentially due to our growth and are primarily related to increases in personnel-related costs and related overhead to support our expanding operations and our continued investments in our solutions and service capabilities.
Liquidity and Capital Resources
General
As of September 30, 2020, our principal sources of liquidity were cash and cash equivalents totaling $177.5 million, which were held for working capital purposes, as well as the available balance of our New Revolving Credit Facility, described further below. Our cash equivalents, when held, are comprised of money market funds. Our positive cash flows from operations enable us to make continued investments in supporting the growth of our business. We expect that our operating cash flows, in addition to our cash and cash equivalents, will enable us to continue to make such investments in the future.
On July 24, 2020, we closed our IPO through which we issued and sold 13,500,000 shares of common stock at a price per share to the public of $26.00. In connection with the IPO, we raised approximately $319.0 million after deducting the underwriting discount and offering expenses payable by us. Concurrently with our IPO, we issued and sold 85,880 shares of our common stock in a private placement to certain of our named executive officers, certain of our other employees and our independent directors at the IPO Price for aggregate consideration of approximately $2.2 million.
Upon closing of the IPO, the Company repaid $205.0 million of the principal amount of the Prior Term Loan Facility and paid $3.4 million of accrued interest and $2.0 million of prepayment penalty. The Company also wrote off $3.2 million of remaining debt issuance costs upon repayment of the debt. The Company recorded a loss on debt extinguishment of $5.2 million for the prepayment penalty and write off of debt issuance costs in the third quarter of 2020.
We believe our cash and cash equivalents, our New Revolving Credit Facility and cash provided by sales of our software solutions and services will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and services offerings and the continuing market acceptance of our products. In the future, we may enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.
We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our results of operations.
A majority of our customers pay in advance for subscriptions and support and maintenance contracts, a portion of which is recorded as deferred revenue. Deferred revenue consists of the unearned portion of billed fees for our subscriptions, which is later recognized as revenue in accordance with our revenue recognition policy. As of September 30, 2020, we had deferred revenue of $188.2 million, of which $151.5 million was recorded as a current liability and is expected to be recorded as revenue in the next 12 months, provided all other revenue recognition criteria have been met.
Credit Facilities
On November 13, 2017, we entered into the Prior Credit Agreement with a syndicate of lenders, comprised of the $175.0 million Prior Term Loan Facility and the $15.0 million Prior Revolving Credit Facility, in each case with a maturity date of November 13, 2022. Pursuant to the Amendment Agreement No. 1, dated as of January 30, 2019, the Prior Term Loan Facility was increased to $205.0 million. Upon closing the IPO, the Company repaid the principal amount of the Prior Term Loan Facility.
On July 27, 2020, we entered into the New Credit Agreement, which provides for an initial revolving credit facility of $150.0 million, and which amount may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. In addition, the New Credit Agreement provides for the ability of the Company to request incremental term loan facilities, in a minimum amount of $5.0 million for each facility. The maturity date of the New Credit Agreement is July 27, 2025. The New Credit Agreement contains customary representations and warranties, affirmative covenants, reporting obligations, negative covenants and events of default. We were in compliance with such covenants at September 30, 2020. As of September 30, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility. In the third quarter of 2020, the Company recorded debt issuance costs of $1.3 million, which is amortized to interest expense over the term of the New Credit Agreement. As of September 30, 2020, debt issuance costs of $1.2 million are included in other assets on the consolidated balance sheets.
The interest rates applicable to revolving borrowings under the New Credit Agreement are, at the Company’s option, either (i) a base rate, which is equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate (subject to a floor) for a one month interest period (each term as defined in the New Credit Agreement) plus 1%, or (ii) the Adjusted LIBO Rate (subject to a floor) equal to the LIBO Rate for the applicable interest period multiplied by the Statutory Reserve Rate, plus in the case of each of clauses (i) and (ii), the Applicable Rate. The Applicable Rate (i) for base rate loans range from 0.25% to 1.0% per annum and (ii) for LIBO Rate loans range from 1.25% to 2.0% per annum, in each case, based on the Senior Secured Net Leverage Ratio (as such term is defined in the New Credit Agreement). Base rate borrowings may only be made in dollars. The Company pays a commitment fee during the term of the New Credit Agreement ranging from 0.20% to 0.35% per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio.

Cash Flows
The following table presents a summary of our consolidated cash flows from operating, investing and financing activities.
	Three Months Ended September 30,		Nine Months Ended September 30,		Years Ended December 31,
	2020	2019	2020	2019	2019	2018
	(in thousands)
Net cash provided by operating activities	$23,584	$15,086	$33,041	$5,367	$11,183	$9,360
Net cash used in investing activities	(470)	(7,712)	(1,836)	(46,337)	(47,363)	(5,802)
Net cash provided by (used in) financing activities	115,919	(4,586)	113,819	34,520	29,373	1,770
Net increase (decrease) in cash and cash equivalents	139,033	2,788	145,024	(6,450)	(6,807)	5,328
Cash and cash equivalents at beginning of period	38,424	30,002	32,433	39,240	39,240	33,912
Cash and cash equivalents at end of period	$177,457	$32,790	$177,457	$32,790	$32,433	$39,240
Cash paid for interest	$3,385	$5,217	$12,647	$15,785	$20,693	$17,835
Cash paid for purchases of equipment and leasehold improvements	470	2,845	1,836	6,164	7,190	2,909
Operating Activities
For the nine months ended September 30, 2020, net cash provided by operating activities was $33.0 million reflecting our net loss of $13.8 million, adjusted for non-cash charges of $37.3 million and net cash inflows of $9.5 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, amortization of debt issuance costs, provision for bad debt expense and returns, loss on extinguishment of debt and share-based compensation, partially offset by deferred taxes and a $3.1 million adjustment to our Digita earnout. The primary drivers of net cash inflows from changes in operating assets and liabilities included a $47.5 million increase in deferred revenue, a $3.2 million increase in other liabilities and a $3.1 million increase in accounts payable, partially offset by an $18.4 million increase in trade accounts receivable, a $16.9 million increase in deferred contract costs, a $4.7 million increase in prepaid expenses and other assets and a $4.2 million decrease in accrued liabilities.
For the nine months ended September 30, 2019, net cash provided by operating activities was $5.4 million reflecting our net loss of $21.4 million, adjusted for non cash charges of $27.7 million and net cash outflows of $1.0 million from changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, amortization of debt issuance costs and share based compensation, partially offset by deferred taxes. The primary drivers of net cash outflows from changes in operating assets and liabilities included a $13.0 million increase in trade accounts receivable, a $12.7 million increase in deferred contract costs, a $4.9 million increase in prepaid expenses and other assets and an $0.8 million decrease in accounts payable partially offset by a $29.6 million increase in deferred revenue and a $1.2 million increase in accrued liabilities.
For the year ended December 31, 2019, net cash provided by operating activities was $11.2 million reflecting our net loss of $32.6 million, adjusted for non-cash charges of $35.6 million and net cash inflows of $8.2 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization of property and equipment and intangible assets, amortization of deferred contract costs, amortization of debt issuance costs and share-based compensation, partially offset by deferred taxes. The primary drivers of changes in operating assets and liabilities related to a $37.0 million increase in deferred revenue, and an increase in accounts payable and accrued liabilities of $9.1 million, partially offset by increases in accounts receivable of $14.5 million, deferred contract costs of $17.0 million, and prepaid expenses and other assets of $6.9 million. Included in operating cash flows for the year ended December 31, 2019 was $0.7 million for certain costs paid in connection with our IPO.
For the year ended December 31, 2018, net cash provided by operating activities was $9.4 million, reflecting our net loss of $36.3 million, adjusted for non-cash charges of $27.7 million and net cash inflows of $18.0 million provided by changes in our operating assets and liabilities. Non-cash charges primarily consisted of share-based compensation and depreciation and amortization of property and equipment and intangible assets, and amortization of deferred contract costs partially offset by deferred taxes. The primary drivers of the changes in operating assets and liabilities related to a $32.5 million increase in deferred revenue partially offset by a $13.2 million increase in deferred contract costs.
Investing Activities
During the nine months ended September 30, 2020, net cash used in investing activities was $1.8 million reflecting purchases of equipment and leasehold improvements to support our higher headcount with additional office space and hardware and software.
During the nine months ended September 30, 2019, net cash used in investing activities was $46.3 million driven by the acquisition of ZuluDesk and Digita of $40.2 million, net of cash acquired, and purchases of $6.2 million in equipment and leasehold improvements to support our higher headcount with additional office space and hardware and software.
During the year ended December 31, 2019, net cash used in investing activities was $47.4 million primarily driven by the acquisition of ZuluDesk and Digita of $40.2 million, net of cash, and the purchases of $7.2 million in equipment and leasehold improvements to support our higher headcount with additional office space and hardware and software.
During the year ended December 31, 2018, net cash used in investing activities was $5.8 million primarily driven by the acquisition of Orchard & Grove for $2.1 million in cash and the purchases of $2.9 million in equipment and leasehold improvements to support higher headcount and additional office space and hardware and software.
Financing Activities
Net cash provided by financing activities of $113.8 million during the nine months ended September 30, 2020 was due to proceeds of approximately $326.3 million from the IPO after deducting underwriting discounts and commissions and $2.2 million of proceeds from the private placement, partially offset by the repayment of $205.0 million principal amount of our Prior Term Loan Facility, the payment of debt extinguishment costs of $2.0 million, the payment of offering costs of $6.6 million and the payment of debt issuance costs of $1.3 million related to the New Credit Agreement.
Net cash provided by financing activities of $34.5 million during the nine months ended September 30, 2019 was due to increased borrowings on our Prior Credit Facilities of $40.0 million for the ZuluDesk acquisition and $0.8 million of proceeds from the exercise of stock options, partially offset by the repayment of borrowings of $4.8 million and debt issuance costs of $1.6 million.
Net cash provided by financing activities of $29.4 million during the year ended December 31, 2019 was primarily due to increased borrowings on our Prior Credit Facilities of $40.0 million for the ZuluDesk acquisition. Subsequent to the acquisition, we repaid $10.0 million of our Prior Credit Facilities.
Net cash provided by financing activities of $1.8 million during the year ended December 31, 2018 was due to proceeds from the exercise of stock options.

Contractual Obligations and Commitments
As of September 30, 2020, our principal commitments consist of obligations under operating leases for office space and noncancelable minimum annual commitments with Amazon Web Services for hosting services and other vendors for support software. In connection with the closing of the IPO on July 24, 2020, we repaid $205.0 million of the principal amount of our Prior Term Loan Facility using the proceeds from the IPO. As such, as of September 30, 2020, we do not have any commitments for principal and interest payments related to our Prior Term Loan Facility.
The following table sets forth the amounts of our significant contractual obligations and commitments with definitive payment terms as of December 31, 2019:
	Payments due by Period
	Total	Less than 1 Year	1 – 3 years	3 – 5 years	More than 5 years
	(in thousands)
Term loan – principal	$205,000	$—	$205,000	$—	$—
Term loan – interest(1)	52,390	18,264	34,126	—	—
Operating lease obligations	30,459	4,745	9,205	7,959	8,550
Other obligations(2)	18,869	9,791	8,735	343	—
Total	$306,718	$32,800	$257,066	$8,302	$8,550

(1)
Interest payments that relate to the Prior Term Loan Facility are calculated and estimated for the periods presented based on the expected principal balance for each period and the contract interest rate at December 31, 2019 of 8.91%, given that our debt is at floating interest rates. Excluded from these payments is the amortization of debt issuance costs related to our indebtedness.

(2)
Other obligations represent a noncancelable minimum annual commitment with AWS for hosting services and other support software.

In March 2020, we entered into a new contractual agreement for hosting services totaling $30.9 million. As of September 30, 2020, future payments related to this contract are $2.1 million for the remainder of 2020, $21.3 million in 2021-2022 and $3.2 million in 2023.
The table above does not include potential earn-out consideration payable in connection with our 2019 acquisition of Digita. In connection with that acquisition, we agreed to an earn-out arrangement providing for up to $15 million payable to the seller, subject to meeting certain conditions.
Indemnification Agreements
In the ordinary course of business, we enter into agreements of varying scope and terms pursuant to which we agree to indemnify customers, channel partners, vendors, lessors, business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, services to be provided by us or from intellectual property infringement, misappropriation or other violation claims made by third parties. See “Risk Factors — We have indemnity provisions under our contracts with our customers, channel partners and other third parties, which could have a material adverse effect on our business”. In addition, we are party to indemnification agreements with our directors and certain executive officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, officers or employees. No demands have been made upon us to provide indemnification under such agreements and there are no claims that we are aware of that could have a material effect on our consolidated balance sheets, consolidated statements of operations and comprehensive loss, or consolidated statements of cash flows.
Off-Balance Sheet Arrangements
As of September 30, 2020 and December 31, 2019, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structure finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes.
JOBS Act
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.
The JOBS Act also permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.
Critical Accounting Policies
Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements included elsewhere in this prospectus. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates, impacting our reported results of operations and financial condition.
Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below are the most difficult management decisions as they involve the use of significant estimates and assumptions as described above. Refer to “Note 2 — Summary of Significant Accounting Policies” to the consolidated financial statements included elsewhere in this prospectus for more detailed information regarding our critical accounting policies.
Revenue Recognition
We derive revenue from the sales of software licenses and maintenance, hosted software and related professional services. We recognize revenue in accordance with ASC 606, which provides a five-step model for recognizing revenue from contracts with customers as follows:
•
Identify the contract with a customer

•
Identify the performance obligations in the contract

•
Determine the transaction price

•
Allocate the transaction price to the performance obligations in the contract

•
Recognize revenue when or as performance obligations are satisfied

Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment.
When our contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative stand-alone selling price, or SSP, basis to each performance obligation. The Company typically determines SSP based on observable selling prices of its products and services. In instances where SSP is not directly observable, such as with software licenses that are never sold on a stand-alone basis, SSP is determined using information that may include market conditions and other observable inputs. In addition, for software products where the pricing is also determined to be highly variable or highly uncertain, SSP is established using the residual approach. However, the Company does not currently use the residual approach for any of its performance obligations, as pricing was not determined to be highly variable or highly uncertain. SSP is typically established as ranges and the Company typically has more than one SSP range for individual products and services due to the stratification of those products and services by customer class, channel type and purchase quantity, among other circumstances.
Stock-Based Compensation
The Company applies the provisions of ASC 718, Compensation — Stock Compensation, or ASC 718, in its accounting and reporting for stock-based compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. All service-based options outstanding under the Company’s option plans have exercise prices equal to the fair value of the Company’s stock on the grant date, as determined by an independent third party. The fair value of these options is determined using the Black-Scholes option pricing model. Compensation cost for restricted stock units is determined based on the fair market value of the Company’s stock at the date of the grant. Stock-based compensation expense for service-based options and restricted stock units is generally recognized on a straight-line basis over the required service period. Forfeitures are accounted for when they occur.
The Company also grants performance-based awards to certain executives that vest upon the occurrence of a termination event, either a change in control or sale of the business, and Vista achieving a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. The terms of the agreement do not specify a performance period for the occurrence of the termination event. The contractual term of the awards is ten years. These options are also referred to as return target options. In 2018, as there is a market condition with these options based on a return on equity target, the fair value of the awards was determined using a Monte Carlo simulation. In 2019, the Company began using a modified Black-Scholes option pricing model as it was determined this would simplify the process and the model would yield similar results to the Monte Carlo simulation. As of September 30, 2020 and December 31, 2019 and 2018, the vesting conditions for these options had not been met, and accordingly, no compensation expense was recorded. In conjunction with the IPO, the vesting conditions of these options were modified to also vest following an IPO and registration and sale of shares by Vista whereby Vista achieves a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. In accordance with ASC 718, we calculated the fair value of these options on the modification date. The value of these options on the date of modification was $33.0 million as of June 30, 2020. The value of these options did not change as of September 30, 2020. As the awards are not currently considered probable of meeting vesting requirements no expense has been recognized, and the timing of any future expense recognition is unknown.
Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, including those regarding our future expected revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of future events.
Common Stock Valuation
Prior to the IPO, our Board established the fair value of the shares of common stock underlying our stock-based awards. These estimates were based in part upon valuations provided by third-party valuation firms.
Because there was no public market for our common stock prior to the IPO, our Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held Company Equity Securities Issued as

Compensation, or the AICPA Guide. The factors considered by our Board in estimating the fair value of our common stock prior to the IPO included the following:
•
Contemporaneous valuations performed regularly by unrelated third-party specialists;

•
Our historical operating and financial performance;

•
Likelihood of achieving a liquidity event, such as the consummation of an initial public offering or the sale of our company given prevailing market conditions and the nature and history of our business;

•
Market multiples of comparable companies in our industry;

•
Market multiples of current acquisitions in our industry;

•
Stage of development;

•
Industry information such as market size and growth;

•
The lack of marketability of our securities because we are a private company; and

•
General macroeconomic conditions.

In valuing our common stock prior to the IPO, our Board determined the value using both the income and the market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted average cost of capital, or WACC. To derive our WACC, a cost of equity was developed using the Capital Asset Pricing Model and comparable company betas, and a cost of debt was determined based on our estimated cost of borrowing. The costs of debt and equity were then weighted based on our actual capital structure. The market approach estimates value based on an estimate of IPO value or a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market multiple was determined and subsequently applied to our financial results to estimate our enterprise value. Also, our market approach factored in multiples on recent acquisitions in our industry.
Application of these approaches involved the use of estimates, judgment and assumptions that are highly complex and subjective, including those regarding our future expected revenue, expenses, cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions would impact our valuations at each valuation date and could have a material impact on the valuation of our common stock.
Following the completion of our IPO, it is no longer necessary to determine the fair value of our common stock as our shares are traded in the public market.
Income Taxes
Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances. The realization of our deferred tax assets is dependent on generating future taxable income and the reversal of existing temporary differences. Changes in tax laws and assumptions with respect to future taxable income could result in adjustment to these allowances.
The Company recognizes a tax benefit for uncertain tax positions only if the Company believes it is more likely than not that the position will be upheld on audit based solely on the technical merits of the tax position. The Company evaluates uncertain tax positions after the consideration of all available information.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business combinations. The Company evaluates goodwill for impairment in accordance with ASC 350, Goodwill and Other Intangible Assets, which requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company has one reporting unit. The Company performs its annual impairment testing of goodwill as of December 31 of each year and in interim periods if events occur that would indicate that it is more likely than not the fair value of the reporting unit is less than carrying value. If the Company’s reporting unit carrying amount exceeds its fair value an impairment charge will be recorded based on that difference. The impairment charge will be limited to the amount of goodwill currently recognized in the Company’s single reporting unit. There is inherent subjectivity involved in estimating future cash flows, which can have a material impact on the amount of any potential impairment. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.
Other Intangibles, Net
Other intangible assets include customer relationships, developed technology and trademarks acquired in our previous acquisitions, have definite lives, and are amortized over a period ranging from two to twelve years on a straight-line basis. Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows generated by the asset. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value of its fair value. There is inherent subjectivity involved in estimating future cash flows, which can have a material impact on the amount of any potential impairment. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.
Recent Accounting Pronouncements
For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 2 to our consolidated financial statements: “Summary of Significant Accounting Policies — Recent Accounting Pronouncements” appearing elsewhere in this prospectus.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Foreign Currency Exchange Risk
The functional currency of our foreign subsidiaries is the U.S. dollar. Most of our sales are denominated in U.S. dollars, and therefore our revenue is not currently subject to significant foreign currency risk. Our operating expenses are denominated in the currencies of the countries in which our operations are located, which are primarily in the U.S., Poland and the Netherlands. Our consolidated results of operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments. During the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have had a material impact on our consolidated financial statements.

Impact of Inflation
While inflation may impact our net revenue and costs of revenue, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.

BUSINESS
Our Mission
Our mission is to help organizations succeed with Apple.
Overview
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With Jamf’s software, Apple devices can be deployed to employees brand new in the shrink-wrapped box, set up automatically and personalized at first power-on and administered continuously throughout the life of the device.
Jamf was founded in 2002, around the same time that Apple was leading an industry transformation. Apple transformed the way people access and utilize technology through its focus on creating a superior consumer experience. With the release of revolutionary products like the Mac, iPod, iPhone and iPad, Apple built the world’s most valuable brand and became ubiquitous in everyday life.
We believe employees have come to expect the same high-quality Apple user experience at work as they enjoy in their personal lives. This is often not possible as many organizations rely on legacy solutions to administer Apple devices or do not give employees a choice of device. Jamf’s software solutions preserve and extend the native Apple experience, allowing employees to use their Apple devices as they do in their personal lives, while retaining their privacy and fulfilling IT’s enterprise requirements around deployment, access and security.
We have built our company through a singular focus on being the primary solution for Apple in the enterprise. Through our long-standing relationship with Apple, we have accumulated significant Apple technical experience and expertise that give us the ability to fully and quickly leverage and extend the capabilities of Apple products, OSs and services. This expertise enables us to fully support new innovations and OS releases the moment they are made available by Apple. This focus has allowed us to create a best-in-class user experience for Apple in the enterprise and grow to more than 43,000 customers deploying 18.6 million Apple devices in more than 100 countries and territories as of September 30, 2020.
We sell our SaaS solutions via a subscription model, through a direct sales force, online and indirectly via our channel partners, including Apple. Our multi-dimensional go-to-market model and cloud-deployed offering enable us to reach all organizations around the world, large and small, with our software solutions. As a result, we continue to see rapid growth and expansion of our customer base as Apple continues to gain momentum in the enterprise. Our customers include many highly recognizable brands and organizations including Apple itself, 8 of the largest 10 Fortune 500 companies, 7 of the top 10 Fortune 500 technology companies, 24 of the 25 most valuable brands (according to the Forbes Most Valuable Brands rankings) and 10 of the 10 largest U.S. banks (based on total assets according to bankrate.com). Additionally, we see opportunities to sell add-on products from our software platform into our current install base in order to provide greater value for our customers. Our focus on customer success and innovation has resulted in a Net Promoter Score that significantly exceeds industry averages. For further discussion on our Net Promoter Score, see “Market and Industry Data”.
Complementing our software platform is Jamf Nation, the world’s largest online community of IT professionals focused exclusively on Apple in the enterprise. This active, grassroots community of over 100,000 members serves as a highly-qualified and efficient crowd-sourced Q&A engine for anyone with questions about Apple and Jamf deployments. This community of loyal Jamf supporters selflessly acts as a resource for existing and potential customers and is also an important asset in providing feature feedback and ideas for our product roadmap.
As of September 30, 2020 and 2019, our ARR was $261.5 million and $191.1 million, respectively, representing growth of 37%. As of December 31, 2019 and 2018, our ARR was $208.9 million and

$142.3 million, respectively, representing growth of 47%. For the nine months ended September 30, 2020 and 2019, our total revenue was $193.0 million and $147.0 million, respectively, representing period-over-period growth of 31%. For the years ended December 31, 2019 and 2018, our total revenue was $204.0 million and $146.6 million, respectively, representing year-over-year growth of 39%. For the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, our loss from operations was $(2.6) million, $(10.4) million, $(20.3) million and $(30.0) million, respectively. For the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, our net losses were $(13.8) million, $(21.4) million, $(32.6) million and $(36.3) million, respectively. For the nine months ended September 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, our net cash provided by operating activities was $33.0 million, $5.4 million, $11.2 million and $9.4 million, respectively. For the nine months ended September 30, 2020 and 2019, our Non-GAAP Operating Income was $27.5 million and $17.3 million, respectively, and our Adjusted EBITDA was $31.0 million and $20.4 million, respectively. For the years ended December 31, 2019 and 2018, our Non-GAAP Operating Income was $16.5 million and $2.9 million, respectively, and our Adjusted EBITDA was $20.8 million and $6.6 million, respectively. Non-GAAP Operating Income and Adjusted EBITDA are supplemental measures that are not calculated and presented in accordance with GAAP. See “Selected Consolidated Financial Data — Non-GAAP Financial Measures” for a definition of each of Non-GAAP Operating Income and Adjusted EBITDA and a reconciliation to their respective most directly comparable GAAP financial measures.
Industry Background
Key trends impacting how enterprises use and manage technology to engage employees and drive productivity include:
Apple’s democratization of technology
Apple is ubiquitous. It is the most valuable brand in the world according to Forbes, and in 2018, it became the first company to cross a market capitalization of US$1 trillion. Apple’s success has been driven by delivering the best user experience to its customers through its innovative combination of hardware, software and cloud services. It has transformed the technology landscape by placing the user first and designing everything around maximizing the Apple user experience.
In the 1990s and early 2000s, endpoint technology was dominated by Microsoft Windows, particularly in the workplace. Many enterprises prioritized standardization over user experience in order to facilitate the deployment, security and management of massive numbers of Windows PCs. Employees were not typically given a choice in their devices. In the 2000s, Apple introduced a series of revolutionary products that transformed how the world interacts with technology. Apple released the iPod in 2001, followed by the iPhone in 2007 and the iPad in 2010. These products, which utilized Apple iOS (Apple’s proprietary mobile OS), shared a design element that placed the user first. The rapid rise in popularity of iOS devices, combined with the proliferation of web-based applications, created a “halo effect”, leading to a resurgence of Apple’s Mac computer. These devices empowered users to easily leverage powerful technology regardless of their technical expertise. Apple’s consumer-focused technology provided a significantly more capable, intuitive and faster experience than the technology many employees previously had in the workplace.
Apple’s focus on the user experience has transformed employees’ expectations for technology overall. Employees expect a simple, intuitive, seamless experience that fosters creativity, productivity and collaboration. Apple currently offers an entire ecosystem of desktops, laptops, tablets, phones and wearable devices designed to interoperate seamlessly at home, at work and everywhere in-between. This has made Apple the leading technology brand overall and for millennials according to a 2019 brand intimacy study by MBLM.
The consumerization of IT
The consumerization of IT refers to the migration of software and hardware products originally designed for personal use into the enterprise. Today, employees are often less inclined to draw a line between work and personal technology and commonly prefer not to settle for enterprise solutions that are harder to use than what they have at home. In response to the consumerization of IT movement, enterprises are transforming digitally to create a more engaged workforce, offering employees consumer-like tools and choice of technology. As the competition for talent escalates, we believe technology will play a central role in either improving or degrading the employee experience. Empowering employees to use their preferred devices is important to attract, engage and retain productive employees. Today, with more organizations than ever before managing and onboarding new employees remotely, the technology experience and the employee experience are synonymous.
Rapidly evolving workplace demographics are also accelerating the consumerization of IT. Millennials currently represent the largest segment of the U.S. workforce, according to a 2018 study by the Pew Research Center. In addition, a 2014 study by the Brookings Institute predicted that millennials will make up 75% of the U.S. workforce by 2025. Millennials are the first digitally-native generation that has grown up with broadband, smartphones, tablets, laptops and a massive library of apps through which they interact with the world and each other. Millennials demand more from their enterprise IT organizations. They expect to work from anywhere at any time. They expect to be able to collaborate instantly. They expect to have a choice in the technology they use.
This trend is expected to continue as younger generations enter the workforce and workplace technology continues to directly impact employment decision-making. In a 2019 survey conducted by Vanson Bourne and commissioned by us, approximately 70% of surveyed college students in five countries said they would be more likely to choose or stay at an organization that offers a choice in work computer, and if upfront cost was not a consideration, 71% said they would either use or would like to use a Mac computer.
Consumerization of IT has been one of the most significant trends impacting enterprise IT over the past decade. This trend is exemplified by Apple’s iPhone, introduced in 2007. The iPhone was quickly preferred by many employees for its superior user experience compared to the corporate issued mobile phones controlled by enterprise IT departments. Mass consumer adoption of the iPhone pushed organizations to develop corporate policies that support the use of personal devices for work. As a result, Apple — the ultimate consumer technology company — has become critically important to enterprise IT organizations.
Apple’s momentum in enterprise IT
Fueled by Apple’s popularity and the consumerization of IT, Apple devices have gained widespread acceptance across the enterprise, from the executive suite to new hires. As a result, Apple market share in the enterprise has grown significantly. According to Apple CEO Tim Cook, Apple is now in every Fortune 500 company, and “eight in ten companies are writing custom apps for their enterprise”. Apple’s enterprise revenue, disclosed as $25 billion in 2015, is estimated to have grown to over $40 billion in 2019 according to Atherton Research. Apple’s commitment to the enterprise has expanded through partnerships with enterprise giants, such as Accenture, Cisco, Deloitte, General Electric, IBM, Salesforce and SAP.
Evidence of this momentum is further supported by Statcounter, an organization that aggregates data based on web traffic. According to Statcounter, Apple OSs comprised 22% of global web traffic (both business and consumer) in December 2019, up from 4% in January 2009. Apple’s gains in the US have been even more significant, with Apple OSs now representing over 40% of web traffic in December 2019, compared to 27% for Microsoft and 28% for Google. Over that same period, the market share of Microsoft has declined from 92% to 27%.
The increased use of mobile devices to access the internet is largely responsible for the decline in market share of Windows over the past decade. Over this same decade, however, the Mac computer has grown in popularity and market share, further demonstrating that Apple’s increased use is not limited to iOS devices. While the Mac computer was once primarily associated with creative or artistic activities, it now represents a growing share of computers within the enterprise. As evidence of this, a recent IDC survey of U.S.-based commercial IT decision makers indicates that Mac represents 11% of their installed notebooks today and is expected to grow to 14% within two years. The same IDC survey shows that 88% of current Mac enterprise customers expect their Mac fleet to grow in the next two years.

The IDC survey also found growth amongst current customers is likely due to Apple brand loyalty, where four times as many organizations indicate they will “stick with” the Apple brand in the future when compared to other notebook brands (Dell, HP and Lenovo). In Windows-based enterprise environments, Apple devices are typically deployed alongside an array of Windows and other devices and operate with Microsoft enterprise solutions. Finally, an additional driver of Mac growth is the end-of-life of Windows 7 in January 2020. Enterprise IT decision makers who participated in the IDC survey expect 13% of their current Windows 7 fleet to be replaced with Mac.
Given the expectations of both current and future employees, offering employees a choice in technology is becoming imperative for many enterprises. When given a choice, more than 70% of employees surveyed worldwide would choose Mac over PC and iOS over Android, according to a 2018 survey conducted by us. Considering IDC’s estimate of current Mac enterprise penetration, we believe there is significant opportunity to fill the gap between how many employees want a Mac and how many currently use one.
Digital transformation in response to COVID-19
The COVID-19 pandemic has accelerated the need for solutions to empower remote work, distance learning and telehealth. While these trends were gaining mind share prior to the pandemic, recent challenges have added momentum to these digital transformation changes that will last long after the struggles related to COVID-19 have passed. Workflows that were once aspirational have become essential. For example, many companies with remote workforces want to ship devices directly from the manufacturer to the end user and have all the enterprise requirements fulfilled without IT (which is also remote) ever touching the devices. While this workflow has been used by some organizations in the past to increase IT efficiency and smooth the user experience, it now has become a logistical and scalable advantage for device distribution and employee safety. In healthcare, providers are attempting to conserve personal protective equipment and generally minimize in-person patient contact. As such, providers have used iPads to facilitate virtual inpatient care, serve patients at home and connect isolated patients with loved ones, with some providers even loaning the required devices to patients. In education, digital technology has never played a more important role. Many school districts have provided or are working to provide iPads to all their students in order to deliver equitable and engaging at-home learning experiences. These school districts require a solution that helps educators, students and parents embrace distance learning technology. This sudden and significant shift from in-person to virtual interactions is forcing these modern workflows into the mainstream. The vision of employee or student empowerment delivered through Jamf solutions can help organizations operate at the level they did before the necessity to conduct their business or function in a remote environment.
We believe these trends will continue. According to a May 2020 PricewaterhouseCoopers study, 68% of CFOs said that work flexibility (e.g., flexible hours and location) will make their company better in the long run, and 43% plan to implement remote work as a permanent option for roles that allow it. According to an April 2020 Gallup study, 62% of employed Americans currently say they have worked from home during the COVID-19 pandemic, a number that has doubled since mid-March, and three in five U.S. workers who have been doing their jobs from home during the COVID-19 pandemic would prefer to continue working remotely as much as possible once public health restrictions are lifted. More organizations than ever before are examining their remote employee and work-from-home policies and looking for solutions to guide them. Now, the technology experience and the employee experience are synonymous.
The limitations of legacy enterprise solutions
Legacy solutions do not deliver the full Apple user experience because they are either outdated, overly Windows-centric or treat all devices the same across operating systems. In particular, cross-platform solutions that treat devices the same tend to rely on the lowest common denominator technology that is shared across the relevant ecosystems. Apple, Microsoft and Google have each introduced device-specific cloud services to automate enterprise IT processes. Fully embracing these cloud services demands specific focus on the respective ecosystem. Legacy solutions do not leverage the native capabilities of Apple and do not deliver the full Apple experience across several key areas, including the following:

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Provisioning and deployment.   Legacy solutions commonly rely on processes, such as disk imaging, that are manual or time-intensive for IT departments and diminish the Apple user experience. As a result, IT departments need to spend additional time and effort setting up and configuring devices similar to a traditional PC deployment, and users receive a muted Apple experience that is overly complex and falls short of expectations.

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Operating system updates.   Cross-platform legacy solutions are unable to allocate sufficient resources to always support the latest operating systems from all manufacturers. As a result, IT departments are forced to place moratoriums on operating system upgrades (through manually distributed emails) so they can test and then slowly roll out operating system upgrades weeks or months after they become available. This approach is contrary to Apple user expectations and also delays deployment of potentially important security updates which often results in such solutions not supporting the latest Apple OS features and can cause security vulnerabilities that put an organization at risk.

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Application licensing and lifecycle.   Cross-platform solutions offer limited options for application distribution and installation, which often require hands-on IT oversight. Microsoft, Apple and Google each possess their own commerce solutions for third-party application purchases and distribution. Enterprise integrations for these commerce solutions require deep understanding of the platform and associated service. Cross-platform solutions have historically struggled to stay current with the standards of each platform’s features.

Additionally, the enterprise requirements for security and privacy result in the need to wrap applications with middleware, such as containers, degrading Apple’s intended user experience. License tracking in the cross-platform solution environment can also be manual. All of this effort creates extra and error-prone work for IT departments and dilutes the Apple user experience.
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Endpoint protection.   Legacy solutions do not leverage Apple’s native security tools and Endpoint Security framework, thereby providing limited visibility into an organization’s fleet of Apple devices and limited identification of potential security threats.

In most cases, legacy solutions rely on endpoint protection solutions that were originally designed for Windows. As a result, these solutions deliver endpoint protection to Apple devices in a manner which degrades the Apple user experience and performance and may not function properly in an Apple environment. In addition, the signature-based approach utilized by these solutions can only identify backward-looking threats specific to Microsoft, and does not communicate with native Apple security tools that could identify more relevant and immediate threats.
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Identity-based access to resources.   The concept of a workplace perimeter is quickly fading as employees demand flexibility to work from anywhere with seamless access to enterprise applications and resources. Enterprises need to make it simple for users to authenticate and access enterprise resources from anywhere with a single identity. To provide users access to corporate resources, many organizations bind their devices with AAD. While binding devices to AAD works well with Windows-based devices, it does not create an efficient experience for other ecosystems, including Apple. Additionally, to be able to service Apple devices in the enterprise, IT often creates a secondary administrator account on each device that tends to become a management headache, user experience burden and security risk.

For enterprise Apple deployments, the limitations of legacy solutions all add up to higher operational and support costs, greater security vulnerability, lower productivity and a degraded user experience. While Apple devices may have higher upfront costs, implementing the full Apple experience results in higher productivity and lower total cost of ownership. Realizing these potential benefits requires an enterprise software solution specifically built for the Apple ecosystem.
Our Solution
We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. Our SaaS solutions provide a cloud-based platform for full lifecycle enterprise IT management of Apple devices. We help organizations, including businesses, hospitals, schools and government agencies, connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. Our solutions are purpose-built to provide both technical and non-technical IT personnel with a single software platform to administer their end-users’ Apple devices, while preserving the legendary Apple experience end-users have come to expect. We believe that our success is born out of a singular focus on Apple and our commitment to optimizing the end-to-end user experience. As of September 30, 2020, we had more than 43,000 customers, over 17,000 of which became customers in the last 21 months, in more than 100 countries and territories.
We believe employees have come to expect the same high-quality Apple user experience at work as they enjoy in their personal lives. This is often not possible as many organizations rely on legacy solutions to administer Apple devices or do not give employees a choice of device. Our software solutions preserve and extend the native Apple experience, allowing employees to use their Apple devices as they do in their personal lives, while retaining their privacy and fulfilling IT’s enterprise requirements around deployment, access and security. Our software platform provides the following key benefits:
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Provisioning and deployment.   We provide a scalable, zero-IT-touch deployment right out of the shrink-wrapped box, personalized for each end-user. Our offering makes it possible for IT professionals to easily manage the traditionally challenging tasks of deployment, information encryption and loading and updating software, without ever touching the device. Jamf customer research has shown that our seamless cloud deployment capabilities lower the total cost of ownership of Apple devices, enable the native Apple experience in the enterprise and ultimately make Apple devices more effective and secure.

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Operating system updates.   Many Apple users expect immediate access to new features by upgrading the moment Apple releases a new OS. Given our singular focus on Apple, we are able to offer robust, immediate support for OS feature updates so they can be effortlessly deployed on the same day they are released by Apple. IT teams have the flexibility to automate updates or let users initiate the updates, ensuring employees stay up-to-date with all of the latest security and privacy features.

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Application lifecycle and licensing.   We give IT teams the ability to automate key workflows related to the installation and management of applications ensuring a more efficient IT management process. We also facilitate the deployment of both Apple App Store and third-party applications. These capabilities include automated targeted distribution of apps to employees based on their work needs, user-initiated app installation via a customized enterprise app store, automated volume purchasing and license management and automated tracking and deployment of third-party software updates.

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Endpoint protection.   We safeguard and amplify Mac security through an enterprise endpoint protection solution purpose-built for the Mac. Jamf endpoint protection is specifically designed to identify Mac-specific threats while preserving user experience and performance. Our software solution is built around the unique challenges that Apple devices face in enterprise security, with behavior-based detection and prevention of Apple-specific threats and enterprise visibility into native Apple security tools. Jamf endpoint protection is built for the Mac, architected using native Apple APIs and designed to co-exist within an organization’s existing enterprise security solutions.

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Identity-based access to resources.   We enable users to easily and securely connect to enterprise resources with a single cloud-based identity credential, simplified using biometrics on the Apple device. Users can then immediately access all of their corporate applications and shared resources. This eliminates the time-consuming need for multiple logins, reduces the number of IT tickets for password-related issues (which are frequently the leading cause of IT tickets) and removes the need for IT administrators to bind devices to AAD. Additionally, Jamf is able to dynamically block or grant administrative rights on the Apple device itself based on a user’s cloud-based identity, thus removing the need for additional administrator accounts on the device.

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Self-service.   We extend the Apple experience with an enterprise self-service app that empowers end-users to satisfy their own IT needs. With a single click, users can install apps pre-approved by IT, automatically resolve common technical issues and easily connect and configure enterprise resources, like the nearest printer, without waiting for IT. While the user experience is simple, the range of capabilities is immense. Our self-service app empowers users to be productive and self-sufficient while simultaneously reducing the labor burden on IT.

Our software platform provides value to both end-users and IT departments. Users receive the legendary Apple experience they have come to expect, and IT departments are able to empower employees, enhance productivity and lower total cost of ownership. According to an October 2019 Apple-commissioned study conducted by Forrester Consulting, The Total Economic Impact Of Mac In The Enterprise, a Mac in the enterprise results in $678 cost savings per device versus a comparable PC (when considering three-year hardware, software, support and operational costs), a 20% improvement in employee retention and a 5% increase in sales performance for sales employees. A Mac also results in 48 hours of increased productivity per employee over three years. These metrics result in a payback period of less than 6 months for a Mac.
Furthermore, research by Hobson & Company commissioned by us consisting of 15 interviews with Jamf customers found benefits from simplifying IT management, reducing the time spent provisioning devices and the time spent managing apps by 80% and 90%, respectively. Additionally, that research found Jamf improved end-user experience, reducing end-user productivity loss due to technical problems by 60% and volume of helpdesk tickets by 15%. Jamf also helped mitigate risk by reducing the time IT spent creating inventory reports and time spent managing policy and settings changes by 90% and 65%, respectively. Overall, Hobson & Company found that a typical organization could expect a 217% five-year return on investment and a 5.8 month payback period when using Jamf.
Our Relationship with Apple
Jamf was founded in 2002 with the sole mission of helping organizations succeed with Apple, making it the first Apple-focused device management solution. Today, we have become the largest infrastructure and software platform built specifically for enterprise deployments of the Apple ecosystem. Our relationship with Apple has endured and grown to be multi-faceted over the past 18 years.
To continuously offer a software solution built specifically for Apple, we have always worked closely with Apple’s worldwide developer relations organization in an effort to support all new Apple innovations the moment their hardware and software is released. Additionally, throughout the course of our relationship, Jamf and Apple have formalized several contractual agreements:
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Apple as a customer.   In 2010, Apple became a Jamf customer, using our software solution to deploy and secure its fleet of Apple devices internally. For the year ended December 31, 2019, Apple as a customer represented less than 1% of our total revenue.

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Apple as a channel partner in education and in retail.   In 2011, Apple became a Jamf channel partner in the education market, reselling our software solution to K-12 and higher education organizations within the United States. In 2012, Apple expanded their channel relationship by offering our software solution to businesses through Apple retail stores in the United States. For the year ended December 31, 2019, Apple as a channel partner facilitated approximately 6% of our bookings.

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Mobility Partner Program.   In 2014, we became a member of Apple’s Mobility Partner Program, which focuses on solution development and effective go-to-market activities.

Each of these contractual relationships continue to this day and span all enterprise technology across the Apple ecosystem, including Mac, iPad, iPhone and Apple TV. In addition to these contractual relationships, Apple and Jamf personnel frequently join forces to influence and collaborate as we work with customers, helping them succeed with Apple.
Market Opportunity
We believe our solution addresses a large and growing market covering the use of Apple technology in the enterprise. According to Frost & Sullivan, the global TAM for Apple Enterprise Management is estimated to be $10.3 billion in 2019 and is expected to grow at a CAGR of 17.8% to $23.4 billion by the end of 2024. This market represents the potential number of Apple mobile phones (iPhones), tablets (iPads), laptop and desktop computers (Macs), media streaming devices (Apple TVs) and portable media players (iPods) based on growing acceptance by education and business IT departments. Frost & Sullivan includes both devices purchased and provided by enterprises as well as BYODs owned by end-users that may require Apple Enterprise Management to provide necessary access to resources or services from the enterprises. The potential device numbers are multiplied by the Jamf average selling price (ASP) for each Apple device and enterprise type.
We believe our potential market opportunity could expand further as Apple may make additional devices available for enterprise management, such as the Apple Watch. Our opportunity may also expand further as we develop future solutions which provide value to enterprises managing their Apple ecosystem.
Our Strengths
The following are key strengths which contribute directly to our ability to create value for customers, employees, partners and stockholders:
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Long-standing relationship with and singular focus on Apple.   We are the only vertically-focused Apple infrastructure and security platform of scale in the world, and we have built our company through a singular focus on being the primary solution for Apple in the enterprise. We have a collaborative relationship with Apple which, combined with our accumulated technical experience and expertise, gives us the ability to fully and quickly leverage and extend the capabilities of Apple products, OSs and services. This expertise and collaboration with Apple development programs enables us to fully support new Apple innovations and OS releases the moment they are made available by Apple.

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Strong support from Jamf Nation.   Jamf Nation is the world’s largest online community of IT professionals exclusively focused on Apple in the enterprise. This active, grassroots community serves as a highly-qualified and efficient crowd-sourced Q&A engine for anyone with questions about Apple and Jamf deployments. Since launching the Jamf Nation website in 2011, we have accumulated over 100,000 registered Jamf Nation members. Each year we celebrate this community through a customer event called JNUC. During the most recent JNUC in November 2019, thousands of people attended from over 30 countries. This community of loyal Jamf supporters acts as a resource for existing and potential customers and is also an important asset in providing feature feedback and ideas for our product roadmap. Jamf Nation also serves as an efficient way to introduce potential customers to the Jamf brand and solutions.

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Standard for Apple in the enterprise.   As the only vertically-focused software platform of scale entirely dedicated to the Apple ecosystem, we are the standard for Apple in the enterprise. This is evidenced by our growing number of more than 43,000 customers as of September 30, 2020, including 24 of the 25 most valuable brands in the world (according to Forbes Most Valuable Brands rankings). In addition, hundreds of independent customer ratings on popular software review websites, including Gartner Peer Insights, G2Crowd and Capterra, have earned Jamf recognition as the “Customers’ Choice”. Through our intense focus on connecting, managing and protecting Apple devices, we are able to provide a differentiated solution when compared to other cross-platform providers who attempt to satisfy all requirements for all platforms.

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Strong partner ecosystem.   Our meaningful expertise managing the Apple ecosystem and our unique understanding of enterprise customers have motivated us to publish a large catalog of open APIs so our customers can integrate and extend their existing software solutions. It is upon this robust API catalog that we have built a strong partner ecosystem that includes hundreds of integrations and solutions made available in our Jamf Marketplace.

In addition to our developer partners, we have relationships with solution partners. One example is the work we have done to integrate our products with Microsoft Endpoint Manager and AAD. Development activities with Microsoft have resulted in solutions that optimize the Apple ecosystem within a Microsoft-centric enterprise. Jamf’s authentication and account management solutions have deep integrations with AAD. Additionally, customers can sync their Jamf inventory data with Microsoft Endpoint Manager, providing a consolidated view of all devices from all manufacturers in the organization’s fleet. This integration provides customers with simple and unified visibility. In addition, the integration provides tremendous operational benefits, including enforcing compliance policies, ensuring only compliant Apple devices can gain access to protected company resources like Office 365, and helping users remediate their device compliancy issues via Jamf’s self-service application.
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Effective go-to-market capabilities.   The combination of our strong partner ecosystem (including Apple and Microsoft), our e-commerce capability and our extensive enterprise and inside sales organizations, have created a differentiated and powerful go-to-market approach. We believe this robust go-to-market structure can allow us to effectively and efficiently reach our entire addressable market, including both large and small organizations in all geographic regions throughout the world. This also allows us to “land and expand” within our customer base by beginning with a limited engagement at each customer and increasing that customer relationship over time.

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Differentiated technology.   While Jamf technology has many powerful capabilities built to help promote digital transformation and satisfy the challenging requirements of connecting, managing and protecting Apple in the enterprise, specific innovations that set us apart from others in the market include:

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Powerful architected-for-Apple agent.   Apple IT administrators can access remote computers and file systems, collecting attributes and intelligence as if they were physically sitting with each and every Apple device in their fleet.

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Enterprise attributes and smart grouping.   Through our smart grouping technology, Jamf can dynamically group Apple devices, based on standard attributes, enterprise attributes or a combination thereof to target and execute business workflows at scale.

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Industry-specific workflows.   We have created industry-specific workflows that go beyond device management to solve issues for particular industries such as education, healthcare and hospitality, including solutions built around remote work, distance learning and telehealth.

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High performance native Apple APIs.   Jamf creatively utilizes extensive APIs from published Apple technologies which allows us to be ready instantly with each new Apple OS.

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Enterprise self-service.   Our simple-to-use enterprise self-service solution enables IT to empower end-users with a privately brandable application that allows users to install approved apps or perform complex tasks from a personalized enterprise catalog.

Our Growth Strategy
We help organizations succeed with Apple by connecting the Apple experience with the needs of the enterprise. By preserving and enhancing the Apple experience in an enterprise context, we believe we can drive our growth within the current Apple ecosystem as well as fuel further Apple penetration in enterprises, which will extend our opportunity. The key elements of our growth strategy include:
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Extend technology leadership through R&D investment and new products.   We intend to continue investing in research and development and pursuing select technology acquisitions in order to enhance our existing solutions, add new capabilities and deployment options and expand use cases. For example, over the last 18 months, we launched two new products, Jamf Connect and Jamf Protect, adding capabilities to provide both secure access to enterprise resources that users need through a single identity, and Mac-native endpoint security, respectively. We believe this strategy of continued innovation will allow us to reach new customers, cross-sell to existing customers and maintain our position as the standard for Apple in the enterprise.

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Deliver unique industry-specific innovation.   All industries today are experiencing new challenges related to social distancing, such as remote work, distance learning and telehealth. We intend to continue developing and enhancing Apple-specific functionality for certain verticals, such as education, healthcare and hospitality, to help these organizations serve the changing needs of their students, teachers, patients and workers. For example, our patented mobile-to-mobile management technology provides teachers and parents control over school-issued iPads — whether they are ten feet away or ten miles. We have patent-pending healthcare listener functionality that empowers hospitals to launch device workflows based on events in the electronic medical record, giving patients access to their care plans and control over their room environment through a hospital-issued iPad. In reaction to the global shortage of personal protective equipment, we have also launched a patent-pending telehealth workflow, Virtual Visits, aimed to protect providers while still connecting patients to care and their communities. Providers are able to virtually round to their patients, and patients can simply connect with families outside the hospital without IT ever having to touch the device. Once patients are discharged, Virtual Visits can help to automatically digitally wipe the device to prepare it for the next patient. We believe targeted, vertical-specific functionality can help us further penetrate industries which already use Apple devices, or provide a differentiated solution to enter a new industry or solve a new use case.

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Grow customer base with targeted sales and marketing investment.   We aim to expand our customer base by continuing to make significant and targeted investments in our direct sales and marketing in an effort to attract new customers and drive broader awareness of our software solutions. In addition, with our expanded platform, we can reach beyond our historical sales efforts focused on IT executives and administrators, and sell to CIOs, CISOs and line-of-business leaders. We also plan to increase our channel sales and marketing organization to deepen and expand our joint go-to-market efforts with channel partners in order to reach new territories and opportunities. We believe the channel is an efficient way to sell to smaller customers and reach new jurisdictions in a cost-effective manner.

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Increase sales to existing customers.   We believe our base of more than 43,000 customers as of September 30, 2020 represents a significant opportunity for sales expansion. Our opportunities to deliver further value to existing customers include (1) growing the customers’ number of Apple devices currently in use; (2) selling additional Jamf products; (3) expanding customers’ use of Jamf from one Apple product, like Mac, to additional Apple products used within the organization, like iPad, iPhone and Apple TV; and (4) expanding the way customers use Apple products by showcasing capabilities available once customers fully embrace Jamf for deployment. Additionally, Apple continues to grow their ecosystem of solutions that can bring value to organizations, as they did with the introduction of tvOS management in 2017, making the Apple TV an attractive product to deliver new use cases in conference rooms, classrooms, hospitality environments, and for digital signage across a range of industries. The strength of Jamf’s “land and expand” strategy is evidenced by our dollar-based net retention rate, which has exceeded 115% as of the end of each of the eleven fiscal quarters ended September 30, 2020, calculated on a trailing twelve months basis.

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Expand global presence.   We have a large international presence which we intend to continue growing. For the year ended December 31, 2019, approximately 23% of our revenue originated outside of North America. We intend to continue making investments in our international sales and marketing channels to take advantage of this market opportunity, while refining our go-to-market approach based on local market dynamics. Furthermore, we will invest in our products and technology to fulfill the unique needs of the market we target.

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Grow and nurture Jamf Nation.   Jamf Nation is the world’s largest online community of IT professionals focused exclusively on Apple in the enterprise. It consists of a knowledgeable and active community of over 100,000 Apple-focused administrators and Jamf users who come together to gain insight, share best practices, vet ideas with fellow administrators and submit product feature requests. We intend to continue investing in our community platform and these relationships to ensure that our Jamf Nation community remains a vibrant forum for discussion and problem-solving for our users. We believe this community will continue to be a focal point for the Apple ecosystem and can also be helpful in introducing Jamf to potential new customers.
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Cultivate relationships with developer partners.   We believe one of the most powerful elements of our software platform is the ability to use published APIs to extend its value with other third-party or custom solutions. As of December 31, 2019, more than 100 integrations and value-added solutions were published on the Jamf Marketplace. These solutions extend the value of Jamf, protect customers’ existing IT investments and encourage greater use and expansion of Jamf within the enterprise.

Our Products
We provide industry-leading software solutions that help empower users with Mac, iPad, iPhone and Apple TV. We deploy our solutions through five main products:
Jamf Pro
Jamf Pro offers a robust Apple ecosystem management software solution for complex IT environments, serving both commercial businesses and educational institutions. Since its introduction in 2002, Jamf Pro has been our flagship product, serving the largest portion of Jamf’s customer base.
Key capabilities of Jamf Pro include:
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providing a seamless initial device deployment, giving companies the ability to choose between a zero-touch experience or offering a more hands-on device enrollment and deployment;

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enabling customization of devices beyond configuration profiles, use policies and scripts for the optimal user experience;

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facilitating pre-configuration of user settings before deployment;

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providing app management flexibility wherein apps can be made available automatically to users or through an enterprise self-service catalog;

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granting users the ability to update software and maintain their own devices through Jamf’s brandable self-service application without a help desk ticket;

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automating ongoing inventory management, such as automatic collection of hardware, software and security configuration details from Apple devices, creating custom reports and alerts, and managing software licenses and warranty records; and

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securing Apple devices by leveraging native security features, such as encryption, managing device settings and configurations, restricting malicious software and patching all Apple devices without the need for user interaction.

Jamf Now
Launched in 2015, Jamf Now is an intuitive, pay-as-you-go Apple device management software solution for SMBs. Jamf Now prioritizes simplicity through a design that is targeted for organizations with limited or no IT resources, and it can be adopted by such organizations without engaging Jamf sales, training, or services personnel. Jamf Now allows customers to set up their own accounts to enroll their Apple devices and immediately benefit regardless of any prior experience with Jamf. Jamf Now facilitates the consistent configuration of devices remotely, provides a 360-degree view of inventory and remotely enforces passcodes, encryption, installed software and locking or wiping of Apple devices.
Jamf School
Jamf School is a purpose-built software solution for educators and is supported by apps that empower teachers to create an active and personal learning environment. We have a long and successful presence in the education market, dating back to the early 2000s, and we introduced Jamf School in early 2019 following the acquisition of ZuluDesk. Launching Jamf School significantly increased our value in the classroom and allows us to further empower teachers, students and even parents.
Teachers using Jamf School are able to quickly and easily control all Apple devices in their classroom, which ultimately aids the focus of students. Teachers design lesson plans leveraging content from Apple’s App Store and are able to easily deploy these lessons to students. They can also restrict specific functions during assessments, and control what content and resources students have access to on their iPads at a specific time. This functionality works seamlessly whether the teacher and student(s) are in the same physical classroom or if they are learning from home or in different locations.
With Jamf School, parents can use their personal iPhone, iPad or Apple Watch to govern the access children have when using their school-issued iPads at home. Parents can control and limit their children’s device usage, applications and functionality when the student is not in the school lessons. Jamf School transforms processes that once required IT involvement into dynamic interactions that put the power in the hands of the people who have the greatest impact on meeting each student’s learning needs.
Jamf School also engages and connects the student. Students can gain automatic access to subject-specific materials and applications, while unrelated or irrelevant content is hidden to avoid distraction. Through a self-service portal, students are also able to choose applications from an approved list of content, empowering them to have control over their learning. Teachers and parents can be confident students are focused and connected, which is specifically important in situations where students may bring their devices home or have prolonged control of their devices outside of the school district’s possession.
Jamf Connect
Jamf Connect, launched in 2018, gives users the ability to provision their new Apple devices by simply entering their cloud identity the first time the device is powered on. The Apple account is then automatically set up, synchronized and used to grant rights on the device itself, providing immediate value to the user. Jamf Connect transforms how users connect to their corporate identity and therefore provides users with a seamless connection to corporate resources.
Jamf Connect gives IT administrators the ability to monitor all company Mac devices and control who is accessing them, providing comfort that both the device and corporate information are protected. Jamf Connect substantially improves the user experience by reducing IT help desk tickets for password resets. Additionally, IT administrators are able to service each device using their cloud identity without requiring a separate admin account on the device, which is a management headache, security vulnerability and a user experience hazard.
Jamf Protect
Jamf Protect, launched in 2019, creates customized telemetry and detections that give enterprise security teams unprecedented visibility into their Macs, extending Apple’s security and privacy model to the enterprise while upholding the Apple user experience.

Based on historical needs, most endpoint security products have been designed for Windows and ported to Apple environments only when necessary. Jamf Protect differs from these products and was specifically designed to protect a customer’s fleet of Mac computers.
As market share for the Mac computer has grown in the enterprise, it is no longer sufficient to protect these devices with a solution designed for a different platform.
Capabilities of Jamf Protect include:
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mapping the security posture of a customer’s Mac fleet against the Center for Internet Security benchmarks;

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extending information security visibility into macOS built-in security tools for awareness and improved reporting, compliance and security;

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receiving real-time alerts to analyze activity on the device and choose whether to proactively block, isolate, or remediate threats;

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preventing execution of known macOS malware and quarantine the applications to keep end users safe;

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providing granular control to information security teams over what data is collected and where it is sent, and allowing companies that monitor endpoint activity for compliance reasons to gather authentication and other activity tracked by macOS into their system of record; and

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supporting the latest OS from the first day it’s available to ensure users receive the latest and most pressing security updates, while providing a best-in-class macOS experience.

Our Technology
Our software platform was purpose-built to help organizations succeed with Apple, ensuring the highest standards for security and performance while preserving the Apple user experience. Our platform is built on the following core tenets:
Optimized for cloud
We build products that provide Apple-focused device management, identity and access management and endpoint protection solutions optimized for cloud environments. Our products are built on the market-leading cloud platform, or AWS, but are architected for flexibility to utilize other cloud platforms. This foundation has enabled us to scale and support millions of devices since our SaaS offering launched in 2012.
Global availability
Our products are designed to deploy worldwide, using regional AWS servers to deliver the performance required by our customers. We are able to rapidly expand our global cloud footprint as demand for our products grows in new regions.
Scalable and reliable
Our products are designed to remove customers’ worry about availability, scalability and maintenance of the infrastructure that powers their solution. Our customers are responsible for their fleet of Apple devices, while Jamf handles all back-end management and scaling operations at the software layer and on a global basis for infrastructure management. Jamf employees are located worldwide to ensure we are available whenever and wherever our customers need us.
We are able to quickly provision new capacity and scale operations through automation on top of our cloud software platform. We continually demonstrate the success of our offering by supporting numerous Fortune 500 customers and large-scale education customers even at their most demanding peak periods.

Our SaaS offerings are designed for reliability with a highly available infrastructure design spanning numerous data centers for all regions in which we have operations. Jamf is built to be “always on” to all of our cloud customers. If infrastructure becomes unavailable for any reason, our offering reroutes traffic to a secondary location to ensure we deliver on our Service Level Agreements. This availability is monitored externally from an outside provider, and Jamf employees are proactively notified if availability is ever impacted.
Jamf empowers customers to seamlessly upgrade to our latest software. Our software platform streamlines automated backups, upgrades and enables roll-back if required for any reason. Our extensive experience running distributed systems at scale helps our customers remain focused on meeting their organizational needs.
Enterprise-grade security
Security is a critical customer requirement and a guiding principle at Jamf. Our customers frequently use our products to manage integral platforms, which informs our approach to security and compliance. We integrate security principles into development processes, test product code and infrastructure for potential security issues, and deploy security technologies. We have access controls to data in our production environments that are strictly assigned, monitored and audited. To ensure our processes remain innovative and secure, we undergo continuous third-party testing for vulnerabilities within our software architecture. We also engage with a third-party audit firm to audit our security program against well-known security standards like SOC2 Type II and ISO27001.
Differentiated technology
While there are many powerful capabilities of our technologies, the following are a few that set us apart from others in the market:
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Powerful architected-for-Apple agent.   Jamf has been perfecting its Apple device agent for seventeen years. Using the Jamf agent, Apple IT administrators can access remote computers and file systems, collecting attributes and intelligence as if they were physically sitting with each and every Apple device in their fleet. The Jamf agent is written at the user-level and therefore does not require loading code into the OS kernel, known as a kernel extension, or kext. Most Windows-based cross-platform competitors employ kexts when they are ported to the Mac, which results in a slower, less secure and less stable solution. Jamf’s agent is able to quickly and safely consolidate and scale Apple inventory data beyond any cross-platform solution.

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Enterprise attributes and smart grouping.   Not only does Jamf have more inventory information about Apple devices than anyone else, but because of our extensible enterprise attributes, we can consolidate data based on device usage or user. Through our patented smart grouping technology, Jamf is then able to dynamically group Apple devices, based on standard attributes, enterprise attributes or a combination thereof to target and execute business workflows at scale. These workflows can be extremely advanced when tapping into the Jamf policies engine, which includes full scripting capabilities for maximum flexibility.

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Industry workflows.   Part of filling the gap between what Apple provides and what the enterprise requires is providing technology that extends far beyond basic management to meet the unique needs of specific industries. For example, Jamf’s patented mobile-to-mobile management technology provides teachers the control of student iPads in the classroom they need. Jamf’s patent-pending healthcare listener functionality empowers hospitals to launch device workflows based on events in the electronic medical record. Jamf also has developed a new patent-pending telehealth workflow, Virtual Visits, aimed to protect providers while still connecting patients to care and their communities during the COVID-19 pandemic. And Jamf’s patent-pending setup and reset iOS applications create a shared device workflow that is required in these industries as well as retail, hospitality, field services and more.

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High performance native Apple APIs.   Jamf creatively utilizes extensive APIs from published Apple technologies. Using native Apple APIs also allows us to be ready instantly with each new Apple operating system as Apple preserves forward-moving compatibility of their native APIs. We have filed a patent application for this innovative solution.
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Enterprise self-service.   Jamf’s value is more than simply retaining the legendary Apple user experience as devices are deployed throughout the enterprise. We believe Jamf actually improves upon the Apple experience with a simple-to-use enterprise self-service solution. This application enables IT to empower end-users with a privately brandable application that allows users to install approved apps or perform complex tasks with a single mouse click from a personalized enterprise catalog. Jamf’s self-service app empowers users to setup resources, update configurations, apply policies and troubleshoot common issues with a single click. The self-service app taps into Jamf’s underlying technologies, allowing end-users to simply and quickly solve their own problems without submitting an IT ticket.

Sales and Marketing
Sales
We have a global, multi-faceted go-to-market approach that allows us to efficiently sell to and serve the needs of organizations of varying sizes. By offering a range of products and routes to the market, including through a direct sales force, online and indirectly via our channel partners (including Apple), we can serve many types of organizations across the world.
Our direct sales force services larger organizations and those with more complex requirements. The direct sales organization is divided into inside and outside sales teams, organized by customer size, and is further segmented with teams focused on acquiring new logos or growing spend in our existing customer base. Our direct sales force is supported by sales development representatives that provide qualified leads as well as other technical resources.
To complement our direct sales teams, we have a large network of over 200 channel partners globally that resell our products located across the world. These channel partners provide us with expanded market coverage and an efficient way to reach smaller or emerging geographies, providing us with additional sales capacity and the ability to be present in more global markets. Approximately 50% of our sales are facilitated via our channel partners.
One of our notable channel partners is Apple, which, as a channel partner, facilitated approximately 6% of our bookings for the year ended December 31, 2019. Apple education became a Jamf channel partner in 2011, and resells Jamf to K-12 and higher education organizations within the United States. In 2012, Apple expanded its channel relationship by offering Jamf products to businesses through Apple retail, which includes their stores in the U.S. and sales teams that are focused on SMBs. In 2014, we became a member of Apple’s Mobility Partner Program that focuses on solution development and effective go-to-market activities. We work closely with these various Apple teams across both sales and marketing to develop close relationships and expand our customer base.
For smaller businesses or those with less complex requirements, we provide an online self-service e-commerce model that allows organizations to find products best suited for their needs. This provides an efficient way to introduce smaller organizations to Jamf, with an opportunity for the relationship to grow over time.
Our global, multi-faceted go-to-market approach combined with the ability for customers to easily trial our products has allowed us to build an efficient, high velocity sales model.
Marketing
A key ingredient to our sales effectiveness and efficiency is our marketing engine. Our global marketing team builds market awareness of Jamf, generates preference and demand for our products and enables our sales teams and channel partners to efficiently develop business with new and existing customers.
We focus our marketing strategy on building recognition of the Jamf brand through thought leadership and differentiated messaging that emphasizes the business value of our products. Our efforts include content marketing, social media, search engine optimization, or SEO, events and public and analyst relations. We leverage this brand awareness to acquire new customers and cross-market our software solutions to our existing customer base through global campaigns that integrate digital, social, web, email, customer advocacy and field marketing tactics, such as regional customer/prospect conferences. To create maximum impact, these campaigns are created and adapted to serve all geographic regions and routes to market. We then accelerate prospects or customers through the buying journey by enabling our sales team and channel partners with a range of product/solution content, internal tools, such as ROI calculators, competitive intelligence and case studies. Finally, we capitalize on the voices of our highly satisfied and loyal customers using a variety of customer advocacy tactics including case studies and videos, software reviews, social amplification, references and referrals.
The Jamf brand further benefits from Jamf Nation, the world’s largest Apple IT online community. With over 100,000 members, Jamf Nation is our active community of Apple IT professionals, including Jamf customers and potential customers, who share ideas and solutions related to their Apple deployments. Jamf Nation’s large volume of user-generated content serves as a great source of organic search traffic, introducing prospective customers to the Jamf brand and Jamf products. Complementing Jamf Nation, we host our annual Jamf Nation User Conference, the world’s largest enterprise Apple IT administrator conference. With thousands of attendees, publicly streamed keynotes and nearly 100 customer and Jamf-led sessions, we further tap into the power of our passionate customer base and garner significant market attention as the leader in our space.
Customers
As of September 30, 2020, we had more than 43,000 customers, over 17,000 of which became customers in the last 21 months, across more than 100 countries and territories. Our customers include 8 of the largest 10 Fortune 500 companies, 7 of the top 10 Fortune 500 technology companies, 24 of the 25 most valuable brands (according to the Forbes Most Valuable Brand rankings), 10 of the 10 largest U.S. banks (based on total assets according to bankrate.com), 10 of the 10 top global universities (according to U.S. News and World Report), 7 of the 10 largest U.S. school districts (according to Niche), 9 of the 10 most prestigious consulting firms (according to Vault), 7 of the 10 largest U.S. retailers (according to the National Retail Federation), 16 of the 20 best U.S. hospitals (according to U.S. News and World Report), 8 of the top 10 global apparel companies (according to Bizvibe), 7 of the 10 top U.S. media companies (according to Fortune) and 3 of the 3 “Leaders” in the Magic Quadrant for UEM, as ranked by Gartner. Our customer base is highly diversified, with no single end customer accounting for more than 1% of annual revenue. We have a highly satisfied customer base, as evidenced by our Net Promoter Score that significantly exceeds industry averages.
Customer Case Studies
IBM
The Challenge:   In 2015, IBM made a decision to allow their employees (then over 400,000) to choose between a Microsoft or Apple laptop as the primary device they used for work during their next hardware refresh. With about 40% of their workforce working remotely, IBM sought out a solution capable of enabling their global deployment. IBM also needed to consider a solution that would allow their environment to scale, since 73% of employees surveyed said they wanted their next computer to be a Mac. This needed to be achieved while also keeping the total cost of ownership and overall workforce satisfaction central to the project.
The Solution:   IBM launched the Mac@IBM Program in 2015 and deployed more than 30,000 Mac devices in the first six months using Jamf. As projected, when given device choice during their upgrade cycle, many IBM employees chose Mac. The company now uses Jamf to manage more than 150,000 Mac devices. The deployment of Apple computers has scaled very well and created a positive user experience. Employees receive their Apple computer in the shrink-wrapped box just as they would from the store. Accompanying the computer is a sticky note attached to the outside of the box which directs the user to an internal website providing introductory information and self-help resources as needed. The employee is the first person to power on the computer. This not only removes a large burden on IT, but also gives the employee a sense of control and ownership of the device. In many cases, once the employee first powers on their computer the setup process automatically initiates, and the computer is provisioned specifically for that user. The entire process leverages Jamf to configure corporate settings, establish security policies, deploy applications and personalize the device to the user’s role. Additionally, several optional tools and resources are available to that user by simply launching their internal app store, powered by Jamf’s self-service application. Since pairing Jamf with Apple, IBM has delivered favorable results, including:
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high-value sales deals are 16% larger for macOS users, compared to Windows users;

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their Net Promoter Score is 32.5 points higher for Mac: 15 for Windows, 47.5 for Mac;

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employees who choose a Mac are 17% less likely to leave IBM;

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Windows users are five time more likely to need on-site help desk support than Mac users;

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Macs are easier to manage at scale, at a rate of three times the number of administrators needed for the management of Windows computers, compared to the same number of Mac computers; and

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cost savings from $273-$543 per Mac when compared to a PC, over a four-year lifespan.

SAP
The Challenge:   SAP is the market leader in enterprise application software, with 77% of the world’s transaction revenue touching an SAP system. The company has more than 90,000 employees in over 140 countries. Always looking for ways to improve employee productivity and overall experience, in 2016 they set a goal to offer employees device choice. At the time, just over 10,000 SAP employees had a Mac, and a lack of automation did not allow for a streamlined user experience. SAP sought to create feature parity with the existing Windows environment, without sacrificing the typical Mac experience.
The Solution:   SAP shifted their focus on how they managed Mac devices and aligned the IT team so it could better support all company-owned Apple devices. SAP also leveraged the Jamf Cloud for content distribution, which allowed all SAP employees to access the corporate network regardless of their location. This change, in addition to SAP Jam, a secure communication platform for the company’s Mac-user community, enabled them to relaunch Mac@SAP. These efforts led to a drastic increase in the number of employees who choose Apple. Employees are currently using more than 24,000 Mac devices, and SAP expects to see that number reach 30,000 in 2020.
In a continued effort to increase the productivity of SAP employees, in 2018 the company decided to shift all of their remaining mobile Apple devices to be managed by Jamf. This decision kicked off the migration of 80,000 iPhone and iPad devices over the course of seven months. SAP reported the migration was simple and successful. They migrated as many as 2,000 devices per day to Jamf without assistance from IT. Employees were very pleased with SAP’s renewed focus on Apple. SAP has highlighted the following key benefits of using Jamf for their entire Apple ecosystem:
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keep pace with operating system updates;

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streamlined workflow for provisioning devices;

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consistent user experience for self-service functions;

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faster login with simplified single sign-on;

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more security while maintaining a user-friendly experience; and

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the ability to deploy devices to employees all over the world without touching the devices, whether they are located in SAP offices or working from home.

Rituals
The Challenge:   Rituals has more than 670 stores in 27 countries around the globe offering luxury skin care, candles, makeup and more. They strive to provide a smarter, more peaceful retail experience.

After piloting 20 Mac devices in the fall of 2016, Rituals received positive feedback on ease of use and flexibility and device stability from the end-users. Rituals then decided to transition the entire company’s endpoint devices from PC to Mac. During this migration, given the desire to stay current with the latest operating systems on their devices from Apple, Rituals needed to find a solution that could keep their systems productive and up to date.
The Solution:   Rituals migrated from their old device management solution to Jamf and have since deployed over 1,000 Macs and over 4,000 mobile devices (iPhone, iPad and iPod). Jamf’s SaaS solution provides the solid infrastructure and extensive capabilities Rituals sought for their digital strategy.
Utilizing Jamf, Rituals manage a distributed fleet of employee Mac and iPhone devices. Each retail store also uses a combination of iPad and iPhone devices to aid efficiency, productivity and elevate the guest experience. These devices are shipped to the stores brand new in shrink-wrap, automatically setting themselves up at power-on without assistance from IT — empowering Rituals to rapidly launch new stores anywhere in the world. While the iPad devices help with product orders, maintaining accurate store inventory and keeping up with corporate training sessions, iPhone devices improve the retail experience for customers by offering a mobile point of sale. Store employees also use the devices to offer customized skin care recommendations for guests. At Rituals, Apple devices powered by Jamf continue to enhance how employees work and how customers shop.
Geisinger
The Challenge:   Geisinger aimed to improve the patient experience and take friction out of the care process through the use of technology. Given the strong compliancy requirements in healthcare, incorporating technology into workflows into the industry has traditionally been cumbersome and time consuming. In respect to the patient experience, the technology available to them has traditionally been a wall-mounted television and remote control. Geisinger aimed to provide a better overall experience for patients and medical staff, so they thought through their options in search of a creative solution.
The Solution:   Geisinger found the answer with Jamf’s patient bedside and clinical communications offerings. Through a deployment of more than 9,000 mobile devices (iPads/iPhones) and 350 Mac devices throughout its hospitals, Geisinger established the foundation for an enhanced patient experience. The integration of the Apple ecosystem gives patients the ability to access their health records in real time on iPad devices, in addition to providing educational materials that inform them about their condition — a way to keep them more engaged during their stay. As an additional benefit, iPad devices provide distraction therapy for children before they undergo an operation, which results in less required sedation and pain medication. When patients are discharged from the hospital, Jamf detects the transaction in the electronic medical system and automatically wipes and resets the iPads without assistance from IT, readying the device for the next incoming patient to use. This process automatically protects the patients’ privacy and empowers Geisinger with the ability to scale their program. iPads now give patients at Geisinger hospitals an enhanced experience for the care that they receive as well as a window to a world of entertainment and accommodation while at the hospital.
The benefits of Apple and Jamf in Geisinger also expand to the care team. With instant access to medical records, doctors can easily view a patient’s medical records and any recent changes to their treatment plan before entering the room. This allows doctors to make the most of their time with patients and treat more patients each day. Jamf enables seamless device use across multiple areas within the hospital setting which has allowed Geisinger’s implementation of Apple technology to revolutionize their approach to patient care. This has resulted in maximized staff productivity, instantaneous data access for patients, lower cost of care and, ultimately, satisfied doctors and patients.
Build America Mutual
The Challenge:   Build America Mutual, or BAM, a US municipal bond insurer, is a financial firm that uses only Apple endpoint devices. BAM chose to use Apple devices in the early stages of the company eight years ago, as they wanted to create a similar experience for their employees at work as they had at home, and additionally, they believed that having solely Apple devices would lead to lower overhead IT costs. However, adhering to industry regulations and creating a strong security posture proved difficult. As their company matured, their IT team needed to take a more active stance against potential threats. They understood that two of the largest security risks come from outdated operating systems and software, along with application plugins which can sometimes contain malicious software.
The Solution:   Build America Mutual selected Jamf to help them protect and manage their employee devices. Jamf empowers BAM to keep their systems and software up to date and secure their endpoints with protection software. After deploying Jamf, BAM has reported unprecedented visibility into their Mac fleet, and they are now able to constantly monitor endpoints for behaviors linked to potential threats to identify, inspect, and take action on all endpoint security alerts. Along with these beneficial gains for BAM’s IT and InfoSec teams, Jamf product transparency and low system requirements do not sacrifice employee experience at the expense of keeping the organization secure.
Eanes ISD
The Challenge:   A large school district in Texas believed centralizing their end-user technology on Apple and using iPads for the personal learning device could enrich the consumption of curriculum and enhance the education experience. Becoming early adopters of a one-to-one iPad program, the district realized they needed a powerful tool that could not only maximize the value in school, but also at home. They needed a solution which would empower educators to perform lessons both in school and virtually in distance learning situations, and give parents visibility and control for the school-issued devices that their children brought home. Students needed access to the content required as a part of the ever-changing educational experience. Simply put, the district needed a solution which could empower and scale the need that was introduced when every teacher, student and parent in the district relied heavily on student-issued iPads to be a central component for their virtual learning strategy.
The Solution:   The Texas school district deployed nearly 10,000 Mac and iPad devices to their students and faculty using Jamf. They were one of the first schools in the country to allow iPad on high-stakes standardized assessments. Given this visionary adoption of digital technology and enablement, Jamf allowed the district to seamlessly pivot to a distance learning environment in the advent of governmental restrictions due to the COVID-19 pandemic. Using Jamf, teachers are easily able to connect and focus students during lessons, send new resources and applications and communicate with their students. Students can download approved apps without access to the larger app store, ensuring they have all the tools needed to continue their education, even and especially remotely. And parents can limit the content and functionality of the devices when it is not used for educational purposes. Jamf provided the Texas school district with tools and resources that serve students, teachers, parents and IT — so learning could continue no matter where it’s taking place.
Customer Success
We believe that the value generated by the adoption of our products is strengthened by our strong dedication to ensuring customer success and developing long-term relationships, as demonstrated by our Net Promoter Score that significantly exceeds industry averages.
Our services department helps educate, support and engage our customers to ensure their success with our software. We provide expertise to our customer base both virtually and onsite. We offer implementation services to encourage faster adoption of our products, and onsite instructor-led training courses for customers that have adopted our products. As part of this training, customers can obtain intermediate to expert-level certifications. We also offer consultative services specific to customer needs with both in-house professional service engineers and a vast array of integration partners who deliver services worldwide. Additionally, we offer consulting services specific for customers’ need to ensure rapid adoption of our products. These services are provided by in-house professional service engineers and we utilize a vast array of integration partners that deliver services worldwide.
Our technical support department consists of a four-tier technical support model. The department is strategically located in five countries around the world. We offer 24/7 premium support for customers who have more complex environments or require more comprehensive support. We maintain a robust and up-to-date knowledge base and online technical documentation resource base for our customers, along with an online training catalog with hundreds of video-based training modules aimed at helping them better understand and use our products. We strive to provide the best possible support for our customers and maintained a high customer satisfaction score over 9.5 out of 10 in 2019 based on our surveys.
We value customer engagement and have a dedicated team of customer success professionals who work within three tiers of engagement models to proactively drive adoption, foster communication and ensure the success of our products. We offer success planning exercises for our high-tier enterprise customers, and all customers benefit from our health scoring algorithm that uses multiple factors of product usage and company engagement to determine how we can best support their needs.
It is important to us that our customers have the resources they need to succeed with Apple, and customers are encouraged to connect and engage with the larger community of Apple administrators. This is best evidenced by Jamf Nation. Complementing our world-class technical support, this active, grassroots community serves as a highly-qualified and efficient crowd-sourced Q&A engine for anyone with questions about Apple and Jamf deployments. Jamf Nation members come together to gain insight, share best practices, vet ideas with fellow administrators and submit product feature requests. We intend to continue investing in these relationships and ensure that our Jamf Nation community remains a vibrant forum for discussion and problem-solving for our customers.
Research and Development
Our research and development department is focused on enhancing our existing products and developing new products to maintain and extend our leadership position. Our department is built around small teams who practice agile development methodologies that enable us to innovate at a rapid pace and at scale on a global basis. The teams are organized to support our mission of helping organizations succeed with Apple and ensuring that we continue to deliver same-day support for Apple across our portfolio. In order to provide same day support for Apple, we deliberately schedule our annual efforts around Apple’s anticipated product release schedules and we reserve engineering capacity accordingly. This nimble approach enables us to successfully support the Apple enterprise by staying current on Apple releases and delivering differentiated solutions, many of which form the core of our IP portfolio. Approximately 24% of our global employee base is dedicated to research and development. Our research and development teams are organized into teams that are focused by product and based principally in Minneapolis, MN, Eau Claire, WI and Katowice, Poland.
Intellectual Property
We rely on a combination of patent, copyright, trademark, trade dress and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual restrictions, to establish and protect our intellectual property and proprietary rights. These laws, procedures and restrictions provide only limited protection. As of September 30, 2020, we owned five issued U.S. patents and six issued patents in foreign jurisdictions. Excluding any patent term adjustments or patent term extensions, our issued U.S. patents will expire between 2034 and 2035. We cannot be assured that any of our patent applications will result in the issuance of a patent or whether the examination process will require us to narrow the scope of the claims sought. Our issued patents, and any future patents issued to us, may be challenged, invalidated or circumvented, may not provide sufficiently broad protection and may not prove to be enforceable in actions against alleged infringers.
We have registered “Jamf” and the “Jamf” logo as trademarks in the United States and other jurisdictions. We have also registered numerous Internet domain names related to our business.
We enter into agreements with our employees, contractors, customers, partners and other parties with which we do business to limit access to and disclosure of our technology and other proprietary information. We cannot be certain that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying or the reverse engineering of our technology and other proprietary information, including by third parties who may use our technology or other proprietary information to develop products and services that compete with ours. Moreover, others may independently develop technologies that are competitive with ours or that infringe on, misappropriate or otherwise violate our intellectual property and proprietary rights, and policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated.
Furthermore, effective patent, copyright, trademark, trade dress and trade secret protection may not be available in every country in which our products are available, as the laws of some countries do not protect intellectual property and proprietary rights to as great an extent as the laws of the United States. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property and proprietary rights are uncertain and still evolving.
Companies in the software industry or non-practicing entities may own large numbers of patents, copyrights, trademarks and other intellectual property and proprietary rights, and these companies and entities have and may in the future request license agreements, threaten litigation or file suit against us based on allegations of infringement, misappropriation or other violations of their intellectual property and proprietary rights.
See “Risk Factors — Risks Relating to Our Business” for a more comprehensive description of risks related to our intellectual property.
Competition
Our competition is generally comprised of large cross-platform enterprise providers and early stage providers of Apple enterprise solutions. Large enterprise providers, such as VMWare, Microsoft and IBM typically compete with us on one particular solution (e.g. device management, identity or endpoint-security) intended for cross-platform use and not specialized for Apple. Given Jamf’s success, a number of early-stage companies are following our approach to deliver on an Apple ecosystem vision. While the latter category of competitors are Apple-focused, they are still single-product companies and none have grown to a meaningful scale to be considered material competitors.
Key competitive factors in our market include:
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user experience;

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breadth of product offerings;

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IT efficiency;

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total cost of ownership;

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reliability and performance of solutions;

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turnkey product capabilities;

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interoperability with other software solutions;

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speed, compatibility and feature support of new operating systems;

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quality and availability of global service and support; and

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brand awareness, reputation and influence among IT professionals.

We believe that we compete favorably on these factors.
Human Capital Resources
Jamf is a culmination of passionate, committed and bright people who shape our culture and live our core values of Selflessness and Relentless Self-Improvement. We do not say we are the best. We strive to be the best — for our customers, employees and community. Our leaders encourage autonomy, exploration and innovation with spirit and enthusiasm. And through transparency, openness and humility, we embrace the opportunity to challenge ourselves. We are a group of curious self-starters who thrive on taking initiative and are excited by global impact. Our employees enjoy the freedom to be themselves and work how they work best. As of September 30, 2020, our voluntary retention rate for employees was 97%. Additionally, in our annual employee engagement survey conducted in September, 96% of over 1,200 employees responding agreed that they would recommend Jamf as a great place to work.
As of September 30, 2020, we had 1,340 employees, of which 972 were employed in the United States and 368 were employed outside of the United States. We have high employee engagement and consider our current relationship with our employees to be good. In certain countries in which we operate we are subject to, and comply with, local labor law requirements, which automatically make our employees subject to industry-wide collective bargaining agreements. We have not experienced any work stoppages.
Facilities
Our corporate headquarters are in Minneapolis, MN, where we lease 77,543 square feet of office space under a lease that expires in February of 2030. We have additional office locations in the United States and in various international countries where we lease a total of 140,634 square feet. These additional locations include Eau Claire, WI, New York City, Cupertino, CA and Austin, TX, and international offices in Poland, the Netherlands, Australia, Japan, Hong Kong, the United Kingdom, Germany and Sweden. We believe that our facilities are adequate for our current needs.
Legal Proceedings
We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition.

MANAGEMENT
Below is a list of the names, ages as of September 30, 2020, positions and a brief account of the business experience of the individuals who serve as our executive officers, directors, and other key employees.
Name	Age	Position
Dean Hager	53	Chief Executive Officer and Director
Dave Alampi	57	Chief Marketing Officer
Sam Johnson	39	Chief Customer Officer
Jeff Lendino	49	Chief Legal Officer
Jill Putman	53	Chief Financial Officer
John Strosahl	53	Chief Operating Officer
Jason Wudi	41	Chief Technology Officer
Betsy Atkins	67	Director
David Breach	53	Director
Andre Durand	52	Director
Michael Fosnaugh	42	Director
Charles Guan	33	Director
Kevin Klausmeyer	62	Director
Brian Sheth	44	Director
Martin Taylor	50	Director
Dean Hager has been the Chief Executive Officer of Jamf since June 2015. Mr. Hager has also been a member of the board of directors of the Company since November 2017. Prior to his roles at Jamf, Mr. Hager was the Chief Executive Officer of Kroll Ontrack, a market leader in providing data recovery and e-discovery solutions from January 2012 until May 2014. Prior to this, Mr. Hager worked at Lawson Software, a publicly-traded software company which was acquired by Infor, where he held various executive roles, and he also worked at IBM. Mr. Hager holds a bachelor’s degree in computer science and mathematics from St. Cloud State University and a master’s degree in management from St. Mary’s University. Mr. Hager is a valuable member of our Board due to his experience as our Chief Executive Officer, his executive experience at other software companies and his experience as an executive at a publicly-traded company.
Dave Alampi has been the Chief Marketing Officer of Jamf since June 2017. Mr. Alampi joined Jamf in March 2015 as Vice President, Product Management and Marketing. Prior to his roles at Jamf, Mr. Alampi was the Senior Vice President of Marketing and Product Management at Kroll Ontrack, from April 2012 until March 2015. Prior to this, Mr. Alampi was the Vice President, Marketing Strategy Services at Infor, a software company, from July 2006 until April 2012. Prior to this, Mr. Alampi held vice president and director roles at other software companies. Mr. Alampi holds a bachelor’s degree in Computer Engineering from Iowa State University and a master’s degree in Business Administration from the University of Minnesota.
Sam Johnson has served as the Chief Customer Officer at Jamf since May 2017, and previously served at Jamf as a Vice President of Customer Service from December 2014 until May 2017, a Director of Customer Service from October 2011 until December 2014 and a support manager from February 2008 until October 2011. Prior to joining Jamf, Mr. Johnson held various roles as a systems and networking engineer. Mr. Johnson holds a bachelor’s degree in Management Information Systems from the University of Wisconsin-Eau Claire.
Jeff Lendino has served as the Chief Legal Officer at Jamf since October 2020, and previously served at Jamf as the General Counsel from June 2018 until October 2020. Prior to this, Mr. Lendino was the General Counsel at Vireo Health, Inc. from July 2017 until May 2018. Prior to this, Mr. Lendino held various legal roles from August 1999 until June 2017, including General Counsel, at Kroll Ontrack, a pioneer in the data recovery and e-discovery industries. Mr. Lendino holds a bachelor’s degree in Spanish from St. John’s University (Minnesota) and a juris doctorate from William Mitchell College of Law.
Jill Putman has been the Chief Financial Officer at Jamf since June 2014. Prior to her role at Jamf, Ms. Putman was the Chief Financial Officer at Kroll Ontrack from July 2011 until May 2014. From 1997 to 2009, Ms. Putman held several roles, including VP of Finance, at Secure Computing, which was acquired by McAfee in 2008. Ms. Putman began her career with KPMG, serving in its audit practice. Ms. Putman holds a bachelor’s degree in Accounting and Psychology from Luther College, an MBA from the University of St. Thomas, and is a CPA, inactive.
John Strosahl has served as the Chief Operating Officer since January 2020, and previously served at Jamf as the Chief Revenue Officer from October 2015 until January 2020. Prior to joining Jamf, Mr. Strosahl was a Vice President at eBay from November 2013 until October 2015. Prior to this, Mr. Strosahl held various executive roles at Digital River, Inc., a global e-commerce company. Mr. Strosahl holds a bachelor’s degree from Illinois Wesleyan University and a master’s degree from the University of Illinois at Chicago.
Jason Wudi has served as the Chief Technology Officer at Jamf, and previously served as the Chief Strategist at Jamf from June 2017 until January 2020, the Chief Technology Officer from October 2013 until June 2017, the Chief Cultural Officer from October 2011 until October 2013 and the Director of Services and Support from July 2006 until January 2012. Prior to his roles at Jamf, Mr. Wudi worked in the information system services department at the University of Wisconsin-Eau Claire. Mr. Wudi holds a bachelor’s degree in Information Systems from the University of Wisconsin-Eau Claire.
Betsy Atkins has served on our Board since July 2020. Ms. Atkins is the chief executive officer of Baja Corporation, an independent venture capital firm focused on technology, renewable energy and life sciences, a position she has held since 1994. Ms. Atkins also served as the chair and chief executive officer of Clear Standards until its acquisition by SAP. Ms. Atkins currently serves on the public company boards of SL Green Realty, a real estate investment trust, since April 2015 and Wynn Resorts, a hospitality company, since April 2018, as well as Volvo Car AB and other private companies. Ms. Atkins previously served on the board of Cognizant Technology Solutions, an IT services company, from 2017 to 2018, Schneider Electric, an energy company, from 2011 to 2019, Covetrus, Inc. and its predecessor, Vets First Choice, a pharmaceutical company, from 2016 until 2019, and has extensive experience as a board member and compensation committee chair at other companies. Ms. Atkins also served as Lead Director of HD Supply Holdings, Inc., was formerly on the board of Polycom, Inc. and was formerly the governance chair at Darden Restaurants, Inc. Ms. Atkins received a bachelor’s degree in Liberal Arts from the University of Massachusetts. Ms. Atkins’ extensive experience as a board member and expertise in corporate governance, ESG, digital transformation and cyber make her a valuable member of our Board.
David Breach has served on our Board since July 2020. Mr. Breach is the Chief Operating Officer and Chief Legal Officer at Vista. Prior to joining Vista in 2014, Mr. Breach worked as a Senior Corporate Partner at Kirkland & Ellis LLP, where his practice focused on representation of private equity funds in all aspects of their business. Mr. Breach was a founding partner of Kirkland & Ellis’s San Francisco office, and received numerous professional accolades while at Kirkland & Ellis. Mr. Breach is also a Senior Managing Director of Vista and sits on Vista’s Private Equity Funds’ Investment Committees. Mr. Breach also sits on the board of Ping Identity Holding Corp. and Datto Holding Corp., and Vista portfolio companies DealerSocket, Inc., STATS, LLC (d/b/a STATS Perform), Solera Holdings Inc., and Mediaocean LLC. Mr. Breach received a bachelor of business administration in marketing from Eastern Michigan University and received a juris doctorate from the University of Michigan, magna cum laude, Order of the Coif. Mr. Breach is currently a member of the State Bars of California, Illinois and Michigan. Mr. Breach’s extensive experience in the areas of corporate strategy, private equity and firm governance, as well as his experience on the boards of other companies, make him a valuable member of our Board.
Andre Durand has served on our Board since 2017. Mr. Durand is currently the Chief Executive Officer and founder of Ping Identity Corporation, and has served in such position since 2001. Prior to founding Ping Identity Corporation, Mr. Durand founded Jabber, Inc., an instant messaging open source platform used by businesses globally, in 2000. Mr. Durand is a director of Ping Identity Holding Corp. Mr. Durand earned a bachelor’s degree in biology and economics from the University of California at Santa Barbara. Mr. Durand’s extensive knowledge of technology company business and strategy, as well as his experience in the technology industry and leadership role as the Chief Executive Officer of Ping Identity Corporation, make him a valuable member of our Board.
Michael Fosnaugh has served on our Board since 2017. Mr. Fosnaugh is a Senior Managing Director at Vista. Mr. Fosnaugh is Co-Head of the Chicago office, is the Co-Head of Vista’s Flagship Fund, and sits on the Flagship Funds’ Investment Committee. Mr. Fosnaugh was actively involved in Vista’s investments in Forcepoint, MRI Software, SirsiDynix, Sunquest Information Systems. Websense and Zywave. Prior to joining Vista in 2005, Mr. Fosnaugh worked in the Technology, Media & Telecommunications group at SG Cowen & Co., where he focused on the software, services and financial technology sectors. While at SG Cowen, Mr. Fosnaugh advised clients on buy-side and sell-side transactions, public and private equity financings and other strategic advisory initiatives. Mr. Fosnaugh currently serves on the board of Ping Identity Holding Corp. and several of Vista’s private portfolio companies, including 7ParkData, Inc., Acquia Inc., Advicent Solutions Inc., Alegeus Technologies Holdings Corp., Applause App Quality, Inc., EAB Global Inc., Greenway Health, LLC, Integral Ad Science Inc., Mediaocean LLC, PlanSource Benefits Administration, Inc. and STATS, LLC (d/b/a STATS Perform). Mr. Fosnaugh received a bachelor’s degree in economics from Harvard College. Mr. Fosnaugh’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and software investments, as well as his experience working with other technology and software companies, make him a valuable member of our Board.
Charles Guan has served on our Board since 2017. Mr. Guan is a Vice President at Vista Equity Partners. Mr. Guan joined Vista Equity Partners in 2009. In these roles, Mr. Guan helps lead private equity investments and is responsible for driving strategic initiatives in the Office of the President. Mr. Guan currently serves on the board of STATS, LLC (d/b/a STATS Perform). Mr. Guan received a bachelor’s degree in biomechanical engineering from Stanford University. Mr. Guan’s experience with a variety of Vista’s private equity technology companies make him a valuable member of our Board.
Kevin Klausmeyer has served on our Board since 2019. Prior to this, Mr. Klausmeyer served on the Hortonworks board from August 2014 until it merged with Cloudera, Inc. in January 2019, where he is currently a member of the Board. Mr. Klausmeyer served on the board of directors of Callidus Software Inc., a provider of SaaS sales and marketing automation solutions, from April 2013 until its acquisition by SAP SE in April 2018. From April 2013 to October 2013, Mr. Klausmeyer served on the board of directors of Sourcefire, Inc., a provider of network security solutions (acquired by Cisco Systems, Inc.). From July 2003 to September 2012, Mr. Klausmeyer served on the board of directors of Quest Software, Inc., a software company that was acquired by Dell Inc. From July 2006 to February 2011, Mr. Klausmeyer served as the Chief Financial Officer of The Planet, Inc., a pioneer in the infrastructure-as-a-service market, which was acquired by SoftLayer Technologies, Inc. (a company later acquired by IBM). Mr. Klausmeyer holds a B.B.A. in accounting from the University of Texas. Mr. Klausmeyer’s experience on other public technology companies’ boards and his executive leadership roles at technology companies make him a valuable member of our Board.
Brian Sheth has served on our Board since 2017. Mr. Sheth co-founded Vista Equity Partners in 2000. Mr. Sheth is currently the President and a Senior Managing Director of Vista Equity Partners and the vice-chairman of the Vista Private Equity Funds’ investment committees. Prior to founding Vista in 2000, Mr. Sheth worked at Bain Capital, where he focused on leveraged buyouts of technology companies, and also worked at Goldman Sachs & Co. and Deutsche Morgan & Grenfell Group, where he advised clients in a variety of industries, including software, hardware, semiconductors and online media. Mr. Sheth currently serves as the chairman of the board of Ping Identity Holding Corp. and as a director of several of Vista’s private portfolio companies, including Infoblox, Inc., TIBCO Software, Inc., Apptio, Inc. Mr. Sheth received a bachelor’s degree in economics from the University of Pennsylvania. Mr. Sheth’s board and advisory experience, coupled with his senior management experience as the President of Vista and his extensive experience in the areas of technology, finance, marketing, business transactions and mergers and acquisitions, make him a valuable member of our Board.

Martin Taylor has served on our Board since 2017. Mr. Taylor is an Operating Managing Director at Vista Equity Partners. In his capacity as an Operating Managing Director he works with the leadership teams in the Vista portfolio creating value. Mr. Taylor currently serves on the board of multiple Vista portfolio companies. He also works on a variety of cross portfolio initiatives. Prior to joining Vista in 2006, Mr. Taylor spent over 13 years at Microsoft in various capacities, including roles managing corporate strategy, sales, product marketing and various segment focused teams in North America and Latin America. Mr. Taylor attended George Mason University. Mr. Taylor’s extensive experience in the areas of corporate strategy, technology, finance, marketing, business transactions and mergers and acquisitions as well as his experience serving on the boards of other technology and software companies, make him a valuable member of our Board.
Family Relationships
There are no family relationships between any of our executive officers and directors.
Corporate Governance
Board Composition and Director Independence
Our business and affairs are managed under the direction of our Board. Our Board is composed of nine directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate of incorporation also provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors are Messrs. Sheth, Breach and Fosnaugh and will serve until the first annual meeting of shareholders following the completion of our IPO, our Class II directors are Messrs. Taylor, Guan and Hager and will serve until the second annual meeting of shareholders following the completion of our IPO and our Class III directors are Ms. Atkins and Messrs. Durand and Klausmeyer and will serve until the third annual meeting of shareholders following the completion of our IPO. In addition, our certificate of incorporation provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock then outstanding. If Vista’s beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2∕3% of the voting power of our outstanding shares of stock entitled to vote thereon. Our bylaws provide that Vista has the right to designate the Chairman of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the then outstanding shares of our capital stock then entitled to vote generally in the election of directors. Mr. Sheth is the Chairman of our Board.
The listing standards of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.
The Board determined that Ms. Atkins and Messrs. Durand and Klausmeyer meet the NASDAQ requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.
Controlled Company Status
Vista Funds continues to control a majority of our outstanding common stock. As a result, we are a “controlled company”. Under NASDAQ rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:
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we have a board that is composed of a majority of “independent directors”, as defined under the rules of such exchange;

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we have a compensation committee that is composed entirely of independent directors; and

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we have a nominating and corporate governance committee that is composed entirely of independent directors.

We rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements.
Board Committees
Our Board has an Audit Committee and a Compensation and Nominating Committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Board Member	Audit Committee	Compensation and Nominating Committee
Betsy Atkins		X (Chair)
David Breach		X
Andre Durand	X
Michael Fosnaugh		X
Charles Guan	X
Kevin Klausmeyer	X (Chair)
Brian Sheth
Martin Taylor		X
Audit Committee
Our Audit Committee is composed of Messrs. Durand, Guan and Klausmeyer, with Mr. Klausmeyer serving as chair of the committee. We comply with the audit committee requirements of the SEC and NASDAQ, which require that the Audit Committee be composed of at least one independent director at the closing of our IPO, a majority of independent directors within 90 days following our IPO and all independent directors within one year following our IPO. Our Board determined that Messrs. Klausmeyer and Durand meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NASDAQ. Our Board also determined that Mr. Klausmeyer is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NASDAQ. The Audit Committee’s responsibilities include:
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appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

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pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

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review our policies on risk assessment and risk management;

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reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

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reviewing the adequacy of our internal control over financial reporting;

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establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

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recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

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monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

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preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

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reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

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reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Compensation and Nominating Committee
Our Compensation and Nominating Committee is composed of Ms. Atkins and Messrs. Fosnaugh, Breach and Taylor, with Ms. Atkins serving as chair of the committee. The Compensation and Nominating Committee’s responsibilities include:
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annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

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evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

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reviewing and approving the compensation of our other executive officers;

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appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

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conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

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annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NASDAQ;

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reviewing and establishing our overall management compensation, philosophy and policy;

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overseeing and administering our compensation and similar plans;

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reviewing and making recommendations to our Board with respect to director compensation;

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reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

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developing and recommending to our Board criteria for board and committee membership;

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subject to the rights of Vista under the director nomination agreement as described in “Certain Relationships and Related Party Transactions — Related Party Transactions — Director Nomination Agreement”, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

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developing and recommending to our Board best practices and corporate governance principles;

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developing and recommending to our Board a set of corporate governance guidelines; and

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reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Nominating Committee.
Code of Business Conduct and Ethics
We adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION
The following discussion may contain statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. Additionally, this discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
Overview
This Executive Compensation section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers who we refer to as our “Named Executive Officers”. For the year ended December 31, 2019, our Named Executive Officers and their positions were as follows:
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Dean Hager, Chief Executive Officer;

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Jill Putman, Chief Financial Officer; and

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John Strosahl, Chief Operating Officer.

Summary Compensation Table
The following table presents summary information regarding the total to, earned by, and awarded to each of our Named Executive Officers for 2019.
Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	Total
Dean Hager, Chief Executive Officer(3)	2019	$300,001	$11,550	$382,124	$693,675
Jill Putman, Chief Financial Officer	2019	$313,899	$12,300	$210,676	$536,875
John Strosahl, Chief Revenue Officer(4)	2019	$253,165	$9,837	$263,138	$526,140

(1)
Discretionary one-time bonus based on overall Company performance.

(2)
Represents the actual amounts earned by each of our Named Executive Officers under the performance-based cash incentive plan described below under “— Non-Equity Incentive Compensation”.

(3)
Mr. Hager serves on the Board, but is not paid additional compensation for such service.

(4)
Mr. Strosahl served as our Chief Revenue Officer until January 2020, at which time he was appointed to his current position of Chief Operating Officer.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes, for each of the Named Executive Officers, the number of shares of our common stock underlying outstanding equity award held as of December 31, 2019.
	Option Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable(2)	Number of securities underlying unexercised options (#) unexercisable(2)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(3)	Option exercise price ($)	Option expiration date
Dean Hager	11/21/2017	825,000.00	825,000.00	825,000.00	$5.49	11/21/2027
	12/10/2019	—	—	284,625.00	$8.70	12/10/2029
Jill Putman	11/21/2017	183,333.00	183,334.00	183,334.00	$5.49	11/21/2027
	10/10/2019	—	—	63,250.00	$8.21	10/10/2029
John Strosahl	11/21/2017	60,500.00	121,000.00	121,000.00	$5.49	11/21/2027
	10/10/2019	—	—	123,750.00	$8.21	10/10/2029

(1)
Each stock option was granted pursuant to our 2017 Stock Option Plan, or the 2017 Plan.

(2)
The shares underlying the options are scheduled to vest over a 4-year period as follows: 25% of the shares vest upon completion of one year of service measured from November 13, 2017, and the balance vests in 12 successive equal quarterly installments, subject to continuous service. The shares underlying the options will fully vest and will be fully exercised through a cashless net exercise automatically upon a change of control of the Company.

(3)
The shares underlying the options will vest and become exercisable when Vista’s realized cash return on its investment in the Company equals or exceeds $1.515 billion upon certain change of control events.

Emerging Growth Company Status
We are providing compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Employment, Severance and Change in Control Arrangements
We have letter agreements with each of our Named Executive Officers that provide for at-will employment and set forth each executive’s annual base salary, maximum bonus opportunity and eligibility to participate in our benefit plans generally. Each Named Executive Officer is subject to our standard confidentiality, invention assignment, non-solicit, non-compete and arbitration agreement.
Mr. Hager’s annual base salary for the year ended December 31, 2019 was $300,001, his target performance-based cash incentive annual bonus is equal to 100% of his base salary and he is eligible for an additional performance-based bonus of up to 25% of his base salary. Ms. Putman’s annual base salary for the year ended December 31, 2019 was $313,899 and her performance-based cash incentive annual bonus is equal to 50% of her base salary, plus an additional $50,000 tied to a specific revenue performance metric. Mr. Strosahl’s annual base salary for the year ended December 31, 2019 was $253,165 and his performance-based cash incentive annual bonus is equal to 100% of his base salary. The performance-based cash incentive bonus for each of our Named Executive Officers provides incentive payments correlated to individual management by objectives and the attainment of pre-established objective financial goals.
Our Named Executive Officers’ letter agreements provide that upon a termination by us for any reason other than for “cause” or upon a resignation by such officer for “good reason”, each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company, Mr. Hager, Mr. Strosahl and Ms. Putman will receive lump sum cash payments equal to 12 months, six months and six months of base salary, respectively.
Non-Equity Incentive Compensation
For 2019, our Named Executive Officers were eligible to receive an annual performance-based cash incentive award. Performance was assessed against goals and targets that were established for the fiscal year by our Board in the first quarter of 2018. Each performance goal was assigned a “target” level of performance. The performance goals used to determine cash incentive awards for 2019 were based on monthly recurring revenue in December 2018 (including an additional cash incentive award for Mr. Hager and Ms. Putman if monthly recurring revenue in December 2018 was equal to or greater than 101% of the target), attainment of sales objectives and individual management objectives.
Equity Incentives — 2017 Stock Option Plan
The 2017 Plan was originally adopted by our Board and approved by our shareholders in connection with the Vista Acquisition. Under the 2017 Plan, we have reserved for issuance an aggregate of 8,470,000 shares of our common stock. The number of shares of common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend or other change in our capitalization.
The 2017 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that do not so qualify. The option exercise price of each option is determined by the administrator but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by the administrator and may not exceed 10 years from the date of grant.
Our Board is the administrator of the 2017 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, and to determine the specific terms and conditions of each award. The administrator is authorized to exercise its discretion to reduce the exercise price of outstanding stock options or effect the repricing of such awards through cancellation and re-grants without shareholder approval. Persons eligible to participate in the plan are those officers, employees, directors, consultants and other advisors (including prospective employees, but conditioned upon their employment) of the Company and its subsidiaries as selected from time to time by the administrator in its discretion.
Our Board has determined not to make any further awards under the 2017 Plan following the completion of our IPO.
Equity and Cash Incentives — Summary of the 2020 Omnibus Incentive Plan
The 2020 Plan was adopted by our Board and approved by our shareholders in connection with our IPO. Under the 2020 Plan, employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2020 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards intended to align the interests of participants with those of our shareholders. The following is a description of the 2020 Plan, which is qualified in its entirety to the full text of the 2020 Plan that is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve
We reserved 14,800,000 shares of our common stock for issuance under the 2020 Plan. In addition, the following shares of our common stock will again be available for grant or issuance under the 2020 Plan:
•
shares subject to awards granted under the 2020 Plan that are subsequently forfeited or cancelled;

•
shares subject to awards granted under the 2020 Plan that otherwise terminate without shares being issued; and

•
shares surrendered, cancelled or exchanged for cash (but not shares surrendered to pay the exercise price or withholding taxes associated with the award).

Administration
The 2020 Plan is administered by our Compensation and Nominating Committee. The Compensation and Nominating Committee has the authority to construe and interpret the 2020 Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan. Awards under the 2020 Plan may be made subject to “performance conditions” and other terms.
Eligibility
Our employees, consultants and directors, and employees, consultants and directors of our affiliates, are eligible to receive awards under the 2020 Plan. The Compensation and Nominating Committee determined who will receive awards, and the terms and conditions associated with such award.
Term
The 2020 Plan terminates ten years from the date our Board approved the plan, unless it is terminated earlier by our Board.
Award Forms and Limitations
The 2020 Plan authorizes the award of stock awards, performance awards and other cash-based awards. An aggregate of 14,800,000 shares are available for issuance under awards granted pursuant to the 2020 Plan. For stock options that are intended to qualify as incentive stock options, or ISOs, under Section 422 of the Code, the maximum number of shares subject to ISO awards shall be 14,800,000.
Stock Options
The 2020 Plan provides for the grant of ISOs only to our employees. All options other than ISOs may be granted to our employees, directors and consultants. The exercise price of each option to purchase stock must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of ISOs granted to 10% or more shareholders must be at least equal to 110% of that value. Options granted under the 2020 Plan may be exercisable at such times and subject to such terms and conditions as the Compensation and Nominating Committee determines. The maximum term of options granted under the 2020 Plan is 10 years (five years in the case of ISOs granted to 10% or more shareholders).
Stock Appreciation Rights
Stock appreciation rights provide for a payment, or payments, in cash or common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of our common stock on the date the stock appreciation right is granted.

Stock appreciation rights may vest based on time or achievement of performance conditions, as determined by the Compensation and Nominating Committee in its discretion.
Restricted Stock
The Compensation and Nominating Committee may grant awards consisting of shares of our common stock subject to restrictions on sale and transfer. The price (if any) paid by a participant for a restricted stock award will be determined by the Compensation and Nominating Committee. Unless otherwise determined by the Compensation and Nominating Committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to or repurchased by us. The Compensation and Nominating Committee may condition the grant or vesting of shares of restricted stock on the achievement of performance conditions and/or the satisfaction of a time-based vesting schedule.
Performance Awards
A performance award is an award that becomes payable upon the attainment of specific performance goals. A performance award may become payable in cash or in shares of our common stock. These awards are subject to forfeiture prior to settlement due to termination of a participant’s employment or failure to achieve the performance conditions.
Other Cash-Based Awards
The Compensation and Nominating Committee may grant other cash-based awards to participants in amounts and on terms and conditions determined by them in their discretion. Cash-based awards may be granted subject to vesting conditions or awarded without being subject to conditions or restrictions.
Additional Provisions
Awards granted under the 2020 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the Compensation and Nominating Committee. Unless otherwise restricted by our Committee, awards that are non-ISOs or SARs may be exercised during the lifetime of the optionee only by the optionee, the optionee’s guardian or legal representative or a family member of the optionee who has acquired the non-ISOs or SARs by a permitted transfer. Awards that are ISOs may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.
In the event of a change of control (as defined in the 2020 Plan), the Compensation and Nominating Committee may, in its discretion, provide for any or all of the following actions: (i) awards may be continued, assumed or substituted with new rights, (ii) awards may be purchased for cash equal to the excess (if any) of the highest price per share of common stock paid in the change in control transaction over the aggregate exercise price of such awards, (iii) outstanding and unexercised stock options and stock appreciation rights may be terminated prior to the change in control (in which case holders of such unvested awards would be given notice and the opportunity to exercise such awards), or (iv) vesting or lapse of restrictions may be accelerated. All awards will be equitably adjusted in the case of the division of stock and similar transactions.
IPO Grants
In connection with our IPO, our Board granted awards under the 2020 Plan to certain of our employees, representing an aggregate of 1,256,538 shares of common stock. These awards were one-time grants solely related to our IPO. All of the awards described above were granted upon the filing of our registration statement on Form S-8 relating to the 2020 Plan. Each award is subject to the terms and conditions of the 2020 Plan and an award agreement that we entered into with the applicable grantee.

401(k) Plan
We maintain a retirement plan that is intended to be tax-qualified that provides all regular employees (including our Named Executive Officers) with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times.
Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2019. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board in 2019.
Name	Fees Earned or Paid in Cash	Stock awards(1)	Total ($)
Andre Durand	$75,000	$230,074.34	$305,074.34
Kevin Klausmeyer(2)	$—	$230,074.34	$230,074.34

(1)
On November 13, 2019, each of Mr. Durand and Mr. Klausmeyer were granted 18,260 RSUs with a fair market value of $12.60 per RSU.

(2)
Mr. Klausmeyer joined our Board in mid-2019, and did not receive a fee earned or paid in cash.

Non-Employee Director Compensation Policy
We compensate our non-employee directors according to the following structure:
Description	Amount
Annual cash compensation	$100,000
Additional annual cash compensation for chair of committee	$20,000
Annual equity compensation	$150,000 (RSUs)
We are party to indemnification agreements with each of our executive officers, certain other officers and directors. The indemnification agreements provide the executive officers, certain other officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under applicable law.
Representatives of Vista receive no compensation for their service as directors.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information about the beneficial ownership of our common stock as of October 31, 2020 and as adjusted to reflect the sale of the common stock in this offering, for:
•
each person or group known to us who beneficially owns more than 5% of our common stock immediately prior to this offering;

•
each selling shareholder;

•
each of our directors;

•
each of our Named Executive Officers; and

•
all of our directors and executive officers as a group.

Each shareholder’s percentage ownership before the offering is based on common stock outstanding as of October 31, 2020. Each shareholder’s percentage ownership after the offering is based on common stock outstanding immediately after the completion of this offering. Certain of the selling shareholders have granted the underwriters an option to purchase up to 1,500,000 additional shares of common stock from such selling shareholders.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable within 60 days of October 31, 2020 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o 100 Washington Ave S, Suite 1100, Minneapolis, MN. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
			Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering		No exercise Number of shares	Full Exercise Number of shares	No Exercise of Underwriters’ Option	Full Exercise of Underwriters’ Option
5% and Selling Shareholders:	Number of Shares
		Percentage			Percentage	Percentage
Vista Funds(1)	84,859,664	72.8%	74,909,664	73,409,664	64.3%	63.0%
Other Selling Shareholders:
Jason Wudi(2)	327,139	*	277,139	277,139	*	*
Directors and Named Executive Officers:
Dean Hager(3)	1,328,228	1.1%	1,328,228	1,328,228	1.1%	1.1%
Jill Putman(4)	350,342	*	350,342	350,342	*	*
John Strosahl(5)	276,074	*	276,074	276,074	*	*
Betsy Atkins	1,923	*	1,923	1,923	*	*
David Breach	—	—	—	—	—	—
Andre Durand	84,086	*	84,086	84,086	*	*
Michael Fosnaugh	—	—	—	—	—	—
Charles Guan	—	—	—	—	—	—
Kevin Klausmeyer	27,880	*	27,880	27,880	*	*

Shares Beneficially Owned After this Offering
	Shares Beneficially Owned Prior to this Offering		No exercise Number of shares	Full Exercise Number of shares	No Exercise of Underwriters’ Option	Full Exercise of Underwriters’ Option
5% and Selling Shareholders:	Number of Shares
		Percentage			Percentage	Percentage
Brian Sheth	—	—	—	—	—	—
Martin Taylor	—	—	—	—	—	—
Directors and executive officers as a group (14 individuals)(6)	2,765,420	2.3%	2,765,420	2,765,420	2.3%	2.3%

(1)
Represents 45,485,565 shares held directly by Vista Equity Partners Fund VI, L.P. (“VEPF VI”), 27,477,971 shares held directly by Vista Equity Partners Fund VI-A, L.P. (“VEPF VI-A”), 553,501 shares held directly by VEPF VI FAF, L.P. (“FAF”), 8,401,946 shares held directly by Vista Co-Invest Fund 2017-1, L.P. (“Vista Co-Invest”) and 2,940,681 shares held directly by VEPF VI Co-Invest 1, L.P. (“VEPF Co-Invest,” and collectively with VEPF VI, VEPF VI-A, FAF and Vista Co-Invest, the “Vista Funds”). Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of each of VEPF VI, VEPF VI-A and FAF. Fund VI GP’s sole general partner is VEPF VI GP, Ltd. (“Fund VI UGP”). Vista Co-Invest Fund 2017-1 GP, L.P. (“Vista Co-Invest GP”) is the sole general partner of Vista Co-Invest. Vista Co-Invest GP’s sole general partner is Vista Co-Invest Fund 2017-1 GP, Ltd. (“Vista Co-Invest UGP”). VEPF VI Co-Invest 1 GP, L.P. (“VEPF Co-Invest GP”) is the sole general partner of VEPF Co-Invest. VEPF Co-Invest GP’s sole general partner is VEPF VI Co-Invest 1 GP, Ltd. (“VEPF Co-Invest UGP”). Robert F. Smith is the sole director and one of 11 members of each of Fund VI UGP, Vista Co-Invest UGP and VEPF Co-Invest UGP. VEPF Management, L.P. (“Management Company”) is the sole management company of each of the Vista Funds. The Management Company’s sole general partner is VEP Group, LLC (“VEP Group”), and the Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, Fund VI GP, Fund VI UGP, Vista Co-Invest GP, Vista Co-Invest UGP, VEPF Co-Invest GP, VEPF Co-Invest UGP, the Management Company, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the Vista Funds, Fund VI GP, Fund VI UGP, Vista Co-Invest GP, Vista Co-Invest UGP, VEPF Co-Invest GP, VEPF Co-Invest UGP, the Management Company, VEPM and VEP Group is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. Certain affiliates of the Vista Funds may make a contribution of shares of our common stock to a certain charity prior to the consummation of this offering. In such case, the recipient charity, if it chooses to participate in this offering, will be the selling shareholder with respect to the donated shares. Any such contribution will not change the aggregate number of shares being offered by the selling shareholders in this offering. In the event that the recipient charity elects not to participate in the offering, the number of shares being offered by the Vista Funds will be correspondingly adjusted such that the aggregate number of shares being offered by the selling shareholders in this offering remains unchanged. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

(2)
Includes 122,925 shares that may be acquired within 60 days upon the exercise of vested options.

(3)
Includes 1,237,500 shares that may be acquired within 60 days upon the exercise of vested options.

(4)
Includes 275,000 shares that may be acquired within 60 days upon the exercise of vested options.

(5)
Includes 121,000 shares that may be acquired within 60 days upon the exercise of vested options.

(6)
Includes 1,964,372 shares that may be acquired within 60 days upon the exercise of vested options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•
the related person’s relationship to us and interest in the transaction;

•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•
the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•
the benefits to us of the proposed transaction;

•
if applicable, the availability of other sources of comparable products or services; and

•
an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our code of business conduct and ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
All of the transactions described below were entered into prior to the adoption of the Company’s written related party transactions policy, but all were approved by our Board considering similar factors to those described above.
Related Party Transactions
Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive Compensation”, below we describe transactions since January 1, 2017 to which we were a participant or will be a participant, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest

Director Nomination Agreement
We are party to a director nomination agreement with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock as of the completion of this offering. Vista may also assign its designation rights under the director nomination agreement to an affiliate.
The director nomination agreement provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Vista upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (the “Original Amount”); (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30%

and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount. In each case, Vista’s nominees must comply with applicable law and stock exchange rules. In addition, Vista shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista shall also have the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. The director nomination agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate at such time as Vista owns less than 5% of the Original Amount.
David Breach, Michael Fosnaugh, Charles Guan, Brian Sheth and Martin Taylor, five of our current directors, are employed as a Senior Managing Director and the Chief Legal Officer and Chief Operating Officer; Senior Managing Director; Vice President; President and Senior Managing Director; and Operating Managing Director, respectively, of Vista.
Registration Rights Agreement
We are party to a registration rights agreement with Vista. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations”. Vista is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, or Registrable Securities. These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act, or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.
Relationship with VCG
Following the Vista Acquisition, we have utilized Vista Consulting Group, LLC, or VCG, the operating and consulting arm of Vista, for consulting services, and have also reimbursed VCG for expenses related to participation by JAMF Holdings, Inc. employees in VCG sponsored events and also paid to VCG related fees and expenses. We paid VCG $0.2 million, $1.4 million and $1.2 million for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. Following our IPO, we may continue to engage VCG from time to time, subject to compliance with our related party transactions policy.
Arrangements with Companies Controlled by Vista
We purchased over $120,000 of services annually from certain companies controlled by Vista. We paid such companies approximately $0.5 million, $0.7 million and $0.6 million in the aggregate during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. We believe all of these arrangements are on comparable terms that are provided to unrelated third parties.
We received payments over $120,000 annually from certain companies controlled by Vista of $0.2 million, $0.1 million and zero ($0) in the aggregate during the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively. We believe all of these arrangements are on comparable terms that are provided to unrelated third parties.
Prior Term Loan Facility
From time to time, Vista may acquire loans incurred by us either from us, in open market transactions or through loan syndications. In connection with our entry into the Prior Term Loan Facility, affiliates of Vista collectively acquired $45.0 million of term loans under our Prior Term Loan Facility. During the year ended December 31, 2019, the largest principal amount of debt under the Prior Term Loan Facility held by affiliates of Vista was $52.7 million. In conjunction with the repayment of debt using proceeds from our IPO, Vista received proceeds of $34.9 million. During the nine months ended September 30, 2020 and the year ended December 31, 2019, affiliates of Vista were paid $2.1 million and $3.4 million, respectively, in interest on the portion of the Prior Term Loan Facility held by them.
Lease Arrangements
The Company has an ongoing lease agreement for office space in Eau Claire, WI with an entity in which Mr. Wudi is a minority owner. The lease terms are considered to be consistent with market rates. The Company paid $0.8 million, $1.1 million and $1.1 million to the entity for the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, respectively.
Concurrent Private Placement
Concurrently with the Company’s IPO, the Company issued and sold 85,880 shares of common stock in a private placement to certain of its named executive officers, certain of its other employees and its independent directors at the IPO price for aggregate consideration of approximately $2.2 million.

DESCRIPTION OF CERTAIN INDEBTEDNESS
Senior Secured Credit Facilities
Set forth below is a summary of the terms of the New Credit Agreement governing certain of our indebtedness. This summary is not a complete description of all of the terms of the New Credit Agreement. The New Credit Agreement setting forth the terms and conditions of certain of our indebtedness is filed as an exhibit to the registration statement of which this prospectus forms a part.
On July 27, 2020, JAMF Holdings, Inc., as borrower, Juno Intermediate, Inc., as a guarantor, or Juno Intermediate, and Juno Parent, LLC, as a guarantor, or Juno Parent, each of which are wholly-owned subsidiaries of ours, entered into the New Credit Agreement with a group of lenders and JPMorgan Chase Bank, N.A., as administrative agent. The New Credit Agreement provides the New Revolving Credit Facility in an initial amount of $150.0 million, which may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. In addition, the New Credit Agreement provides for the ability of the Company to request incremental term loan facilities, in a minimum amount of $5.0 million for each facility. Borrowings pursuant to the New Credit Agreement may be used for working capital and other general corporate purposes, including for acquisitions permitted under the New Credit Agreement. As of September 30, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility.
Interest Rates and Fees
The interest rates applicable to revolving borrowings under the New Credit Agreement are, at the borrower’s option, either (i) a base rate, which is equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate (subject to a floor) for a one month interest period (each term as defined in the New Credit Agreement) plus 1%, or (ii) the Adjusted LIBO Rate (subject to a floor) equal to the LIBO Rate for the applicable interest period multiplied by the Statutory Reserve Rate, plus in the case of each of clauses (i) and (ii), the Applicable Rate. The Applicable Rate (i) for base rate loans range from 0.25% to 1.0% per annum and (ii) for LIBO Rate loans range from 1.25% to 2.0% per annum, in each case, based on the Senior Secured Net Leverage Ratio. Base rate borrowings may only be made in dollars. The borrower will pay a commitment fee during the term of the New Credit Agreement ranging from 0.20% to 0.35% per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio (as defined in the New Credit Agreement).
Voluntary Prepayments
Any borrowing under the New Credit Agreement may be repaid, in whole or in part, at any time and from time to time without premium or penalty other than customary breakage costs, and any amounts repaid may be reborrowed. No mandatory prepayments will be required other than customary provisions in the event borrowings or letter of credit usage exceed the aggregate commitments of all lenders.
Final Maturity and Amortization
Borrowings under the New Credit Agreement are scheduled to mature on July 27, 2025 and do not amortize.
Guarantors
All obligations under the New Credit Agreement are unconditionally guaranteed by Juno Parent, Juno Intermediate, and substantially all of its existing and future direct and indirect wholly-owned domestic subsidiaries, other than certain excluded subsidiaries.
Security
All obligations under the New Credit Agreement are secured, subject to permitted liens and other exceptions, by first-priority perfected security interests in substantially all of the borrower’s and the guarantors’ assets.

Certain Covenants, Representations and Warranties
The New Credit Agreement contains customary representations and warranties, affirmative covenants, reporting obligations and negative covenants. The negative covenants restrict the borrower and each guarantor’s ability, among other things, to (subject to certain exceptions as set forth in the New Credit Agreement):
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incur additional indebtedness or other contingent obligations;

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create liens on their assets;

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make investments, acquisitions, loans and advances;

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consolidate, merge, liquidate or dissolve;

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sell, transfer or otherwise dispose of its assets, including equity of its subsidiaries;

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pay dividends on or make other payments in respect of its equity interests;

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engage in transactions with its affiliates;

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make payments in respect of subordinated or unsecured debt;

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modify organizational documents in a manner that is materially adverse to the lenders under the New Credit Agreement;

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modify the status of certain holding companies;

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enter into burdensome agreements with negative pledge clauses or restrictions on subsidiary distributions;

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materially alter the type of business it conducts; and

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change its fiscal year.

Financial Covenant
Under the terms of the New Credit Agreement, we are required to maintain a Senior Secured Net Leverage Ratio (as defined in the New Credit Agreement) of not more than 4.00 to 1.00.
Events of Default
The lenders under the New Credit Agreement are permitted to accelerate the loans and terminate commitments thereunder or exercise other remedies upon the occurrence of certain customary events of default, including defaults with respect to financial and other covenants, subject to certain grace periods and exceptions. These events of default include, among others, payment defaults, cross-defaults to certain material indebtedness, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy, material judgments, material defects with respect to lenders’ perfection on the collateral, certain ERISA events and changes of control.

DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of September 30, 2020, we had 116,463,284 shares of common stock outstanding held by 41 shareholders of record and no shares of preferred stock outstanding, 7,727,158 shares of common stock issuable upon exercise of outstanding stock options and 1,291,056 shares of common stock issuable upon the vesting and settlement of outstanding RSUs. After this offering, we expect to have 116,463,284 shares of our common stock outstanding and no shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws and to the applicable provisions of the DGCL.
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time.
Voting Rights
Each outstanding share of common stock are entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of our common stock shall have no cumulative voting rights.
Preemptive Rights
Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.
Conversion or Redemption Rights
Our common stock is neither convertible nor redeemable.
Liquidation Rights
Upon our liquidation, the holders of our common stock are entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Preferred Stock
Our Board may, without further action by our shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws
Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.
These provisions include:
Classified Board
Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board are elected each year. The classification of directors has the effect of making it more difficult for shareholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by our Board. Our Board has nine members.
Shareholder Action by Written Consent
Our certificate of incorporation precludes shareholder action by written consent at any time when Vista beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.
Special Meetings of Shareholders
Our certificate of incorporation and bylaws provide that, except as required by law, special meetings of our shareholders may be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, at any time when Vista beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our shareholders shall also be called by our Board or the chairman of our Board at the request of Vista. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Advance Notice Procedures
Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our Board; provided, however, at any time when Vista beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to Vista. Shareholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the bylaws do not give our Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by Vista pursuant to the Director Nomination

Agreement. See “Certain Relationships and Related Party Transactions — Related Party Transactions — Director Nomination Agreement” for more details with respect to the director nomination agreement.
Removal of Directors; Vacancies
Our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Vista beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director.
Supermajority Approval Requirements
Our certificate of incorporation and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as Vista beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Our certificate of incorporation provides that at any time when Vista beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% (as opposed to a majority threshold that would apply if Vista beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
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the provision requiring a 66 2∕3% supermajority vote for shareholders to amend our bylaws;

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the provisions providing for a classified board of directors (the election and term of our directors);

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the provisions regarding resignation and removal of directors;

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the provisions regarding entering into business combinations with interested shareholders;

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the provisions regarding shareholder action by written consent;

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the provisions regarding calling special meetings of shareholders;

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the provisions regarding filling vacancies on our Board and newly created directorships;

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the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

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the amendment provision requiring that the above provisions be amended only with a 66 2∕3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Business Combinations
We are not subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that the person becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock.
Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions: (1) before the shareholder became an interested shareholder, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or (3) at or after the time the shareholder became an interested shareholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares.
We have opted out of Section 203; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:
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prior to such time, our Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

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upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2∕3% of our outstanding voting stock that is not owned by the interested shareholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the shareholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.
Our certificate of incorporation provides that Vista, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested shareholders” for purposes of this provision.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Shareholders’ Derivative Actions
Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) is the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or shareholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or shareholders or their respective affiliates, other than those officers, directors, shareholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of Vista or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Vista or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions that are included in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219 and its phone number is (800) 937-5449.
Listing
Our common stock is listed on NASDAQ under the symbol “JAMF”.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. We also cannot predict with certainty when or if Vista will otherwise sell its common stock. The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.
Upon completion of this offering, we will have 116,463,284 outstanding shares of our common stock. Of these shares, the 20,700,000 shares sold in our IPO and the 10,000,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the conditions of Rule 144.
The remaining 85,763,284 shares of our common stock outstanding after this offering will be “restricted securities”, as that term is defined in Rule 144 of the Securities Act, and we expect that substantially all of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 of the Securities Act, which are summarized below.
We have filed with the SEC a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our 2017 Plan and 2020 Plan. The shares of common stock covered by this registration statement are generally eligible for sale in the public market, subject to certain contractual and legal restrictions summarized below.
Lock-up Agreements
We, each of our directors and executive officers and the Vista Funds (as well as a certain charity if it receives a contribution of shares of common stock from the Vista Funds), have agreed or will agree that, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 90 days after the date of this prospectus. Certain affiliates of the Vista Funds are expected to make a contribution of shares of common stock to a certain charity prior to this offering, and such recipient is expected, in turn, to sell the contributed shares in this offering. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting”.
In addition, our directors and executive officers and certain of our shareholders also entered into lock-up agreements with the underwriters of our IPO providing substantially similar restrictions for a period of 180 days from the date of that prospectus.
Prior to the consummation of this offering, certain of our employees, including our executive officers, and/or directors have entered into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to our IPO. However, sales under these trading plans would be permitted, pursuant to the terms of such trading plans, following the expiration of the lock-up agreements relating to our IPO, including prior to the expiration of the lock-up agreements relating to this offering.
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, the lead book-runners in our IPO, are waiving lock-up restrictions entered into in connection with our IPO with respect to all of the shares being sold in this offering by the selling shareholders, including 50,000 shares of our common stock held by a certain officer of Jamf to allow such officer to participate in this offering. The waiver will take effect on the pricing of this offering (and in any event no earlier than November 18, 2020), and the shares may be sold only pursuant to this offering. In addition, as a result of this waiver of lock-up restrictions, certain other lock-up parties will be automatically released from the lock-up restrictions entered into in connection with our IPO on the same terms on a pro rata basis.
Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not otherwise release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.
Registration Rights Agreement
Pursuant to the registration rights agreement, we have granted Vista the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by Vista (or certain transferees) and to provide piggyback registration rights to Vista and certain executives, subject to the certain limitations and priorities on registration detailed therein, on registered offerings initiated by us in certain circumstances. See “Certain Relationships and Related Party Transactions — Related Party Transactions — Registration Rights Agreement”. These shares will represent 64.3% of our outstanding common stock after this offering, or 63.0% if the underwriters exercise their option to purchase additional shares from certain of the selling shareholders in full.
Rule 144
In general, under Rule 144, any person who is not our affiliate, who was not our affiliate at any time during the preceding three months and who has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us and subject to applicable lock-up restrictions. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
Subject to applicable lock-up restrictions, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (1) 1% of the number of shares of our common stock outstanding, which will equal approximately           shares immediately after this offering; and (2) the average weekly trading volume of our common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701, any of our employees, directors or officers who acquired shares from us in connection with a compensatory stock or option plan or other compensatory written agreement before the effective date of our IPO are, subject to applicable lock-up restrictions, eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate and was not our affiliate at any time during the preceding three months, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with the holding period requirements under Rule 144, but subject to the other Rule 144 restrictions described above.
Equity Incentive Plans
We have filed with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are subject to outstanding options and other awards issuable pursuant to our 2017 Plan and 2020 Plan. Shares covered by such registration statement are available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements applicable to those shares.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of certain U.S. federal income and estate tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax considerations relating thereto. The effects of other U.S. federal tax laws, such as gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated or proposed thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.
This discussion is limited to Non-U.S. Holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the U.S.;

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persons subject to the alternative minimum tax;

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persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities;

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“controlled foreign corporations”, “passive foreign investment companies”, and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell our common stock under the constructive sale provisions of the Code;

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persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

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“qualified foreign pension funds” (within the meaning of Section 897(1)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension fund; and

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tax-qualified retirement plans.

If any partnership or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “United States person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the U.S.;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. any state thereof, or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of all substantial decisions of the trust is by one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section entitled “Dividend Policy”, we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition”.
Subject to the discussion below on effectively connected income, backup withholding, and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes to us or our paying agent prior to the payment of dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such Non-U.S. Holder is not a “United States person” as defined in the Code and qualifies for a reduced treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S.
Any such effectively connected dividends will generally be subject to U.S. federal income tax at the rates and in the manner generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or other taxable disposition and certain other requirements are met; or

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our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax at the rates and in the manner generally applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for that taxable year (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded”, as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, five percent or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If we were to become a USRPHC and our common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant sale or other taxable disposition by a Non-U.S. holder occurs, such Non-U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of dividends or of proceeds of the sale or other taxable disposition of our common stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such dividend, sale, or other taxable disposition. Proceeds of a sale or other disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the Non-U.S. Holder timely files the appropriate claim with the IRS and furnishes any required information to the IRS.
Non-U.S. Holders should consult their tax advisors regarding information reporting and backup withholding.
Additional Withholding Tax on Payments Made to Foreign Accounts
Subject to the discussion below regarding recently issued Proposed Treasury Regulations, withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions or branches thereof located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and subject to recently issued Proposed Treasury Regulations described below, to payments of gross proceeds from the sale or other disposition of such stock. On December 13, 2018, the U.S. Department of the Treasury released proposed regulations (the preamble to which specifies that taxpayers may rely on them pending finalization) which, would eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our common stock. There can be no assurance that the proposed regulations will be finalized in their present form.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
Federal Estate Tax
Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

UNDERWRITING
The Company, the selling shareholders and the representatives of the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table from the selling shareholders. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BofA Securities, Inc. and Barclays Capital Inc. are the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Barclays Capital Inc.
Total	10,000,000
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 1,500,000 shares from certain of the selling shareholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,500,000 additional shares from certain of the selling shareholders.
Paid by the Selling Shareholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. After the offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The Company and its officers, directors, and the Vista Funds (as well as a certain charity if it receives a contribution of shares of common stock from the Vista Funds) have agreed or will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. Certain affiliates of the Vista Funds are expected to make a contribution of shares of common stock to a certain charity prior to this offering, and such recipient is expected, in turn, to sell the contributed shares in this offering. If the recipient sells all of the contributed shares in this offering, it will not be subject to the lock-up restrictions described above. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
In the case of the Company, the restrictions described in the immediately preceding paragraph do not apply to certain transactions including:

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the sale of shares of our common stock to the underwriters pursuant to the underwriting agreement in this offering; and

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transfers pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of the underwriting agreement.

In the case of our officers, directors, and holders of all of the Company’s common stock, the restrictions described in the paragraph above do not apply to certain transactions including:
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subject to certain limitations, a bona fide gift or gifts;

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subject to certain limitations, transfers to any trusts for the direct or indirect benefit of the transferor or the transferor’s immediate family;

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transfers with the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC;

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subject to certain limitations, transfers by a corporation to any wholly owned subsidiary of such corporation;

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subject to certain limitations, by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

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subject to certain limitations, (a) transfers pursuant to a bona fide third-party tender offer, merger, purchase, consolidation or other similar transaction that is approved by our board of directors, made to all holders of common stock involving a change of control, provided that, in the event that the tender offer, merger, purchase, consolidation or other such transaction is not completed, the shares owned by the lock-up party will remain subject to terms of the lock-up agreement, or (b) transfers to the Company for payment of the exercise price upon the automatic “cashless” or “net” exercise of an option to purchase shares in connection with the termination of such option pursuant to its terms upon a change of control of the Company;

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subject to certain limitations, transfers pursuant to the exercise of an option to purchase shares in connection with the termination of such option;

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subject to certain limitations, transfers to the Company for (a) the payment of the exercise price upon the “cashless” or “net” exercise of an option to purchase shares or (b) for payment of tax withholdings (including estimated taxes) due as a result of the exercise of an option to purchase shares, in each case in connection with the termination of such option pursuant to its terms; and

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subject to certain limitations, sales pursuant to written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act and that were established prior to the date hereof.

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice, and such release could trigger the pro rata release of these restrictions with respect to certain other shareholders; provided, however, that if the release is granted for one of our officers or directors, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, agree that at least three business days before the effective date of the release or waiver, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, will notify us of the impending release or waiver, and we are obligated to announce the impending release or waiver by press release through a major news service or other method permitted by applicable laws and regulation at least two business days before the effective date of the release or waiver.
Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, the lead book-runners in our IPO, are waiving lock-up restrictions entered into in connection with our IPO with respect to all of the shares being sold in this offering by the selling shareholders, including 50,000 shares of our common stock held by a certain officer of Jamf to allow such officer to participate in this offering. The waiver will take effect on the pricing of this offering (and in any event no earlier than November 18, 2020), and the shares may be sold only pursuant to this offering. In addition, as a result of this waiver of lock-up restrictions, certain other lock-up parties will be automatically released from the lock-up restrictions entered into in connection with our IPO on the same terms on a pro rata basis.
Our common stock is listed on the NASDAQ under the symbol “JAMF”.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ in the over-the-counter market or otherwise.
The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.7 million. We have agreed to reimburse the underwriters for expenses incurred by them related to any applicable state securities filings and for clearance of this offering with the Financial Industry Regulatory Authority, Inc. in connection with this offering in an amount of approximately $40,000.
The Company and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Certain of the underwriters are also customers of the Company. In addition, certain of the underwriters and/or their respective affiliates are lenders under the New Credit Agreement.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Selling Restrictions
European Economic Area and the United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom, or a Relevant State, no common stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State (all in accordance with the Prospectus Regulation), except that offers of shares of our common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
Each Underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FMSA) received by it in connection with the issue or sale of shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS
The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Vista. Kirkland & Ellis LLP represents entities affiliated with Vista in connection with legal matters. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The financial statements audited by Ernst & Young, LLP as of and for the years ended December 31, 2019 and 2018 have been included in this prospectus in reliance on the authority of their report as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement and the attached exhibits. You will find additional information about us and our common stock in the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act, and are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the website of the SEC referred to above.
We also maintain a website at www.jamf.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Jamf Holding Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Jamf Holding Corp. (formerly known as Juno Topco, Inc.) (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2017.
Minneapolis, Minnesota
March 9, 2020, except for the effect of the stock split discussed in the second paragraph of Note 16 to the consolidated financial statements, as to which the date is July 14, 2020

Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$32,433	$39,240
Trade accounts receivable, net	46,513	30,854
Income taxes receivable	14	65
Deferred contract costs	5,553	2,526
Prepaid expenses	10,935	6,682
Other current assets	3,133	922
Total current assets	98,581	80,289
Equipment and leasehold improvements, net	12,477	9,228
Goodwill	539,818	501,145
Other intangible assets, net	235,099	252,171
Deferred contract costs	16,234	8,461
Other assets	2,599	2,090
Total assets	$904,808	$853,384
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,684	$2,343
Accrued liabilities	26,927	18,809
Income taxes payable	819	147
Deferred revenues	120,089	86,220
Total current liabilities	151,519	107,519
Deferred revenues, noncurrent	20,621	14,442
Deferred tax liability	18,133	26,384
Debt	201,319	171,749
Other liabilities	9,338	196
Total liabilities	400,930	320,290
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 132,000,000 shares authorized, 102,843,612 and 102,649,701 shares issued and outstanding at December 31, 2019 and 2018, respectively	103	103
Additional paid-in capital	568,756	565,372
Accumulated deficit	(64,981)	(32,381)
Total stockholders’ equity	503,878	533,094
Total liabilities and stockholders’ equity	$904,808	$853,384

The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
	Years Ended December 31,
	2019	2018
Revenue:
Subscription	$159,111	$100,350
Services	19,008	20,206
License	25,908	26,006
Total revenue	204,027	146,562
Cost of revenue:
Cost of subscription (exclusive of amortization shown below)	31,539	24,088
Cost of services (exclusive of amortization shown below)	14,224	16,246
Amortization expense	10,266	8,969
Total cost of revenue	56,029	49,303
Gross profit	147,998	97,259
Operating expenses:
Sales and marketing	71,006	51,976
Research and development	42,829	31,515
General and administrative	32,003	22,270
Amortization expense	22,416	21,491
Total operating expenses	168,254	127,252
Loss from operations	(20,256)	(29,993)
Interest expense, net	(21,423)	(18,203)
Foreign currency transaction loss	(1,252)	(418)
Other income, net	220	221
Loss before income tax benefit	(42,711)	(48,393)
Income tax benefit	10,111	12,137
Net loss	$(32,600)	$(36,256)
Net loss per share, basic and diluted	$(0.32)	$(0.35)
Weighted-average shares used to compute net loss per share, basic and diluted	102,752,092	102,325,465
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
Consolidated Statements of Stockholders’ Equity
(In thousands, except share amounts)
	Stock Class		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Common
	Shares	Amount
Balance, December 31, 2017	102,300,010	$102	$561,288	$3,875	$565,265
Issuance of common stock	349,691	1	1,769	—	1,770
Share-based compensation	—	—	2,315	—	2,315
Net loss	—	—	—	(36,256)	(36,256)
Balance, December 31, 2018	102,649,701	$103	$565,372	$(32,381)	$533,094
Issuance of common stock	193,911	—	923	—	923
Share-based compensation	—	—	2,461	—	2,461
Net loss	—	—	—	(32,600)	(32,600)
Balance, December 31, 2019	102,843,612	$103	$568,756	$(64,981)	$503,878
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
Consolidated Statements of Cash Flows
(In thousands)
	Years Ended December 31,
	2019	2018
Cash provided by (used in) operating activities:
Net loss	$(32,600)	$(36,256)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	36,807	33,914
Amortization of deferred contract costs	6,250	3,391
Amortization of debt issuance costs	1,120	513
Change in return allowance	—	—
Loss (gain) on disposal of equipment and leasehold improvements	(17)	14
Share-based compensation	2,461	2,315
Deferred taxes	(11,247)	(12,550)
Adjustment to Digita earnout	200	—
Changes in operating assets and liabilities:
Trade accounts receivable	(14,462)	(3,316)
Income tax receivable/payable	559	(977)
Prepaid expenses and other assets	(6,862)	(2,555)
Deferred contract costs	(17,050)	(13,222)
Accounts payable	1,295	(313)
Accrued liabilities	7,789	5,965
Deferred revenue	36,998	32,476
Other liabilities	(58)	(39)
Net cash provided by operating activities	11,183	9,360
Cash used in investing activities:
Acquisition, net of cash acquired	(40,173)	(2,893)
Purchases of equipment and leasehold improvements	(7,190)	(2,909)
Net cash used in investing activities	(47,363)	(5,802)
Cash provided by financing activities:
Proceeds from credit agreements	40,000	—
Debt issuance costs	(1,550)	—
Payments on Revolver	(10,000)	—
Proceeds from the exercise of stock options	923	1,770
Net cash provided by financing activities	29,373	1,770
Net increase (decrease) in cash	(6,807)	5,328
Cash, beginning of period	39,240	33,912
Cash, end of period	$32,433	$39,240
Supplemental disclosures of cash flow information:
Cash paid for interest	$20,693	$17,835
Cash paid for income taxes, net of refunds	596	1,461
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
Notes to Consolidated Financial Statements
Note 1. Basis of presentation and description of business
Description of business
Jamf Holding Corp. and its wholly owned subsidiaries, collectively, are referred to herein as the “Company,” “we,” “us” or “our.” Effective June 25, 2020, the name of the Company was changed from Juno Topco, Inc. to Jamf Holding Corp. The Company helps organizations connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With our products, Apple devices can be deployed to employees brand new in the shrink-wrapped box, automatically set up and personalized at first power-on and continuously administered throughout the life of the device. The Company’s customers are located throughout the world.
Emerging Growth Company Status
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we are (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company for the first five fiscal years after the completion of our IPO, unless one of the following occurs: (i) our total annual gross revenue is at least $1.07 billion, (ii) we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period, or (iii) we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June  30.
Vista Equity Partners acquisition
On November 13, 2017, pursuant to an Agreement and Plan of Merger by and among Juno Intermediate, Inc. (“Juno Intermediate”), Merger Sub, Inc. (“Merger Sub”), and JAMF Holdings, Inc. (“Holdings”), Vista Equity Partners (“Vista”) acquired a majority share of all the issued and outstanding shares of Holdings at the purchase price of $733.8 million (the “Vista Acquisition”). Merger Sub was absorbed into Holdings as part of the acquisition and Juno Intermediate survived and was considered the accounting acquirer. The Company accounted for the Vista Acquisition by applying the acquisition method of accounting for business combinations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”).
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all adjustments necessary for the fair presentation of the consolidated financial position, results of operations, and cash flows of the Company.
Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, revenue recognition, stock-based compensation, commissions, goodwill and accounting for income taxes. Actual results could differ from those estimates.
Segment and Geographic Information
Our chief operating decision maker (“CODM”) is our Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. We operate our business as one operating segment and therefore we have one reportable segment.
Revenue by geographic region as determined based on the end user customer address was as follows:
	Years Ended December 31,
($000’s)	2019	2018
Revenue:
The Americas	$156,259	$117,454
Europe, the Middle East, India, and Africa	36,235	20,536
Asia Pacific	11,533	8,572
	$204,027	$146,562
Note 2. Summary of significant accounting policies
Principles of consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Net Loss per Share of Common Stock
Basic net loss per common share is calculated by dividing the net loss by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock method. For purposes of the diluted net loss per common share calculation, restricted stock units and stock options are considered to be potentially dilutive securities. Because we have reported a net loss for the years ended December 31, 2019 and 2018, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share for those periods because the potentially dilutive shares would have been anti-dilutive if included in the calculation.
Cash and cash equivalents
The Company considers any highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. The Company maintains cash in deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.
Trade receivables, net
Credit is extended to customers in the normal course of business, generally with 30-day payment terms. Receivables are recorded at net realizable value, which includes allowances for doubtful accounts.

The Company reviews the collectability of trade receivables on an ongoing basis. The Company reserves for trade receivables determined to be uncollectible. This determination is based on the delinquency of the account, the financial condition of the customer, and the Company’s collection experience. The allowance for doubtful accounts was $0.2 million and $0.1 million at December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, the Company had one distributor that accounted for more than 10% of total net revenues. Total receivables related to this distributor were $6.0 million and $7.8 million at December 31, 2019 and 2018, respectively.
Activity related to our allowance for doubtful accounts was as follows:
	Years Ended December 31,
($000’s)	2019	2018
Balance, beginning of period	$60	$60
Bad-debt expense	279	37
Accounts written off	(139)	(37)
Balance, end of period	$200	$60
Equipment and leasehold improvements, net
Equipment and leasehold improvements are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. These lives range from 3 to 5 years for computers and server equipment, 3 years for software, 5 to 7 years for furniture and fixtures, and the lower of lease term or useful life on leasehold improvements. Repair and maintenance costs are expensed as incurred.
Impairment or disposal of long-lived assets
The Company evaluates the recoverability of its long-lived assets in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment, which requires that long-lived assets and finite-lived identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Goodwill
The Company evaluates goodwill for impairment in accordance with ASC Topic 350, Goodwill and Other Intangible Assets, which requires goodwill to be either qualitatively or quantitatively assessed for impairment annually (or more frequently if impairment indicators arise) for each reporting unit. The Company has one reporting unit. The Company performs its impairment testing of goodwill at least annually and more frequently if events occur that would indicate that it is more likely than not the fair value of the reporting unit is less than carrying value. If the Company’s reporting unit carrying amount exceeds its fair value an impairment charge will be recorded based on that difference. The impairment charge will be limited to the amount of goodwill currently recognized in the Company’s single reporting unit. The Company performed the annual assessment as of October 1, 2019 and no impairment was identified.
Other intangibles, net
Other intangible assets, including customer relationships, developed technology, and trademarks acquired in our previous acquisitions, have definite lives and are amortized over a period ranging from 1 to 12 years on a straight-line basis. Intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows generated by the asset. The amount of the impairment loss recorded is calculated by the excess of the asset’s carrying value over its fair value.

Debt issuance costs
Costs of debt financing are charged to expense over the lives of the related financing agreements. Remaining costs and the future period over which they would be charged to expense are reassessed when amendments to the related financing agreements or prepayments occur. Debt issuance costs for the Company’s term loan are recognized as an offset to the Company’s debt liability and are amortized using the effective-interest method. Debt issuance costs for the Company’s revolving line of credit are recognized within other non-current assets and are amortized on a straight-line basis.
Deferred offering costs
Deferred offering costs are capitalized and consist of fees incurred in connection with the anticipated sale of common stock in an initial public offering (“IPO”) and include legal, accounting, printing, and other IPO-related costs. Upon completion of an IPO, these deferred costs will be reclassified to stockholders’ equity and recorded against the proceeds from the offering. In the event an IPO is terminated, the deferred offering costs would be expensed in the period of termination as a charge to operating expenses in the consolidated statements of operations. The balance of deferred offering costs included within other current assets at December 31, 2019 was $2.3 million. As of December 31, 2018, the Company had not incurred such costs.
Foreign currency remeasurement
Our reporting currency is the U.S. dollar. The functional currency of all our international operations is the U.S. dollar. The assets, liabilities, revenues and expenses of the Company’s foreign operations are remeasured in accordance with ASC Topic 830, Foreign Currency Matters. Remeasurement adjustments are recorded as foreign currency transaction gains (losses) in the consolidated statement of operations. For the years ended December 31, 2019 and 2018, the Company recognized a foreign currency loss of $1.3 million and $0.4 million, respectively.
Stock-based compensation
The Company applies the provisions of ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), in its accounting and reporting for stock-based compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. All service-based options outstanding under the Company’s option plans have exercise prices equal to the fair value of the Company’s stock on the grant date. The fair value of these service options is determined using the Black-Scholes option pricing model. The estimated fair value of service-based awards is recognized as compensation expense over the applicable vesting period. All awards expire after 10 years. The fair value of each grant of service options was determined by the Company using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires judgment to determine.
Expected Term — The expected term of stock options represents the weighted-average period the stock options are expected to be outstanding. For time-based awards, the estimated expected term of options granted is generally calculated as the vesting period plus the midpoint of the remaining contractual term, as the Company does not have sufficient historical information to develop reasonable expectations surrounding future exercise patterns and post-vesting employment termination behavior.
Expected Volatility — The expected stock price volatility assumption was determined by examining the historical volatilities of a group of industry peers, as the Company did not have any trading history for its common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available.
Risk-Free Interest Rate — The risk-free rate assumption was based on the U.S. Treasury instruments with terms that were consistent with the expected term of the Company’s stock options.
Expected Dividend — The expected dividend assumption was based on the Company’s history and expectation of dividend payouts.

Fair Value of Common Stock — The fair value of the shares of common stock underlying the stock options has historically been the responsibility of and determined by the Company’s board of directors. Because there has been no public market for the Company’s common stock, the board of directors has used independent third-party valuations of the Company’s common stock, operating and financial performance, and general and industry-specific economic outlook, amongst other factors.
	Years Ended December 31,
	2019	2018
Expected life of options	6.25 years	6.25 years
Expected volatility	45.1% – 45.3%	44.8% – 46.6%
Risk-free interest rates	1.6% – 1.7%	2.5% – 2.8%
Expected dividend yield	—	—
Weighted-average grant-date fair value	$7.29	$2.69
Compensation cost for restricted stock units is determined based on the fair market value of the Company’s stock at the date of the grant. Stock-based compensation expense is generally recognized over the required service period. Forfeitures are accounted for when they occur.
The Company also grants performance-based awards to certain executives that vest and become exercisable when Vista’s realized cash return on its investment in the Company equals or exceeds $1.515 billion upon a change in control of the Company (“Termination Event”). The terms of the agreement do not specify a performance period for the occurrence of the Termination Event. The contractual term of the awards is 10 years. These options are also referred to as return target options. Since the performance condition relates to a Termination Event, and as a change of control cannot be probable until it occurs, no compensation expense will be recorded until a Termination Event. In 2018, as there is also a market condition with these options based on a return on equity target, the fair value of the awards was determined using a Monte Carlo simulation. In 2019, the Company used a Modified Black-Scholes option pricing model which uses Level 3 inputs for fair value measurement which would yield similar results to the Monte Carlo simulation and simplify the process.
	Years Ended December 31,
	2019	2018
Expected life of options	3 – 3.25 years	4.50 years
Expected volatility	50% – 55%	55%
Risk-free interest rates	1.49% – 1.67%	2.7%
Expected dividend yield	—	—
Weighted-average grant-date fair value	$6.02	$1.91
Income taxes
We account for income taxes in accordance with ASC Topic 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
We use a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax position is recognized when it is more likely than not that the tax position will be sustained upon examination, including resolution of any related appeals or litigation processes. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority. The standard also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure and transition.

Revenue recognition
The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). To determine the appropriate amount of revenue to be recognized in accordance with ASC 606, the Company follows a five-step model as follows:
•
Identify the contract with a customer

•
Identify the performance obligations in the contract

•
Determine the transaction price

•
Allocate the transaction price to the performance obligations in the contract

•
Recognize revenue when or as performance obligations are satisfied

The Company’s revenue is primarily derived from sales of SaaS subscriptions, support and maintenance contracts, software licenses, and related professional services. The Company’s products and services are marketed and sold directly, as well as indirectly through third-party resellers, to the end-user.
The Company assesses the contract term as the period in which the parties to the contract have enforceable rights and obligations. The contract term can differ from the stated term in contracts with certain termination or renewal rights, depending on whether there are substantive penalties associated with those rights. Customer contracts are generally standardized and non-cancelable for the duration of the stated contract term.
Nature of Products and Services
Subscription:   Subscription includes SaaS subscription arrangements which include a promise to allow customers to access software hosted by the Company over the contract period, without allowing the customer to take possession of the software or transfer hosting to a third party. Subscription also includes support and maintenance, which includes when-and-if available software updates and technical support on our perpetual and on-premise subscription licenses. Because the subscription represents a stand-ready obligation to provide a series of distinct periods of access to the subscription, which are all substantially the same and that have the same pattern of transfer to the customer, subscriptions are accounted for as a series and revenue is recognized ratably over the contract term, beginning at the point when the customer is able to use and benefit from the subscription.
Services:   Services, including training, are often sold as part of new software license or subscription contracts. These services are fulfilled by the Company and with the use of other vendors and do not significantly modify, integrate or otherwise depend on other performance obligations included in the contracts. Services are generally performed over a one- to two-day period and, when sold as part of new software license or subscription contracts, at or near the outset of the related contract. When other vendors participate in the provisioning of the services, the Company recognizes the related revenue on a gross basis as the Company is the principal in these arrangements. Revenue related to services is recognized, as the Company’s performance obligation is fulfilled. Related fulfillment costs are recognized as incurred.
License:   Licenses include sales of perpetual and on-premise subscription arrangements. Licenses for on-premise software provide the customer with a right to use the software as it exists when made available to the customer. Revenue from software licenses is recognized upon transfer of control to the customer, which is typically upon making the software available to the customer.
Certain contracts may include explicit options to renew maintenance at a stated price. These options are generally priced in line with the stand-alone selling price (“SSP”) and therefore do not provide a material right to the customer. If the option provides a material right to the customer, then the material right is accounted for as a separate performance obligation and the Company recognizes revenue when those future goods or services underlying the option are transferred or when the option expires.

Significant Judgments
When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative SSP basis to each performance obligation. The Company typically determines SSP based on observable selling prices of its products and services.
In instances where SSP is not directly observable, such as with software licenses that are never sold on a stand-alone basis, SSP is determined using information that may include market conditions and other observable inputs. SSP is typically established as ranges and the Company typically has more than one SSP range for individual products and services due to the stratification of those products and services by customer class, channel type, and purchase quantity, among other circumstances.
Transaction Price
The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to the customer. Revenue from sales is recorded based on the transaction price, which includes estimates of variable consideration. The amount of variable consideration that is included in the transaction price is constrained and is included only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.
The Company’s contracts with customers may include service level agreements, which entitle the customer to receive service credits, and in certain cases, service refunds, when defined service levels are not met. These arrangements represent a form of variable consideration, which is included in the calculation of the transaction price to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company estimates the amount of variable consideration at the expected value based on its assessment of legal enforceability, anticipated performance and a review of specific transactions, historical experience, and market and economic conditions. The Company has historically not experienced any significant incidents affecting the defined levels of reliability and performance as required by the contracts and therefore, the related amounts are not constrained.
Disaggregation of Revenue
The Company separates revenue into recurring and non-recurring categories to disaggregate those revenues that are one-time in nature from those that are term-based and renewable. Revenue from recurring and non-recurring contractual arrangements are as follows:
	Years Ended December 31,
($000’s)	2019	2018
SaaS subscription and support and maintenance	$159,111	$100,350
On-premise subscription	16,078	12,690
Recurring revenue	175,189	113,040
Perpetual licenses	9,830	13,316
Professional services	19,008	20,206
Non-recurring revenue	28,838	33,522
Total revenue	$204,027	$146,562
Contract Balances
The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to issue an invoice and receive payment regardless of whether revenue has been recognized. For multiyear agreements, the Company will either invoice the customer in full at the inception of the contract or annually at the beginning of each annual period. If revenue has not yet been recognized, then a contract liability (deferred revenue) is also recorded. Deferred revenue classified as current on the consolidated balance sheet is expected to be recognized as revenue within one year. Non-current deferred revenue will be fully recognized within five years. If revenue is recognized in advance of the right to invoice, a contract asset is recorded.
Contract liabilities consist of customer billings in advance of revenue being recognized. The Company invoices its customers for subscription, support and maintenance and services in advance.
Changes in contract liabilities were as follows:
	Years Ended December 31,
($000’s)	2019	2018
Balance, beginning of the period	$100,662	$68,048
Revenue earned	(86,220)	(54,955)
Deferral of revenue	126,268	87,569
Balance, end of the period	$140,710	$100,662
There were no significant changes to our contract assets and liabilities during the years ended December 31, 2019 and 2018 outside of our sales activities.
In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component generally does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing the products and services and not to receive financing from or provide financing to the customer. Additionally, the Company has elected the practical expedient that permits an entity not to recognize a significant financing component if the time between the transfer of a good or service and payment is one year or less.
Payment terms on invoiced amounts are typically 30-days. The Company does not offer rights of return for its products and services in the normal course of business and contracts generally do not include customer acceptance clauses.
Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and noncancelable amounts to be invoiced. As of December 31, 2019, the Company had $149.5 million of remaining performance obligations, with 86% expected to be recognized as revenue over the succeeding 12 months, and the remainder expected to be recognized over the three years thereafter.
Deferred Contract Costs
Sales commissions as well as associated payroll taxes and retirement plan contributions (together, contract costs) that are incremental to the acquisition of customer contracts, are capitalized using a portfolio approach as deferred contract costs on the consolidated balance sheet when the period of benefit is determined to be greater than one year. The Company has elected to apply the practical expedient to expense contract costs as incurred when the expected amortization period is one year or less. The judgments made in determining the amount of costs incurred include the portion of the commissions that are expensed in the current period versus the portion of the commissions that are recognized over the expected period of benefit, which often extends beyond the contract term as we do not pay a commission upon renewal of the service contracts. Contract costs are allocated to each performance obligation within the contract and amortized on a straight-line basis over the expected benefit period of the related performance obligations. Contract costs are amortized as a component of sales and marketing expenses in our consolidated statement of operations. We have determined that the expected period of benefit is five years based on evaluation of a number of factors, including customer attrition rates, weighted average useful lives of our customer relationship and developed technology intangible assets, and market factors, including overall competitive environment and technology life of competitors. Total amortization of contract costs for the years ended December 31, 2019 and 2018 was $6.2 million and $3.4 million, respectively.
The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit of these deferred contract costs. There were no impairment losses recorded during the years ended December 31, 2019 and 2018.
Software development costs
Costs related to research, design and development of software products prior to establishment of technological feasibility are charged to software development expense as incurred. Software development costs, if material, are capitalized, beginning when a product’s technological feasibility has been established using the working model approach and ending when a product is available for general release to customers. For the years ended December 31, 2019 and 2018, no software development costs were capitalized, because the time period and costs incurred between technological feasibility and general release for all software product releases were insignificant. For the years ended December 31, 2019 and 2018, total research and development costs were $42.8 million and $31.5 million, respectively.
Advertising costs
Advertising costs are expensed as incurred and presented within selling and marketing within the consolidated statement of operations. Advertising costs were $8.7 million and $7.6 million for the years ended December 31, 2019 and 2018, respectively.
Interest expense, net
For the year ended December 31, 2019, interest expense from debt financing of $21.9 million is offset by interest income from cash investments of $0.5 million. For the year ended December 31, 2018, interest expense from debt financing of $18.7 million is offset by interest income from cash investments of $0.5 million.
Recently issued accounting pronouncements not yet adopted
From time to time, new accounting pronouncements are issued by the FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.
Financial Instruments — Credit Losses
In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which introduces a model based on expected losses to estimate credit losses for most financial assets and certain other instruments. In November 2019, the FASB issued ASU No. 2019-10 Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The update allows the extension of the initial effective date for entities which have not yet adopted ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The standard is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted for annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions by recording a cumulative-effect adjustment to retained earnings. The Company has not yet adopted ASU 2016-13 and is currently evaluating the effect the standard will have on its consolidated financial statements.

Fair Value Measurement — Disclosure Framework
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which amends ASC Topic 820, Fair Value Measurements. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The effective date is the first quarter of fiscal year 2021, with early adoption permitted for the removed disclosures and delayed adoption permitted until fiscal year 2021 for the new disclosures. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. The Company has not yet adopted ASU 2018-13 and is currently evaluating the effect the standard will have on its consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02. The update requires lessees to put most leases on their balance sheets while recognizing expenses on their income statements in a manner similar to current GAAP. The guidance also eliminates current real estate-specific provisions for all entities. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities. The update defers the initial effective date of ASU 2016-02 by one year for private companies and private not-for-profits. For these entities the effective date is for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted, and the modified retrospective method is to be applied. The Company is currently assessing the timing and impact of adopting the updated provisions.
Income Taxes
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted. The method of adoption varies for the provisions in the update. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.
Reference Rate Reform
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides entities with temporary optional financial reporting alternatives to ease the potential burden in accounting for reference rate reform and includes a provision that allows entities to account for a modified contract as a continuation of an existing contract. ASU 2020-04 is effective upon issuance and can be applied through December 31, 2022. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.
Adoption of new accounting pronouncements
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
In March 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Others — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC Subtopic 350-40, in order to determine which costs to capitalize and recognize as an asset. ASU 2018-15 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019, and can be applied either prospectively to implementation costs incurred after the date of adoption or retrospectively to all arrangements. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption of the standard did not have an impact on the Company’s consolidated financial statements (unaudited) as the Company does not have any of these arrangements.
Improvements to Nonemployee Share-Based Payment Accounting
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), with an intent to reduce cost and complexity and to improve financial reporting for share-based payments issued to nonemployees. The amendments in ASU 2018-07 provide for the simplification of the measurement of share-based payment transactions for acquiring goods and services from nonemployees. Currently, the accounting requirements for nonemployee and employee share-based payment transactions are significantly different. This standard expands the scope of ASC Topic 718 to include share-based payments issued to nonemployees for goods or services, aligning the accounting for share-based payments to nonemployees and employees. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those periods, and early adoption is permitted. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption did not have an impact on the Company’s consolidated financial statements (unaudited) as the Company does not have any nonemployee share-based payment awards.
Note 3. Financial instruments fair value
We report financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820. ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.
ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a hierarchy framework to classify the fair value based on the observability of significant inputs to the measurement. The levels of the fair value hierarchy are as follows:
Level 1: Fair value is determined using an unadjusted quoted price in an active market for identical assets or liabilities.
Level 2: Fair value is estimated using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.
Level 3: Fair value is estimated using unobservable inputs that are significant to the fair value of the assets or liabilities.
The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value. The fair value of our debt at December 31, 2019 and 2018 was $203.1 million and $173.4 million, respectively (Level 2). The carrying value of our debt as of December 31, 2019 and 2018 was $205.0 million and $175.0 million, respectively. The fair value of our debt was determined using discounted cash flow analysis based on market rates for similar types of borrowings.

Note 4. Equipment and leasehold improvements
Equipment and leasehold improvements are recorded at cost. Expenditures for renewals and betterments that extend the life of such assets are capitalized. Maintenance and repairs are charged to expense as incurred. Differences between amounts received and net carrying value of assets retired or disposed of are charged or credited to income as incurred. Equipment and leasehold improvements are as follows:
	As of December 31,
($000’s)	2019	2018
Computers	$8,505	$4,552
Software	527	519
Furniture/fixtures	3,675	1,876
Leasehold improvements	6,523	5,160
Capital in progress	70	120
	19,300	12,227
Less: accumulated depreciation	(6,823)	(2,999)
	$12,477	$9,228
Depreciation expense was $4.1 million and $3.5 million for the years ended December 31, 2019 and 2018, respectively.
Note 5. Acquisitions
ZuluDesk B.V.
On February 1, 2019, the Company purchased all of the outstanding membership units of ZuluDesk B.V. whose products are designed to offer a cost-effective mobile device management system for today’s modern digital classroom. ZuluDesk B.V’s software complement the Company’s existing product offerings. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The final aggregate purchase price was approximately $38.6 million. This acquisition was funded by term debt, and borrowings under a revolving line of credit. The goodwill represents the excess of the purchase consideration over the fair value of the underlying net identifiable assets. The goodwill recognized in this acquisition is primarily attributable to the offerings in mobile device management of ZuluDesk B.V. and its assembled workforce. The goodwill is not deductible for income tax purposes.
The fair value of the separately identifiable intangible assets acquired, consisting of trademarks, customer relationships and developed technology, was estimated by applying an income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The weighted-average economic life of the intangible assets acquired is 7.0 years. For more details on the intangible assets, see Note 6.
Acquisition-related expenses were expensed as incurred and totaled $0.9 million for the year ended December 31, 2019. These expenses were recognized as acquisition costs in general and administrative expenses. ZuluDesk B.V. contributed revenue and net loss of $4.5 million and $0.3 million, respectively, from February 1, 2019 through December 31, 2019, excluding the effects of the acquisition and integration costs. The Company used the Term Loan to complete the acquisition and approximately $0.5 million of debt issuances costs were capitalized as a reduction in Debt on the balance sheet. These costs will be amortized over the course of the debt agreements.

The Company allocated the net purchase consideration to the net assets acquired, including finite-lived intangible assets, based on their respective fair values at the time of the acquisition as follows:
($000’s)
Assets acquired:
Cash	$3,325
Other current assets	1,306
Long-term assets	154
Liabilities assumed:
Accounts payable and accrued liabilities	(419)
Deferred revenue	(3,050)
Deferred tax liability	(2,996)
Intangible assets acquired	12,310
Goodwill	28,000
Total purchase consideration	$38,630
The following unaudited pro forma information presents the combined results of Jamf and Zulu Desk B.V. had completed the acquisition on January 1, 2018. As required by ASC 805, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined companies would have been had the acquisition occurred at the beginning of the period presented, nor are they indicative of future results of operations. The proformas results below have been adjusted for certain purchase accounting impacts such as amortization of intangibles of $1.9 million, reduction of deferred revenue of $0.3 million, and additional interest expense of $4.0 million. However, no transaction or acquisition costs are included in the pro forma. Pro forma results are not presented for 2019 as the acquisition occurred in February and would not be materially different from the actual results of operations for the year ended December 31, 2019.
Year ended December 31, 2018
Revenues	$149,445
Net loss	(40,186)
Net loss per share, basic and diluted	$(0.39)
Digita Security LLC
On July 26, 2019, the Company purchased all of the outstanding membership interests of Digita Security LLC (“Digita”). With this acquisition, Digita’s acquired technology will complement the Company’s existing Apple management, authentication and account management solutions with a security offering to provide a more robust suite of capabilities and service offerings in the Apple enterprise market. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The acquisition aggregate purchase consideration totaled $14.4 million which included contingent purchase consideration with an estimated fair value of $9.0 million and the remainder provided for with cash. Acquisition-related expenses were expensed as incurred and totaled $0.5 million. These expenses were recognized as acquisition costs in general and administrative expenses in the statement of operations during the year ended December 31, 2019. Goodwill in the amount of $1.7 million is deductible for income tax purposes.
The maximum contingent consideration is $15.0 million if the acquired business achieves certain revenue milestones by December 31, 2022. The estimated fair value of these contingent payments was determined using a Monte Carlo simulation model, which uses Level 3 inputs for fair value measurements, including assumptions about probability of growth of subscription services and the related pricing of the services offered. At December 31, 2019, the fair value of the contingent consideration was increased by $0.2 million which was reflected in general and administrative expenses in the consolidated statement of operations. At December 31, 2019, the contingent consideration was $9.2 million which was included in other liabilities in the consolidated balance sheet.
In addition, the terms of the purchase agreement provide for additional future payments to the Digita shareholders in the amount of up to $5.0 million if certain key employees continue their employment with the Company through December 31, 2020, which will be recognized as a compensation expense in our consolidated statement of operations.
The fair value of the acquired developed technology was estimated by discounting future net cash flows to their present value at market-based rates of return (income approach). The estimated useful life of the acquired developed technology is estimated to be 5 years. For more details on the Company’s intangible assets, see Note 6, Goodwill and other intangible assets. Pro forma results of operations for this acquisition were not presented as the effects were not material to our financial results.
The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:
($000’s)
Assets acquired:
Cash	$512
Other current assets	1
Long-term assets	12
Liabilities assumed:
Accounts payable and accrued liabilities	(119)
Intangible assets acquired	3,300
Goodwill	10,673
Total purchase consideration	$14,379
Orchard & Grove, Inc.
On September 18, 2018, pursuant to an agreement by and among Orchard & Grove, Inc. and JAMF Software, LLC, (a subsidiary of the Company) all of the issued and outstanding shares of Orchard & Grove were acquired for $2.1 million. The purchase price was funded with cash on hand. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. Orchard & Grove developed authentication software that makes it easier for IT administrators to manage user access. The Company acquired this technology to improve the user experience for its own customers. Pro forma results of operations for this acquisition were not presented as the effects were not material to our financial results.
The acquired tangible and intangible assets and assumed liabilities are as follows:
($000’s)
Assets acquired:
Cash	$138
Other current assets	71
Long-term assets	10
Liabilities assumed:
Accounts payable and accrued liabilities	(73)
Deferred revenue	(138)
Deferred tax liability	(356)
Intangible assets acquired	1,580
Goodwill	835
Total purchase consideration	$2,067

For the Vista Acquisition, during the period ended December 31, 2018, the Company recognized a measurement-period adjustment of $1.0 million related to the finalization of a working capital adjustment that increased the consideration paid and goodwill, as well as an adjustment of $0.5 million related to the finalization of a research and development tax credit that decreased the net deferred tax liability and goodwill.
Note 6. Goodwill and other intangible assets
The change in the carrying amount of goodwill is as follows:
	Years Ended December 31,
($000’s)	2019	2018
Goodwill, beginning of period	$501,145	$499,892
Goodwill acquired	38,673	1,253
Goodwill, end of period	$539,818	$501,145
The gross carrying amount and accumulated amortization of intangible assets other than goodwill are as follows:
($000’s)	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted- Average Remaining Useful Life
Trademarks	8 years	$34,300	$4,859	$29,441
Customer relationships	2 – 12 years	206,420	19,497	186,923
Developed technology	5 years	45,960	10,153	35,807
Balance, December 31, 2018		$286,680	$34,509	$252,171
Trademarks	1 – 8 years	34,320	9,167	25,153	5.8 Years
Customer relationships	2 – 12 years	214,320	37,564	176,756	9.7 Years
Developed technology	5 years	53,560	20,419	33,141	3.2 Years
Non-competes	2 years	90	41	49	1.1 Years
Balance, December 31, 2019		$302,290	$67,191	$235,099
Amortization expense was $32.7 million and $30.5 million for the years ended December 31, 2019 and 2018, respectively.
Future estimated amortization expense as of December 31, 2019 is as follows:
($000’s)
Years ending December 31:
2020	$33,290
2021	33,187
2022	32,003
2023	24,218
2024	22,921
Thereafter	89,480
$235,099
There were no impairments to goodwill or intangible assets recorded for the years ended December 31, 2019 and 2018.

Note 7. Commitments and Contingencies
Operating Leases
The Company leases office facilities and office equipment under operating leases that expire at various dates through February 2030. The office facility leases require annual base rent, plus real estate taxes, utilities, insurance and maintenance costs. Total rent expense, including the Company’s share of the lessors’ operating expenses, was $4.8 million and $3.4 million for the years ended December 31, 2019 and 2018, respectively. Certain of these leases are with a related party. Rent expense with related parties, including the Company’s share of the lessors’ operating expenses, was $1.3 million and $0.9 million for the years ended December 31, 2019 and 2018, respectively.
Approximate future minimum lease payments under non-cancelable leases with both unrelated and related parties as of December 31, 2019 are as follows:
($000’s)	Unrelated	Related	Total
Years ending December 31:
2020	$3,676	$1,069	$4,745
2021	3,693	1,079	4,772
2022	3,343	1,090	4,433
2023	3,206	1,101	4,307
2024	2,820	832	3,652
Thereafter	8,550	—	8,550
	$25,288	$5,171	$30,459
Hosting Services and Other Support Software Agreements
In addition, the Company has various contractual agreements for hosting services and other support software. The below table reflects the minimum payments under these agreements as of December 31, 2019:
($000’s)	Unrelated
Years ending December 31:
2020	$9,791
2021	4,193
2022	4,542
2023	343
2024	—
Thereafter	—
$18,869
Contingencies
From time to time, the Company may be subject to various claims, charges and litigation. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company maintains insurance to cover certain actions and believes that resolution of such claims, charges, or litigation will not have a material impact on the Company’s financial position, results of operations, or liquidity. The Company has recorded no liabilities for contingencies as of December 31, 2019 and 2018.

Note 8. Debt
On November 13, 2017, the Company entered into a new secured Credit Agreement. The Credit Agreement provided an initial term loan facility (“Term Loan”) of $175 million with a maturity date of November 13, 2022 and a revolving credit facility (“Revolving Credit Facility”) of $15 million with a maturity date of November 13, 2022. The interest rate for the Term Loan was determined using a base rate of 8% per annum plus the Eurodollar Borrowing Rate (“contract rate”). The Eurodollar Borrowing Rate was re-elected each quarter based on the current rate at that point in time.
On January 30, 2019, the Company entered into a First Amended Credit Agreement which increased the Term Loan to $205 million. The Amended Credit Agreement provided for additional funding for the ZuluDesk acquisition.
On April 13, 2019, the Company entered into a Second Amended Credit Agreement (the “Second Amended Credit Agreement”), which adjusted the rate for both the Term Loans and Revolving Loans. Borrowings under the Credit Agreement bear interest at a rate per annum, at the borrower’s option, equal to an applicable margin, plus, (a) for alternate base rate borrowings, the highest of (i) the rate last quoted by The Wall Street Journal as the “prime rate” in the United States, (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1.00% and (iii) the Adjusted LIBO Rate for a one month interest period on such day plus 1.00% and (b) for eurodollar borrowings, the Adjusted LIBO Rate determined by the greater of (i) the LIBO Rate for the relevant interest period divided by 1 minus the statutory reserves (if any) and (ii) 1.00%. The applicable margin for borrowings under the Credit Agreement is (a)(1) prior to June 30, 2020 and (2) on or after June 30, 2020 (so long as the total leverage ratio is greater than 6.00 to 1.00), (i) 7.00% for alternate base rate borrowings and (ii) 8.00% for eurodollar borrowings and (b) on or after June 30, 2020 (so long as the total leverage ratio is less than or equal to 6.00 to 1.00), subject to step downs to (i) 5.50% for alternate base rate borrowings and (ii) 6.50% for eurodollar borrowings. The total leverage ratio is determined in accordance with the terms of the Credit Agreement.
The amount of debt issuance costs related to the Term Loan offsetting the debt on the consolidated balance sheet at December 31, 2019 and 2018 was $3.7 million and $3.3 million, respectively. The amount of debt issuance costs related to the Revolving Credit Facility in other non-current assets on the consolidated balance sheet at December 31, 2019 and 2018 was $0.2 million.
The contract interest rate on the Term Loan was 8.91% per annum as of December 31, 2019. The effective interest rate was 9.62% per annum as of December 31, 2019. The effective interest rate was higher than the contract rate due to amortization of debt issuance costs related to the Term Loan. The Term Loan Credit Agreement does not require periodic principal payments and requires full payment upon maturity date.
The Term Loan contains affirmative and negative operating covenants applicable to the Company and its restricted subsidiaries. We were compliant with these covenants at December 31, 2019.
The interest rate for the Revolving Credit Facility was 7.0% and 8.0% as of December 31, 2019 and 2018, respectively. As of December 31, 2019, the Company had used $1.2 million as collateral for office space letters of credit. As of December 31, 2018, the Company had used $1.0 million as collateral for office space letters of credit. The Company is required to pay a commitment fee on the average daily unused portion of the Revolving Credit Facility of 0.5% per annum, and a fee of 2.95% per annum for the outstanding letters of credit generating expenses of $0.1 million for the years ended December 31, 2019 and 2018, respectively.
Note 9. Share-based compensation
The 2017 Stock Option Plan (“2017 Option Plan”) became effective November 13, 2017, upon the approval of the board of directors and serves as the umbrella plan for the Company’s stock-based and cash-based incentive compensation program for its officers and other eligible employees. The aggregate number of shares of common stock that may be issued under the 2017 Option Plan may not exceed 8,470,000 shares. At December 31, 2019, 128,928 shares of common stock are reserved for additional grants under the Plan. All stock options granted by the Company were at an exercise price at or above the estimated fair market value of the Company’s common stock as of the grant date.

The table below summarizes the service-based option activity for the years ended December 31, 2019 and 2018:
	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, January 1, 2018	4,122,070	$5.49		$—
Granted	535,957	5.62		—
Exercised	(322,851)	5.49		123
Forfeitures	(89,467)	5.49		—
Outstanding, December 31, 2018	4,245,709	5.51	8.9	—
Granted	212,668	8.21		—
Exercised	(168,391)	5.49		256
Forfeitures	(216,700)	5.49		—
Outstanding, December 31, 2019	4,073,286	$5.65	8.1	$37,520
Options exercisable at December 31, 2019	1,640,037	$5.50	8.0	$15,350
Vested or expected to vest at December 31, 2019	4,073,286	$5.65	8.1	$37,520
The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options on the last date of the period. The total fair value of service-based options vested during the years ended December 31, 2019 and 2018 was $2.4 million and $2.0 million, respectively.
The Company recognized stock-based compensation expense for service-based stock options as follows:
	Years Ended December 31,
($000’s)	2019	2018
Cost of revenues:
Subscription	$194	$225
Services	—	—
Sales and marketing	460	529
Research and development	394	239
General and administrative	1,413	1,322
	$2,461	$2,315
There was $6.0 million of unrecognized compensation expense related to service-based stock options that is expected to be recognized over a weighted-average period of 2.5 years at December 31, 2019.

The table below summarizes return target options activity for the years ended December 31, 2019 and 2018:
	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, January 1, 2018	2,105,772	$5.49		$—
Granted	183,884	5.54		—
Exercised	—	—		—
Forfeitures	(89,467)	5.49		—
Outstanding, December 31, 2018	2,200,189	5.49	8.9	—
Granted	1,653,209	8.29		—
Exercised	—	—		—
Forfeitures	(165,734)	5.49		—
Outstanding, December 31, 2019	3,687,664	$6.75	8.8	$29,908
Options exercisable at December 31, 2019	—	$—	—	$—
Vested or expected to vest at December 31, 2019	—	$—	—	$—
There was approximately $13.8 million of unrecognized compensation expense related to these return target options at December 31, 2019. See Note 2 for the Company’s policy on recognizing expense for return target options. The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options.
Restricted stock unit activity for the years ended December 31, 2019 and 2018 is as follows:
	Units	Per Unit Fair Value
Outstanding, January 1, 2018	26,840	$5.49
Granted	25,520	5.87
Restrictions lapsed	(26,840)	5.49
Forfeited	—	—
Outstanding, December 31, 2018	25,520	5.87
Granted	36,520	12.60
Restrictions lapsed	(25,520)	5.87
Forfeited	—	—
Outstanding, December 31, 2019	36,520	12.60
RSUs vest 100% on the one-year anniversary of the date of the grant. The estimated compensation cost of the restricted stock award, which is equal to the fair value of the award on the date of grant, is recognized on a straight-line basis over the vesting period. At December 31, 2019, there was $0.4 million of total unrecognized compensation cost related to unvested restricted stock and that cost is expected to be recognized in the following year.

Note 10. Net Loss per Share
The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):
	Years Ended December 31,
	2019	2018
Numerator:
Net loss	$(32,600)	$(36,256)
Denominator:
Weighted-average shares outstanding	102,752,092	102,325,465
Weighted-average shares used to compute net loss per share, basic and diluted	102,752,092	102,325,465
Basic and diluted net loss per share	$(0.32)	$(0.35)
Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because we have reported a net loss for the years ended December 31, 2019 and 2018, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share because the potentially dilutive shares would have been antidilutive if included in the calculation.
The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:
	Years Ended December 31,
	2019	2018
Stock options outstanding	7,760,950	6,445,898
Unvested restricted stock units	36,520	25,520
Total potential dilutive securities	7,797,470	6,471,418
Note 11. Employee benefit plans
The Company offers a retirement savings plan that covers U.S. employees, whereby eligible employees may contribute a portion of their gross earnings to the plan, subject to certain limitations. In addition, the Company contributes an amount each pay period, equal to 3 percent of the employee’s salary, on the first $275,000 of earnings. The Company recognized expense related to contributions to this plan totaling $2.5 million and $1.9 million for the years ended December 31, 2019 and 2018, respectively.
Note 12. Long-term incentive plan
In 2018, the Company established a long-term incentive plan for certain employees. Under the plan, the employees will receive cash payments upon achievement of the same conditions of the Company’s return target options discussed previously. The Company has established a pool of $7.0 million to provide these cash payments to employees. As of both December 31, 2019 and 2018, the Company had executed individual agreements with employees to pay $5.9 million upon achievement of the plan conditions. Consistent with the return target options, as of December 31, 2019 and 2018, no expense or liability has been recognized as the conditions for payment have not occurred.

Note 13. Income Taxes
The income tax provision (benefit) included with operations consists of the following:
	Years Ended December 31,
($000’s)	2019	2018
Current:
Federal	$(7)	$(38)
State	138	123
Foreign	1,013	328
Deferred:
Federal	(8,990)	(10,625)
State	(1,638)	(1,947)
Foreign	(627)	22
	$(10,111)	$(12,137)
The income tax benefit differs from the amounts of income tax benefit determined by applying the U.S. federal income tax rate to pretax income or loss due to the following:
	Years Ended December 31,
($000’s)	2019	2018
Computed “expected” tax benefit	21.0%	21.0%
State income tax benefit, net of federal tax effect	2.8%	3.4%
Permanent differences	(0.5)%	(0.3)%
Foreign rate differential	0.2%	(0.1)%
Remeasurement Gain/Loss	0.5%	0.0%
Tax credits	2.2%	2.3%
Valuation allowance	(1.1)%	(0.5)%
Transaction costs	(0.4)%	(0.1)%
Deferred rate change	(0.3)%	(0.2)%
GILTI inclusion	(0.5)%	(1.3)%
Other	(0.2)%	0.9%
	23.7%	25.1%
Significant components of the Company’s net deferred income tax liability were as follows:
	December 31,
($000’s)	2019	2018
Deferred tax assets:
Allowance for doubtful accounts	$49	$15
Accrued compensation	1,911	1,600
Deferred revenue	2,554	1,288
Deferred rent	191	68
Equipment and leasehold improvements	285	254
Stock options	882	410
Federal tax credits	3,301	2,547
Other	988	514
Net operating losses	25,157	26,161
State research and development tax credits	1,383	1,219
Business interest limitation	7,945	4,176
Valuation allowance	(1,213)	(750)
Net deferred tax assets	43,433	37,502
Deferred tax liabilities:
Prepaid items	(691)	(500)
Deferred contract costs	(5,322)	(2,676)
Intangibles	(55,553)	(60,710)
Net deferred tax assets (liabilities)	$(18,133)	$(26,384)

At December 31, 2019, the Company had a U.S. federal net operating loss carryforward of approximately $100.8 million, foreign net operating loss carryforward of approximately $0.5 million, federal research and development credits of approximately $3.5 million and foreign tax credits of approximately $0.1 million. The Company also had state net operating loss carryforwards of approximately $60.4 million and credits for research and development of approximately $1.9 million. Approximately $95.0 million of the federal net operating loss carryforwards will begin to expire in 2036. The remainder of the federal net operating losses of $5.8 million are carried forward indefinitely. The state net operating loss carryforwards will begin to expire in 2023 and are available to offset future taxable income or reduce taxes payable through 2037. The federal research and development credits, state research and development credits and foreign tax credits will begin expiring in 2033, 2026, and 2023, respectively.
Under the provision for uncertainty in income taxes, the total gross amount of unrecognized tax benefit as of December 31, 2019 and 2018 was approximately $0.5 million and $0.4 million, respectively. If recognized, for the years ended December 31, 2019 and 2018, the total amount of unrecognized tax benefit that would have an effect on the effective income tax rate is $0.4 million and $0.3 million, respectively. The liabilities are classified as other long-term liabilities in the accompanying consolidated balance sheets. The Company does not anticipate that total unrecognized tax benefits will materially change in the next 12 months.
The Company established a valuation allowance against Wisconsin state tax credits, foreign tax credits, and Netherlands net deferred tax assets which the Company has determined are more likely than not to be unrealized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods when deductible temporary differences and carryforwards are expected to be available to reduce taxable income.
The Company files income tax returns in the U.S. federal jurisdiction, Minnesota, and various other state and foreign jurisdictions. With few exceptions, the Company is not subject to U.S. federal, foreign, state and local income tax examinations by tax authorities for years before 2016. It is difficult to predict the final timing and resolution of any particular uncertain tax position. Based on the Company’s assessment of many factors, including past experience and complex judgements about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.
The Company recognizes interest and penalties accrued related to unrecognized tax benefits as additional income tax expense. During the years ended December 31, 2019 and 2018, the Company did not recognize material income tax expense related to interest and penalties.
New tax legislation
Tax Cuts and Jobs Act (the Act)
On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the Act) tax reform legislation. This legislation made significant changes in U.S. tax law, including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current rate of 35% to 21%. The Company’s accounting under the Act was finalized as of December 31, 2018.
The legislation also introduced a new Global Intangible Low-Taxed Income (“GILTI”) provision. Under GAAP, the Company is allowed to make an accounting policy choice of either 1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period cost when incurred or 2) factoring such amounts into the Company’s measurement of its deferred taxes. GILTI depends not only on our current structure and estimated future income, but also our intent and ability to modify the structure or business. The Company has chosen to treat GILTI as a current-period cost when incurred. GILTI expense for the years ended December 31, 2019 and December 31, 2018 was $0.2 million and $0.6 million, respectively.

Note 14. Related-party transactions
The Company made pledges to the JAMF Nation Global Foundation (“JNGF”) of $1.1 million and $0.3 million for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019 and 2018, the Company accrued $1.0 million and $0.4 million, respectively, which are included in accrued expenses on the consolidated balance sheet.
The Company has an ongoing lease agreement for office space in Eau Claire, Wisconsin, with an entity in which a related party is a minority owner. See Note 7 for further discussion of this lease agreement.
Vista is a U.S.-based investment firm that controls the funds which own a majority of the Company. The Company has paid for consulting services and other expenses related to services provided by Vista and Vista affiliates. The total expenses incurred by the Company for Vista were $1.0 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively. The Company had no amounts in accounts payable related to these expenses at December 31, 2019 and $0.2 million in accounts payable related to these expenses at December 31, 2018.
The Company also has revenue arrangements with Vista affiliates. The Company recognized revenue related to these arrangements of $0.7 million and $0.4 million for the years ended December 31, 2019 and 2018, respectively. The Company had no amounts in accounts receivable related to these agreements at December 31, 2019 and $0.1 million in accounts receivable related to these agreements at December 31, 2018. In addition, the Company pays for services with Vista affiliates in the normal course of business. The total expenses incurred by the Company for Vista affiliates were $0.7 million and $0.6 million for the years ended December 31, 2019 and 2018, respectively. The Company had no amounts in accounts payable related to these expenses at both December 31, 2019 and 2018.
As discussed in Note 8, the Company has a Term Loan and Revolver Credit Facility with a consortium of lenders for a principal amount of $205.0 million and principal committed amount of $15.0 million, respectively. At December 31, 2019, affiliates of Vista held $34.9 million of the 2017 Term Loan and there were no amounts drawn on the Revolver. At December 31, 2018, affiliates of Vista held $36.4 million of the 2017 Term Loan and there were no amounts drawn on the 2017 Revolver. During the years ended December 31, 2019 and 2018, affiliates of Vista were paid $3.4 million and $3.7 million, respectively, in interest on the portion of the 2017 Term Loan held by them.

Note 15. Condensed Financial Information (Parent Company Only)
Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
(Parent Company Only)
Condensed Balance Sheet
(In thousands, except share and per share data)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$—	$—
Total current assets	—	—
Investment in subsidiaries	503,878	533,094
Total assets	$503,878	$533,094
Liabilities and stockholders’ equity
Current liabilities:
Current liabilities	$—	$—
Total current liabilities	—	—
Other liabilities – Noncurrent	—	—
Total liabilities	—	—
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value, 132,000,000 shares authorized, 102,843,612 and 102,649,701 shares issued and outstanding at December 31, 2019 and 2018, respectively	103	103
Additional paid-in capital	568,756	565,372
Accumulated deficit	(64,981)	(32,381)
Total stockholders’ equity	503,878	533,094
Total liabilities and stockholders’ equity	$503,878	$533,094
Jamf Holding Corp. (formerly known as Juno Topco, Inc.)
(Parent Company Only)
Condensed Statement of Operations
(In thousands, except share and per share data)
	Years Ended December 31,
	2019	2018
Revenue	$—	$—
Operating expenses	—	—
Income from operations	—	—
Other income (expense), net	—	—
Income before income taxes and equity in net income of subsidiaries	—	—
Benefit for income taxes	—	—
Equity in net income (loss) of subsidiaries	(32,600)	(36,256)
Net loss	$(32,600)	$(36,256)

Basis of presentation
Jamf Holding Corp. (formerly known as Juno Topco, Inc.) which is owned by Vista, owns 100% of Juno Intermediate, Inc, which owns 100% of Holdings, which owns 100% of JAMF Software, LLC and JAMF International, Inc., our primary operating subsidiaries. Juno Topco, Inc. was incorporated in Delaware in 2017 and became the ultimate parent of JAMF Software, LLC and JAMF International, Inc. through the Vista Acquisition. Effective June 25, 2020, the name of our company was changed from Juno Topco, Inc. to Jamf Holding Corp.
Jamf Holding Corp. is a holding company with no material operations of its own that conducts substantially all of its activities through its subsidiaries, accordingly, Jamf Holding Corp. is dependent upon distributions from Holdings to fund its limited, non-significant operating expenses. Jamf Holding Corp. has no direct outstanding debt obligations. However, Holdings, as borrower under its 2017 Credit Facilities, is limited in its ability to declare dividends or make any payment on account of its capital stock to, directly or indirectly, fund a dividend or other distribution to Jamf Holding Corp., subject to limited exceptions, including (1) stock repurchases, (2) following June 30, 2020, unlimited amounts subject to compliance with a 5.0 to 1.0 total leverage ratio giving pro forma effect to any distribution, (3) unlimited amounts up to 6% of Jamf Holding Corp.’s market capitalization and (4) payment of Jamf Holding Corp.’s overhead expenses. Due to the aforementioned qualitative restrictions, substantially all of the assets of Jamf Holding Corp.’s subsidiaries are restricted. For a discussion of the 2017 Credit Facilities, see Note 8, Debt.
These condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, Jamf Holding Corp.’s investment in subsidiaries is presented under the equity method of accounting. A condensed statement of cash flows was not presented because Jamf Holding Corp. has no material operating, investing, or financing cash flow activities for the years ended December 31, 2019 and 2018. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. As such, these parent-only statements should be read in conjunction with the accompanying notes to consolidated financial statements.
Note 16. Subsequent events
The Company has evaluated subsequent events through March 9, 2020, the date on which the consolidated financial statements as of and for the years ended December 31, 2019 and 2018 were available to be issued.
The Company updated its evaluation of subsequent events through July 14, 2020, the date on which the December 31, 2019 and 2018 financial statements were reissued. On July 10, 2020, the Company effected a 110-for-1 stock split of its common stock. The par value of the common stock was not adjusted as a result of the stock split. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect this stock split.

Jamf Holding Corp.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$177,457	$32,433
Trade accounts receivable, net of allowances of $513 and $200 at September 30, 2020 and December 31, 2019, respectively	64,151	46,513
Income taxes receivable	672	14
Deferred contract costs	8,528	5,553
Prepaid expenses	16,565	10,935
Other current assets	764	3,133
Total current assets	268,137	98,581
Equipment and leasehold improvements, net	10,934	12,477
Goodwill	539,818	539,818
Other intangible assets, net	210,120	235,099
Deferred contract costs	23,433	16,234
Other assets	2,842	2,599
Total assets	$1,055,284	$904,808
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,672	$3,684
Accrued liabilities	21,521	26,927
Income taxes payable	1,294	819
Deferred revenues	151,532	120,089
Total current liabilities	181,019	151,519
Deferred revenues, noncurrent	36,706	20,621
Deferred tax liability	12,774	18,133
Debt	—	201,319
Other liabilities	9,399	9,338
Total liabilities	239,898	400,930
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 and no shares authorized at September 30, 2020 and December 31, 2019, respectively; no shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, $0.001 par value, 500,000,000 and 132,000,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 116,463,284 and 102,843,612 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	117	103
Additional paid-in capital	894,056	568,756
Accumulated deficit	(78,787)	(64,981)
Total stockholders’ equity	815,386	503,878
Total liabilities and stockholders’ equity	$1,055,284	$904,808
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Subscription	$57,933	$41,916	$160,989	$112,872
Services	3,605	5,234	10,066	14,529
License	8,866	7,418	21,970	19,605
Total revenue	70,404	54,568	193,025	147,006
Cost of revenue:
Cost of subscription (exclusive of amortization shown below)	10,117	8,045	28,127	22,425
Cost of services (exclusive of amortization shown below)	2,443	3,397	7,736	10,589
Amortization expense	2,679	2,634	8,034	7,588
Total cost of revenue	15,239	14,076	43,897	40,602
Gross profit	55,165	40,492	149,128	106,404
Operating expenses:
Sales and marketing	23,251	16,962	65,735	48,850
Research and development	12,736	10,919	37,282	29,453
General and administrative	13,921	6,779	31,813	21,576
Amortization expense	5,633	5,627	16,941	16,886
Total operating expenses	55,541	40,287	151,771	116,765
Income (loss) from operations	(376)	205	(2,643)	(10,361)
Interest expense, net	(1,207)	(5,473)	(10,675)	(16,425)
Loss on extinguishment of debt	(5,213)	—	(5,213)	—
Foreign currency transaction loss	(154)	(861)	(471)	(1,311)
Other income, net	—	55	91	165
Loss before income tax benefit	(6,950)	(6,074)	(18,911)	(27,932)
Income tax benefit	1,857	1,404	5,105	6,581
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)
Net loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.13)	$(0.21)
Weighted-average shares used to compute net loss per share, basic and diluted	113,203,074	102,791,023	106,333,836	102,727,198
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp.
Consolidated Statements of Stockholders’ Equity
(In thousands, except share amounts)
(unaudited)
	Stock Class		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Common
	Shares	Amount
Three Months Ended September 30, 2020:
Balance, June 30, 2020	102,862,404	$103	$570,434	$(73,694)	$496,843
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions and offering costs	13,500,000	14	318,979	—	318,993
Private placement	85,880	—	2,233	—	2,233
Exercise of stock options	15,000	—	82	—	82
Share-based compensation	—	—	2,328	—	2,328
Net loss	—	—	—	(5,093)	(5,093)
Balance, September 30, 2020	116,463,284	$117	$894,056	$(78,787)	$815,386
Three Months Ended September 30, 2019:
Balance, June 30, 2019	102,769,324	$103	$567,248	$(49,062)	$518,289
Exercise of stock options	29,976	—	164	—	164
Share-based compensation	—	—	598	—	598
Net loss	—	—	—	(4,670)	(4,670)
Balance, September 30, 2019	102,799,300	$103	$568,010	$(53,732)	$514,381
Nine Months Ended September 30, 2020:
Balance, December 31, 2019	102,843,612	$103	$568,756	$(64,981)	$503,878
Issuance of common stock upon initial public offering, net of underwriting discounts and commissions and offering costs	13,500,000	14	318,979	—	318,993
Private placement	85,880	—	2,233	—	2,233
Exercise of stock options	33,792	—	185	—	185
Share-based compensation	—	—	3,903	—	3,903
Net loss	—	—	—	(13,806)	(13,806)
Balance, September 30, 2020	116,463,284	$117	$894,056	$(78,787)	$815,386
Nine Months Ended September 30, 2019:
Balance, December 31, 2018	102,649,701	$103	$565,372	$(32,381)	$533,094
Exercise of stock options	149,599	—	822	—	822
Share-based compensation	—	—	1,816	—	1,816
Net loss	—	—	—	(21,351)	(21,351)
Balance, September 30, 2019	102,799,300	$103	$568,010	$(53,732)	$514,381
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(13,806)	$(21,351)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	28,378	27,437
Amortization of deferred contract costs	6,705	4,463
Amortization of debt issuance costs	700	843
Provision for bad debt expense and returns	894	—
Loss (gain) on disposal of equipment and leasehold improvements	(23)	(11)
Loss on extinguishment of debt	5,213	—
Share-based compensation	3,903	1,816
Deferred taxes	(5,357)	(6,867)
Adjustment to contingent consideration	(3,100)	—
Changes in operating assets and liabilities:
Trade accounts receivable	(18,332)	(13,046)
Income tax receivable/payable	(183)	(246)
Prepaid expenses and other assets	(4,699)	(4,888)
Deferred contract costs	(16,879)	(12,684)
Accounts payable	3,145	(836)
Accrued liabilities	(4,207)	1,151
Deferred revenue	47,528	29,597
Other liabilities	3,161	(11)
Net cash provided by operating activities	33,041	5,367
Cash flows from investing activities
Acquisition, net of cash acquired	—	(40,173)
Purchases of equipment and leasehold improvements	(1,836)	(6,164)
Net cash used in investing activities	(1,836)	(46,337)
Cash flows from financing activities
Proceeds from debt	—	40,000
Debt issuance costs	(1,264)	(1,550)
Payment of debt	(205,000)	(4,750)
Payment of debt extinguishment costs	(2,050)	—
Proceeds from initial public offering, net of underwriting discounts and commissions	326,316	—
Cash paid for offering costs	(6,601)	—
Proceeds from private placement	2,233	—
Proceeds from the exercise of stock options	185	820
Net cash provided by financing activities	113,819	34,520
Net increase (decrease) in cash	145,024	(6,450)
Cash, beginning of period	32,433	39,240
Cash, end of period	$177,457	$32,790
Supplemental disclosures of cash flow information:
Cash paid for interest	$12,647	$15,785
Cash paid for income taxes, net of refunds	703	511
The accompanying notes are an integral part of these consolidated financial statements.

Jamf Holding Corp.
Notes to Consolidated Financial Statements
(unaudited)
Note 1. Basis of presentation and description of business
Description of business
Jamf Holding Corp. and its wholly owned subsidiaries, collectively, are referred to as the “Company,” “we,” “us” or “our.” We are the standard in Apple Enterprise Management, and our cloud software platform is the only vertically-focused Apple infrastructure and security platform of scale in the world. We help organizations connect, manage and protect Apple products, apps and corporate resources in the cloud without ever having to touch the devices. With our products, Apple devices can be deployed to employees brand new in the shrink-wrapped box, automatically set up and personalized at first power-on and continuously administered throughout the life of the device. Our customers are located throughout the world.
Initial public offering
On July 24, 2020, the Company closed its initial public offering (“IPO”) through which it issued and sold 13,500,000 shares of common stock at a price per share to the public of $26.00 (the “IPO Price”). In connection with the IPO, the Company raised approximately $319.0 million after deducting the underwriting discount and commissions of $24.7 million and offering expenses of $7.3 million. Upon completion of the IPO, authorized capital stock consisted of 500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of undesignated preferred stock, par value $0.001 per share.
Concurrently with the Company’s IPO, the Company issued and sold 85,880 shares of its common stock in a private placement to certain of its named executive officers, certain of its other employees and its independent directors at the IPO Price for aggregate consideration of approximately $2.2 million.
Upon closing of the IPO, the Company repaid $205.0 million of the principal amount of its then existing Term Loan Facility (the “Prior Term Loan Facility”) and paid $3.4 million of accrued interest and $2.0 million of prepayment penalty. The Company also wrote off $3.2 million of remaining debt issuance costs upon repayment of the debt. The Company recorded a loss on debt extinguishment of $5.2 million for the prepayment penalty and write off of debt issuance costs in the third quarter of 2020.
Vista Equity Partners acquisition
On November 13, 2017, Vista Equity Partners (“Vista”) acquired a majority share of all the issued and outstanding shares of the Company at the purchase price of $733.8 million (the “Vista Acquisition”). As of September 30, 2020, funds controlled by Vista own approximately 72.9% of our outstanding common stock. As a result, we are a “controlled company” under NASDAQ Global Select Market (“NASDAQ”) corporate governance rules.
Emerging growth company status
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.
We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it is (i) no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company for the first five fiscal years after the completion of our IPO, unless one of the following occurs: (i) our total annual gross revenue is at least $1.07 billion, (ii) we have issued more than $1.0 billion in non-convertible debt securities during the prior three year period, or (iii) we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30.
Basis of presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include all adjustments necessary for the fair presentation of the consolidated financial position, results of operations, and cash flows of the Company.
Unaudited Interim Consolidated Financial Information
The accompanying interim consolidated balance sheet as of September 30, 2020, the consolidated statements of operations and of stockholders’ equity for the three and nine months ended September 30, 2020 and 2019 and the consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in management’s opinion, include all adjustments necessary for the fair presentation of the consolidated financial position, results of operations, and cash flows of the Company. All adjustments made were of a normal recurring nature. The results for the three and nine months ended September 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future period.
Subsequent events
The Company evaluated events or transactions that occurred after the balance sheet date for potential recognition or disclosure through the date the financial statements were issued. No subsequent events or transactions were identified.
Use of estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the reporting date, and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future and include, but are not limited to, revenue recognition, stock-based compensation, commissions, goodwill and accounting for income taxes. Actual results could differ from those estimates.
Segment and Geographic Information
Our chief operating decision maker (“CODM”) is our Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. We operate our business as one operating segment and therefore we have one reportable segment.

Revenue by geographic region as determined based on the end user customer address was as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Revenue:
The Americas	$54,631	$42,459	$149,806	$112,980
Europe, the Middle East, India, and Africa	11,754	9,313	32,483	25,972
Asia Pacific	4,019	2,796	10,736	8,054
	$70,404	$54,568	$193,025	$147,006
Note 2. Summary of significant accounting policies
The Company’s significant accounting policies are discussed in Note 2 to the consolidated financial statements included in our final prospectus (the “IPO Prospectus”) dated as of July 21, 2020 and filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). There have been no significant changes to these policies that have had a material impact on the Company’s consolidated financial statements and related notes for the three and nine months ended September 30, 2020. The following describes the impact of certain policies.
Stock split
On July 10, 2020, the Company effected a 110-for-1 stock split of its common stock. The par value of the common stock was not adjusted as a result of the stock split. Accordingly, all share and per share amounts for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retrospectively, where applicable, to reflect this stock split.
Deferred offering costs
Offering costs are capitalized and consist of fees incurred in connection with the sale of common stock in our IPO and include legal, accounting, printing, and other IPO-related costs. The balance of deferred offering costs included within other current assets as of December 31, 2019 was $2.3 million. During the three and nine months ended September 30, 2020, we incurred $1.5 million and $5.0 million, respectively, of deferred offering costs. Upon completion of our IPO, the total amount of $7.3 million of deferred offering costs was reclassified to stockholders’ equity and recorded against the proceeds from the offering. Therefore, we had no deferred offering costs included within other current assets as of September 30, 2020.
Share-based compensation
The Company applies the provisions of ASC Topic 718, Compensation — Stock Compensation (“ASC 718”), in its accounting and reporting for stock-based compensation. ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. All service-based options outstanding under the Company’s option plans have exercise prices equal to the fair value of the Company’s stock on the grant date. The fair value of these service options is determined using the Black-Scholes option pricing model. The estimated fair value of service-based awards is recognized as compensation expense over the applicable vesting period. All awards expire after 10 years. There were no service option grants during the nine months ended September 30, 2020.
Compensation cost for restricted stock units is determined based on the fair market value of the Company’s stock at the date of the grant. Stock-based compensation expense is generally recognized over the required service period. Forfeitures are accounted for when they occur.

The Company also grants performance-based awards to certain executives that vest and become exercisable when Vista’s realized cash return on its investment in the Company equals or exceeds $1.515 billion upon a change in control of the Company (“Termination Event”). The terms of the agreement do not specify a performance period for the occurrence of the Termination Event. The contractual term of the awards is 10 years. These options are also referred to as return target options. The Company uses a Modified Black Scholes option pricing model which uses Level 3 inputs for fair value measurement.
In conjunction with the IPO, the vesting conditions of the performance-based awards were modified to also vest following an IPO and registration and sale of shares by Vista provided that Vista achieves a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. In accordance with ASC 718, we calculated the fair value of these options on the modification date. The value of these options on the date of modification was $33.0 million as of June 30, 2020. As the awards are not currently considered probable of meeting vesting requirements no expense has been recognized, and the timing of any future expense recognition is unknown.
Revenue recognition
The Company applies ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) and follows a five-step model to determine the appropriate amount of revenue to be recognized in accordance with ASC 606.
Disaggregation of Revenue
The Company separates revenue into recurring and non-recurring categories to disaggregate those revenues that are one-time in nature from those that are term-based and renewable. Revenue from recurring and non-recurring contractual arrangements are as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
SaaS subscription and support and maintenance	$57,933	$41,916	$160,989	$112,872
On-premise subscription	7,849	5,135	18,159	12,224
Recurring revenue	65,782	47,051	179,148	125,096
Perpetual licenses	1,017	2,283	3,811	7,381
Professional services	3,605	5,234	10,066	14,529
Non-recurring revenue	4,622	7,517	13,877	21,910
Total revenue	$70,404	$54,568	$193,025	$147,006
Contract Balances
Contract liabilities consist of customer billings in advance of revenue being recognized. The Company invoices its customers for subscription, support and maintenance and services in advance.
Changes in contract liabilities, including revenue earned during the period from the beginning contract liability balance and new deferrals of revenue during the period, were as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Balance, beginning of the period	$157,738	$117,919	$140,710	$100,662
Revenue earned	(50,038)	(39,261)	(147,324)	(116,145)
Deferral of revenue	80,538	54,651	194,852	148,792
Balance, end of the period	$188,238	$133,309	$188,238	$133,309

There were no significant changes to our contract assets and liabilities during the three and nine months ended September 30, 2020 and 2019 outside of our sales activities.
Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and noncancelable amounts to be invoiced. As of September 30, 2020 and December 31, 2019, the Company had $199.1 million and $149.5 million, respectively, of remaining performance obligations, with 82% and 86%, respectively, expected to be recognized as revenue over the succeeding 12 months, and the remainder expected to be recognized over the three years thereafter.
Deferred Contract Costs
Sales commissions as well as associated payroll taxes and retirement plan contributions (together, contract costs) that are incremental to the acquisition of customer contracts, are capitalized using a portfolio approach as deferred contract costs on the consolidated balance sheet when the period of benefit is determined to be greater than one year.
Total amortization of contract costs for the three months ended September 30, 2020 and 2019 was $2.5 million and $1.7 million, respectively. Total amortization of contract costs for the nine months ended September 30, 2020 and 2019 was $6.7 million and $4.5 million, respectively.
The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit of these deferred contract costs. There were no impairment losses recorded during the three and nine months ended September 30, 2020 and 2019.
For the three and nine months ended September 30, 2020, the Company had two distributors that accounted for more than 10% of total net revenues. Total receivables related to these distributors were $15.2 million at September 30, 2020. For the three and nine months ended September 30, 2019, the Company had one distributor that accounted for more than 10% of total net revenues. Total receivables related to this distributor were $6.0 million at December 31, 2019.
Recently issued accounting pronouncements not yet adopted
From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”), or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.
Financial Instruments — Credit Losses
In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which introduces a model based on expected losses to estimate credit losses for most financial assets and certain other instruments. In November 2019, the FASB issued ASU No. 2019-10 Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The update allows the extension of the initial effective date for entities which have not yet adopted ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The standard is effective for annual reporting periods beginning after December 15, 2022, with early adoption permitted for annual reporting periods beginning after December 15, 2018. Entities will apply the standard’s provisions by recording a cumulative-effect adjustment to retained earnings. The Company has not yet adopted ASU 2016-13 and is currently evaluating the effect the standard will have on its consolidated financial statements.
Leases
In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability among organizations related to their leasing arrangements. The update requires lessees to recognize most leases on their balance sheets, with the exception of short-term leases if a policy election is made, while recognizing lease expense on their income statements in a manner similar to current GAAP. The guidance also requires entities to disclose key quantitative and qualitative information about its leasing arrangements. The Company expects to adopt the new lease standard on January 1, 2021 using the optional transition method to the modified retrospective approach. The Company has formed an implementation team, commenced identification of our lease population, and selected new software to manage the lease portfolio and perform the accounting required under the new lease standard. The Company is still assessing the impact of adoption of the new lease standard on the consolidated financial statements.
Reference Rate Reform
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides entities with temporary optional financial reporting alternatives to ease the potential burden in accounting for reference rate reform and includes a provision that allows entities to account for a modified contract as a continuation of an existing contract. ASU 2020-04 is effective upon issuance and can be applied through December 31, 2022. The Company is currently evaluating the effect the standard will have on its consolidated financial statements.
Adoption of new accounting pronouncements
Income Taxes
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. The Company early adopted the standard in the third quarter of 2020. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.
Fair Value Measurement — Disclosure Framework
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which amends ASC Topic 820, Fair Value Measurements. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The effective date of ASU 2018-13 is the first quarter of fiscal year 2020. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a    Service Contract
In March 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Others — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”), which aligns the accounting for implementation costs incurred in a hosting arrangement that is a service contract with the accounting for implementation costs incurred to develop or obtain internal-use software under ASC Subtopic  350-40, in order to determine which costs to capitalize and recognize as an asset. ASU 2018-15 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019, and can be applied either prospectively to implementation costs incurred after the date of adoption or retrospectively to all arrangements. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption of the standard did not have an impact on the Company’s consolidated financial statements as the Company does not have any of these arrangements.

Improvements to Nonemployee Share-Based Payment Accounting
In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), with an intent to reduce cost and complexity and to improve financial reporting for share-based payments issued to nonemployees. The amendments in ASU 2018-07 provide for the simplification of the measurement of share-based payment transactions for acquiring goods and services from nonemployees. Currently, the accounting requirements for nonemployee and employee share-based payment transactions are significantly different. This standard expands the scope of ASC Topic 718 to include share-based payments issued to nonemployees for goods or services, aligning the accounting for share-based payments to nonemployees and employees. ASU 2018-07 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those periods, and early adoption is permitted. The Company adopted the new standard in the first quarter of fiscal year 2020. The adoption did not have an impact on the Company’s consolidated financial statements as the Company does not have any nonemployee share based payment awards.
Note 3. Financial instruments fair value
We report financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis in accordance with ASC Topic 820. ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.
ASC 820 also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP established a hierarchy framework to classify the fair value based on the observability of significant inputs to the measurement. The levels of the fair value hierarchy are as follows:
Level 1:
Fair value is determined using an unadjusted quoted price in an active market for identical assets or liabilities.

Level 2:
Fair value is estimated using inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly.

Level 3:
Fair value is estimated using unobservable inputs that are significant to the fair value of the assets or liabilities.

The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximate their fair value. The fair value of our debt as of December 31, 2019 was $203.1 million (Level 2). The carrying value of our debt as of December 31, 2019 was $205.0 million. The fair value of our debt was determined using discounted cash flow analysis based on market rates for similar types of borrowings. Upon closing of the IPO, we repaid the principal amount of our outstanding debt and had no debt outstanding as of September 30, 2020.
Note 4. Acquisitions
ZuluDesk B.V.
On February 1, 2019, the Company purchased all of the outstanding membership units of ZuluDesk B.V. (“ZuluDesk”) whose products are designed to offer a cost-effective mobile device management system for today’s modern digital classroom. ZuluDesk’s software complement the Company’s existing product offerings. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The final aggregate purchase price was approximately $38.6 million. This acquisition was funded by term debt, and borrowings under a revolving line of credit. The goodwill represents the excess of the purchase consideration over the fair value of the underlying net identifiable assets. The goodwill recognized in this acquisition is primarily attributable to the offerings in mobile device management of ZuluDesk and its assembled workforce. The goodwill is not deductible for income tax purposes.
The fair value of the separately identifiable intangible assets acquired, consisting of trademarks, customer relationships and developed technology, was estimated by applying an income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The weighted-average economic life of the intangible assets acquired is 7.0 years. For more details on the intangible assets, see Note 5.
Acquisition-related expenses were expensed as incurred and totaled nil and $0.9 million for the three and nine months ended September 30, 2019, respectively. These expenses were recognized as acquisition costs in general and administrative expenses. ZuluDesk contributed revenue and net income of $1.4 million and less than $0.1 million, respectively, during the three months ended September 30, 2019, excluding the effects of the acquisition and integration costs. ZuluDesk contributed revenue and net loss of $2.9 million and $0.5 million, respectively, during the nine months ended September 30, 2019, excluding the effects of the acquisition and integration costs. The Company used borrowings under the Prior Term Loan Facility to complete the acquisition. The Prior Term Loan Facility provided for borrowings of $175.0 million with a maturity date of November 13, 2022 under the Company’s secured credit agreement entered into November 13, 2017 (the “Prior Credit Agreement”), which was increased to $205.0 million on January 30, 2019 when the Company entered into that certain Amendment Agreement No. 1 to such Prior Credit Agreement and approximately $0.5 million of debt issuances costs were capitalized as a reduction in Debt on the balance sheet in connection with such increase.
The Company allocated the net purchase consideration to the net assets acquired, including finite-lived intangible assets, based on their respective fair values at the time of the acquisition as follows (in thousands):
Assets acquired:
Cash	$3,325
Other current assets	1,306
Long-term assets	154
Liabilities assumed:
Accounts payable and accrued liabilities	(419)
Deferred revenue	(3,050)
Deferred tax liability	(2,996)
Intangible assets acquired	12,310
Goodwill	28,000
Total purchase consideration	$38,630
Digita Security LLC
On July 26, 2019, the Company purchased all of the outstanding membership interests of Digita Security LLC (“Digita”). With this acquisition, Digita’s acquired technology complements the Company’s existing Apple management, authentication and account management solutions with a security offering to provide a more robust suite of capabilities and service offerings in the Apple enterprise market. The Company accounted for the acquisition by applying the acquisition method of accounting for business combinations in accordance with ASC Topic 805. The acquisition aggregate purchase consideration totaled $14.4 million which included contingent purchase consideration with an estimated fair value of $9.0 million and the remainder provided for with cash. Acquisition-related expenses were expensed as incurred. Goodwill in the amount of $1.7 million is deductible for income tax purposes.

The maximum contingent consideration is $15.0 million if the acquired business achieves certain revenue milestones by December 31, 2022. The estimated fair value of these contingent payments is determined using a Monte Carlo simulation model, which uses Level 3 inputs for fair value measurements, including assumptions about probability of growth of subscription services and the related pricing of the services offered. During the three and nine months ended September 30, 2020, the fair value of the contingent consideration was increased by $0.6 million and decreased by $3.1 million, respectively, which is included in general and administrative expenses in the consolidated statement of operations. The adjustment for the three months ended September 30, 2020 primarily reflects updated assumptions about probability of growth of subscription services. The adjustment for the nine months ended September 30, 2020 primarily reflects updated assumptions about the probability of change in control in light of our IPO, as well as updated assumptions about probability of growth of subscription services. At September 30, 2020 and December 31, 2019, the fair value of the contingent consideration was $6.1 million and $9.2 million, respectively, which is included in other liabilities in the consolidated balance sheet.
In addition, the terms of the purchase agreement provide for additional future payments to the Digita shareholders in the amount of up to $5.0 million if certain key employees continue their employment with the Company through December 31, 2020, which is recognized as a compensation expense in our consolidated statement of operations. The Company recognized as expense $0.9 million and $4.1 million during the three and nine months ended September 30, 2020, respectively.
The fair value of the acquired developed technology was estimated by discounting future net cash flows to their present value at market-based rates of return (income approach). The estimated useful life of the acquired developed technology is estimated to be 5 years. For more details on the Company’s intangible assets, see Note 5. Pro forma results of operations for this acquisition were not presented as the effects were not material to our financial results.
The following table summarizes the fair value of consideration transferred and the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):
Assets acquired:
Cash	$512
Other current assets	1
Long-term assets	12
Liabilities assumed:
Accounts payable and accrued liabilities	(119)
Intangible assets acquired	3,300
Goodwill	10,673
Total purchase consideration	$14,379
Note 5. Goodwill and other intangible assets
The change in the carrying amount of goodwill is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Goodwill, beginning of period	$539,818	$529,145	$539,818	$501,145
Goodwill acquired	—	10,673	—	38,673
Goodwill, end of period	$539,818	$539,818	$539,818	$539,818

The gross carrying amount and accumulated amortization of intangible assets other than goodwill are as follows:
	Useful Life	Gross Value	Accumulated Amortization	Net Carrying Value	Weighted- Average Remaining Useful Life
		(in thousands)
Trademarks	1 – 8 years	$34,320	$9,167	$25,153	5.8 years
Customer relationships	2 – 12 years	214,320	37,564	176,756	9.7 years
Developed technology	5 years	53,560	20,419	33,141	3.2 years
Non-competes	2 years	90	41	49	1.1 years
Balance, December 31, 2019		$302,290	$67,191	$235,099
Trademarks	8 years	$34,320	$12,383	$21,937	5.1 years
Customer relationships	2 – 12 years	214,320	51,259	163,061	9.0 years
Developed technology	5 years	53,560	28,453	25,107	2.4 years
Non-competes	2 years	90	75	15	0.3 years
Balance, September 30, 2020		$302,290	$92,170	$210,120
Amortization expense was $8.3 million for both the three months ended September 30, 2020 and 2019. Amortization expense was $25.0 million and $24.5 million for the nine months ended September 30, 2020 and 2019, respectively.
There were no impairments to goodwill or intangible assets recorded for the three and nine months ended September 30, 2020 and 2019.
Note 6. Debt
See Note 1 for information on the early extinguishment of debt upon closing of the IPO.
On July 27, 2020, the Company entered into a new secured credit agreement (the “New Credit Agreement”) for an initial revolving credit facility of $150.0 million (the “New Revolving Credit Facility”), which may be increased or decreased under specific circumstances, with a $25.0 million letter of credit sublimit and a $50.0 million alternative currency sublimit. In addition, the New Credit Agreement provides for the ability of the Company to request incremental term loan facilities, in a minimum amount of $5.0 million for each facility. The maturity date of the New Credit Agreement is July 27, 2025. The New Credit Agreement contains customary representations and warranties, affirmative covenants, reporting obligations, negative covenants and events of default. We were in compliance with such covenants at September 30, 2020. As of September 30, 2020, we had $1.0 million of letters of credit outstanding under our New Revolving Credit Facility. In the third quarter of 2020, the Company recorded debt issuance costs of $1.3 million, which is amortized to interest expense over the term of the New Credit Agreement. As of September 30, 2020, debt issuance costs of $1.2 million are included in other assets on the consolidated balance sheets.
The interest rates applicable to revolving borrowings under the New Credit Agreement are, at the Company’s option, either (i) a base rate, which is equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate (subject to a floor) for a one month interest period (each term as defined in the New Credit Agreement) plus 1%, or (ii) the Adjusted LIBO Rate (subject to a floor) equal to the LIBO Rate for the applicable interest period multiplied by the Statutory Reserve Rate, plus in the case of each of clauses (i) and (ii), the Applicable Rate. The Applicable Rate (i) for base rate loans range from 0.25% to 1.0% per annum and (ii) for LIBO Rate loans range from 1.25% to 2.0% per annum, in each case, based on the Senior Secured Net Leverage Ratio

(as such term is defined in the New Credit Agreement). Base rate borrowings may only be made in dollars. The Company pays a commitment fee during the term of the New Credit Agreement ranging from 0.20% to 0.35% per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio.
Note 7. Commitments and Contingencies
Operating Leases
The Company leases office facilities and office equipment under operating leases that expire at various dates through February 2030. The office facility leases require annual base rent, plus real estate taxes, utilities, insurance and maintenance costs. Total rent expense, including the Company’s share of the lessors’ operating expenses, was $1.3 million and $1.0 million for the three months ended September 30, 2020 and 2019, respectively, and $4.0 million and $3.0 million for the nine months ended September 30, 2020 and 2019, respectively. Certain of these leases are with a related party. Rent expense with related parties, including the Company’s share of the lessors’ operating expenses, was $0.3 million for both the three months ended September 30, 2020 and 2019 and $0.8 million and $0.7 million for the nine months ended September 30, 2020 and 2019, respectively.
Hosting Services and Other Support Software Agreements
The Company has various contractual agreements for hosting services and other support software. In March 2020, the Company entered into a new contractual agreement with an unrelated party for hosting services. As of September 30, 2020, future payments related to this contract are $2.1 million for the remainder of 2020, $9.3 million in 2021, $12.0 million in 2022 and $3.2 million in 2023.
Contingencies
From time to time, the Company may be subject to various claims, charges and litigation. The Company records a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company maintains insurance to cover certain actions and believes that resolution of such claims, charges, or litigation will not have a material impact on the Company’s financial position, results of operations, or liquidity. The Company had no material liabilities for contingencies recorded as of September 30, 2020 and December 31, 2019.
Note 8. Net Loss per Share
The following table sets forth the computation of basic and diluted net loss per share:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except share and per share amounts)
Numerator:
Net loss	$(5,093)	$(4,670)	$(13,806)	$(21,351)
Denominator:
Weighted-average shares used to compute net loss per share, basic and diluted	113,203,074	102,791,023	106,333,836	102,727,198
Basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.13)	$(0.21)
Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because we have reported a net loss for the three and nine months ended September 30, 2020 and 2019, the number of shares used to calculate diluted net loss per common share is the same as the number of shares used to calculate basic net loss per common share because the potentially dilutive shares would have been antidilutive if included in the calculation.

The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding because such securities have an antidilutive impact due to losses reported:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Stock options outstanding	7,727,158	5,913,820	7,727,158	5,913,820
Unvested restricted stock units	1,291,056	25,520	1,291,056	25,520
Total potentially dilutive securities	9,018,214	5,939,340	9,018,214	5,939,340
Note 9. Long-term incentive plan
In 2018, the Company established a long-term incentive plan for certain employees. Under the plan, the employees will receive cash payments upon achievement of the same conditions of the Company’s return target options. In conjunction with the IPO, the conditions of the long-term incentive plan were modified to also vest following an IPO and registration and sale of shares by Vista provided that Vista achieves a cash return on its equity investment in the Company equaling or exceeding $1.515 billion. As of September 30, 2020 and December 31, 2019, the Company had established a pool for executed individual agreements with employees to pay $7.0 million and $5.9 million, respectively, upon achievement of the plan conditions. Consistent with the return target options, as of September 30, 2020 and December 31, 2019, no expense or liability has been recognized as the conditions for payment have not occurred.
Note 10. Share-based compensation
On July 21, 2020, the Company adopted the Jamf Holding Corp. Omnibus Incentive Plan (the “2020 Plan”). The 2020 Plan provides for grants of (i) stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance awards, (v) other share-based awards and (vi) other cash-based awards to eligible employees, non-employee directors and consultants of the Company. The maximum number of shares of common stock available for issuance under the 2020 Plan is 14,800,000 shares. In conjunction with the closing of the IPO, our Board granted awards under the 2020 Plan to certain of our employees, representing an aggregate of 1,256,538 shares of common stock. At September 30, 2020, 13,545,464 shares of common stock are reserved for additional grants under the Plan.
The 2017 Stock Option Plan (“2017 Option Plan”) became effective November 13, 2017, upon the approval of the board of directors and serves as the umbrella plan for the Company’s stock-based and cash-based incentive compensation program for its officers and other eligible employees. The aggregate number of shares of common stock that may be issued under the 2017 Option Plan may not exceed 8,470,000 shares. At September 30, 2020, 128,928 shares of common stock are reserved for additional grants under the Plan. All stock options granted by the Company were at an exercise price at or above the estimated fair market value of the Company’s common stock as of the grant date. No options were granted during the nine months ended September 30, 2020.

The table below summarizes return target options activity for the nine months ended September 30, 2020:
	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2019	3,687,664	$6.75	8.8	$29,908
Granted	—	—
Exercised	—	—		—
Forfeitures	—	—
Outstanding, September 30, 2020	3,687,664	$6.75	8.0	$113,786
Options exercisable at September 30, 2020	—	$—	—	$—
Vested or expected to vest at September 30, 2020	—	$—	—	$—
There was approximately $33.0 million of unrecognized compensation expense related to these return target options at September 30, 2020.
Restricted stock unit (“RSU”) activity for the nine months ended September 30, 2020 is as follows:
	Units	Per Unit Fair Value
Outstanding, December 31, 2019	36,520	$12.60
Granted	1,262,308	26.00
Restrictions lapsed	—	—
Forfeited	(7,772)	26.00
Outstanding, September 30, 2020	1,291,056	$25.62
RSUs under the 2020 Plan vest ratably over four years. RSUs under the 2017 Option Plan vest 100% on the one-year anniversary of the date of the grant. The estimated compensation cost of each RSU, which is equal to the fair value of the award on the date of grant, is recognized on a straight-line basis over the vesting period. There was $31.1 million of total unrecognized compensation cost related to unvested restricted stock that is expected to be recognized over a weighted average period of 3.8 years at September 30, 2020.
The table below summarizes the service-based option activity for the nine months ended September 30, 2020:
	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2019	4,073,286	$5.65	8.1	$37,520
Granted	—	—
Exercised	(33,792)	5.49		498
Forfeitures	—	—
Outstanding, September 30, 2020	4,039,494	$5.65	7.3	$129,098
Options exercisable at September 30, 2020	2,400,693	$5.50	7.2	$77,080
Vested or expected to vest at September 30, 2020	4,039,494	$5.65	7.3	$129,098

The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the optionholders had all optionholders exercised their options on the last date of the period. The total fair value of service-based options vested during the nine months ended September 30, 2020 was $1.1 million. There was $4.0 million of unrecognized compensation expense related to service based stock options that is expected to be recognized over a weighted average period of 1.9 years at September 30, 2020.
The Company recognized stock-based compensation expense as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Cost of revenue:
Subscription	$314	$38	$390	$156
Services	62	—	62	—
Sales and marketing	675	112	897	348
Research and development	523	99	821	284
General and administrative	754	349	1,733	1,028
	$2,328	$598	$3,903	$1,816
Note 11. Income taxes
The Company’s effective tax rates for the three months ended September 30, 2020 and 2019 were 26.7% and 23.1%, respectively. The effective tax rate for the three months ended September 30, 2020 was impacted by $1.4 million of discrete income tax benefit primarily related to the loss on debt extinguishment. The Company’s effective tax rates for the nine months ended September 30, 2020 and 2019 were 27.0% and 23.6%, respectively. The effective tax rate for the nine months ended September 30, 2020 was higher than the prior year period due to research and development credits, the final Global Intangible Low Taxed Income (“GILTI”) high-tax exclusion regulation released on July 20, 2020 and a change in valuation allowance on foreign deferred tax assets related to a merger of subsidiaries. The effective tax rate for the nine months ended September 30, 2020 was impacted by $1.6 million of discrete income tax benefit primarily related to the loss on debt extinguishment and the impact of the net operating loss carryback and interest limitation changes related to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
On March 27, 2020, the CARES Act was signed into law. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of social security taxes, the creation of certain refundable employee retention credits, and technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property. The Company anticipates it will benefit from the prior and future utilization of net operating losses and interest deductions. Beginning with pay dates on and after April 17, 2020, the Company has elected to defer the employer-paid portion of social security taxes, resulting in an accrual of $2.7 million as of September 30, 2020.
On July 20, 2020, Final Regulations were released with respect to the GILTI high-tax exclusion. The Final Regulations are effective for tax years starting after July 23, 2020, however, there may be availability for retroactive application back to tax years started after December 31, 2017. The Company has performed an analysis and determined there would be a benefit in both 2018 and 2019 for which a discrete item has been included in the third quarter of 2020 to reflect the impact of this benefit. In addition, we reduced our GILTI income as of the third quarter of 2020, the effect of which is reflected in the annual effective tax rate.

Note 12. Related-party transactions
The Company made pledges to the Jamf Nation Global Foundation (“JNGF”) of $0.1 million and $0.2 million for the three and nine months ended September 30, 2019, respectively. The Company did not make any pledges to JNGF for the three and nine months ended September 30, 2020. As of September 30, 2020 and December 31, 2019, the Company’s accrued liabilities related to JNGF pledges were $0.4 million and $1.0 million, respectively, which are included in accrued liabilities on the consolidated balance sheet.
The Company has an ongoing lease agreement for office space in Eau Claire, Wisconsin, with an entity in which a related party is a minority owner. See Note 7 for further discussion of this lease agreement.
Vista is a U.S.-based investment firm that controls the funds which own a majority of the Company. The Company has paid for consulting services and other expenses related to services provided by Vista and Vista affiliates. The total expenses incurred by the Company for these services with Vista were less than $0.1 million and $0.3 million for the three months ended September 30, 2020 and 2019, respectively, and $0.3 million and $0.9 million for the nine months ended September 30, 2020 and 2019, respectively. The Company had less than $0.1 million in accounts payable related to these expenses at September 30, 2020. The Company had no amounts in accounts payable related to these expenses at December 31, 2019.
The Company also has revenue arrangements with Vista affiliates. The Company recognized revenue related to these arrangements of $0.2 million for both the three months ended September 30, 2020 and 2019 and $0.8 million and $0.6 million for the nine months ended September 30, 2020 and 2019, respectively. The Company had $0.1 million in accounts receivable related to these agreements at September 30, 2020. The Company had no amounts in accounts receivable related to these agreements at December 31, 2019.
In addition, the Company pays for services with Vista affiliates in the normal course of business. The total expenses incurred by the Company for services with Vista affiliates were $0.2 million and $0.1 million for the three months ended September 30, 2020 and 2019 , respectively, and $0.5 million and $0.4 million for the nine months ended September 30, 2020 and 2019, respectively. The Company had less than $0.1 million in accounts payable related to these expenses at September 30, 2020. The Company had no amounts in accounts payable related to these expenses at December 31, 2019.
Prior to its termination and repayment in full on July 27, 2020, the Company had the Prior Term Loan Facility and, pursuant to the Company’s Prior Credit Agreement, a $15.0 million revolving credit facility with a maturity date of November 13, 2022 (the “Prior Revolving Credit Facility” and together with the Prior Term Loan Facility, the “Prior Credit Facilities”) with a consortium of lenders for a principal amount of $205.0 million and principal committed amount of $15.0 million, respectively. At December 31, 2019, affiliates of Vista held $34.9 million of the Prior Term Loan Facility and there were no amounts drawn on the Prior Revolving Credit Facility. During the three months ended September 30, 2020 and 2019, affiliates of Vista were paid $0.5 million and $0.8 million, respectively, in interest on the portion of the Prior Term Loan Facility held by them. During the nine months ended September 30, 2020 and 2019, affiliates of Vista were paid $2.1 million and $2.8 million, respectively, in interest on the portion of the Prior Term Loan Facility held by them.

10,000,000 Shares
Jamf Holding Corp.
Common Stock
Goldman Sachs & Co. LLC
J.P. Morgan
BofA Securities
Barclays

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the FINRA filing fee.
SEC registration fee	$42,270
FINRA fee	58,616
Printing expenses	100,000
Legal fees and expenses	400,000
Accounting fees and expenses	75,000
Miscellaneous expenses	—
Total expenses	$675,886

Item 14.
Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the  request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.
We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act of 1933 or otherwise.
Item 15.
Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
Since we were incorporated on September 28, 2017, we have made sales of the following unregistered securities:
•
On November 13, 2017, we issued an aggregate of 92,059,664 shares of common stock to funds managed by affiliates of Vista Equity Partners, or Vista, for aggregate total consideration of $505.0 million in connection with Vista acquiring JAMF Holdings, Inc.

•
On November 13, 2017, we issued an aggregate of 10,240,346 shares of common stock to certain rollover investors, including certain of our officers and employees, in connection with Vista’s acquisition of JAMF Holdings, Inc.

•
Between November 13, 2017 and September 30, 2020, we granted 8,813,560 stock options, of which 7,742,158 are outstanding, with strike prices ranging from $5.49 to $8.70.

•
Between November 13, 2017 and September 30, 2020, we issued an aggregate of 562,394 shares of our common stock to directors, executive officers and employees for aggregate total consideration of $2.8 million.

•
Between November 13, 2017, and September 30, 2020, we issued restricted stock units for an aggregate of 88,800 shares of our common stock (of which 36,520 are unvested) to two of our directors.

•
the issuance of 85,880 shares of common stock in the private placement.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act of 1933 or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16.
Exhibits and Financial Statement Schedules.

(i)
Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Second Amended and Restated Certificate of Incorporation of Jamf Holding Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2020)
3.2	Amended and Restated Bylaws of Jamf Holding Corp. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2020)
4.1	Registration Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 27, 2020)
5.1	Opinion of Kirkland & Ellis LLP
10.1	Credit Agreement, dated as of July 27, 2020, among JAMF Holdings, Inc., as borrower, Juno Intermediate, Inc., as a guarantor, Juno Parent, LLC, as a guarantor, the other loan parties thereto, the lenders party thereto from time to time and JPMorgan Chase Bank N.A., as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2020)
10.2	Master Services Agreement, effective as of November 13, 2017, by and between Vista Consulting Group, LLC and JAMF Holdings, Inc. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
10.3+	Letter Agreement, dated as of October 20, 2017, between JAMF Holdings, Inc. and Dean Hager (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
10.4+	Letter Agreement, dated as of November 20, 2017, between JAMF Holdings, Inc. and Jill Putman (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
10.5+	Letter Agreement, dated as of November 20, 2017, between JAMF Holdings, Inc. and John Strosahl (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (333-239535) filed with the SEC on June 29, 2020)
10.6+	Jamf Holding Corp. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (No. 333-240087) filed with the SEC on July 24, 2020)
10.7+	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
10.8+	Form of Restricted Shares Award Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
10.9+	Form of Stock Appreciation Rights Award Agreement (incorporated by reference Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)

Exhibit Number	Description
10.10+	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
10.11+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1(No. 333-239535) filed with the SEC on June 29, 2020)
10.12	Amended and Restated Director Nomination Agreement, dated September 1, 2020, by and among the Company and the signatories party thereto (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on September 2, 2020)
10.13+	Amended and Restated Jamf Holding Corp. Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-8 (No. 333-240087) filed with the SEC on July 24, 2020)
10.14+	Form of Amended and Restated Jamf Holding Corp. Stock Option Plan Grant Agreement (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (No. 333-239535) filed with the SEC on June 29, 2020)
21.1	List of subsidiaries of Jamf Holding Corp.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)
23.3	Consent of Frost & Sullivan
24.1	Powers of attorney (included on signature page)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

+
Indicates a management contract or compensatory plan or arrangement.

(ii)
Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.
Item 17.
Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;
(2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on November 16, 2020.
JAMF HOLDING CORP.
By:	/s/ Dean Hager Name: Dean Hager
Title: Chief Executive Officer
POWER OF ATTORNEY
The undersigned directors and officers of Jamf Holding Corp. hereby appoint each of Jeff Lendino, Ian Goodkind and Jill Putman, as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Dean Hager Dean Hager	Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2020
/s/ Jill Putman Jill Putman	Chief Financial Officer (Principal Financial Officer)	November 16, 2020
/s/ Ian Goodkind Ian Goodkind	Chief Accounting Officer (Principal Accounting Officer)	November 16, 2020
/s/ Betsy Atkins Betsy Atkins	Director	November 16, 2020
/s/ David A. Breach David A. Breach	Director	November 16, 2020
/s/ Andre Durand Andre Durand	Director	November 16, 2020

Signature	Title	Date
/s/ Michael Fosnaugh Michael Fosnaugh	Director	November 16, 2020
/s/ Charles Guan Charles Guan	Director	November 16, 2020
/s/ Kevin Klausmeyer Kevin Klausmeyer	Director	November 16, 2020
/s/ Brian Sheth Brian Sheth	Director	November 16, 2020
/s/ Martin Taylor Martin Taylor	Director	November 16, 2020